Exhibit 15.3

SIGNET

Signet Group plc

Annual Report & Accounts
53 weeks ended 3 February 2007

The world's largest speciality retail jeweller

KAY JEWELERS

JARED The Galleria Of Jewelry

H.SAMUEL THE JEWELLER

Ernest Jones THE DIAMOND & WATCH SPECIALIST

The world’s largest speciality retail jeweller

2006/07 Group performance
at constant
exchange rates
			reported	on a 52 week
			53 weeks	basis
•	Like for like sales:		up 4.8%	up 5.4%
•	Sales:	£1,893.2m	up 8.0%	up 9.9%(1)
•	Operating profit:	£221.4m	up 6.3%	up 9.2%(1)
•	Profit before tax:	£213.2m	up 6.4%	up 9.3%(1)
•	Earnings per share(2):	8.2p	up 9.3%	up 11.0%(1)
•	Dividend per share(3):	3.6p	up 9.1%

•	Return on capital employed(2):	22.8%	up from 22.4%
•	Gearing(2):	13.4%	up from 11.2%

(1)	See page 32 for reconciliation to Adopted IFRS numbers.
(2)	Earnings per share, return on capital employed and gearing are defined on page 126.
(3)	Final dividend translated at US$/£ exchange rate as at 17 April 2007.
(4)	53 week year.
(5)	Based on Historic UK GAAP, restated for Adopted IFRS, and not subject to audit.

1

Annual Report & Accounts
53 weeks ended 3 February 2007

Contents

2	Chairman’s statement	74	Statement of directors’ responsibilities
3	Group Chief Executive’s review	75	Independent auditor’s report to the members of Signet Group plc
7	Five year financial summary	76	Consolidated income statement
8	US operating review	77	Consolidated balance sheet
18	UK operating review	78	Consolidated cash flow statement
24	Description of property & Group employees	79	Consolidated statement of recognised income and expense
25	Key performance indicators	80	Notes to the accounts including US GAAP reconciliation
29	Financial review	117	Shareholder information
39	Risk and other factors	123	Selected financial data
46	Directors, officers and advisers	125	Quarterly results (unaudited)
48	Report of the directors	126	Definitions
50	Corporate governance statement	127	Glossary of terms
55	Social, ethical & environmental matters	128	Shareholder contacts
60	Directors’ remuneration report	129	Index
		130	Cross reference to Form 20-F

Signet Group plc is an English public limited company, whose shares are listed on the London Stock Exchange (under the symbol “SIG”) and whose American Depositary Shares are listed on the New York Stock Exchange (under the symbol “SIG”).

This document comprises the Annual Report & Accounts of the Group in accordance with United Kingdom requirements. It includes information that is required by the US Securities and Exchange Commission (“SEC”) for the Group’s US annual filing on Form 20-F. This information may be updated or supplemented at the time of the filing of that document with the SEC or later amended if necessary. This document does not constitute Form 20-F. A copy of the Form 20-F is available on the SEC website at www.sec.gov/edgar.shtml.

In this Annual Report:

2002/03 refers to the 52 weeks ended 1 February 2003;
2003/04 refers to the 52 weeks ended 31 January 2004;
2004/05 refers to the 52 weeks ended 29 January 2005;
2005/06 refers to the 52 weeks ended 28 January 2006;
2006/07 refers to the 53 weeks ended 3 February 2007; and
2007/08 refers to the 52 weeks ending 2 February 2008.

For financial years commencing on or after 1 January 2005 UK listed companies are required to report in accordance with International Financial Reporting Standards as adopted by the European Union (“Adopted IFRS”). The Group therefore now prepares its results under Adopted IFRS and this Annual Report contains audited and restated comparative information for 2004/05 and 2005/06. Where amounts are given for 2003/04 and 2002/03, they are based on audited UK GAAP amounts as at 29 January 2005 (“Historic UK GAAP”), restated for Adopted IFRS and are unaudited.

Cautionary statement regarding forward-looking statements
The Company desires to take advantage of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995 with respect to the forward-looking statements about its financial performance and objectives in this Annual Report. Readers are referred to “Risk and other factors” on pages 39 to 45.

The Provision of Section 463 of the Companies Act 2006 applies to the Report of the directors and the Directors’ remuneration report (and any summary financial statement so far as derived from them) such that the directors shall be liable only to the Company for anything omitted from these statements or anything in them found to be untrue or misleading.

Signet Group plc Annual Report & Accounts 53 weeks ended 3 February 2007

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2

Chairman’s statement

Group performance
I am pleased to report that the Group achieved record profits in 2006/07. Financial highlights of the year included:

•	Sales up 8.0% to £1,893.2 million;
•	Profit before tax up 6.4% to £213.2 million; and
•	Earnings per share up 9.3% to 8.2p.

The US division substantially strengthened its position as the largest speciality retail jeweller in the US, continued to achieve sector-leading operating ratios and increased space by 11%, a little above the top end of its target range. Kay built further on its position as the leading US speciality jeweller by sales and Jared is now the number four brand in the sector. In a trading environment that continued to be challenging, the UK division achieved a solid increase in operating profit and an improved operating margin.

During 2006/07 the Group again made good progress towards its objectives which are to:

•	continue to achieve sector leading performance standards on both sides of the Atlantic;
•	increase store productivity in the US and the UK;
•	grow new store space in the US; and
•	maintain a strong balance sheet.

Signet has been a member of the FTSE4Good Index since it was established, and endeavours to meet its changing criteria. During the year the Group continued to support the activities of the Council for Responsible Jewellery Practices and the World Diamond Council, as we believe this to be the best and most effective way to achieve improvements in the sector’s supply chain with regard to social, ethical and environmental issues. The Group has recently written to most of its suppliers of diamond and gold jewellery highlighting the importance we place on a responsibly managed supply chain and reminding them of the expectations we have of them. The Group also takes its environmental responsibilities seriously and seeks opportunites to improve its performance.

The Group’s distribution policy is regularly reviewed by the Board taking into account earnings, cash flow, gearing and the needs of the business. On 5 February 2007 the redenomination of the Company’s share capital became effective, therefore the final dividend will be declared in US dollars. The Board is pleased to recommend a final dividend of 6.317 cents per share (2005/06: 2.8875p) . Based on the exchange rate on 17 April 2007, this represents a total dividend for the year of 3.6p, an increase of 9.1% (see Report of the directors and note 10). A £50 million share repurchase programme was announced in July 2006 and this has now been substantially completed.

Current trading
Since the start of the financial year the trading environment in the US appears to have weakened somewhat. As a result, in the year to date, the US business has experienced a low single digit like for like sales increase on an underlying basis, after taking into account the adverse weather disruption over Valentine’s Day and the benefit of the timing of promotional events. The strong competitive advantages of the division means it continues to be well positioned to gain further market share. The US bad debt performance remains comfortably within the range of the last ten years. In the UK, like for like sales growth has strengthened a little from the performance of last year, although the marketplace remains challenging. On both sides of the Atlantic, a tight control of costs has been maintained.

People
I would like to thank our staff and management for their invaluable contribution to the continued success of the Group. In particular, James McAdam who stood down as Chairman in June 2006, deserves special thanks for his long and invaluable service to the Group. I am pleased to report that he has recovered from the illness that prevented him from attending the 2006 annual general meeting.

Malcolm Williamson
Chairman
18 April 2007

Signet Group plc Annual Report & Accounts 53 weeks ended 3 February 2007

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3

Group Chief Executive’s review

Group results
In the 53 weeks to 3 February 2007 total sales rose by 11.5% at constant exchange rates (see page 32); the reported increase was 8.0% to £1,893.2 million (2005/06: £1,752.3 million). Total sales were adversely impacted by 3.5% due to the movement in the average US dollar/pound sterling exchange rate from $1.80/£1 to $1.88/£1 but benefited from the 53rd week which contributed 1.6% to Group sales (see page 32). Like for like sales advanced by 4.8%, with US sales negatively affected by a change in timing of a Valentine’s Day 2007 promotional event which moved into the first week of 2007/08. On a 52 week basis to 27 January 2007, which was not affected by this promotional timing difference, like for like sales were up by 5.4% .

Operating profit increased by 10.1% at constant exchange rate (see page 32); the reported increase was 6.3% to £221.4 million (2005/06: £208.2 million). The 53rd week contributed £1.8 million to Group operating profit. Operating margin was 11.7% (2005/06: 11.9%) . Profit before tax was up by 10.1% at constant exchange rates (see page 32) and by 6.4% on a reported basis to £213.2 million (2005/06: £200.4 million), the 53rd week contributing £1.5 million. The tax rate was 33.6% (2005/06: 34.7%) . Earnings per share rose by 12.3% at constant exchange rates (see page 32) and by 9.3% on a reported basis to 8.2p (2005/06: 7.5p), the 53rd week contributing 0.1p.

The balance sheet remains strong and gearing (net debt to total equity) at 3 February 2007 was 13.4% (28 January 2006: 11.2%) . Total investment in fixed and working capital during the year was £158.5 million (2005/06: £147.1 million), predominantly to fund the record number of new stores opened. The return on capital employed (“ROCE”) improved to 22.8% (2005/06: 22.4%) .

US division
During 2006/07 significant progress was made in implementing the division’s strategy of:

•	gaining further profitable market share;
•	achieving above sector average like for like sales growth; and
•	increasing new store space by 8% – 10% per annum.

Total dollar sales increased by 14.9% (13.2% on a 52 week basis, see page 32). The division significantly outperformed the total US jewellery market which grew by 7.1% to $63.1 billion in calendar 2006 (2005: $58.9 billion, Source: US Department of Commerce); its share of the speciality jewellery market was 8.8% (2005: 8.2%) . The division’s like for like sales rose by 6.2% (on a 52 week basis to 27 January 2007, which was not impacted by the change in timing of a Valentine’s Day promotional event, like for like sales were up by 7.0%) ..

Operating profit rose by 8.6% at constant exchange rates (see page 32). On a reported basis operating profit increased by 4.0% to £173.8 million (2005/06: £167.1 million). The commencement of television advertising for Valentine’s Day 2007 in the last week of 2006/07, with the related sales benefit occurring in 2007/08, meant that the 53rd week did not contribute to operating profit.

As part of the $1 billion five year expansion programme announced last year, new store space grew by 11% (2005/06: 9%), slightly above the 8% – 10% target range. This was the largest annual increase since the acquisition of Marks & Morgan in 2000/01. Compound annual growth in new store space over the last five years has been 8%. While Jared accounted for the majority of the space growth over this period, Kay has increased its store base by almost 25% since 3 February 2002. Over the longer term the US division has the potential to almost double store space within the three existing formats of Jared, Kay and the regional brands.

Where appropriate, acceleration of the US division’s growth through acquisitions will be considered. However, as always, the Group’s strict operational and financial criteria will be applied to any such opportunities.

UK division
The UK division’s strategy remains to:

•	improve store productivity and operating margin;
•	lift the average transaction value; and
•	increase diamond participation in the sales mix.

Whilst the retail environment remained challenging, UK operating profit rose 12.0% to £55.0 million (2005/06: £49.1 million), the 53rd week contributing £1.8 million. Like for like sales were up by 1.2% . The division achieved a healthy operating margin of 11.4%, a good ROCE of 32.7% and strong cash flow. Notwithstanding the demanding trading conditions, the average transaction value was up by 10.5% to £63 (2005/06: £57) and diamond sales increased to 30% (2005/06: 29%) of the product mix.

In 2006/07, there was a significant initiative to further differentiate the division’s brands within the marketplace by implementing a greater focus on jewellery collections, exclusive ranges and the assortment of diamond merchandise offered. The business continued to emphasise customer service with the launch of major new staff training programmes. The development of television advertising continued with H.Samuel moving to national coverage, and Ernest Jones maintaining a similar level to the prior year. While the number of stores remodelled during the year was fewer than in 2005/06, it was in line with the normal refurbishment cycle. In implementing these initiatives the division continued to draw on the US business’ best practice and experience.

Signet Group plc Annual Report & Accounts 53 weeks ended 3 February 2007

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4

Group Chief Executive’s review (continued)

Business reviews

US division (75% of Group sales)
Details of the US division’s results are set out below:

				Change at
				constant
	2006/07	2005/06	Change	exchange	Like for like
	53 weeks	52 weeks	reported	rates(1)	change
	£m	£m	%	%	%

Sales	1.410.7	1,282.7	10.0(2)	14.9	6.2(3)
Operating profit	173.8	167.1	4.0(2)	8.6
Operating margin	12.3%	13.0%
ROCE	21.5%	22.4%

(1)	See page 32 for reconciliation of impact of exchange rates.
(2)	The 53rd week contributed 1.7% to sales and had no impact on operating profit, see page 32
(3)	Like for like sales for the 52 weeks to 27 January 2007, which were not impacted by a change in timing of a Valentine’s Day promotion, were 7.0%.

Financial performance
The operating margin of 12.3% remained within the range of the last five years (2005/06: 13.0%) . Expense leverage of 70 basis points from like for like sales growth partly offset the impact of additional immature space of 50 basis points as well as the adverse effect of both the movement in gross margin percentage of 70 basis points and the 53rd week of 20 basis points.

Expense leverage was curtailed by an above normal level of increase in healthcare costs, freight charges and property taxes. The bad debt charge was 2.8% of total sales (2005/06: 3.0%) . The proportion of sales through the in-house credit card was 51.7% (2005/06: 51.6%) .

The movement in gross margin percentage reflected the adverse impact of higher commodity costs, changes in mix and a slightly more competitive pricing environment in the fourth quarter. In 2006/07 gold prices increased significantly, however, diamond prices were broadly stable. The variance in mix reflected the growth of Jared and an increase in diamond participation, both of which are driving like for like sales growth and expense leverage. All of these factors were partly offset by supply chain initiatives, and selective pricing changes predominantly implemented in the second quarter of 2006/07.

ROCE was 21.5% (2005/06: 22.4%) reflecting the additional investment in an 11% increase in space. The proportion of stores under six years old in 2006/07 was 32% compared to 22% in 2001/02 (treating the acquired Marks & Morgan sites as existing stores). The higher proportion of immature store space constrains the ROCE in the short term, but increases operating profit and drives future growth.

Store operations
During 2006/07 the first phase of an enhanced training system to develop customer service skills and product knowledge further, was introduced into the stores; the systems for training jewellery repair staff were improved; and a customer satisfaction index was included in the monthly performance indicators for each store. Store staff also received additional training on supply chain issues such as conflict diamonds and the environmental impact of gold mining.

Merchandising
Average unit selling prices in mall stores and Jared increased by 4% and 3% respectively, reflecting selective changes in retail prices as a result of increased commodity costs. This was partly offset by the rapid growth of the heavily promoted “Circle” and “Journey” merchandise, the latter being a new range launched in conjunction with a marketing campaign by the Diamond Trading Company. The right hand diamond ring selection was increased and the upper end of the diamond collection continued to be successfully developed. In Jared, the “Peerless Diamond” was introduced into all stores and the luxury watch ranges were further extended. The rough diamond sourcing trial, the objective of which is to secure additional reliable and consistent supplies of diamonds at a lower cost, was increased over the prior year and will be expanded further in 2007/08.

Marketing
Annual gross marketing spend amounted to 7.0% of sales (2005/06: 6.7%) . Dollar marketing expenditure increased by 21% reflecting the growth in total sales, the higher proportion of sales being generated by Jared and the impact of the commencement of television advertising for Valentine’s Day 2007 in the 53rd week. Further leverage of the “Every kiss begins with Kay” advertising campaign continued to help drive sales performance. The JB Robinson television advertising test was expanded to a further three markets; the other markets with regional brands continued to be supported by radio advertising. National cable television advertising was used by Jared stores for the first time during the holiday period and the “He went to Jared” campaign was further developed. It is expected that Jared will have sufficient scale to move to national network television advertising in the fourth quarter of 2007/08.

Kay Jewelers
Kay sales increased by 15.2% to $1,486.7 million (2005/06: $1,290.1 million). During the year a further net 51 stores were opened, bringing the total to 832. Following a successful three year trial of 31 sites, the roll-out of Kay stores in open-air retail centres began with 21 opened in 2006/07; a further 35 – 40 are planned for 2007/08. Due to the division’s strict real estate criteria, no new stores in metropolitan locations were opened in 2006/07; the three metropolitan locations opened in 2005/06 traded satisfactorily. The test of Kay stores in outlet centres started with four additional sites. A trial of a mall superstore format, drawing on the experience of Jared and the metropolitan store concept, was commenced in eleven locations during 2006/07. In September 2006 an e-commerce facility was successfully launched on the Kay website and will be developed further in 2007/08.

Regional brands
341 mall stores traded under strong regional brand names at 3 February 2007 with sales up 3.4% to $501.0 million (2006/07: $484.5 million). There are now 114 JB Robinson locations; 19 stores were rebranded to that format during 2006/07 as part of the test of local television advertising. The regional brands continue to significantly outperform the speciality jewellery sector average sales per store.

Signet Group plc Annual Report & Accounts 53 weeks ended 3 February 2007

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5

Jared The Galleria Of Jewelry
Jared sales were up by 24.4% to $664.4 million (2005/06: $534.2 million); the portfolilo of 135 stores, equivalent in space terms to about 550 mall stores, increased by 25 during 2006/07. The Jared concept again accounted for the majority of the Group’s space growth. The chain is immature with only 41% of stores having traded for five or more years. In their fifth year of trading the average sales of these stores was some $5.6 million, above the target level set at the time of the original investment. The average sales per store for those Jared locations that have been open for six years or more was $6.8 million in 2006/07. Jared’s average store contribution rate was broadly similar to that of the division as a whole.

In 2006/07, Jared entered nine new markets, the largest being Los Angeles. Representation was expanded in eight cities, including Boston, Chicago, Baltimore and Denver. It is planned to enter the major centres of New York and Philadelphia in 2007/08.

Real estate
The table below sets out the store numbers, net new openings and the potential number of stores by chain:

		Net		Planned net
	28 January	openings	3 February	openings
Number of stores	2006	2006/07	2007	2007/08	Potential

Kay
Mall	746	26	772	25-30	850+
Off-mall	31	21	52	35-40	500+
Outlet	1	4	5	5	50-100
Metropolitan	3	nil	3	nil	30+

	781	51	832	65-75	1,430+
Regionals	330	11	341	5	c.700
Jared	110	25	135	20-25	250+

Total	1,221	87	1,308	90-105	2,380+

Investment
In 2006/07 fixed capital investment was $101.1 million (2005/06: $88.4 million), including some $57 million related to new store space. In 2007/08 capital expenditure is planned to rise to about $135 million, including circa $65 million related to new space. The investment in working capital, that is inventory and receivables, associated with space growth amounted to some $119 million in 2006/07 and is expected to be higher in 2007/08. 59 stores were refurbished or relocated (2005/06: 57) with some 77 planned for 2007/08. During 2006/07, a two year project to increase the capacity of the distribution centre was completed on schedule.

Recent investment in the store portfolio, both fixed and working capital, is set out below:

	2006/07	2005/06	2004/05
	$m	$m	$m

New stores
Fixed capital investment	57	45	27
Working capital investment	119	96	76

Total investment	176	141	103
Other store fixed capital investment	30	28	29

Total store investment	206	169	132

UK division (25% of Group sales)
Details of the UK division’s results are set out below:

	2006/07		2005/06	Change		Like for like
	53 weeks		52 weeks			change
	£m		£m	%		%

Sales: H.Samuel	260.8		256.2	1.8		0.7
Ernest Jones	217.6		208.5	4.4		1.7
Other	4.1		4.9	(16.3)

Total	482.5		469.6	2.7	(1)	1.2

Operating profit	55.0	(1)	49.1	12.0	(1)
Operating margin	11.4%		10.5%
ROCE	32.7%		26.6%

(1)	The 53rd week contributed 1.5% to sales and 3.6% to operating profit, that is £1.8 million. See page 32 for reconciliation.

Financial performance
The UK division’s operating margin was 11.4% (2005/06: 10.5%) reflecting stable sales, tight management of gross margin and strict control of costs. Gross margin percentage increased by 30 basis points, the benefit from advantageous hedging positions and selective price increases more than offsetting higher commodity costs. Actions taken to reduce costs in early 2006 benefited the business throughout 2006/07 and resulted in a 40 basis point improvement to operating margin; the impact of the 53rd week was favourable by 20 basis points.

ROCE improved to 32.7% (2005/06: 26.6%), reflecting the high leverage of capital employed in the UK division.

Store operations
An improved customer service training programme called Amazing Customer Experience (“ACE”) was introduced in 2006/07 and will be developed further in 2007/08. Training for all tiers of store operations management took place to support the introduction of the ACE programme and to build general management skills. Opportunities for enhanced store procedures and employment practices were identified through a staff opinion survey. Store staff also received additional training on supply chain issues such as conflict diamonds and the environmental impact of gold mining.

Merchandising
The division focused on the development of jewellery collections and exclusive merchandise to further differentiate its brands in the marketplace. For example, in H.Samuel the Forever Diamond selection was increased, the Soulmate and Café diamond collections were introduced and there was a range of exclusive watches from Rotary. In Ernest Jones the Leo Diamond range was further expanded, the Vintage and Nature collections launched, a selection of “Journey” pieces tested and exclusive watches from manufacturers such as Emporio Armani stocked. Since 2001/02 diamond participation has risen from 17% to 23% in H.Samuel and from 33% to 38% in Ernest Jones. The average unit selling price in H.Samuel was £42 (2005/06: £38) and in Ernest Jones £163 (2005/06: £148); during the last five years average transaction values have increased by 35.4% and 36.9% respectively.

Signet Group plc Annual Report & Accounts 53 weeks ended 3 February 2007

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6

Group Chief Executive’s review (continued)

Marketing
For Christmas 2006 television advertising was successfully expanded to national coverage for H.Samuel and regional support continued for Ernest Jones at a similar level to 2005/06. H.Samuel was also supported by national newspaper advertising during December 2006. Gross marketing expenditure represented 3.1% of sales in 2006/07 (2005/06: 3.2%) . In September 2006 an e-commerce capability was launched on the Ernest Jones website as a complement to store-based customer service. The H.Samuel website is the most visited among speciality jewellery retailers according to Hitwise, while that of Ernest Jones is the third most visited; the e-commerce initiatives are meeting their investment targets.

Real estate and investment
During 2006/07 28 stores were refurbished or relocated, including two in the traditional design. At the year end 255 stores, mostly H.Samuel, traded in the modernised format. This type of store accounted for 44% of the UK division’s sales in 2006/07. During the year 11 H.Samuel and two Ernest Jones stores were closed, and one Ernest Jones opened. At the year end there were 581 stores (375 H.Samuel and 206 Ernest Jones). The level of store capital expenditure was £8 million (2005/06: £22 million), significantly less than the prior year reflecting the phasing of the normal store refurbishment cycle and only one new store opening.

Recent investment in the store portfolio is set out below:

Number of stores	2006/07	2005/06	2004/05

Store refurbishments and relocations	28	78	81
New H.Samuel stores	–	3	2
New Ernest Jones stores	1	5	7
Store fixed capital investment	£8m	£22m	£23m

The level of store refit is planned to be at a similar level in 2007/08, with some design enhancements to the Ernest Jones format being tested. Store capital expenditure is expected to increase to some £13 million, largely reflecting a planned higher level of investment in relocations and new stores.

Terry Burman
Group Chief Executive
18 April 2007

Signet Group plc Annual Report & Accounts 53 weeks ended 3 February 2007

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7

Five year financial summary

	2006/07 (1)	2005/06	2004/05	2003/04 (2)	2002/03 (2)
	£m	£m	£m	£m	£m

Income statement:
Sales	1,893.2	1,752.3	1,615.5	1,605.5	1,598.5
Cost of sales	(1,644.9)	(1,516.3)	(1,371.8)	(1,372.7)	(1,378.2)

Gross profit	248.3	236.0	243.7	232.8	220.3
Administrative expenses	(75.6)	(74.1)	(69.8)	(67.3)	(65.0)
Other operating income	48.7	46.3	38.6	37.6	38.6

Operating profit	221.4	208.2	212.5	203.1	193.9
Financing costs (net)	(8.2)	(7.8)	(8.6)	(10.4)	(14.0)

Profit before tax	213.2	200.4	203.9	192.7	179.9
Taxation	(71.7)	(69.6)	(69.1)	(69.4)	(65.3)

Profit for the period	141.5	130.8	134.8	123.3	114.6

Earnings per share(3)	8.2p	7.5p	7.8p	7.2p	6.7p
Dividends per share	3.60p (4)	3.30p	3.00p	2.50p	2.11p

Balance sheet:
Working capital	888.2	693.8	726.0	661.9	626.5
Total assets	1,505.1	1,471.0	1,310.3	1,265.5	1,239.5
Cash and cash equivalents	77.3	52.5	102.4	128.0	89.2
Short term debt	(2.8)	(151.1)	(53.1)	(61.7)	(55.3)
Long term debt	(192.9)	–	(132.8)	(146.2)	(174.0)
Total equity	886.3	878.9	771.7	700.2	646.8
Shares in issue (million)	1,713.6	1,738.8	1,735.6	1,726.2	1,713.8

Cash flow:
Capital expenditure	66.2	75.9	70.5	50.9	49.5
Investment in working capital	92.3	71.2	86.1	45.7	56.0
Depreciation and amortisation	50.3	46.2	41.7	40.4	37.8
Net debt(3)	(118.4)	(98.6)	(83.5)	(79.9)	(140.1)

Ratios:
Gearing(3)	13.4%	11.2%	10.8%	11.4%	21.6%
Return on capital employed(3)	22.8%	22.4%	26.3%	25.7%	24.9%
Fixed charge cover(3)	2.0x	2.0x	2.2x	2.1x	2.1x

Store data:
Stores numbers (at end of period)
US	1,308	1,221	1,156	1,103	1,050
UK	581	593	602	604	610
Percentage increase/(decrease) in like for like sales:
US	6.2%	7.1%	5.9%	4.6%	5.4%
UK	1.2%	(8.2)%	3.0%	5.5%	5.2%
Group	4.8%	2.4%	5.0%	4.9%	5.3%
Average sales per store (£’000s)(5)
US	1,068	1,072	976	1,028	1,074
UK	831	813	866	824	747
Number of employees (full-time equivalents)	16,836	15,652	15,145	14,502	14,160

(1)	53 week year. Impact of additional week shown on page 32.
(2)	Based on Historic UK GAAP, restated for Adopted IFRS, and are therefore unaudited.
(3)	Earnings per share, net debt, gearing, return on capital employed and fixed charge cover are defined on page 126.
(4)	Final dividend translated at US dollar to pound sterling exchange rate of 2.00, being the Noon Buying Rate on 17 April 2007.
(5)	Including only stores operated for the full financial period.

The financial data included in the Five year financial summary above has been derived, in part, from the consolidated accounts for such periods included elsewhere in this Annual Report. The financial data should be read in conjunction with the accounts, including the notes thereto, and the Financial review included on pages 29 to 38.

Further selected financial data is shown on pages 123 and 124. The accounts of the Group for 2006/07, 2005/06 and 2004/05 have been prepared in accordance with Adopted IFRS, which differs in certain respects from US GAAP. The Group took the exemption not to restate comparatives for IAS 32 ‘Financial instruments: disclosure and presentation’ and IAS 39 ‘Financial instruments: recognition and measurement’ in 2005/06. See pages 105 to 111 for information on the material differences between Adopted IFRS and US GAAP that affect the Group’s profit and shareholders’ equity. The data for 2003/04 and 2002/03 is based on Historic UK GAAP accounts restated for Adopted IFRS and is therefore unaudited.

Signet Group plc Annual Report & Accounts 53 weeks ended 3 February 2007

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US operating review

Overview
Signet’s US division is the largest speciality retail jeweller in the US with an approximate 8.8% (2005: 8.2%) share of the speciality jewellery market. It also became the largest speciality retail jeweller in North America during 2006/07. Total sales in 2006/07 were $2,652 million (2005/06: $2,309 million), being 75% of Group sales (2005/06: 73%).

The division targets the middle market through Kay Jewelers (“Kay”), which trades nationwide in malls and, increasingly, in outdoor shopping centres. Kay is the largest speciality retail jewellery brand in the US by sales and accounted for 42% (2005/06: 41%) of Group sales. The division also targets the middle market sector through a number of well established and recognised regional brands trading in malls. The regional stores amounted to 14% (2005/06: 15%) of Group sales.

The division’s off-mall destination superstores target the upper middle market and trade as Jared The Galleria Of Jewelry (“Jared”). The 135 stores are equivalent in space terms to some 550 of the Group’s mall stores. Jared, which accounts for 19% (2005/06: 17%) of Group sales, became the fourth largest US speciality retail jeweller by sales in 2006/07. It is by far the largest chain of middle market off-mall destination jewellery stores and the only one with national coverage. As a destination store Jared offers a wider selection of merchandise than mall stores at highly competitive prices.

Over the longer term, the division’s aim is to gain further profitable market share through like for like sales growth and by focusing on proven competitive advantages. It aims also to increase US new store space by between 8% – 10% per annum, with Jared accounting for the majority of the planned space growth.

Competitive advantages
Management attributes the division’s success to a range of competitive advantages in store operations, human resources, real estate, merchandising, marketing and credit operations. These advantages are reflected in above industry-average sales per store and operating profit margin. The principal competitive advantages are summarised below, and are explained in greater detail over the following pages.

•	Store operations and human resources
Experience demonstrates that a sales associate’s ability to communicate and explain the value and quality of merchandise plays a significant part in a retail jewellery purchase. Therefore, the US division has developed specialised training for its retail associates, and its size provides leverage of training resources and systems. The division now has at least one certified diamontologist in each of its stores and all store managers are required to be so qualified.

•	Real estate
Strict criteria are followed when evaluating real estate investment or lease renewal, and management believes that the quality of the store portfolio is superior to that of its competitors. The trading record and the strength of the Group balance sheet make Signet an attractive tenant.

• Merchandising
Management believes that Signet has a significant supply chain advantage compared to its competitors as it purchases merchandise at every stage of the supply chain. Significant experience within the merchandising staff, greater capacity, better systems and Signet’s financial strength facilitate providing superior value, quality and consistency to the consumer. At the same time an above average gross margin percentage compared with the sector is achieved. In 2005/06 a multi-year trial, involving the purchase and contract polishing of rough diamonds commenced. In 2006/07 it was expanded. This trial is still at an early stage and the US division continues to purchase about 50% of the diamonds it sells as loose polished diamonds, which are supplied to contract manufacturers who then produce finished jewellery merchandise. In 2007/08 it is planned that the capability to purchase rough diamonds will be taken to the next stage of development.

The division’s sophisticated merchandising systems test, track, forecast and respond to consumer preferences and assist in providing competitive advantage by ensuring high in-stock positions of key merchandising assortments. While offering a core merchandise selection within each brand, the division merchandises each store on an individual basis. The merchandising systems secure an increased turn of popular items, while minimizing inventory write-downs.

Signet Group plc Annual Report & Accounts 53 weeks ended 3 February 2007

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• Marketing
Management believes that television advertising is the most effective form of marketing. Kay is one of a very limited number of US speciality retail jewellery brands with a presence large enough to justify national television advertising. This form of advertising is advantageous as growth in the number of advertising impressions benefits all the stores in the chain rather than just those in a particular market; it also greatly assists entering new local markets. Ancillary benefits such as guarantees relating to audience levels, improved access to the best advertising slots and programme sponsorship opportunities can be gained.

Jared benefited from the roll-out of local television advertising, both network and cable, to all its markets between 2001/02 and 2005/06. For the 2006 Christmas season Jared had sufficient scale to use national cable television advertising together with local network television advertising. Jared is expected to have sufficient scale to use national network advertising for the 2007 Christmas season.

A trial of local television advertising for JB Robinson commenced in 2005/06 and was expanded in 2006/07.

• Credit operations
The ability to offer consumer credit provided by the division’s own in-house department rather than a third party provider is believed by management to be a competitive advantage in enabling sales. About 50% of the division’s sales utilise this facility.

Initiatives and developments in 2006/07
Actions taken during 2006/07 to strengthen the Group’s competitive position included:

Store operations and human resources
•	first phase of enhanced training system introduced;
•	inclusion of customer satisfaction index in monitoring of store by store performance; and
•	improved specialised jewellery repair training.

Real estate
•	increased number of Jared openings by 39% to 25;
•	accelerated expansion of Kay off-mall store format;
•	testing of Kay stores in outlet centres; and
•	introduction of a Kay superstore format in superior regional malls.

Merchandising
•	rough diamond sourcing trial expanded;
•	further development of the “right hand ring” category;
•	continued expansion of Leo Diamond assortments;
•	“Journey” diamond jewellery introduced in conjunction with a marketing initiative from the Diamond Trading Company;
•	“Circle” jewellery range expanded
•	a prestigious designer line, “Le Vian”, made available in all Kay locations;
•	luxury timepiece selection increased within Jared stores; and
•	the “Peerless Diamond” launched in all Jared locations.
Marketing
•	an increase in national television advertising for Kay;
•	national cable television advertising for Jared used for the first time in the fourth quarter of 2006/07;
•	continued development of local television advertisements for JB Robinson; and
•	the launch of an e-commerce capability for kay.com.

Initiatives and developments for 2007/08
Initiatives and developments planned for 2007/08 include:

Store operations and human resources
•	complete roll-out of enhanced training procedures;
•	continued focus on overall customer experience;
•	system and training enhancements to improve the repair service provided to customers;
•	improvements to recruiting processes;
•	roll-out of broadband communications infrastructure, and upgrade of internal store communications systems.

Real estate
•	space increase planned at top end of 8% -10% target range;
•	further acceleration in the number of Kay off-mall openings (up to 40 locations planned);
•	continued testing of Kay in outlet centres;
•	expansion in the number of Kay superstores; and
•	maintain the planned level of Jared openings in the range of 20-25 stores per annum.

Merchandising
•	further development of rough diamond sourcing capability;
•	expansion of the direct importing of merchandise;
•	evolution of “Journey” assortments;
•	continued expansion of Leo Diamond range; and
•	development of the Peerless Diamond range in Jared.

Marketing
•	further growth in Kay television advertising;
•	Jared is expected to move to national network television advertising for Christmas 2007;
•	continued development of JB Robinson television commercials; and
•	enhancement of the Kay website.

Marketplace
Total US jewellery sales, including watches and fashion jewellery, are estimated by the US Department of Commerce to have been $63.1 billion in calendar 2006 (2005: $58.9 billion). The US jewellery market has grown at a compound annual growth rate of 5.7% over the last 25 years and in calendar 2006 grew by 7.1% . Management believes that the jewellery category competes with other sectors, such as electronics, clothing and furniture, as well as travel and restaurants for consumers’ discretionary spending.

Signet Group plc Annual Report & Accounts 53 weeks ended 3 February 2007

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US operating review (continued)

Long term outlook
Jewellery sector sales have, over the longer term, grown faster than retail sales (source: US Department of Commerce and US Census Bureau) and the rate of growth accelerates and slows broadly in line with major non-food retail categories (see graph above). Management believes that a major contributor to the relationship with other non-food retail categories is that the majority of jewellery purchases are made in the middle mass market for bridal related or annual gift giving events. Jewellery sales outperformed other comparable sectors in the more buoyant late 1990’s, underperformed in 2001 and have performed in line with the selected other non-food retail categories over the last five years. Over the last ten years Signet’s total US dollar sales rose (including the acquisition of Marks & Morgan) at a compound annual growth rate of 11.6% compared to 4.8% for the jewellery sector as a whole.

The US retail jewellery industry is highly fragmented. The broader total US retail jewellery market includes formats such as department stores, discount outlets, television home shopping, internet retailers and general merchandise, apparel and accessory stores. The largest jewellery retailer, with an estimated 4.6% market share, is Wal-Mart Stores, Inc. (Source: National Jeweler) whose merchandise mix is believed to be markedly different to that of Signet’s US division. Signet is the second largest and has steadily grown its market share to 4.2% in calendar 2006, compared to 2.2% in calendar 1996 and 3.3% in calendar 2001.

Management believes that the long term outlook for jewellery sales is encouraging given the expected growth in disposable income and the increasing number of women in the work force. However, jewellery sales are still subject to fluctuations in the general level of retail sales.

Diamond jewellery sales
Diamond jewellery accounts for some 55% of total jewellery sales in the US market (Source: Diamond Information Centre). About 50% of worldwide diamond jewellery sales are made in the US according to the International Diamond Exchange. During the last ten years the industry growth in diamond jewellery sales has been 6.4% per annum compared to 4.5% for the total jewellery market. Diamond jewellery accounted for 72% of the US division’s sales in 2006/07, compared to 60% in 1996/97 and 67% in 2001/02.

Speciality jewellery sector
Speciality retailers accounted for 47.7% of the total jewellery market in calendar 2006 compared to 49.9% in calendar 1996 and 48.3% in 2001. The speciality jewellery sector grew by 6.7% in calendar 2006. The US division became the largest speciality jewellery retailer in the US in calendar 2005.

The US division has an 8.8% market share of the speciality sector and its largest direct competitor is Zale Corporation, which has a speciality market share of 7.4% . Competition is also encountered from a limited number of large regional retail jewellery chains, (only six other speciality jewellery retailers have more than $300 million sales, according to National Jeweler), and independent retail jewellery stores (including smaller regional chains with sales of less than $300 million) which accounted for in excess of 70% of the speciality market. Over the last ten years the larger chains have gained market share at the expense of the smaller operators (see table below).

Share of speciality jewellery market

	1999	2001	2005	2006

Signet US	5.2%	6.8%	8.2%	8.8%
Zale Corp. US(2)	6.5%	8.4%	7.8%	7.4%
Chains ranked 3-7(3)	9.5%	10.5%	10.1%	n.a.	(4)
Other speciality jewellers	78.8%	74.2%	73.9%	n.a.	(4)

(1)	market size based on US Census Bureau data
(2)	based on corporate announcements
(3)	based on estimates produced by National Jeweler
(4)	not yet available

In calendar 2006, the Jewelers Board of Trade estimated that there were some 23,778 speciality jewellery firms in the US, compared to 28,302 in 1996 and 25,753 in 2001, which is equivalent to a compound annual decrease of 1.7% since 1996. In 2006 the number of speciality firms declined by some 765, a fall of 3.1%, the greatest decline in more than ten years. The number of stores operated by the seven largest speciality jewellery retailers increased by about 1,100 over the ten years and reflects the continuing consolidation taking place in the sector. Signet’s US division accounted for about 40% of the increase in store numbers of the seven largest speciality jewellery retailers since 1996.

The process of consolidation provides a significant growth opportunity for those businesses with competitive advantages in the sector, and it is believed that Signet is well positioned to gain further market share.

Competitive strengths
The US division competes on the quality of its personal customer service; merchandise selection, availability and quality; and the value of its total offering. Brand recognition, trust and store locations are also competitive factors, as is the ability to offer private label credit card programmes to customers. The US division does not hold any material patents, licenses, franchises or concessions but has a range of trading agreements with suppliers, the most important being in regards of the Leo Diamond and luxury watches. The established trademarks and trade names of the division are essential to maintaining its competitive position in the retail jewellery industry.

Signet Group plc Annual Report & Accounts 53 weeks ended 3 February 2007

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Store operations and human resources
A retail jewellery sale normally requires face-to-face interaction between the customer and the sales associate, during which the items being considered for purchase are removed from the display cases and presented one at a time with their respective qualities explained to the customer. Consumer surveys indicate that a key factor in the retail purchase of jewellery is the customer’s confidence in the sales associate.

Customer satisfaction
A customer satisfaction index covering 12 criteria was introduced during 2005/06 in certain trial stores and was expanded to all stores during 2006/07. Each store is benchmarked against others in its district, region and across the division based on customer feedback. The scores are reported on a monthly basis, highlighting areas of good performance and those for improvement.

Training
Providing knowledgeable and responsive customer service is a priority, and is regarded by management as a key point of differentiation. It is believed that highly trained store sales staff, with the necessary product knowledge to communicate the quality, attributes and competitive value of the merchandise, are critical to the success of the business. The development of the customer satisfaction index has improved the division’s ability to design and implement its training programmes by identifying areas of strength and opportunity.

The US division’s substantial training and incentive programmes, for all levels of store staff, are designed to play an important role in recruiting, educating and retaining qualified store staff. The preferred practice is to promote managers at all levels from within the business in order to maintain continuity and familiarity with the division’s procedures.

Retail sales personnel are encouraged to become certified diamontologists by graduating from a comprehensive correspondence course provided by the Diamond Council of America. Over 50% of the division’s full time sales staff who have completed their probationary period are certified diamontologists or are training to become certified. All store managers are required to be thus qualified. The number of certified diamontologists employed by the US division increased by 9% in 2006/07. Employees often continue their professional development through completion of further courses on gemstones.

Goals and incentives
All store employees are set daily performance standards and commit to goals. Sales contests and incentive programmes also

The following table sets out information concerning the US stores operated by Signet during the period indicated:

	2006/07 (1)	2005/06	2004/05

Number of stores:
Total opened during the year(2)	104	81	68
Kay	58	43	34
Regional chains	21	20	20
Jared	25	18	14
Total closed during the year	(17)	(16)	(15)
Kay	(7)	(4)	(9)
Regional chains	(10)	(11)	(6)
Jared	–	(1)	–
Total open at the end of the year	1,308	1,221	1,156
Kay	832	781	742
Regional chains	341	330	321
Jared	135	110	93
Average retail price of merchandise sold	$368	$351	$320
Kay	$317	$305	$282
Regional chains	$332	$324	$304
Jared	$719	$697	$644
Average sales per store in thousands(3)	$2,089	$1,930	$1,816
Kay	$1,815	$1,665	$1,584
Regional chains	$1,517	$1,514	$1,533
Jared	$5,676	$5,453	$4,975
Increase in net new store space	11%	9%	8%
Percentage increase in like for like sales	6.2%	7.1%	5.9%

(1)	53 week year.
(2)	Figures for stores opened during the year are adjusted for the impact of conversions of format between Kay and regional chains.
(3)	Based only upon stores operated for the full financial year.

Signet Group plc Annual Report & Accounts 53 weeks ended 3 February 2007

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US operating review (continued)

reward the achievement of specific targets with travel or additional cash awards. In addition to sales-based incentives, bonuses are paid to store managers based on store contribution and to district managers based on the achievement of key performance objectives. In 2006/07 approximately 23% (2005/06: 24%) of store personnel remuneration was commission and incentive-based.

US head office bonuses are based on the performance of the division against predetermined annual profit targets. Promotion and salary decisions for principally non-management head office personnel are based on performance against service level and production goals; for managers they are based on annual objectives and performance against individual job requirements.

Store manager
Each store is led by a store manager who is responsible for various store level operations including overall store sales and branch level variable costs; certain personnel matters such as recruitment and training; and customer service. Administrative matters, including purchasing, merchandising, payroll, preparation of training materials, credit operations and divisional operating procedures are consolidated at divisional level. This allows the store manager to focus on those tasks that can be best executed at a store level, while enabling the business to benefit from economies of scale in administration and to help ensure consistency of execution across all the stores.

Recruitment, retention and promotion
Although staff recruitment is primarily the responsibility of store and district managers, a central recruitment function supplies field recruiters from its US head office in Akron, Ohio. Methods such as internet recruitment are used to provide stores with a larger number of better-qualified candidates from which to select new staff.

Management believes that the retention and recruitment of highly-qualified and well-trained staff in the US head office is essential to supporting the stores. A comprehensive in-house curriculum supplements specific job training and emphasises the importance of the working partnership between stores and the head office.

A key motivator for all staff, and in particular for store based employees, is the division’s practice of internal promotion. All district managers and Vice Presidents of Regional Operations have been a store manager within the division.

Real estate
The vast majority of Signet’s US stores are located in suburban areas. Kay and the regional chains are predominantly located in superior regional and super-regional enclosed malls where they seek sites at busy centre court locations. Around 60% of the stores are so situated. The average mall store contains approximately 1,190 square feet of selling space and 1,480 square feet of total space. The design and appearance of stores is standardised within each chain. The typical capital and working capital investment in the first year of trading to open a mall store is about $1.2 million. In some of the highest traffic malls a “superstore” format is being selectively tested. This format draws on the US division’s experience with Jared and the metropolitan stores by providing increased selling space, better customer service facilities and a wider merchandise assortment, in particular a much greater selection of loose polished diamonds and settings. At 3 February 2007 there were 11 Kay superstores.

The typical Jared store has about 4,900 square feet of selling space and 6,100 square feet of total space. Its size permits significantly expanded product ranges and enhanced customer services, including in-store repair and custom design facilities. A private viewing room is available for customers when required. There are also complimentary refreshments and a children’s play area. In the first year of trading a typical Jared store requires an investment of about $3.9 million, of which 70% is working capital.

Management believes that the US division’s prime real estate portfolio, together with its regular investment in mall store refurbishments and relocations, are competitive advantages that help build store traffic. Increased like for like sales growth is normally achieved for a number of years following such investment. The benefits from mall store refurbishments, which normally occur on a ten year cycle, include an increase in linear footage of display cases, more effective lighting and improved visibility. When relocating a store to a better location in a mall, such as a centre court corner site from an in-line location, an increase in like for like sales is expected for the reasons given above.

In 2006/07 there was a net increase in the US division’s new store selling space of 11%, just above the top end of the target range. In 2007/08 it is planned to open approximately 20-25 Jared stores, 40-50 mall stores, 35-40 off-mall Kay locations, and five Kay stores in outlet centres. Around 15 mall stores are planned for closure. The programme should result in a net increase in new store space at the top end of the 8% – 10% annual growth target in 2007/08, and is discussed in more detail below. Management has identified the potential to almost double US selling space by continuing to focus on existing concepts.

Store numbers

		Planned net
	3 February	openings
	2007	2007/08	Potential

Kay:
Mall	772	25-30	850+
Off-mall	52	35-40	500+
Outlet centres	5	5	50-100
Metropolitan	3	–	30+

	832	65-75	1,430+
Regionals	341	5	c.700
Jared	135	20-25	250+

Total	1,308	90-105	2,380+

Investment criteria
Both the operational and financial criteria for investment in real estate remain stringent, the financial criteria being a positive net present value over a five year period on a pre tax basis using a 20% discount rate and assuming working capital is released after five years.

Signet may consider selective purchases of chains of mall stores that meet its acquisition criteria regarding location, quality of real estate, customer base and return on investment.

Signet Group plc Annual Report & Accounts 53 weeks ended 3 February 2007

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Kay
The expansion of Kay as a nationwide chain is an important element of the US division’s growth strategy. With 832 stores in 50 states at 3 February 2007 (28 January 2006: 781 stores), Kay is targeted at the middle income consumer and in 2006/07 had sales of $1,486.7 million (2005/06: $1,290.1 million). Since 2004/05 Kay has been the largest speciality retail jewellery brand in the US, based on sales, and has since increased its leadership position.

The average retail price of merchandise sold in Kay in 2006/07 was $317 (2005/06: $305).

Kay stores have historically been located in covered regional malls and it is believed that in the longer term there is potential to expand the chain to over 1,430 stores, including some 850 stores in such malls (3 February 2007: 772). Since 2002/03 Kay formats have been developed for locations outside traditional malls because management believes these sites present an opportunity to reach new customers who are currently aware of the brand but with no convenient access to a store, or for customers who prefer not to shop in a mall. Such stores will leverage further the strong Kay brand awareness, the marketing support and the central overhead. These formats are detailed below.

Off-mall locations
Kay lifestyle and power strip stores provide an expansion opportunity to take advantage of fast growing retail venues. A lifestyle location is in a suburban open air shopping centre where the retail mix is biased toward fashion and leisure stores and is also likely to have a large number of restaurants and a multi-screen movie theatre. A power strip centre is also a suburban open air shopping complex but the retail mix is predominantly category killer superstores with some smaller speciality units. These types of shopping centre are referred to as “off-mall” locations.

Kay stores in off-mall locations were successfully tested between 2003/04 and 2005/06 with 31 stores having been opened. The roll-out of Kay stores in these open air centres began in 2006/07 with 21 openings and it is planned to open 35–40 in 2007/08. The potential for over 500 suitable locations has been identified in such types of centres. While these Kay stores are expected to have a lower capital expenditure, lower rents and lower sales per store at maturity than that of the Kay chain average, they are anticipated to satisfy the normal return on investment hurdle set by the Group.

Outlet locations
During 2006/07 four Kay stores were opened in outlet malls. These stores provide penetration into the value conscious sector of the market and are located in two types of centres: “Factory outlets” in which 50% or more tenants are manufacturers’ outlets; and “Mixed use” centres, typically with one million square feet of manufacturers’ outlet units, traditional mall stores and large space retailers. The core merchandise is the same as in all other Kay stores, as is the pricing structure, but the range of such outlet locations is supplemented by clearance merchandise rather than fashion product. At 3 February 2007 there were five Kay stores in outlet locations and a further five are planned to be opened in 2007/08.

Metropolitan locations
Kay metropolitan stores allow penetration into high population downtown areas under-served by the division’s typical mall and off-mall stores. These metropolitan markets have a high density of retail, business, entertainment and government establishments with good transit services and high pedestrian footfall. While the performance of the three stores opened to date has been satisfactory, a major constraint to the development of this type of store is availability of real estate that satisfies both operational and financial investment criteria.

These Kay stores are anticipated to have a higher capital expenditure, higher rents and higher sales per store at maturity than that of the Kay chain average. The development of these stores draw on the division’s experience gained from both Kay and Jared.

Regional chains
Signet also operates mall stores under a variety of established regional trade names (see Description of property, page 24). The leading brands include JB Robinson Jewelers, Marks & Morgan Jewelers and Belden Jewelers. At 3 February 2007 341 regional chain stores operated in 33 states (28 January 2006: 330 stores) and sales for 2006/07 were $501.0 million (2005/06: $484.5 million). Nearly all of these stores are located in malls where there is also a Kay store. The average retail price of merchandise sold in a regional store during 2006/07 was $332 (2005/06: $324).

New regional chain stores are opened if real estate satisfying the division’s investment criteria becomes available in their respective trading areas or in adjacent areas where marketing support can be cost effective. Areas in which the scale to support cost-effective marketing can be built over a reasonable time span are also considered for store openings. Management believes that there is potential to develop a second mall-based brand of sufficient size to take advantage of national television advertising. During 2006/07, 19 stores that had operated under two other regional brand names were converted to the JB Robinson facia in areas in which the expanded trial of local television advertising took place. At 3 February 2007 there were 114 JB Robinson stores. To accelerate the formation of a second national mall brand, acquisitions of small or large regional chains, or a national chain, of speciality jewellery stores that meet the Group’s strict operational and financial criteria are considered.

Jared
Jared is the leading off-mall destination speciality retail jewellery chain in its sector of the market. Its main competitors are independent operators, with the next largest chain having about 25 stores. Jared is the fourth largest US speciality jewellery retail brand by sales. The first Jared store was opened in 1993.

Jared locations are typically free-standing sites in shopping developments with high visibility and traffic flow, and positioned close to major roads. The retail centres in which Jared stores operate normally contain strong retail co-tenants, including other category killer destination stores such as Borders Books, Best Buy, Home Depot and Bed, Bath & Beyond, as well as some smaller speciality units.

Signet Group plc Annual Report & Accounts 53 weeks ended 3 February 2007

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US operating review (continued)

The following map shows the number and locations of Kay, Jared and Regional stores at 3 February 2007.

Jared targets an under-served sector at the upper end of the middle market. This customer is more mature and has a higher income than that of Signet’s US mall store customer. An important distinction of a destination store is that the potential customer visits the store with the intention of making a jewellery purchase, whereas in a mall there is a greater possibility that the potential shopper is undecided about the product category in which they will make a purchase.

There were 135 Jared stores at 3 February 2007 (28 January 2006: 110 stores) and sales in 2006/07 were $664.4 million (2005/06: $534.2 million). The average retail price of merchandise sold in Jared stores during 2006/07 was $719 (2005/06: $697), which was more than double that of a Signet US mall store.

In the first five years of trading a Jared store is projected to have a faster rate of like for like sales growth than that of a mall store during the same period. At the end of this period the projected sales level is $5 million to $6 million and the expected operating margin is comparable to that of a mall store at maturity, with a greater return on capital employed. The average sales of the 55 Jared stores that have traded through the five year period forecast in the investment models is $5.6 million in their fifth full year. At 3 February 2007 some 69% of the Jared stores had been open for less than six years. The average sales per Jared store opened for the whole of 2006/07 was $5.7 million (2005/06: $5.5 million). The average sales per store for those locations that have been open for six or more years was $6.8 million in 2006/07.

Since the first Jared store opened, the concept has been continually evaluated, developed and refined. Management believes that compared to its competitors, Jared benefits from leveraging the division’s established infrastructure, access to a pool of experienced store management, and availability of capital required to develop and grow the brand.

In the longer term, the chain has the potential to expand nationwide to over 250 stores, generating annual sales of over $1.5 billion based on the current performance of existing Jared stores.

Signet Group plc Annual Report & Accounts 53 weeks ended 3 February 2007

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Merchandising and purchasing
It is believed that selection, availability, and value for money of merchandise are all factors that are critical to retail success. In the US business, the range of merchandise offered and the high level of stock availability are supported centrally by extensive and continuous research and testing. Best-selling products are identified and their rapid replenishment ensured through analysis of sales by stock keeping unit. This approach enables the division to deliver a focused assortment of merchandise to maximise sales, minimise the need for discounting and accelerate inventory turn. Further the US division is better able to offer superior value and consistency of merchandise than its competitors due to its direct sourcing capability.

Inventory management
Sophisticated inventory management systems for merchandise testing, assortment planning, allocation and replenishment have been developed and implemented. Approximately 75% of the merchandise is common to all US division mall stores, with the remainder allocated to reflect demand in individual stores. It is believed that the merchandising and inventory management systems, as well as improvements in the productivity of the centralised distribution centre, have allowed the division to achieve inventory turns at least comparable to those of competitors, even though it has a significantly less mature store base and undertakes more direct sourcing of merchandise.

Merchandise mix
In 2006/07, the bridal category accounted for about 45% of merchandise sold and its participation in the sales mix has grown steadily over the past five years.

Programmes have been developed in conjunction with certain vendors for the provision of branded jewellery merchandise. For example, the Leo Diamond range is sold exclusively by Signet in the US and the UK; the “Peerless Diamond”, an Ideal Cut diamond with a superior return of light, exclusive to the Group, has been rolled out to all Jared locations; and “Le Vian”, a prestigious fashion jewellery brand with a 500 year history, is now sold in all Kay and Jared stores. Management believes that the US division’s merchandising process, market share and relationship with suppliers, position the business as an ideal partner to develop branded initiatives.

The table below sets out Signet’s US merchandise sales mix as a percentage of sales:

Merchandise mix
	Percentage of sales
	2006/07	2005/06	2004/05
	%	%	%

Diamonds and diamond jewellery	72	71	70
Gold jewellery	7	7	7
Gemstone jewellery	9	9	10
Watches	7	7	7
Repairs	5	6	6

Direct sourcing of polished diamonds
It is believed that the US division has a competitive cost and quality advantage as diamond merchandise sold is sourced through contract manufacturing; Signet purchases loose polished diamonds on the world markets and outsources the casting, assembly and finishing operations to third parties. By using this approach the cost of merchandise is reduced and the resulting advantage is largely used to provide superior value to the consumer which helps to increase market share. Contract manufacturing is generally utilised on basic items with proven non-volatile historical sales patterns that represent a lower risk of over or under-purchasing.

Contract manufacturing accounted for some 48% of diamond merchandise sold in 2006/07. In prior years it had been about 55%. The lower level in 2006/07 reflects the strength of the newly introduced “Circle” and “Journey” ranges. It is anticipated that the proportion of contract manufacturing will increase from the 2006/07 level in future.

The contract manufacturing strategy also allows the buyers to gain a detailed understanding of the manufacturing cost structure and improves the prospects of negotiating better pricing for the supply of finished products.

Rough diamond initiative
In 2005/06 a multi-year trial, involving the purchase and contract polishing of rough diamonds, was commenced. In 2006/07 it was expanded. This trial is still at an early stage and the US division continues to purchase about 50% of the diamonds it sells as polished loose diamonds. In 2007/08 it is planned that the capability to purchase rough diamonds will be taken to the next stage of development. Once these stones have been cut and polished on a contract basis, they enter the US division’s supply chain in a similar way to other polished loose diamonds. Stones not suited to the Group’s merchandise selection are sold to third parties. In 2007/08 it is planned to increase further the volume of rough diamonds purchased.

The objectives of this supply chain initiative are to:

•	secure additional reliable and consistent supplies of diamonds to support the growth of Signet’s US business;
•	offer customers superior value and consistency of merchandise quality;
•	improve understanding of the polished diamond market; and
•	reduce costs.

Sourcing of complete merchandise
Certain merchandise is purchased complete as a finished product where the complexity of the product is great or the merchandise is considered likely to have a less predictable sales pattern. This strategy provides the opportunity to reserve stock held by vendors and to make supplier returns or exchanges, thereby reducing the risk of over or under-purchasing.

Direct sourcing of complete merchandise from overseas accounts for about 7% of merchandise in 2006/07 and consideration is being given to increasing this proportion.

Signet Group plc Annual Report & Accounts 53 weeks ended 3 February 2007

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US operating review (continued)

Merchandise held on consignment
Merchandise held on consignment is used to enhance product selection and test new designs. This minimises exposure to changes in fashion trends and obsolescence and provides the flexibility to return non-performing merchandise. At 3 February 2007 the US division held approximately $205 million (28 January 2006: $174 million) of merchandise on consignment (see note 13 on page 92).

Suppliers
In 2006/07 the five largest suppliers collectively accounted for approximately 20% (2005/06: 22%) of the total US division’s purchases, with the largest supplier accounting for approximately 9% (2005/06: 10%).

Marketing and advertising
Store brand name recognition by consumers is believed to be an important factor in jewellery retailing, as the products themselves are predominantly unbranded. Signet continues to strengthen and promote its US brands and build name recognition through an integrated marketing campaign. The marketing channels used include television, radio, print, catalogues, direct mail, telephone marketing, point of sale signage, in-store displays and the internet. Gross advertising and marketing expenditure increased by 20.7% to $184.5 million over the 53 weeks to 3 February 2007 (52 weeks to 28 January 2006: $152.8 million), reflecting the sales growth achieved by Kay, the regional brands and Jared. Over the last five years, advertising and marketing expenditure has increased by some 80%. Gross expenditure as a percentage of sales was 7.0% (2005/06: 6.7%) reflecting the increasing proportion of sales from Jared which has a higher percentage of sales spent on marketing than the mall brands, and the impact of the 53rd week which includes the commencement of television advertising for Valentine’s Day in 2007.

Advertising activities are concentrated during periods when customers are expected to be most receptive to the marketing message. The proportion of television advertising expenditure to sales continues to grow, and the cost of national television advertising is leveraged as the number of stores increases.

Kay television advertising
The romance-and-appreciation-based theme of Kay’s television advertising programme continues to utilise the tag line “Every kiss begins with Kay”, which has improved name recognition of the chain. This programme was supplemented with national print advertising in USA Today and national network radio advertising.

Management believes that use of national television advertising, which is considered to be the most efficient and cost-effective form of marketing, enhances brand name recognition nationwide, thus providing increased marketing leverage and improved access to prime store real estate sites in large, high cost advertising markets.

Regional brands television advertising
Local television advertising was tested in the Cleveland, Ohio market for JB Robinson during Christmas 2005 and expanded in 2006/07 to three additional markets. This is designed to complement seasonal promotion campaigns using local radio advertising. Direct mail and telephone marketing are also used to encourage repeat purchases by current customers. The regional brands’ marketing support is a similar proportion of sales as for Kay.

Jared television advertising
Jared advertising on local radio takes place for most of the year and is complemented during key trading periods by advertising on television. For Christmas 2006 Jared advertised nationally on cable television for the first time. National broadcast television advertising for Jared is planned to start during the fourth quarter of 2007/08. Jared has a higher advertising to sales ratio than the division’s mall stores because it is a destination store and is still at an early stage of development. Jared advertising is designed to build name recognition and visit intent through an emphasis on selection and service and utilises the tag line “He went to Jared”.

Other marketing channels
In 2006/07 the US division produced ten Kay catalogues that featured a wide selection of merchandise and were prominently displayed in stores and are also mailed directly to targeted customers. A similar number of catalogue editions were produced for each regional brand. Statistical and technology-based systems are employed to support a direct marketing programme that uses a proprietary database of over 24 million names to strengthen the relationship with customers. The programme targets current customers with special savings and merchandise offers during the key trading periods. In addition, invitations to special in-store promotional events are extended throughout the year. A special catalogue featuring luxury watches was produced for Jared.

A new Kay website including a transactional capability was launched in September 2006 and has had an encouraging start. Informational websites for Jared, JB Robinson and a number of the other regional brands display a selection of merchandise assortments, provide store locations, and allow for on-line customer registration and credit application.

Credit operations
In the US jewellery market it is necessary for speciality retailers to offer credit facilities to the consumer. Management regards the provision of an in-house credit programme, rather than one provided by a third party, as a competitive advantage for a number of reasons:

•	authorisation and collection models are based on the behaviour of the consumer to the division;
•	it allows management to establish and implement customer service standards appropriate for the business;
•	it provides a database of regular customers and their spending patterns;
•	investment in systems and management of credit offerings appropriate for the business can be facilitated; and
•	superior cost effectiveness by utilising in-house capability.

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Furthermore the various credit programmes help to establish long-term relationships with customers and complement the marketing strategy by enabling additional purchases, higher units per transaction and greater value sales.

The table below presents data related to the in-house credit business for the past three financial years. Since credit authorisation and collection systems were centralised in 1994 the credit terms and performance have been relatively consistent over the economic cycle. The average outstanding balance at the year end was $957 (2005/06: $841).

The credit portfolio turns approximately every seven months and the monthly collection rate in 2006/07 was 14.6% (2005/06: 14.5%) . The bad debt charge for the year, at 5.3% (2005/06: 5.8%) of credit sales, was at the bottom end of the historic range. In-house credit sales represented 51.7% of total US sales in 2006/07 (2005/06: 51.6%) . A number of programmes offer interest-free financing of less than one year’s duration, subject to certain conditions and these account for a significant proportion of credit sales. In most US states customers are offered optional third party credit insurance.

Authorisation and collections are all performed centrally at the US head office, rather than by store staff. The majority of credit applications are processed and approved automatically; they can and are initiated via in-store terminals, through a toll-free phone number or on-line through the division’s websites. All applications are evaluated by the scoring of credit data and using data obtained through third party credit bureaux.

Investment in staff, training and systems to maintain or improve the quality of the credit portfolio continued in 2006/07. In 2005/06 a customised collection system was fully implemented which replaced one initially installed when credit operations were centralised. The system provided management with flexibility to implement and/or modify collection strategies, through a user-friendly platform. Collection strategies and efforts continued to include emphasis on risk-based calling and first call resolution. In authorisations, new applicant scorecards were updated to provide improved separation in evaluating high and low-risk applicants and to increase activation rates with preferred customers to encourage higher sales.

In addition to in-house credit sales, the US stores accept major credit cards. Third party credit sales are treated as cash sales and accounted for approximately 39% (2005/06: 38%) of total US sales during the year.

Management tools and communications
The US division’s highly integrated and comprehensive information systems provide detailed, timely information to monitor and evaluate virtually every aspect of the business and are designed to decrease the time sales staff spend on administrative tasks and increase time spent on sales activities. They also support merchandise testing, loss prevention and inventory control.

All stores are supported by the internally developed Store Information System, which includes electronic point of sale (“EPOS”) processing, in-house credit authorisation and support, a district manager information system and constant connectivity for all retail locations for data communications including e-mail. The EPOS system updates sales, in-house credit and perpetual inventory replenishment systems throughout the day for each store.

The store communications system is planned to be upgraded to broadband during 2007/08.

Regulation
Signet US is required to comply with numerous US federal and state laws and regulations covering areas such as consumer protection, consumer privacy, consumer credit, consumer credit insurance, truth in advertising and employment legislation. Management endeavours to monitor changes in these laws to ensure that its practices comply with applicable requirements.

	2006/07	(1)	2005/06	2004/05

Credit sales ($m)	1,372.1		1,191.2	1,055.2
Credit sales as % of total sales	51.7%		51.6%	51.2%
Number of active credit accounts at year end	896,289		883,873	838,916%
Average outstanding account balance ($)	957		841	792
Average monthly collection rates	14.6%		14.5%	14.8%
Bad debt as % of total sales	2.8%		3.0%	2.8%
Bad debt as % of credit sales	5.3%		5.8%	5.5%

(1)	53 week year.

Signet Group plc Annual Report & Accounts 53 weeks ended 3 February 2007

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UK operating review

Overview
Signet is the largest speciality retailer of fine jewellery in the UK, with 581 stores and a total market share of approximately 17%. It trades as H.Samuel (14% of Group sales), targeting the middle market, and Ernest Jones (11% of Group sales), positioned at the upper end of the middle market. Total sales during 2006/07 were £482.5 million (2005/06: £469.6 million), H.Samuel’s sales were £260.8 million (2005/06: £256.2 million) and Ernest Jones’ £217.6 million (2005/06: £208.5 million).

At 3 February 2007 there were 375 H.Samuel stores and 206 Ernest Jones stores (including 16 Leslie Davis stores). Approximately 54% of these are in covered or enclosed shopping malls and 46% are located in prime “High Streets” (main shopping streets with high pedestrian traffic). Mall stores accounted for 61% of total UK division sales. H.Samuel is the largest chain of speciality retail jewellers in the UK and its stores are located in virtually every medium and large retail centre. Ernest Jones, the UK’s second largest speciality retail jewellery chain, is represented in most large retail centres.

The strategy in the UK is to increase average transaction value by focusing on merchandise where the division’s competitive advantages are greatest, particularly diamond jewellery, thereby improving store productivity and achieving operational leverage. To achieve this, the division has an integrated series of initiatives in the key areas of retail execution to continue the improvement of customer service, merchandise selection, the store environment and selling opportunities.

Competitive advantages
Signet has a range of advantages in store operations and human resources, real estate, merchandising and marketing compared to competitors within the UK speciality jewellery retail market and has access to leading US expertise. The principal competitive advantages are summarised below and explained in greater detail on pages 20 to 23.

•	Store operations and human resources
The division’s scale enables it to invest in industry-leading training, which is accredited by national and international industry bodies such as the National Association of Goldsmiths (NAG) and the International Gemmological Institute (IGI). This is particularly important, as the sale of diamond jewellery requires increased standards of product knowledge and customer service from sales associates. During 2006/07 the division’s watch training achieved recognition from the British Horological Institute. Also, in 2006/07 an enhanced training programme called Amazing Customer Experience (“ACE”) was introduced.

•	Real estate
Strict criteria are followed when evaluating real estate investment and management believes that the quality of its store portfolio is superior to that of many of its competitors. The strength of the Group’s balance sheet and the division’s trading record makes it an attractive tenant. The well-tested H.Samuel and Ernest Jones revised store formats, which are more suited to selling diamond jewellery, enables the division to increase market share in that category.

•	Merchandising
Management believes that the division’s leading position in the UK jewellery sector is an advantage when sourcing merchandise and enables delivery of better value to the customer. An example of this is its capacity to contract with jewellery manufacturers to assemble products, utilising directly sourced gold and loose polished diamonds. In addition, the division has the scale to utilise sophisticated merchandising systems to test, track, forecast and respond to consumer preferences.

•	Marketing
The UK division has strong and well established brands and leverages them with advertising (television, print and online), catalogues and the development of customer relationship marketing techniques. Few of its competitors have sufficient scale to utilise these marketing methods successfully. H.Samuel and Ernest Jones also provide the leading integrated e-commerce and retail store service to the consumer within the speciality jewellery sector.

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•	Access to US expertise
The UK business benefits from its close relationship with Signet’s US operations. Synergy is gained by sharing knowledge in all aspects of retail best practice procedures. None of the UK division’s competitors has similar access to the leading operator in the world’s largest jewellery market.

Initiatives and developments in 2006/07
Specific initiatives taken in 2006/07 to strengthen the division’s competitive position included:

Store operations and human resources
•	the introduction of ACE, a new, more flexible customer service/ selling system with accompanying training and recognition schemes;
•	improved management training to assist in the execution of the division’s strategies;
•	expansion of the recently-introduced e-learning system to enable managers and staff to monitor knowledge levels more easily;
•	enhanced employee remuneration benefits package as part of a three year programme to improve the recruitment and retention of top quality staff; and
•	the measurement of employee satisfaction through a staff opinion survey and extensive use of an employee consultation framework.

Real estate
•	the roll-out of a more customer focused store design to an additional 27 stores; and
•	further development of the store design elements in H.Samuel by improving the presentation of jewellery in wall display cases, enhancing the presentation of branded merchandise such as watches and using more effective in-store signage.

Merchandising
•	increased differentiation by use of exclusive items and jewellery collections;
•	continued development of the Leo and Forever Diamond ranges; and
•	developed use of key volume items in H.Samuel.

Marketing
•	testing of new television commercials for H.Samuel and Ernest Jones;
•	expansion of H.Samuel television advertising to national coverage; and
•	Ernest Jones website transactional capability to complement in-store customer service.

Initiatives and developments for 2007/08
Initiatives planned for 2007/08 include:

Store operations and human resources
•	updating training to further increase staff confidence and skills in customer service and product knowledge;
•	continuation of the programme to enhance employee reward packages; and
•	implementing of a three year programme to enhance service levels and further improve training in head office.
Real estate
•	between 15 and 20 major H.Samuel store refurbishments;
•	testing of some design enhancements in Ernest Jones stores; and
•	selective store openings, relocations and closures.

Merchandising
•	further increase brand differentiation through collections and exclusive merchandise;
•	making shopping easier by improving displays and rationalising ranges; and
•	developing key volume items.

Marketing
•	continuing to test and develop television advertising campaigns for H.Samuel and Ernest Jones.

Marketplace
Although reliable figures on the size of the UK jewellery market are difficult to obtain, management estimates that in calendar year 2006 the size of the total UK market for fine jewellery, costume jewellery and watches was approximately £3.2 billion ($5.8 billion) (including VAT of 17.5%) . The jewellery market has grown at an estimated compound rate of 4.9% per annum from 1998 to 2004. It declined by about 11% in 2005, when the retail sector as a whole experienced the sharpest deterioration in trading conditions since 1991, with the jewellery sector being particularly affected. In 2006 the UK jewellery market stabilised, although the volume of items hallmarked by the Assay Office continued to show a significant decline. Per capita spend on jewellery in the UK remains at approximately half of the level of the US. The market includes speciality retail jewellers and non-speciality jewellery retailers, such as mail order catalogues, catalogue showrooms and jewellery departments in department stores.

The UK retail jewellery market is very fragmented and competitive, with a substantial number of independent speciality jewellery retailers. Management believes there are 7,000 to 8,000 speciality retail jewellery stores in the UK.

In the middle market H.Samuel competes with a large number of independent jewellers, the only speciality competitor of significant size being F Hinds (107 stores). Competition at the lower end of the H.Samuel product range also comes from Argos, the catalogue showroom operator and discount jewellery retailers such as Warren James (120 stores).

In the upper middle market Ernest Jones’ competition is from independent speciality retailers and a limited number of other upper middle market jewellery brands such as Goldsmiths (160 stores), Fraser Hart (32 stores) and Beaverbrooks (59 stores).

Based on surveys, management believes that customers are attracted to H.Samuel because they have confidence in the brand, and its sales associates are perceived to be friendly, helpful and knowledgeable. Ernest Jones is perceived to offer high quality merchandise and premium service from professional and knowledgeable staff.

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UK operating review (continued)

Store operations and human resources
Training
Management regards customer service as an essential element in the success of its business. The Signet Jewellery Academy, a multi-year programme and framework for training and measuring standards of capability, is operated for all store staff. As part of this programme, 1,000 sales associates and 1,100 store managers and assistant store managers (representing 81% of store management) have now passed the Jewellery Education & Training Level 1 qualification accredited by the National Association of Goldsmiths. Upon completion of each of the four levels, staff are better able to deal with customer requirements. The programme was enhanced during 2006/07 to improve basic product knowledge and jewellery repair skills and further developments are planned for 2007/08.

ACE, an improved customer service and training programme was introduced in 2006/07 and will be developed further in 2007/08. ACE is a flexible programme consisting of six elements that better enable store staff to meet the needs of customers.

In conjunction with the Signet Jewellery Academy, training in management skills for all tiers of store operations management was developed further last year to support the enhanced store associate training programme and to build general management skills.

All store personnel have daily performance targets. They are given training and weekly feedback on their performance from store and field management to help them achieve these targets.

Recruitment and retention
Recruitment procedures, including online facilities, continue to improve the suitability of new store personnel, helping to ensure that they meet key basic requirements and are motivated to work within a jewellery store environment. Field and human resources management are responsible for the recruitment, review, training and development of sales staff, thereby ensuring consistency in operating standards and procedures throughout the business. All new store staff receive a structured induction programme that covers all aspects of store operations, product knowledge and customer service. A financial reward is received upon completion.

The division-wide commission-based remuneration programme was in operation for the whole year in 2006/07 for the first time. The level of commission paid is dependent on a combination of store and individual performance. To continue to improve the recruitment and retention of top quality staff, a three year programme to enhance the employee benefits package was begun in 2006/07.

Promotion
The division’s preferred policy is to promote store management from within the business; approximately 80% of store management appointed in 2006/07 were so promoted. Each chain always has a number of sales staff who are qualified to advance to store management level, thus assuring the availability of newly trained managers familiar with the division’s operating standards and procedures.

Store support
In order to increase staff selling time and to improve efficiency, operating procedures are routinely reviewed to identify opportunities to enhance customer service and reduce in-store administrative tasks. The Signet intranet provides a computer-based platform for improved communication between stores and head office, with sales floor and back office administrative functions being simplified and standardised through this medium.

Opportunities for better store procedures and employment practices were identified through a staff opinion survey. It is believed that the results provide a basis for further improvement in the motivation and retention of staff.

Head office
Management believes that successful recruitment, training and retention of head office staff is important. Accordingly, structured recruitment, training and performance management systems are in place. Internal career advancement is encouraged and is supported by succession planning. Teamwork and service to the stores are encouraged through a performance bonus plan for head office staff, which is based on the division’s results. In the first quarter of 2006/07 part of the divisional head office function was relocated in order to enhance efficiency. The implementation of a three year programme to improve training in head office will commence in 2007/08.

Real estate
Store design
A more open format, better suited to the sale of diamonds, fine jewellery and higher priced watches, is being rolled out over the refit cycle. The design draws on the Group’s mall store experience in the US and was developed as part of the programme to increase sales and store productivity by focusing on the outperforming diamond category. It was further refined for H.Samuel during 2005/06 and will also be enhanced for Ernest Jones in 2007/08. In 2006/07 44% of the division’s sales came from stores utilising the more open format.

The design allows greater interaction between sales associates and customers and better presentation of merchandise by the use of low level display counters rather than window displays. The design for mall locations includes display cases on the frontage with the concourse, rather than the traditional window presentation. The open frontages make the store more accessible and inviting to the customer, as well as improved in-store signage. The High Street stores have wide floor-to-ceiling windows that provide views directly into the store.

The use of low level display units, that also serve as service counters for much of the merchandise, allows the sales associate to show an assortment of merchandise to the customer without having to break away to select additional merchandise from the window displays, as in the traditional window based store design. The reformatted stores achieved a rise in both diamond sales and average retail price, reflecting changes in the mix of merchandise sold.

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An additional 27 stores (26 H.Samuel and one Ernest Jones), were trading in the new format at 3 February 2007, bringing the total to 255 (217 H.Samuel stores and 38 Ernest Jones stores). Two other H.Samuel stores were also refurbished. In 2007/08 up to 30 refurbishments are planned, with an enhanced design being tested in Ernest Jones.

Details of recent investment in the store portfolio are set out below:

Number of stores	2006/07	2005/06	2004/05

Store refurbishments and relocations	28	78	81
New H.Samuel stores	–	3	2
New Ernest Jones stores	1	5	7
Store fixed capital investment	£8m	£22m	£23m

H.Samuel
H.Samuel, accounting for 14% of Group sales in 2006/07 (2005/06: 15%), offers a range of jewellery, gold, watches and gifts (see page 22, Merchandise mix). At 3 February 2007 average selling space was 1,091 square feet per store.

H.Samuel store data
	2006/07		2005/06	2004/05

Number of stores:
Opened during year	–		3	2
Closed during year	(11)		(15)	(11)
Open at end of year	375		386	398
Percentage increase/(decrease) in
like for like sales	0.7%		(8.8)%	1.9%
Average retail price of items sold (1)	£42		£38	£37
Average sales per store
in thousands (exc. VAT) (2)	£695	(3)	£681	£723

(1)	Excluding accessories, repairs and warranties.
(2)	Including only stores operated for the full financial year.
(3)	53 week year.

The average retail price of items sold has increased at a compound annual growth rate of 6.2% over the last five years. This upward trend is expected to continue as the sales mix of diamonds is anticipated to rise and that of gifts to decline as a percentage of sales. Average sales per store have increased at a compound annual growth rate of 0.8% over the same period. In 2006/07 the average retail price increased by 10.5% and the sales per store by 2.1% . H.Samuel will increasingly focus on larger stores where it is better able to offer more specialist customer service, a wider range of jewellery and benefit from a more customer friendly format. The number of H.Samuel stores is therefore likely to decline in smaller markets as leases expire or suitable real estate transactions become available.

Ernest Jones (including Leslie Davis)
Ernest Jones sales accounted for 11% of Group sales in 2006/07 (2005/06: 12%). Where local market size and the availability of suitable watch agencies permit, the Ernest Jones chain follows a two-site strategy, using the trade names Ernest Jones and Leslie Davis.

The principal product categories are diamonds, branded watches and gold jewellery, which are all merchandised and marketed to appeal to the more affluent upper middle market customer

(see page 22, Merchandise mix). Ernest Jones retails an extensive range of diamond and gold jewellery as well as prestige watches such as Breitling, Cartier, Longines, Omega, Rado, Raymond Weil, Rolex and Tag Heuer. It also sells contemporary fashion watches such as Burberry, DKNY, Emporio Armani, Gucci, Hugo Boss and a range of traditional watches including Accurist, Rotary, Seiko and Tissot.

At 3 February 2007 the chain had average selling space of 864 square feet per store. The average retail price of items sold has increased at a compound annual growth rate of 6.5% over the last five years. Over the same period average sales per store increased at an annual compound growth rate of 3.3% and were the most productive stores in the Group in terms of sales per square foot. In 2006/07 the increase in average retail price was 10.1% and sales per store increased by 1.3% . The number of Ernest Jones stores has increased by 22 over the last five years, and the number of stores is expected to gradually increase, depending on the availability of suitable sites and prestige watch agencies.

Ernest Jones store data(1)
	2006/07		2005/06	2004/05

Number of stores:
Opened during year	1		5	7
Closed during year	(2)		(2)	–
Open at end of year	206		207	204
Percentage increase/(decrease) in
like for like sales	1.7%		(7.6)%	4.5%
Average retail price of items sold (2)	£163		£148	£141
Average sales per store
in thousands (exc. VAT) (3)	£1,079	(4)	£1,065	£1,150

(1)	Including Leslie Davis stores.
(2)	Excluding accessories, repairs and warranties.
(3)	Including only stores operated for the full financial year.
(4)	53 week year.

Merchandising and purchasing
The division retails an extensive range of merchandise including gold and silver jewellery, watches, diamond and gemstone set jewellery and gifts. As with other UK speciality retail jewellers, most gold jewellery sold is 9 carat. However, sales of 18 carat gold jewellery and white gold have been increasing.

The merchandise mix of the UK division is given over. In 2006/07 diamond jewellery sales accounted for 30% of total Signet UK sales versus 23% five years ago. In line with the strategy of the UK division to increase the percentage of diamonds in the merchandise sales mix, since 2001/02 the compound annual growth rate of Signet UK diamond sales has been about 7%.

Signet Group plc Annual Report & Accounts 53 weeks ended 3 February 2007

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UK operating review (continued)

Merchandise mix

	Percentage of sales
	2006/07	2005/06	2004/05

Gold and silver jewellery
H.Samuel	37	37	37
Ernest Jones	26	27	27
Signet UK	32	32	32
Watches
H.Samuel	23	23	23
Ernest Jones	30	29	29
Signet UK	26	26	26
Diamond jewellery
H.Samuel	23	21	20
Ernest Jones	38	38	38
Signet UK	30	29	28
Gifts
H.Samuel	11	12	13
Ernest Jones	2	2	2
Signet UK	7	7	8
Repairs and accessories
H.Samuel	6	7	7
Ernest Jones	4	4	4
Signet UK	5	6	6

Suppliers
Merchandise is purchased from a range of suppliers and manufacturers and economies of scale continued to be achieved by combining the volume of purchases for H.Samuel and Ernest Jones. In 2006/07 the five largest of these, all watch suppliers, together accounted for approximately 24% of total UK division purchases, with the largest accounting for approximately 7%. Only a small percentage of merchandise is purchased on consignment (see note 13 on page 92).

Direct sourcing
The UK division also employs contract manufacturers for approximately 28% of the diamond merchandise sold, thereby achieving cost savings. Some 21% of the UK business’ gold jewellery is manufactured on a contract basis through a buying office in Vicenza, Italy, thereby eliminating the costs associated with intermediaries. Overseas direct sourcing is also used to purchase complete merchandise.

Merchandising
Both H.Samuel and Ernest Jones employ experienced buyers who concentrate on product development, sourcing and supplier management appropriate to their particular needs. Merchandising teams work in conjunction with the buyers and focus on assortment planning, branch grading, repeat orders, inventory levels and margin management. Product category reviews are regularly carried out with a focus on increasing potential gross margin return on investment. Rigorous test marketing procedures are used to trial products, and their subsequent distribution is made strictly against rates of sale.

Each store is assigned a range of merchandise that reflects local buying patterns. Display equipment and layouts are constantly reviewed and updated, and new display formats that draw upon the US division’s experience have been implemented.

Branded diamonds are of increasing importance in the UK division. H.Samuel and Ernest Jones have the exclusive distribution in the

UK of the Forever Diamond and the Leo Diamond, respectively. Both these branded diamonds have unique cuts that provide greater sparkle and brilliance than a typically cut diamond of similar size, colour and clarity. The Leo Diamond utilises a higher quality diamond and therefore retails at a higher price than the Forever Diamond. The selection of jewellery utilising these diamonds continues to be expanded.

Other merchandise initiatives in 2006/07 included:

•	continued development of the diamond and white metals categories;
•	the greater use of merchandise collections based on particular design features and styles, to further differentiate the division’s brands in the marketplace;
•	an increase in merchandise exclusive to H.Samuel and Ernest Jones; and
•	a greater focus on more fashionable merchandise.

Following the successful test of key volume items in 2005/06, H.Samuel made more use of this tactic in 2006/07 to drive footfall. These items are bought taking advantage of H.Samuel’s scale and are offered to consumers at an attractive price. They are promoted in marketing and point of sales material. While the overall level of promotional activity was similar to that of previous years, this more targeted approach helped to increase H.Samuel’s differentiation in a challenging retail environment during 2006/07.

Marketing and advertising
Gross expenditure on marketing and advertising amounted to 3.1% of sales in 2006/07 (2005/06: 3.2%) . Marketing campaigns have been tailored to reinforce and develop further the distinct brand identities of H.Samuel as a middle market jewellery chain and Ernest Jones as a more upmarket diamond and watch specialist. Both campaigns aim to expand the overall customer base and improve customer loyalty.

Catalogues
For most of the year the primary marketing and advertising medium employed in 2006/07 consisted of a series of catalogues for each brand, distributed as inserts in newspapers and magazines as well as by mail and available in all stores. The quality of catalogues was improved and their distribution was better targeted.

Television advertising
During Christmas 2006 new television commercials were used by both H.Samuel and Ernest Jones; the former using national television advertising for the first time. Ernest Jones’ television coverage of its store base was about 60%, a similar level to that of 2005/06.

Internet
Following the launch of an e-commerce (transactional) capability for the H.Samuel website in 2005, a similar facility was enabled on the Ernest Jones website (www.ernestjones.co.uk) as a complement to store-based customer service. Both websites performed satisfactorily in 2006/07.

Signet Group plc Annual Report & Accounts 53 weeks ended 3 February 2007

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23

Insurance loss replacement business
While nearly all the UK division’s sales are made directly to the consumer, management believes that Signet is the leading UK jewellery retailer in the insurance loss replacement business. This involves the settlement of insurance claims by product replacement through jewellery stores rather than by cash settlements from the insurance company. A lower gross margin is earned on these transactions than on sales to individual customers. However, the division benefits from the resulting higher level of sales, greater customer traffic in the stores and the opportunity to create and build relationships with new customers. Given its nationwide store portfolio, breadth of product range and ability to invest in systems to support the business, the division has benefited from insurance companies settling claims in this manner. In 2006/07 the proportion of sales generated from the insurance loss replacement business increased.

Credit operations
Whilst the division does not have an in-house credit operation, it does accept major credit cards. Credit card sales are treated as cash transactions and accounted for approximately 28% of sales during 2006/07 (2005/06: 30%). During the period approximately 2% (2005/06: 2%) of sales in the UK were made pursuant to interest-free programmes, which are available for purchases above a particular price. The receivables for the interest-free programmes are sold at a discount on a limited recourse basis and administered by an unaffiliated company.

Management tools and communications
EPOS equipment, retail management systems, purchase order management systems and merchandise planning processes are in place to support financial management, inventory planning and control, purchasing, merchandising, replenishment and distribution and can ensure replacement within 24 hours of any merchandise sold. The third phase of an electronic “Business To Business” communications project, developed to improve the efficiency and effectiveness of dealing with suppliers, was implemented in 2006/07.

A perpetual inventory process allows store managers to check stock by product category. These systems are designed to assist control of shrinkage, fraud prevention, financial analysis of retail operations, merchandising and inventory control.

Regulation
Various laws and regulations affect Signet’s UK operations. These cover areas such as consumer protection, consumer credit, data protection, health and safety, waste disposal, employment legislation and planning and development standards. Management monitors changes in these laws with a view to ensuring that its practices comply with legal requirements.

Signet Group plc Annual Report & Accounts 53 weeks ended 3 February 2007

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Description of property & Group employees

Signet attributes great importance to the location and appearance of its stores. Accordingly, in both Signet’s US and UK operations, investment decisions on selecting sites and refurbishing stores are made centrally, and strict real estate criteria are applied.

The Group has sufficient distribution capacity to meet its current requirements, and increased its capacity in 2006/07 to support anticipated future medium term sales growth in the US.

US
Substantially all of Signet’s US stores are leased. In addition to a minimum annual rental, a significant number of stores will also pay turnover related rent based on sales above a specified base level. Under the terms of a typical lease, the US business is required to conform and maintain its usage to agreed standards, including meeting required advertising expenditure as a percentage of sales, and is responsible for its proportionate share of expenses associated with common area maintenance, utilities and taxes of the mall. The initial term of a mall store lease is generally ten years. At 3 February 2007 the average unexpired lease term of US leased premises was six years and some 51.3% of leases had terms expiring within five years. The Jared stores are normally on 20 year leases with options to extend the lease and their rents are not turnover related.

The US division leases 15% of its store locations from Simon Property Group and 15% from General Growth Management, Inc. Otherwise, the division has no relationship with any lessor relating to 10% or more of its store locations.

During the past five financial years the US business has been generally successful in renewing its store leases as they expire and has not experienced difficulty in securing suitable locations for its stores. It is not believed that any of the store leases are individually material to the Group’s US operations.

A 340,000 square foot head office facility is leased in Akron, Ohio. On 2 February 2007 a new 25 year lease was entered into for this facility. A 19,000 square foot repair centre was opened during 2005/06 in Akron.

UK
At 3 February 2007 Signet UK traded from seven freehold premises, five premises where the lease had a remaining term in excess of 25 years and 569 other leasehold premises. As is typically the case in retailing in the UK, the division’s stores are leased for terms of up to 25 years, generally under full repairing and insuring leases (equivalent to triple net leases in the US). Wherever possible Signet is shortening the length of new leases that it enters into in order to improve the flexibility of its lease commitments. Rents are usually subject to upward review every five years if market conditions so warrant. An increasing proportion of rents are related to sales of the store, subject to a minimum annual value.

At the end of the lease period, subject to certain limited exceptions, leaseholders generally have statutory rights to enter into a new lease of the premises on negotiated terms. At 3 February 2007 the average unexpired lease term of Signet’s leased premises in the UK was ten years. As current leases expire, Signet believes that it will be able to renew leases, if desired, for present store locations or to obtain leases in equivalent or improved locations in the same general areas. Signet has not experienced difficulty in securing leases for suitable locations for its UK stores. It is not believed that any of the store leases are individually material to the Group’s UK operations.

Signet owns a 255,000 square foot warehouse and distribution centre in Birmingham. Certain of the UK division’s central administration functions are based in Borehamwood, Hertfordshire. The Borehamwood facility is held on a 15 year lease and consists of 36,200 square foot of office space. The holding company functions are located in a 7,200 square foot office in central London, on a ten year lease which was entered into in 2005.

Trademarks and trade names
Signet is not dependent on any material patents or licenses in either the US or the UK; however, it does have several well-established trademarks and trade names which are significant in maintaining its reputation and competitive position in the jewellery retailing industry in both the US and the UK. These registered trademarks and trade names include the following in Signet’s US operations: Kay Jewelers; Jared The Galleria Of Jewelry; JB Robinson Jewelers; Marks & Morgan Jewelers; Belden Jewelers; Weisfield Jewelers; Osterman Jewelers; Shaw’s Jewelers; Rogers Jewelers; LeRoy’s Jewelers; Goodman Jewelers; Friedlander’s Jewelers; Every kiss begins with Kay; and Perfect Partner. Trademarks and trade names include the following in Signet’s UK operations: H.Samuel; Ernest Jones; Leslie Davis; and Forever Diamonds.

Group employees
In 2006/07 the average number of full-time equivalent persons employed (including directors) was 16,836 (UK: 4,164; US: 12,672). The Company usually employs a limited number of temporary employees during each Christmas season.

None of Signet’s employees in the UK and less than 1% of Signet’s employees in the US are covered by collective bargaining agreements. Signet considers its relationship with its employees to be excellent.

Signet Group plc Annual Report & Accounts 53 weeks ended 3 February 2007

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Key performance indicators

Choice of key performance indicators
The key performance indicators, set out over are judged by the Board to be those performance measures that are most useful in measuring the delivery of the Group’s strategy and the effective management of the business. They measure the increase in sales from the current store base, net change in new store space, total sales and operating profit growth, efficiency of the Group in its use of capital to generate operating profit and movement in net debt. The Board believe it is important to have a balance of key performance indicators which measure both operating and capital aspects of performance.

Total sales growth and operating profit growth are calculated using constant exchange rates to reflect the performance of the business rather than movements in the US dollar to pound sterling exchange rate. See table on page 28 for reconciliation to Adopted IFRS numbers. Similarly, the movement in net debt excludes exchange adjustments.

Performance targets
The management structure of the Group consists of a small corporate function and significant delegation to the US and UK divisional executive committees that are responsible for matters such as retail operations, merchandising, marketing, real estate and human resource management. The Board measures the divisional performance using the same key performance indicators as for the Group.

The Group targets largely reflect the goals and market position of each division rather than being driven by corporate-wide priorities. For example the performance target for new store space reflects the individual targets for the US and UK divisions.

The performance targets used are measured over an economic cycle as the general retail trading environments in the US and UK are determined by factors outside the Group’s control. Furthermore the investment appraisal of store investment is carried out over a five year period.

Performance record
A five year record for each key performance indicator is given as the performance targets are set over an economic cycle and to provide a context in which to evaluate the most recent results. Whilst it is recognised that five years is unlikely to be a full economic cycle, that period of time normally reflects a variety of macro-economic conditions.

Other performance data
While performance data is collected by management for many purposes, including training, customer service, employment, environmental monitoring, and supply chain performance none were selected as a key performance indicator as they are reflected in the overall operating results. These and other statistical indicators are widely used in this document, in the management of the business, and in the performance appraisal of individuals.

Signet Group plc Annual Report & Accounts 53 weeks ended 3 February 2007

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26	Key performance indicators (continued)

Like for like sales growth

Like for like sales growth is key in determining store profitability. Over time, above industry like for like sales growth drives superior sales per store, central to achieving above average operating margins. Like for like sales growth is driven by factors external to the Group such as the:

•	level of consumer confidence, which is significantly influenced by changes in the employment market;
•	size and growth of the jewellery market;
•	competition within the sector;

and the execution of the basic retail disciplines of:

•	store operations, in particular customer service;
•	merchandising and supply chain management;
•	marketing;
•	real estate management; and
•	in the US, provision of credit.

Target: Like for like per annum sales growth of mid-single digits over the economic cycle.

Definition: Annual percentage increase in sales from stores that have been opened for more than 12 months.

5 year compound annual growth 4.5%

Performance: The five year compound growth in like for like sales of 4.5% was in line with the target. In 2006/07 the UK division saw a return to stability (+1.2%) and the US business continued to achieve strong like for like sales growth of +6.2%. The growth in 2005/06 was below target and reflected a disappointing UK performance.

Net new store space growth

The growth in new store space provides the potential for future profit growth and is a driver of the Group’s investment in fixed and working capital.

In the US, there is the long term potential to double store space in existing formats. The constraint on growth is the availability of staff trained to the Group’s standards and the ability to secure real estate leases that satisfy the Group’s operating and financial investment criteria. It is anticipated that the majority of new store space over the next five years will consist of Jared locations.

In the UK, it is anticipated that the number of H.Samuel stores will decrease while those of Ernest Jones will increase.

While the expansion in store space is expected to increase shareholder value in the long term, it has an adverse impact on operating profit margin and return on capital employed in the short term.

Target: An increase in Group store selling space of between 5% and 7% per annum.

Definition: Percentage increase in store selling space over the prior year as at the year end.

5 year compound annual growth 5.6%

Performance: The annual net new store space increase of 5.5% over the five years was in the target range. This reflected a steady acceleration in new space growth in the US and a decline in UK store numbers. In 2006/07 US new space growth was 11% and in the UK there was a 2% reduction.

Total sales growth at constant exchange rates

Total sales growth gives the Group the ability to leverage central overhead expenditures. In addition, it brings the opportunities to achieve supply chain and marketing efficiencies. Total sales growth is also an important factor in the level of working capital utilised as it is a key influence on the level of inventory and US customer receivables held by the Group.

Total sales growth is dependent on the level of like for like sales growth and the sales generated by net new store space opened.

The proportion of sales derived from the US is anticipated to rise due to the level of new store space growth in the US division. The geographic mix of sales is also influenced by exchange rate movements.

Target: 7% to 10% per annum growth in Group total sales at constant exchange rates over the economic cycle.

Definition: Annual percentage increase in total sales at constant exchange rates (see page 28).

5 year compound annual growth 7.7%

Performance: The 7.7% annual growth in total sales over the five years at constant exchange rates was within the target range. In 2006/07 the 53rd week contributed 1.6% to sales growth. In 2005/06 a sharp deterioration in the UK trading environment held back the increase. During the five year period acceleration in US space growth has been beneficial.

*53 week year

Signet Group plc Annual Report & Accounts 53 weeks ended 3 February 2007

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Operating profit growth
at constant exchange rates

Operating profit measures the surplus that the Group makes from selling jewellery, watches and other products and services. It depends on the cost of goods sold, the level of operating costs and other operating income. The most significant operating cost categories are staff, property operating lease rentals and marketing.

As many of the Group’s costs are comparatively fixed, sales per store is important in determining operating profit. To at least maintain its operating profit, the Group needs total sales growth sufficient to offset any adverse movement in gross margin and increases in operating expenses from both existing operations and new store selling space. The impact of changes in sales (either adverse or favourable) on operating profit is less in the US division than in the UK business, as certain expenses, such as staff costs and property rentals are more related to sales in the US.

Target: 7% to 9% per annum growth in Group operating profit at constant exchange rates over the economic cycle.

Definition: Group sales less cost of goods sold and administrative expenses; plus other operating income all at constant exchange rates (see page 28).

5 year compound annual growth 8.3%

Performance: The 8.3% compound growth in operating profit at constant exchange rates was on target. In 2006/07 growth of 10.1% was achieved, with the 53rd week contributing some 0.9% . The reduction in operating profit in 2005/06 reflected the decline in like for like sales in the UK division and will constrain the compound growth rate for a number of years.

Return on capital employed

Return on capital employed (“ROCE”) measures the efficiency of the Group in using capital to generate operating profit. Variation in operating profit and assets employed are the drivers of ROCE.

As the Group operates mainly leasehold stores, inventories, US customer receivables and shop fixtures are the largest elements in the Group’s capital employed.

In the US, ROCE is adversely impacted by new store space, which in the first year of trading requires investment in inventory and receivables but normally makes only a small contribution to operating profit. In the UK, the strategy to improve store productivity should increase ROCE as little additional inventory is required.

Target: A Group ROCE of over 20% assuming the current target for new store space growth.

Definition: Annual Group operating profit divided by the average monthly Group capital employed for that year, expressed as a percentage.

5 year average 24.4%

Performance: The five year average ROCE of 24.4% was above target. In 2006/07 the ROCE was 22.8%; the US division achieved a return of 21.5% (2005/06: 22.4%) and the UK business 32.7% (2005/06: 26.6%) . The decline in ROCE in 2005/06 reflected the 36% fall in UK profitability. ROCE has also been constrained by the increase in the rate of space growth.

Movement in net debt
excluding exchange adjustments and net changes in equity

The movement in the net debt position reflects the cash generated by operations, investment activities, payments to governments, interest and dividends. It depends on the:

•	operating performance of the business;
•	level of inventory investment;
•	proportion of sales made on the in-house credit card and the average monthly collection rate of the credit balances;
•	timing of payments to creditors;
•	rate of space expansion;
•	level of store refurbishment and relocations, and the purchases or disposals of other assets;
•	level of tax payments made;
•	interest paid; and
•	dividends paid.

Due to a faster rate of US new store space growth, the cash outflow is expected to be greater in future years.

Target: Historically, for debt to be stable. In the future, for debt to increase by £35 million to £55 million per annum.

Definition: Movement in net debt excluding exchange adjustments and changes in equity.

5 year average £7.0 million

Performance: The average movement in net debt over the last five years was in line with the target. However there was a movement from a cash inflow of around £30 million in 2002/03 and 2003/04 to a cash outflow of £16.3 million in 2006/07. This primarily reflected growth of 11% in US new store space in 2006/07, compared to 6% in 2002/03 and 7% in 2003/04.

*53 week year

Signet Group plc Annual Report & Accounts 53 weeks ended 3 February 2007

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Key performance indicators (continued)

Below are the definitions of the key performance indicators:

Like for like sales growth
Like for like sales growth is determined by comparison of sales in stores that were open in both the current and the prior year. Sales from stores that have been open for less than 12 months are excluded from the comparison until their 12 month anniversary. Sales from the 12 month anniversary onwards are compared against the equivalent prior period sales within the like for like sales comparison. Stores closed in the current financial period are included up to the date of closure and the comparative period is correspondingly adjusted. Stores that have been relocated or expanded, but remain within the same local geographic market, are included within the comparison with no adjustment to either the current or comparative period. Stores that have been refurbished are also included within the comparison except for the period when the refurbishment is taking place, when those stores are excluded from the comparison both for the current year and for the comparative period. Comparisons at divisional level are made in local currency and consolidated Group comparisons are made at constant exchange rates and exclude the effect of exchange rate movements by recalculating the prior period results as if they had been generated at the weighted average exchange rate for the current period.

Net new store space growth
Net new store space growth is the percentage increase in store selling space over the prior year measured as at the year end. Store selling space is the area that is open to the consumer and excludes staff rest areas, storage areas and unused space. All stores open on the last day of the financial year are included in the calculation.

Total sales growth
Total sales growth is the annual percentage increase in sales at constant exchange rates. See Principal accounting policies (d)

Revenue recognition on page 80 for definition of sales. The Group comparison is made at constant exchange rates and excludes the effect of exchange rate movements by recalculating the prior period results as if they had been generated at the weighted average exchange rate for the current period. See below for a reconciliation between the reported amounts and the growth at constant exchange rates.

Operating profit growth
Operating profit growth is the annual percentage increase in operating profit at constant exchange rates. Operating profit being total Group sales less cost of sales and administrative expenses; plus other operating income, all at constant exchange rates. See Principal accounting policies (e) Cost of sales and administrative expenses on page 81 for definition. See below for a reconciliation between the reported amounts and the growth at constant exchange rates.

Return on capital employed
ROCE is calculated by dividing the annual operating profit by the average monthly capital employed for that year, expressed as a percentage. The monthly values are extracted from the monthly management accounts. See above for definition of operating profit. Capital employed includes intangible assets, property, plant and equipment, other non-current receivables, inventories, trade and other receivables; less trade and other payables, deferred income and retirement benefit obligations.

Movement in net debt
Movement in net debt is defined as the difference between net debt at the end of the period and that at the beginning of the period excluding exchange adjustments, and the net movement in equity capital (proceeds from issue of shares less purchase of own shares).

Impact of constant exchange rates
					Growth at
	At	At 2006/07	Growth at	Impact of	constant
	reported	exchange rates	reported	exchange rate	exchange rates
	exchange rates	(non-GAAP)	exchange rates	movement	(non-GAAP)
	£m	£m	%	%	%

Sales:
2001/02	1,570.1	1,307.4
2002/03	1,598.5	1,387.9	1.8	4.4	6.2
2003/04	1,605.5	1,487.3	0.4	6.8	7.2
2004/05	1,615.5	1,603.7	0.6	7.2	7.8
2005/06	1,752.3	1,697.7	8.5	(2.6)	5.9
2006/07	1,893.2	1,893.2	8.0	3.5	11.5

5 year compound annual growth			3.8		7.7

Operating profit:
2001/02	177.9	148.6
2002/03	193.9	168.5	9.0	4.4	13.4
2003/04	203.1	188.9	4.7	7.4	12.1
2004/05	212.5	211.0	4.6	7.1	11.7
2005/06	208.2	201.1	(2.0)	(2.7)	(4.7)
2006/07	221.4	221.4	6.3	3.8	10.1

5 year compound annual growth			4.5		8.3

Signet Group plc Annual Report & Accounts 53 weeks ended 3 February 2007

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Financial review
for the 53 weeks ended 3 February 2007

	2006/07	2006/07	2005/06	2005/06	2004/05	2004/05
	£m	%	£m	%	£m	%

Sales
US	1,410.7	74.5	1,282.7	73.2	1,107.8	68.6
UK	482.5	25.5	469.6	26.8	507.7	31.4

Total	1,893.2	100.0	1,752.3	100.0	1,615.5	100.0

Operating profit:
US	173.8	81.5	167.1	83.4	142.4	69.8
UK	55.0	25.8	49.1	24.5	76.9	37.7
Group function	(7.4)	(3.5)	(8.0)	(4.0)	(6.8)	(3.3)

	221.4	103.8	208.2	103.9	212.5	104.2
Net finance charge	(8.2)	(3.8)	(7.8)	(3.9)	(8.6)	(4.2)

Profit before tax	213.2	100.0	200.4	100.0	203.9	100.0

Adoption of International Financial Reporting Standards
For financial years commencing on or after 1 January 2005 UK listed companies are required to report in accordance with International Financial Reporting Standards as adopted by the European Union, (“Adopted IFRS”). The Group therefore now prepares its results under Adopted IFRS. These results contain comparative information presented, where necessary, in accordance with Adopted IFRS. The most significant elements contributing to the change in reporting the presentation of financial information under Adopted IFRS, as compared to Historic UK GAAP, were the:

•	inclusion of a charge for share-based payments;
•	cessation of goodwill amortisation;
•	timing of dividend recognition;
•	disclosures relating to taxation; and
•	treatment of leases.

These changes had no impact on the Group’s historical or future net cash flow, the timing of cash received or the timing of payments.

Reporting currency
The reporting currency for the Annual Report & Accounts for the 53 weeks ended 3 February 2007 is pounds sterling. From the commencement of its next fiscal year on 4 February 2007, the Group will commence reporting in US dollars including comparatives and the five year record.

Introduction
The key drivers of operating profitability are the:

•	rate of sales growth;
•	balance between like for like sales growth and sales from new store space;
•	achieved gross margin;
•	level of cost increases experienced by the Group; and
•	movements in the US dollar to pound sterling exchange rate, since the majority of the Group’s profits are generated in the US and the Group has reported its results in pounds sterling for the 53 weeks ended 3 February 2007.

The gross margin percentage in retail jewellery is above the average for speciality retailers reflecting the slow inventory turn. The trend in gross margin depends on Signet’s pricing policy, movements in the cost of merchandise sold, changes in sales mix and the direct cost of providing services such as repairs.

In general, gross margin percentage on gold jewellery is above that of diamond jewellery, whilst that of watches and gift products is normally below that of diamond jewellery. Within the diamond jewellery category the gross margin percentage varies depending on the proportion of the merchandise cost accounted for by the value of the diamonds; the greater the proportion, the lower the gross margin percentage. In addition, the gross margin in a Jared store is slightly below that of a mall store, although at maturity the store contribution percentage of a Jared store is similar to that of a mall store. A change in merchandise mix will therefore impact the Group’s UK and US division’s gross margin percentage and a change in the proportion of sales from Jared will impact the gross margin percentage of both the US division and Group. In the US division the growth of Jared and the increase in sales of higher value diamonds, both of which are helping to drive like for like sales growth, means that US gross margin percentage is expected to show a small decline each year.

The cost of goods sold used to arrive at gross profit takes into account all costs incurred in the purchase, processing and distribution of the merchandise and all costs directly incurred in the operation and support of the retail outlets. The classification of distribution and selling costs under Adopted IFRS varies from company to company and therefore the gross profit percentage may not be comparable from one company to another.

To maintain the operating profit margin, the Group needs to achieve like for like sales growth sufficient to offset any adverse movement in gross margin, the increase in operating costs (including the net bad debt charge) and the impact of immature selling space. Like for like sales growth above the level required to offset the factors outlined above, allows the Group to achieve leverage of its fixed cost base and improve operating margin; slower sales growth results in reduced operating margin. There are not any known trends or uncertainties in future rent or amortisation expenses that could materially affect operating results or cash flows.

Signet Group plc Annual Report & Accounts 53 weeks ended 3 February 2007

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Financial review (continued)

Signet’s target of 8% – 10% new store space growth in the US, with a slight decline in space in the UK, means lower like for like sales growth is required in the UK than in the US to maintain operating margin. The increase in the planned new space growth in the US to 8% – 10% in 2006/07 from 6% – 8% in 2003/04, means that a faster rate of like for like sales growth is now required to maintain the US operating margin than has historically been the case. However, as new store space is anticipated to break even or to make a small contribution at the store level, the increase in the rate of growth is not expected to reduce overall profitability.

The impact on operating profit of sales variances (either adverse or favourable) is less in the US division than the UK, as certain variable expenses such as turnover-related rent and sales commission account for a higher proportion of costs in the US business than in the UK division. The impact on operating profit of a sharp increase or decrease in like for like sales performance is particularly marked.

A key factor in driving operating margin is the level of average sales per store, with higher productivity allowing leverage of expenses both in store and in central functions.

Movements in the US dollar to pound sterling exchange rate impact the reported results of the Group as the US division’s results were translated into pounds sterling. Historically, a one cent movement in the exchange rate impacts profit before tax by some £0.8 million. From 5 February 2007 the functional currency of the parent company was changed to US dollars and the Group’s reporting currency also changed to US dollars. Going forward, a one cent movement in the exchange rate impacts profit before tax by some $0.4 million. The Board believes it is currently inappropriate to hedge this exposure as the UK division’s sales and costs are denominated in pounds sterling and the cash flow from the UK division is largely used to pay dividends to UK shareholders in pounds sterling.

53 weeks ended 3 February 2007
Total Group sales rose to £1,893.2 million (2005/06: £1,752.3 million), up by 8.0% on a reported basis and 11.5% at constant exchange rates (see page 32). On a 52 week basis Group like for like sales were up by 5.4% and net new store space contributed 4.5% . The 53rd week contributed 1.6% to sales in 2006/07 (see table opposite).

Group operating margin decreased to 11.7% (2005/06: 11.9%), reflecting a decline in the operating margin of the US division and an increase in that of the UK division (see table opposite). The 53rd week contributed some £1.8 million to operating profit in 2006/07. Group operating profit increased to £221.4 million (2005/06: £208.2 million), up by 6.3% on a reported basis and 10.1% at constant exchange rates (see page 32), as total sales growth more than compensated for the decline in operating margin.

Net financing costs amounted to £8.2 million (2005/06: £7.8 million), the increase being primarily due to the transition from a securitised borrowing facility to the new private placement note facility and incremental borrowing as a result of the share buyback programme offset by the movement in the US dollar/pound sterling exchange rate.

Group profit before tax increased to £213.2 million (2005/06: £200.4 million), up by 6.4% on a reported basis and 10.1% at constant exchange rates (see page 32). The 53rd week contributed some £1.5 million to profit before tax in 2006/07. Profit for the financial period increased by 8.2% to £141.5 million (2005/06: £130.8 million), an increase of 11.9% at constant exchange rates (see page 32). Earnings per share was 8.2p (2005/06: 7.5p), up by 9.3% on a reported basis and 12.3% at constant exchange rates (see page 32).

Sales

Components of 2006/07 sales growth

	US %	UK %	Group %

Like for like on a 52 week basis	7.0	1.1	5.4
Change in net new store space	6.2	0.1	4.5
Exchange translation	(4.9)	–	(3.5)
Impact of 53rd week	1.7	1.5	1.6

Total sales growth	10.0	2.7	8.0

US
Like for like sales for the US division increased by 7.0% on a 52 week basis, and total US dollar sales by 14.9% . The US division had a consistent performance throughout the year. The contribution from new store space was 6.2%, the impact of exchange rate movements was (4.9)% and the impact of the 53rd week was 1.7% (see table above). Total reported sales grew by 10.0% ..

UK
The UK business saw sales stabilise in 2006/07 after a sharp deterioration in 2005/06. The strategy of increasing diamond participation continued to drive improvements in performance indicators such as average selling price, with the volume of transactions reduced. On a 52 week basis like for like sales increased by 1.1% and the impact of changes in net new store space was 0.1% and the 53rd week 1.5% (see table above). Total sales increased by 2.7% ..

Operating profit

Operating margin movement

	US %	UK %	Group %

2005/06 margin	13.0	10.5	11.9
Gross margin	(0.7)	0.3	(0.5)
Expenses	0.7	0.4	0.7
New store space	(0.5)	–	(0.3)
Impact of 53rd week	(0.2)	0.2	(0.1)

2006/07 margin	12.3	11.4	11.7

Signet Group plc Annual Report & Accounts 53 weeks ended 3 February 2007

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31

US
The operating margin in the US division was 12.3% (2005/06: 13.0%) . Leverage of 70 basis points from like for like sales growth partly offset the impact of additional immature space of 50 basis points as well as the adverse movement in gross margin percentage of 70 basis points and the impact of the 53rd week of 20 basis points (see table on previous page). Administrative expenses (see definition page 126) increased reflecting the resources required to support the growth of the division. The ratio of net bad debt to sales improved a little to 2.8% (2005/06: 3.0%) . Operating profit was £173.8 million (2005/06: £167.1 million), up by 4.0% on a reported basis and 8.6% at constant exchange rates (see page 32). The commencement of television advertising for Valentine’s Day 2007 in the last week of 2006/07, with the related sales benefit occurring in 2007/08, meant that the 53rd week did not contribute to operating profit.

UK
The division’s gross margin increased by 30 basis points, the benefit from advantageous hedging positions and selective price increases more than offsetting higher commodity costs. The actions taken to reduce costs in 2005/06 benefited the business throughout 2006/07 and resulted in a 40 basis point improvement in operating margin (see table on previous page). Administrative costs in the UK were little changed due to cost savings implemented at the start of the year. The operating margin at 11.4% was up on last year (2005/06: 10.5%) . Operating profit rose by 12.0% to £55.0 million (2004/05: £49.1 million). The impact of the 53rd week on operating profit was about £1.8 million.

Group costs
Group central costs amounted to £7.4 million (2005/06: £8.0 million, including a property provision of £0.7 million).

Taxation
The charge of £71.7 million (2005/06: £69.6 million) represents an effective tax rate of 33.6% (2005/06: 34.7%) . The rate is lower than previously indicated due to the tax treatment of share options and the favourable resolution of certain prior year tax positions during the year. It is anticipated that, subject to the outcome of various uncertain tax positions, the Group’s effective tax rate in 2007/08 may increase to a level of up to 37%, this being an approximation to the underlying effective tax rate for the Group.

Return on capital employed
The Group’s ROCE was 22.8% (2005/06: 22.4%) . In the US the ROCE was 21.5% (2005/06: 22.4%) reflecting the additional investment in an 11% increase in net new store space. In the UK there was an increase to 32.7% reflecting high leverage of capital employed (2005/06: 26.6%) . US capital employed included in-house credit card debtors of £395.6 million at 3 February 2007 (£382.7 million at 28 January 2006).

Depreciation, amortisation and capital expenditure
Depreciation and amortisation charges were £50.3 million (2005/06: £46.2 million), £32.6 million (2005/06: £28.5 million) in the US and £17.7 million (2005/06: £17.7 million) in the UK. Capital expenditure in the US was £53.8 million (2005/06: £49.1 million) and in the UK was £12.4 million (2005/06: £26.8 million). The additional capital expenditure in the US is primarily due to the increase in the rate of new store space growth. While the decrease in the UK reflected a lower level of expenditure in line with the fluctuations in the number of stores due to be refurbished. Capital expenditure in 2007/08 is expected to be in the range of £85 million to £95 million reflecting a further increase in the number of new stores opened in the US and a planned increase in relocations and new store openings in the UK.

Dividends
In November 2006 an interim dividend of 0.4434p per share was paid (2005/06: 0.4125p) . The Board is recommending to shareholders a final dividend of 6.317 cents (2005/06: 2.8875p) per share for 2006/07, which, subject to shareholder approval, is to be paid on 6 July 2007 to those shareholders on the register of members at close of business on 1 June 2007. Based on the exchange rate on 17 April 2007, this represents an increase in the total dividend for the year of 9.1% . The US dollar to pound sterling rate used to convert the 6.317 cents dividend per share for payment to shareholders who elect to receive a pound sterling dividend will be the rate as derived from Reuters at 4.00 pm on the record date of 1 June 2007. A letter sent on 18 April 2007 to shareholders on the register asked whether they wished to receive this and future dividends in US dollars or pounds sterling.

Future distribution policy will continue to take account of earnings, cash flow, gearing, and the needs of the business.

Under English law, dividends can only be paid out of profits available for distribution (generally defined as accumulated realised profits less accumulated realised losses, less unrealised losses) and not out of share capital or share premiums (generally equivalent in US terms to paid-in surplus). At 3 February 2007, after taking into account the subsequently recommended final dividend of 6.317 cents per share (2005/06: 2.8875p per share), the holding company had distributable reserves of £132.0 million (28 January 2006: £110.3 million).

In order to make further distributions in excess of this figure, the holding company would first need to receive dividends from its subsidiaries. In addition to restrictions imposed at the time of the 1997 capital reduction on the distribution of dividends received from subsidiaries, the payments of dividends from other tax jurisdictions may not be tax efficient. Furthermore, there may be other reasons why dividends may not be paid by subsidiaries to the holding company.

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Financial review (continued)

Impact of constant exchange rates and 53rd week
The Group has historically used constant exchange rates to compare period to period changes in certain financial data. This is referred to as “at constant exchange rates” throughout this Annual Report & Accounts. The Group considers this to be a useful measure for analysing and explaining changes and trends in the Group’s results. The impact of the recalculation of sales, operating profit, profit before tax, profit for the financial period and earnings per share at constant exchange rates and the impact of the 53rd week, including a reconciliation to the Group’s GAAP results, is analysed below.

										2006/07 on
			Growth			2005/06	Growth			52 week basis	52 week growth
			at actual	Impact of		at constant	at constant			at constant	at constant
			exchange	exchange rate		exchange rates	exchange rates	Impact of		exchange rates	exchange rates
	2006/07	2005/06	rates	movement		(non-GAAP)	(non-GAAP)	53rd week		(non-GAAP)	(non-GAAP)
	£m	£m	%	£m		£m	%	£m		£m	%

Sales by origin and
destination:
UK	482.5	469.6	2.7	–		469.6	2.7	(7.3)		475.2	1.2
US	1,410.7	1,282.7	10.0	(54.6)		1,228.1	14.9	(20.8)		1,389.9	13.2

	1,893.2	1,752.3	8.0	(54.6)		1,697.7	11.5	(28.1)		1,865.1	9.9

Operating profit:
UK – Trading	55.0	49.1	12.0	–		49.1	12.0	(1.8)		53.2	8.4
– Group function	(7.4)	(8.0)	n/a	–		(8.0)	n/a	–		(7.4)	n/a

	47.6	41.1	15.8	–		41.1	15.8	(1.8)		45.8	11.4
US	173.8	167.1	4.0	(7.1)		160.0	8.6	–		173.8	8.6

	221.4	208.2	6.3	(7.1)		201.1	10.1	(1.8)		219.6	9.2

Profit before tax	213.2	200.4	6.4	(6.7)		193.7	10.1	(1.5)		211.7	9.3

Profit for the financial period	141.5	130.8	8.2	(4.4)		126.4	11.9	(0.9)		140.6	11.2

Earnings per share	8.2p	7.5p	9.3	(0.2	)p	7.3p	12.3	(0.1	)p	8.1p	11.0

Liquidity and capital resources
It is the objective of the Group to maintain a strong balance sheet, after implementing its 8% – 10% new store space growth strategy in the US, the continuing programme of store refurbishments and relocations on both sides of the Atlantic, payment of dividends, and any repurchase of shares. Factors which could affect this objective would be the acquisition of a business or a change in the Group’s distribution policy to shareholders or if there was a variation in the operating performance of the Group.

The cash flow performance of the Group depends on a number of factors, such as the:

•	operating performance of the business;
•	rate of space expansion, which influences both fixed and working capital investment;
•	level of store refurbishment and relocations;
•	level of inventory investment; and
•	proportion of US sales made on the in-house credit card and the average monthly collection rate of the credit balances.

Investment in new space requires significant investment in working capital, as well as fixed capital investment, due to the slow inventory turn, and the additional investment required to fund sales in the US utilising the in-house credit card.

In years when the rate of new store space expansion in the US is towards the lower end of the planned 8% – 10% range, or the level of store refurbishment and relocation is below normal, the Group will have reduced levels of investment in fixed and working capital. In 2006/07 a faster rate of new store space growth in the US, and increased dividend payments, more than offset a lower level of refurbishment in the UK and meant that there was a cash outflow of £16.3 million (2005/06: £6.7 million) before the repurchase of shares amounting to £33.7 million (2005/06: £2.0 million) and proceeds from the issue of shares of £4.1 million (2005/06: £3.9 million).

The Group’s working capital requirements fluctuate during the year as a result of the seasonal nature of its business. As inventory is purchased for the Christmas season there is a working capital outflow which reaches its highest levels in late autumn. This position then reverses over the key selling period of November and December. The working capital needs of the business are then relatively stable from January to August. The rough diamond sourcing initiative will require the Group to hold an element of its inventory for approximately an additional 60 days. The timing of the payment of the final dividend, normally in July, is also material to working capital requirements during the year.

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The Board considers that the capital resources currently available are sufficient for both its present and near term requirements. A description of the main credit facilities of the Group are given in the next section, “Net debt”.

In 2006/07 cash generated from operating activities amounted to £182.2 million (2005/06: £188.1 million) after funding a working capital increase of £92.3 million (2005/06: £71.2 million), principally as a result of the growth of the US division. It is anticipated that in 2007/08 there will be a further increase in the level of working capital due to planned US store openings. Interest of £16.7 million (2005/06: £11.4 million) and tax of £69.2 million (2005/06: £64.7 million) were paid. Net cash from operating activities was £96.3 million (2005/06: £112.0 million).

Group capital expenditure was £66.2 million (2005/06: £75.9 million). The level of capital expenditure was some 1.3 times the depreciation and amortisation charge. Capital expenditure in 2007/08 is expected to be between £85 million and £95 million, most of which will be store related. There were disposal proceeds of £2.4 million (2005/06: £7.5 million). Equity dividends of £57.8 million (2005/06: £52.7 million) were paid, and £33.7 million (2005/06: £2.0 million) was utilised to repurchase shares. £4.1 million (2005/06: £3.9 million) was received from the proceeds of issuing shares. The increase in net debt before exchange adjustment was £45.9 million (2005/06: £4.8 million). In 2007/08 the increase in net debt is expected to be between £35 million and £45 million before exchange adjustments and movements in equity, reflecting a planned higher level of capital expenditure and an anticipated rise in tax and dividend payments. Up until 17 April 2007 share repurchases of £13.8 million have already been made in 2007/08.

Net debt
Net debt at 3 February 2007 was £118.4 million (28 January 2006: £98.6 million). Group gearing at the year end was 13.4% (28 January 2006: 11.2%) .

Until November 2006 the Group funded part of its private label credit card receivables programme through a privately placed receivables securitisation of $251.0 million. Under this securitisation, interests in the US receivables portfolio, held by a trust, were sold principally to institutional investors in the form of fixed-rate Class A, Class B and Class C investor certificates. The certificates had a weighted average interest rate of 5.42% and interest was paid monthly in arrears from the collection of finance charges generated by the receivables portfolio. The revolving period of the securitisation ended in March 2006, and the final principal payment was made in November 2006, resulting in no aggregate outstanding principal amount of certificates as at 3 February 2007.

On 30 March 2006 Signet entered into a US Private Placement Note Term Series Purchase Agreement (“Note Purchase Agreement”) which was funded largely from US insurance sector institutional investors in the form of fixed rate investor certificate notes (“Notes”). These Notes represent 7, 10 or 12 year maturities, with Series (A) $100 million 5.95% due 2013; Series (B) $150 million 6.11% due 2016 and Series (C) $130 million 6.26% due 2018. The aggregate issuance was $380 million and the funding date was 23 May 2006. The proceeds from this debt issuance were used to refinance the maturing securitisation programme and for general corporate purposes. The Notes rank pari passu with the Group’s other senior unsecured debt. The principal financial covenants on this Note Purchase Agreement are identical to the Group’s $390 million multi-currency revolving credit facility which are as follows:

1.	the ratio of Consolidated Net Debt to Consolidated EBITDA (Earning Before Interest, Tax, Depreciation and Amortisation) shall not exceed 3:1;

2.	Consolidated Net Worth (total net assets) shall not fall below £400 million; and

3.	the ratio of EBITARR (Earnings Before Interest, Tax, Amortisation, Rents, Rates and Operating Lease Expenditure) to Consolidated Net Interest Expenditure plus Rents, Rates and Operating Lease Expenditure shall be equal to or greater than 1.4:1.

On 28 September 2004 Signet entered into a $390 million unsecured multi-currency five year revolving credit facility agreement (the “Facility Agreement”). Under the Facility Agreement, a syndicate of banks made facilities available to the Group in the form of multi-currency cash advances and sterling acceptance credits on, inter alia, the following terms:

•	the Facility Agreement bears a maximum margin of 0.55% above LIBOR, though the margin may be lower dependent upon the performance of the Group. Since the commencement of the facility the margin has been 0.40% above LIBOR; and

•	the Facility Agreement is guaranteed by the Group’s principal holding and operating subsidiaries.

The continued availability of the Facility Agreement is conditional upon the Group achieving certain financial performance criteria (see above). It also has certain provisions which are customary for this type of agreement, including standard “negative pledge” and “pari passu” clauses. At 3 February 2007 and 18 April 2007 the amount outstanding under the Facility Agreement was $nil.

It is the policy of the Group to enter into interest rate protection agreements in respect of at least 75% of its forecast US dollar borrowings. At 3 February 2007 the interest rate of forecast US dollar borrowings for 2007/08 was capped effectively at 6.1% .

Pensions
The Group has one defined benefit plan (the “Group Scheme”) for UK based staff, which was closed to new members in 2004. All other pension arrangements consist of defined contribution plans. The IAS 19 present value of obligations of the Group Scheme decreased last year by £10.9 million (2005/06: increase of £33.4 million) primarily as a result of an actuarial gain of £17.3 million (2005/06: actuarial loss of £28.5 million). The market value of the Group Scheme’s assets increased by £6.5 million (2005/06: £19.8 million). As a result there was a retirement benefit asset on the balance sheet of £1.9 million (28 January 2006: £15.5 million obligation) before a related deferred tax liability of £0.6 million (28 January

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Financial review (continued)

2006: £4.6 million asset). The triennial actuarial valuation was carried out as at 5 April 2006. There was a surplus and as a result no additional contributions were required as part of a recovery plan to eliminate a deficit.

The cash contribution to the Group Scheme in 2006/07 was £3.6 million (2005/06: £4.3 million), and the Group expects to contribute some £3.9 million in 2007/08.

Contingent property liabilities
Approximately 136 UK property leases had been assigned by the Group up to 3 February 2007 (and remained unexpired and occupied by assignees at that date) and approximately 27 additional properties were sub-let at that date. Should the assignees or sub-tenants fail to fulfil any obligations in respect of those leases or any other leases which have at any other time been assigned or sub-let, the Group or one of its UK subsidiaries may be liable for those defaults. The number of such claims arising to date has been small, and the liability, which is charged to the profit and loss account as it arises, has not been material.

Contractual obligations
Long term debt obligations comprises borrowings with an original maturity of greater than one year. Purchase obligations comprise contracts entered into for the forward purchase of gold and US dollars with an original maturity of greater than one year. These contracts are taken out to manage market risks. It is expected that operating commitments will be funded from future operating cash flows and no additional facilities will be required to meet these obligations.

Contractual obligations as at 3 February 2007

	Less than	Between one	Between three	More than	Total
	one year	and three years	and five years	five years	£m

Long term debt obligations	–	–	–	192.9	192.9
Operating lease obligations	142.3	263.0	224.4	582.6	1,212.3
Purchase obligations	27.3	–	–	–	27.3
Fixed interest and commitment fee payments	12.1	24.1	23.5	50.2	109.9
Creditors falling due after one year	–	–	–	16.3	16.3

Total	181.7	287.1	247.9	842.0	1,558.7

(1)	As at 3 February 2007 the Group has no significant outstanding floating rate indebtedness.
(2)	The expected Group pension contribution to the Group Scheme has been excluded from the table as have obligations for subsequent years. The Group expects to contribute some £3.9 million in 2007/08.

Prior year review of the 52 weeks ended
28 January 2006
Total Group sales rose to £1,752.3 million (2004/05: £1,615.5 million), up by 8.5% on a reported basis and 6.0% at constant exchange rates (see page 36). Group like for like sales were up by 2.4% and space changes contributed 3.6% (see table below).

Group operating margin decreased to 11.9% (2004/05: 13.2%), reflecting the significant decline in the operating margin of the UK division. While total sales increased, the decline in the operating margin resulted in Group operating profit decreasing to £208.2 million (2004/05: £212.5 million), down by 2.0% on a reported basis and 4.1% at constant exchange rates (see page 36).

Net financing costs decreased to £7.8 million (2004/05: £8.6 million). The reduction was principally due to an increase in interest income in the first half of the year.

Group profit before tax decreased to £200.4 million (2004/05: £203.9 million), down by 1.7% on a reported basis and 3.8% at constant exchange rates (see page 36). After a tax charge of 34.7% (2004/05: 33.9%) profit for the financial period reduced by 3.0% to £130.8 million (2004/05: £134.8 million), a decrease of 5.0% at constant exchange rates (see page 36). It is anticipated that the tax charge for 2006/07 will be approximately 36%. Earnings per share was 7.5p (2004/05: 7.8p), down by 3.8% on a reported basis and 6.3% at constant exchange rates (see page 36).

Sales
2005/06 sales growth

	US %	UK %	Group %

Like for like	7.1	(8.2)	2.4
Space	5.0	0.7	3.6
Exchange translation	3.7	–	2.5

Total sales growth	15.8	(7.5)	8.5

US
Like for like sales for the US division increased by 7.1% and total US dollar sales by 15.8% . The US division had a strong first half with like for like sales up by 7.9% . While the retail environment slowed a little in the second half of the year, the business continued to show solid growth with like for like sales up by 6.4% in the fourth quarter. The contribution from new store space and the impact of exchange rate movements is shown in the table above.

UK
The UK business experienced the sharpest deterioration in trading conditions for 14 years. Although the strategy of increasing diamond participation continued to drive improvements in key performance indicators such as average selling price, the volume of transactions was much reduced. For the year as a whole like for like sales decreased by 8.2% and total sales decreased by 7.5% .

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Operating profit
Operating margin movement

	US %	UK %	Group %

2004/05 margin	12.9	15.1	13.2
Gross margin	(0.5)	0.6	(0.5)
Expenses	1.1	(5.2)	(0.5)
New store space	(0.5)	–	(0.3)

2005/06 margin	13.0	10.5	11.9

US
The operating margin in the US division increased slightly on last year to 13.0% (2004/05: 12.9%), with the leverage from like for like sales growth more than offsetting the impact of immature store space and the decline in gross margin (see table above). The ratio of net bad debt to sales was little changed at 3.0% (2004/05: 2.8%) . Operating profit was £167.1 million (2004/05: £142.4 million), up by 17.3% on a reported basis and 13.6% at constant exchange rates (see page 36).

UK
The division’s gross margin benefited from lower sterling commodity costs. The operating margin at 10.5% was down on last year (2004/05: 15.1%) due to the adverse leverage from the 7.5% decline in UK sales. Operating profit fell by 36.2% to £49.1 million (2004/05: £76.9 million).

Group costs
Group central costs amounted to £8.0 million (2004/05: £6.8 million), the increase including additional costs associated with new corporate governance practices and a net property provision of £0.7 million (2004/05: £0.4 million).

Return on capital employed
The Group’s ROCE was 22.4% (2004/05: 26.3%) . In the US the ROCE was 22.4% (2004/05: 22.2%) in line with last year. In the UK there was a marked decrease to 26.6% reflecting the decline in UK profitability (2004/05: 44.5%) . US capital employed included in-house credit card debtors of £382.7 million at 28 January 2006 (2004/05: £319.0 million at 29 January 2005).

Depreciation, amortisation and capital expenditure
Depreciation and amortisation charges were £46.2 million (2004/05: £41.7 million), £28.5 million (2004/05: £24.3 million) in the US and £17.7 million (2004/05: £17.4 million) in the UK. Capital expenditure in the US was £49.1 million (2004/05: £41.7 million) and in the UK was £26.8 million (2004/05: £28.8 million). The additional capital expenditure in the US is primarily due to the increase in the rate of new store space growth.

Dividends
In November 2005 an interim dividend of 0.4125p per share was paid (2004/05: 0.375p) . The Board is recommending to shareholders a final dividend of 2.8875p (2004/05: 2.625p) per share for 2005/06, which, subject to shareholder approval, is to be paid on 7 July 2006 to those shareholders on the register of members at close of business on 2 June 2006. Future distribution policy will continue to take account of earnings, cash flow, gearing and the needs of the business.

Under English law, dividends can only be paid out of profits available for distribution (generally defined as accumulated realised profits less accumulated realised losses less unrealised losses) and not out of share capital or share premiums (generally equivalent in US terms to paid-in surplus). At 28 January 2006, after taking into account the subsequently recommended final dividend of 2.8875p per share (2004/05: 2.625p per share), the holding company had distributable reserves of £110.3 million (29 January 2005: £116.0 million).

In order to make further distributions in excess of this figure, the holding company would first need to receive dividends from its subsidiaries. In addition to restrictions imposed at the time of the 1997 capital reduction on the distribution of dividends received from subsidiaries, the payments of dividends from other tax jurisdictions, such as the US, may not be tax efficient. Furthermore, there may be other reasons why dividends may not be paid by subsidiaries to the holding company.

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Financial review (continued)

Impact of constant exchange rates
The Group has historically used constant exchange rates to compare period to period changes in certain financial data. This is referred to as “at constant exchange rates” throughout these accounts. The Group considers this to be a useful measure for analysing and explaining changes and trends in the Group’s results. The impact of the recalculation of sales, operating profit, profit before tax, profit for the financial period and earnings per share at constant exchange rates, is analysed below.

				Growth			2004/05 at		Growth at
				at actual	Impact of		constant		constant
				exchange	exchange rate		exchange rates		exchange rates
	2005/06	2004/05		rates	movement		(non-GAAP)		(non-GAAP)
	£m	£m		%	£m		£m		%

Sales by origin and destination:
UK	469.6	507.7		(7.5)	–		507.7		(7.5)
US	1,282.7	1,107.8		15.8	36.9		1,144.7		12.1

	1,752.3	1,615.5		8.5	36.9		1,652.4		6.0

Operating profit:
UK – Trading	49.1	76.9		(36.2)	–		76.9		(36.2)
– Group central costs	(8.0)	(6.8)		n/a	–		(6.8)		n/a

	41.1	70.1		(41.4)	–		70.1		(41.4)
US	167.1	142.4		17.3	4.7		147.1		13.6

	208.2	212.5		(2.0)	4.7		217.2		(4.1)

Profit before tax	200.4	203.9		(1.7)	4.4		208.3		(3.8)

Profit for the financial period	130.8	134.8		(3.0)	2.9		137.7		(5.0)

Earnings per share	7.5p	7.8	p	(3.8)	0.2	p	8.0	p	(6.3)

Critical accounting policies
Critical accounting policies covering areas of greater complexity or those particularly subject to the exercise of judgement are listed below. There are no material off-balance sheet structures. The principal accounting policies are set out in note 1 on pages 80 to 84 in the Notes to the accounts.

Implementation of Adopted IFRS
These accounts have been prepared on the basis of Adopted IFRS.

IFRS 1 ‘First-time adoption of international financial reporting standards’ grants certain exemptions from the full requirements of IFRSs in the transition period. The following exemptions have been taken in these financial statements:

•	Business combinations – Business combinations that took place prior to 1 February 2004 have not been restated;
•	Fair value or revaluation to deemed cost – At the date of transition fair value has been used as deemed cost for properties previously measured at fair value; and
•	Financial instruments – The comparative information for the 52 weeks ended 29 January 2005 has not been restated on adoption of IAS 32 and IAS 39, ‘Financial instruments’.

Revenue recognition
Where the contractual obligation is borne by the Group, revenue from the sale of extended service agreements is deferred and recognised, net of incremental costs arising from the initial sale in proportion to anticipated claims arising. This period is based on the historical claims experience of the business, which has been consistent since these products were launched. The Group reviews the pattern of claims at the end of each year to determine any significant trends that may require changes to revenue recognition rates.

Only the commission element of UK warranty sales is recognised as revenue.

Provision is made for future returns expected within the stated return period, based on previous percentage return rates experienced.

Insurance income and the impact of voucher promotions are recognised in revenue.

Interest receivable from the US in-house credit programme is classified as other operating income.

Inventory valuation
Inventory is valued on an average cost basis and includes appropriate overheads. Overheads allocated to inventory cost are only those directly related to bringing inventory to its present location and condition. These include relevant warehousing, distribution and certain buying, security and data processing costs.

Where necessary, provision is made for obsolete, slow-moving and damaged stock. This provision represents the difference between the cost of the stock and its estimated market value, based upon stock turn rates, market conditions and trends in consumer demand. For further detail on the provisions for inventory and the amount of reserves recorded each year, refer to note 13 on page 92.

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In the US, stock losses are recognised at the mid-year and fiscal year end based on complete physical inventories. In the UK, stock losses are recorded as identified on a perpetual inventory system and an estimate is made of losses for the period from the last stock count date to the end of the financial year on a store by store basis. These estimates are based on the overall divisional stock loss experience since the last stock count.

Foreign currency translation
The results of overseas subsidiary undertakings are translated into pounds sterling at the weighted average rates of exchange during the period and their balance sheets and attributable goodwill at the rates at the balance sheet date. Exchange differences arising from the translation of the net assets of overseas subsidiary undertakings are charged or credited to reserves. Other exchange differences arising from foreign currency transactions are included in profit before taxation.

The functional currency of the parent company moved to US dollars from 5 February 2007. At the same time the reporting currency of the Group changed to US dollars. The relative size of the Group’s US and UK businesses means that the exposure of the Group’s reported results to exchange rate fluctuations will be reduced.

Hedge accounting
The Group took the exemption not to restate comparatives for IAS 32 ‘Financial instruments: disclosure and presentation’ and IAS 39 ‘Financial instruments: recognition and measurement’ in 2005/06. As a result, the comparative information in these accounts for the 52 weeks ended 29 January 2005 is presented on the previously existing UK GAAP basis. The Group applied the hedge accounting provisions of IAS 39 from 30 January 2005 as they relate to forward currency and commodity contracts in order to minimise future volatility.

Changes in the fair value of financial instruments that are designated and effective as hedges of future cash flows are recognised directly in equity through the consolidated statement of recognised income and expense. Any ineffective portion of the gain or loss is recognised immediately in the income statement. For cash flow hedges that result in the recognition of a non-financial asset or liability, amounts previously deferred in equity are included in the measurement of the asset or liability. For cash flow hedges that result in the recognition of a financial asset or liability, amounts previously recognised in equity are recognised in the income statement in the same period in which the hedged item affects the Group’s net profit or loss.

Taxation
Accruals for tax contingencies require management to make judgements and estimates in relation to tax audit issues and exposures. Amounts accrued are based on management’s interpretation of country-specific tax law and the likelihood of settlement. Tax benefits are not recognised unless the tax positions are probable of being sustained. Once considered to be probable, management reviews each material tax benefit to assess whether a provision should be taken against full recognition of the benefit on the basis of potential settlement through negotiation and/or litigation. All such provisions are included in creditors due within one year. Any recorded exposure to interest on tax liabilities is provided for in the tax charge.

Depreciation and impairment
Depreciation is provided on freehold and long leasehold premises over a useful life not exceeding 50 years. Freehold land is not depreciated. Depreciation is provided on other fixed assets at rates between 10% and 33 1/3%. Shopfit depreciation rates have been set based on the refit cycle for each store fascia and the useful lives of each individual element of the shopfit. Tills and other IT equipment have separately determined depreciation rates.

In the UK there are circumstances where refurbishments are carried out close to the end of the lease term, such that the expected life of the newly installed leasehold improvements will exceed the lease term. Where the renewal of the lease is reasonably assured, such shopfronts, fixtures and fittings are depreciated over a period equal to the lesser of their economic useful life, or the remaining lease term plus the period of reasonably assured renewal. Reasonable assurance is gained through evaluation of the right to enter into a new lease, the performance of the store and potential availability of alternative sites.

Where appropriate, provision is made on assets that have a recoverable amount less than net book value. Additionally, potentially impaired assets are identified by reviewing the cash contribution of individual stores where trading since the initial opening of the store has reached a mature stage. Where such stores deliver a low or a negative cash contribution, the related store assets are considered for impairment by reference to the higher of net realisable value and value in use.

Lease costs and incentives
Where operating leases include clauses in respect of predetermined rent increases, those rents are charged to the income statement on a straight line basis over the lease term including any construction period or other rental holiday. Other operating lease costs are charged to the income statement as incurred. Amounts payable in respect of turnover leases are charged in the period to which the turnover relates. Premiums paid to acquire short leasehold properties and incentives received relating to leased properties are amortised over the lease term.

Where the Group has onerous lease obligations, provision is made for the discounted cash outflow that is expected to arise under the lease. Account is taken of any sublet income received or reasonably expected, incentives to be received or paid and the time to lease expiry or reversal of the net cash outflow, whichever is the later.

The Group policy is to recognise a provision for onerous leases when the leased property ceases to be used by the Group.

Receivables
Trade and other receivables are stated at their nominal amount less impairment losses.

The bad debt experience of the US division has been relatively stable over the past ten years at between 2.8% and 3.4% of sales.

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Financial review (continued)

UK retirement benefits
The surplus or deficit on the Group Scheme that is credited or charged to shareholders’ equity through the Consolidated statement of recognised income and expense is subject to a number of assumptions and uncertainties. A qualified actuary is engaged to calculate the expected liabilities of the Group Scheme based primarily on assumptions regarding salary and pension increases, inflation rates, discount rates, projected life expectancy and the long term rate of return expected on the Group Scheme’s assets. A full actuarial valuation was completed as at 5 April 2006 and the Group Scheme valuation is updated at each year end based on actuarial assumptions as of the year end date. The assumptions set are based on the advice of the actuary and details of these assumptions are given in note 21 on page 96. The sensitivity of the Group Scheme assets, liabilities and funded position to the assumptions made is presented on page 96. The discount rate is based on the yield at the balance sheet date of AA rated corporate bonds of equivalent currency and term to the Group Scheme’s liabilities. The value of the assets of the Group Scheme is measured as at the balance sheet date, this being particularly dependent on the value of equity investments held by the Group Scheme at that date. The overall impact on the Group balance sheet is significantly mitigated as the members of the Group Scheme are only in the UK and account for less than 11% of UK employees. The Group Scheme ceased to admit new employees from April 2004.

Share-based payments
The Group recognises a charge to income in respect of the fair values of outstanding employee share options. The fair values are calculated at the grant date using the Black-Scholes option pricing model up to 29 January 2005 and for LTIP schemes thereafter and a binomial valuation model from 30 January 2005 and are charged to the income statement from the grant date over the relevant option vesting period. The key assumptions surrounding the valuation of employee share options include the risk free interest rate, expected life of options, expected volatility and dividend yield. The expected volatility is based on the five year average historical volatility. Full details of all assumptions are given in note 28 on page 103. The optional transitional arrangements, which allowed companies to apply IFRS 2 fully retrospectively to all options granted but not fully vested at the relevant reporting date, was used.

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Risk and other factors

Forward-looking statements
All statements in this document (including the financial statements and notes), other than statements of historical fact included in this document, are or may be deemed to be forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements, based upon management’s beliefs as well as on assumptions made by and data currently available to management, appear in a number of places throughout this document and include statements regarding, among other things, our results of operation, financial condition, liquidity, prospects, growth, strategies and the industry in which the Group operates. The use of the words “expects,” “intends,” “anticipates,” “estimates,” “may,” “forecast,” “objective,” “plan” or “target,” and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those discussed in such forward-looking statements include:

•	adverse trends in the general economy which may impact negatively on discretionary consumer spending, including unemployment levels, the level of consumers’ disposable income, consumer confidence, business conditions, interest rates, consumer debt levels, availability of credit and levels of taxation;
•	the ability to recruit, train and retain staff, including senior management;
•	consumers preference for jewellery compared to other product categories, the Group’s ability to anticipate consumer preferences and the merchandising, inventory and pricing policies it follows;
•	the reputation of the Group and its trading names, together with the success of the Group’s marketing and promotional programmes;
•	changes in consumer appreciation of diamonds, gold and other precious metals and gem stones;
•	changes to the locations in which consumers choose to shop, the extent and results of the Group’s net store expansion and refurbishment strategy together with the availability of suitable real estate;
•	the level of competition in the selling of jewellery and the development of new distribution channels in competition with the Group (such as online sales);
•	the level of dependence on particular suppliers of merchandise;
•	fluctuations in the supply, price and availability of diamonds, gold and other precious and semi-precious metals and stones as well as the consumer attitude to those and other products;
•	the seasonality of the Group’s business, the risk of disruption during the Christmas trading period, and the availability of inventory during the three months leading up to the Christmas season;
•	social, ethical and environmental risks;
•	the suitability and reliability of the Group’s internal control systems and procedures, including its accounting and information technology systems necessary for compliance with the Sarbanes-Oxley Act, as well as operational systems such as warehousing, distribution and e-commerce;
•	regulatory requirements, particularly with regard to the in-house credit operation in the US;
•	revisions to, and new interpretations of, GAAP, the accounting policies adopted by the Group and the tax assumptions made by the Group;
•	acquisitions;
•	pensions regulations, actuarial assumptions including longevity, pension valuation and investment returns;
•	the cost and availability of borrowings and equity capital;and
•	financial market risks, including fluctuations in exchange rates between the pound sterling and the US dollar which may affect reported revenues, costs, the value of the Group’s consolidated borrowings, and the cost of capital.

All forward-looking statements should be read, in particular, in the context of the Risk and other factors described in this section. Shareholders are cautioned not to place undue weight on these forward-looking statements. Actual results may differ materially from those anticipated in such forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein may not be realised. The Group undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

Impact of general economic conditions
Jewellery purchases are discretionary and may be particularly affected by adverse trends in the general economy.

The success of the Group’s operations depends to a significant extent upon a number of factors relating to discretionary consumer spending. These include economic conditions and perceptions of such conditions by consumers, employment, the rate of change in employment, the level of consumers’ disposable income and income available for discretionary expenditure, business conditions, interest rates, consumer debt and asset values, availability of credit and levels of taxation for the economy as a whole and in regional and local markets where the Group operates. There can be no assurance that consumer spending on jewellery will not be adversely affected by changes in general economic conditions. However, due to the limited seasonality in the product mix, the risk of having to discount inventory in order to be correctly stocked for the next selling season is more limited than for some other retail sectors.

While the level of consumer expenditure may vary, occasions when jewellery is purchased – engagements, weddings and events such as Christmas, wedding anniversaries, birthdays, Valentine’s Day and Mothers’ Day – occur on a regular basis. Signet’s US business is believed to be less exposed to the economic cycle than its UK business. Approximately 45% of sales in the US are in the bridal related sector which is thought to be less sensitive to changes in general economic conditions than other categories of jewellery, while in the UK only 15% – 20% of sales are bridal related.

Furthermore, a greater proportion of costs in the US business are proportional to sales than in the UK business so the impact on any change in sales, either positive or negative, has less of an impact on operating profit in the US than in the UK.

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Risk and other factors (continued)

As a substantial proportion of the Group’s US sales are made on credit, any significant deterioration in general economic conditions or consumer debt levels may inhibit consumers’ use of credit and cause a material adverse effect on the Group’s revenues and profitability. Furthermore, any downturn in general or local economic conditions in the markets in which the Group operates may adversely affect its collection of outstanding credit accounts receivable and hence the net bad debt charge. Currently there are all-time high levels of consumer debt in the US, however, the level of net bad debt charge as a percentage of credit sales in the Group’s US division in 2006/07 was at the bottom end of the range in recent years.

Staff
The Group’s operating experience suggests that the top three factors in determining where the consumer buys jewellery are the level of service provided to the customer, the quality, together with the selection of merchandise offered and the reputation of the retailer.

In speciality jewellery retailing, the level and quality of customer service is a key competitive factor as nearly every in-store transaction involves the sales associate taking a piece of jewellery or a watch out of a display case and presenting it to the potential customer. Therefore the ability of the Group to recruit, train and retain suitably qualified sales staff is important in determining sales and profitability. The support and systems provided to the Group’s store employees by staff at the divisional head offices and in the corporate functions will also influence the performance of the Group. Consequently the Group has in place comprehensive recruitment, training and incentive programmes and employee attitude surveys (see pages 11 and 20 for more details).

Consumer preferences, merchandise selection, inventory and pricing
The Group performance depends on consumer fashions, preferences for jewellery in general and the demand for particular products. The consumers’ preference for jewellery over other product categories varies over time and influences the total size of the jewellery market. For example, in 2000 jewellery was very popular with consumers, while in 2005 electronic products was a strong category and jewellery comparatively weaker. Design trends in jewellery normally only change over relatively long periods and there is little seasonality in the merchandise mix. The ability to predict accurately future changes in taste, respond to changes in consumer preferences, carry the inventory demanded by customers, deliver the appropriate quality, price products correctly and implement effective purchasing procedures, all have an important influence in determining sales performance and achieved gross margin (see pages 15 and 21 for more details of the Group’s merchandising and purchasing procedures).

The price of jewellery compared to other products influences the proportion of consumer’s expenditure that is spent on jewellery. The comparative price, particularly of easily comparable pieces of jewellery, of the same quality, sold through similar stores impacts the Group’s share of jewellery sales. However the Group believes price, so long as it is broadly comparable to other speciality jewellery retailers, is not a primary factor in determining the jewellery retailer chosen by consumers. Other factors, such as customer service, are relevant in consumers’ decision and discounting may therefore increase sales, but not profit. If the factors influencing the consumers’ decision changed it would require the Group to adapt its business model. Therefore market research of consumer attitudes is carried out, merchandising trends are closely monitored and different pricing strategies are tested.

Reputation and marketing
Primary factors in determining customer buying decisions in the jewellery sector include customer confidence in the retailer and the merchandise sold, together with the level and quality of customer service. The Group carries out quality control and staff training procedures and provides customer service facilities to help protect its reputation. During 2005/06 a customer satisfaction index for each store, based on customer feedback, was introduced in the US division. A similar index was tested in the UK division in 2006/07 (see page 56 for details of the processes by which the Group obtains an understanding of customer attitudes).

The ability to differentiate the Group’s stores from competitors by its branding, marketing and advertising programmes is a factor in attracting consumers. These programmes are therefore carefully tested and their success monitored by methods such as market research (see pages 16 and 22 for more details).

The Diamond Trading Company (“DTC”), a subsidiary of De Beers Consolidated Mines Limited (“De Beers”), promotes diamonds and diamond jewellery in the US. The level of support provided by the DTC and the success of the promotions influence the size of the total jewellery market in that country.

Consumer appreciation of jewellery
Consumer appreciation of diamonds, gold and other precious metals and gemstones also influences the level of Group sales. Appreciation could be affected by a variety of issues including concern over the source of raw materials; the impact of mining and refining of minerals on the environment, the local community and the political stability of the producing country; labour conditions in the supply chain; the availability and consumer awareness of substitute products such as cubic zirconia, moisanite and of laboratory created diamonds. The Group, therefore, has a Supplier Code of Conduct which sets out the Group’s expectations of its suppliers.

An example of an issue that could affect consumer confidence is conflict diamonds, which is the term used for diamonds sold by rebel movements to raise funds for military campaigns. There have been a number of United Nations resolutions regarding conflict diamonds and an international agreement, known as the Kimberley Process, was signed in November 2002. This was designed to exclude conflict diamonds from the legitimate diamond trade. During 2003 legislation was passed in the European Union and the US, implementing the Kimberley Process. The agreement now extends to more than 70 countries and its effectiveness is regularly reviewed and steps to improve its implementation continue to be taken. The impact of the Kimberley Process and its associated legislation has not resulted in any disruption to the supply of rough diamonds to date and has helped to improve the integrity of the supply chain.

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The Group reviews its procedures and documentation for compliance with the Kimberley Process and makes appropriate amendments. In addition, staff are briefed and suppliers reminded about the procedures. During the year the Group’s internal audit function and mystery shopper programmes enabled detailed compliance monitoring throughout the business. In 2006/07 an external third party reviewed, with a positive outcome, the US division’s compliance with the Kimberley Process Certification System and System of Warranties. A similar review of the UK division’s compliance is expected in 2007/08.

See page 56 for further information on the Supplier Code of Conduct, the Kimberley Process and the Group’s policy on conflict diamonds.

In order to better address issues relating to social, ethical and environmental matters within the diamond and gold jewellery supply chain, the Group together with other industry participants founded the Council for Responsible Jewellery Practices, the “Council”. This body was set up in May 2005 and Council Members are committed to promoting responsible business practices in a transparent and accountable manner throughout the industry from mine to retail.

Store portfolio
The Group’s results are dependent on a number of factors relating to its stores. These include the availability of property, the demographic characteristics of the area around the store, the location of the shopping centre, the design and maintenance of the stores, the availability of attractive locations within a mall or High Street, the terms of leases and the Group’s relationship with major landlords. In the US the Group leases 15% of its store locations from Simon Property Group and 15% from General Growth Management, otherwise the Group has no relationship with any lessor relating to 10% or more of its store locations.

Given the length of property leases that the Group enters into, the Group is dependent upon the continued popularity of particular retail locations. In the US, the Group is dependent on the continued success of enclosed malls as a shopping destination and the ability of enclosed malls, their tenants and other mall features to attract customers. However the continued growth of Jared and the development of Kay in suburban open air malls and metropolitan locations is reducing the Group’s dependence on enclosed malls. In the UK, the Group has a more diverse range of store locations, but as a result it has some exposure to smaller retail centres which are losing share to major regional centres. The Group therefore has strict operational real estate criteria for store investment and renewal of leases.

As well as operational real estate criteria the Group has established capital expenditure procedures with investment criteria set by the Board. The projections used for investment decisions are reviewed and adjusted based on experience and economic conditions. When appraising new store investment proposals the Group normally requires a 20% internal rate of return over five years, assuming the release of the working capital associated with the store at the end of five years. The Board regularly reviews the actual performance against the investment projections.

The future growth of sales is partly dependent on the extent and results of the Group’s net space expansion and refurbishment strategy. The majority of the investment in additional stores is in inventory and, in the US, the in-house credit receivables, rather than in capital expenditure related to fitting out the store, as the Group normally occupies leased space.

The rate of new store development is dependent on a number of factors including obtaining suitable real estate, the capital resources of the Group, the availability of appropriate staff and management and level of the financial return on investment required by the Group. In particular, the success of the Jared off-mall destination store concept, which accounts for the majority of the Group’s net increase in new store space, will influence the future performance of the Group. This concept has been tested and developed over a number of years. In the UK, the Group has an estimated 17% share of the fine jewellery sector and is expecting a decrease in store space and is therefore focused on improving sales per store to increase sales and profitability.

Competition
Competitive factors in the jewellery sector are discussed in the US and UK operating reviews (see pages 8 to 23). If the Group falls behind competitors with respect to one or more of these factors, the Group’s operating results or financial condition could be adversely affected.

In the US, the Group has an estimated 8.8% market share of the speciality jewellery sector and has only one major national competitor. While another major national brand could develop, the sector is highly fragmented. As a result of the growth of Jared and the development of Kay outside of its mall base, the Group is increasingly competing with independent speciality jewellery retailers rather than the national or major regional chains which predominate in enclosed malls.

In the UK, the Group has an estimated 17% market share; only three other speciality jewellery chains have more than 100 stores and the Group’s main competition is from independent retailers.

The channels through which consumers buy jewellery continually evolve and a major non-speciality retailer could enter the wider jewellery market. The Group monitors the competitive environment and the development of possible new channels of distribution. In the US, for example, sales by discount retailers have increased, while those of the department stores have been in relative decline and catalogue retailers have withdrawn from the market. In the UK a number of fashion and general retailers have introduced jewellery into their ranges. In both the US and the UK, internet retailers of jewellery have gained market share. The Group regularly “shops the competition” to monitor their merchandising, pricing and service standards.

H.Samuel added an e-commerce capability to its website in 2005/06 and both the Ernest Jones and Kay websites introduced e-commerce capabilities during 2006/07. The future success of these websites is uncertain, but their performance to date has been satisfactory.

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Risk and other factors (continued)

Suppliers
Although the Group believes that alternative sources of supply are available, the abrupt loss or disruption of any significant supplier during the three month period (August to October) leading up to the Christmas season could result in a material adverse effect on the Group’s business. The Group is therefore in regular dialogue with suppliers and uses its merchandising systems to monitor sales performance and predict its future inventory needs. The Group benefits from close commercial relationships with a number of suppliers (see pages 16 and 22) and landlords (see page 24). Damage to, or loss of, any of these relationships could have a detrimental effect on the Group’s results. The Group holds regular reviews with major suppliers and landlords. The Group’s most significant supplier accounts for 7% of merchandise.

The luxury and prestige watch manufacturers and distributors normally grant agencies to sell their ranges on a store by store basis. The watch brands that Ernest Jones and, to a lesser extent, Jared sell help attract customers and build sales in all categories. Therefore the ability to obtain watch agencies for a location can influence the performance a particular store. In the case of Ernest Jones, it is an important factor in the opening of new stores.

Raw materials and the supply chain
The jewellery industry generally is affected by fluctuations in the price and supply of diamonds, gold and, to a lesser extent, other precious and semi-precious metals and stones. The Group undertakes some hedging of its requirement for gold through the use of options, forward contracts and outright commodity purchasing. It does not hedge against fluctuations in the cost of diamonds. The Group does hedge the exposure of the UK division to the US dollar with regard to diamond and other costs of goods sold. The cost of raw materials is only part of the costs involved in the retail selling price of jewellery with labour costs also being a significant factor.

The ability of the Group to increase retail prices to reflect higher commodity costs varies and an inability to increase retail prices could result in lower profitability. Historically jewellery retailers have been able, over time, to increase prices to reflect changes in commodity costs. However particularly sharp increases and volatility in commodity cost usually result in a lag before increased commodity costs are fully reflected in retail prices. Due to their slow inventory turnover jewellery retailers are not under immediate pressure to change prices. The Group seeks to improve the efficiency of its supply chain to partly offset an increase in commodity costs. The impact of price increases due to higher commodity costs on consumer demand is uncertain.

Diamonds are the largest product category sold by the Group. The supply and price of diamonds in the principal world markets are significantly influenced by a single entity. The DTC (and its predecessor, the Central Selling Organisation) has for many years controlled the marketing of a substantial majority of the world’s supply of rough diamonds and sells diamonds to diamond cutters in quantities and at prices determined at its sole discretion. In 2000 De Beers announced a change in corporate strategy designed to improve the efficiency of the supply chain and increase the level of marketing support for diamonds. The DTC’s dominance of the diamond supply chain has been decreasing; this may result in more volatility in rough diamond prices.

The availability of diamonds to the DTC and the Group’s suppliers is to some extent dependent on the political situation in diamond producing countries. Until alternative sources can be developed, any sustained interruption in the supply of diamonds from the significant producing countries could adversely affect the Group and the retail jewellery industry as a whole.

It is forecast that the demand for diamonds will increase faster than the growth in supply; therefore the cost of diamonds is anticipated to rise over time, although short term fluctuations in price will occur. In addition, if the Group continues to increase its market share it will require additional sources of diamonds of consistent quality, the consistency of merchandise being an important element in the Group’s selling system. Therefore the Group continually seeks to identify and implement improvements in its supply chain and its ability to obtain diamonds.

In 2005/06, the Group began an initiative to trial the development of a capability to source rough diamonds, and to then cut and polish the stones on a contract basis. This initiative is intended to improve the consistency of supply and quality of diamonds to the Group, as well as further improve the efficiency of the Group’s supply chain. The size of the trial was expanded in 2006/07 and it is expected to grow further in 2007/08. While this initiative has been carefully planned, it may not be successful. In particular the Group is investing in new staff, skills, procedures and systems to develop this capability. In addition, some of the rough stones purchased and the polished stones produced may be of a higher or lower quality than the Group requires. The number of such stones and the terms on which they are sold will impact the success of the trial.

Seasonality
The Group’s business is highly seasonal, with a very significant proportion of its sales and operating profit generated during its fourth quarter, which includes the Christmas season. The Group expects to continue to experience a seasonal fluctuation in its sales and profit. Therefore the Group has limited ability to compensate for shortfalls in fourth quarter sales or earnings by changes in its operations and strategies in other quarters, or to recover from any extensive disruption, for example due to inclement weather conditions impacting a significant number of stores in the last few days immediately before Christmas Day or disruption to warehousing and store replenishment systems. A significant shortfall in results for the fourth quarter of any financial year would thus be expected to have a material adverse effect on the Group’s annual results of operations. However, due to the limited seasonality in the product mix, the risk of having to discount inventory in order to be correctly stocked for the next selling season is more limited than for some other retail sectors. Disruption at more minor peaks in sales at Valentine’s Day and Mothers’ Day would impact the results of the Group to a lesser extent.

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Social, ethical and environmental risks
Social, ethical and environmental (“SEE”) matters influence the Group’s reputation, demand for merchandise by consumers, the ability to recruit staff, relations with suppliers and standing in the financial markets. Signet, therefore, is committed to managing the SEE risks and responsibilities facing the Group. This commitment stems from the understanding that Signet’s success is dependent on the strength and effectiveness of its relationships with its various stakeholders: shareholders, customers, employees and suppliers.

In recent years stakeholder expectations of public companies have increased. Managing and responding as a business to these changing expectations, including with regard to SEE issues, is part of the normal responsibilities of corporate management.

The Group regularly carries out SEE risk reviews and benchmarking exercises with the assistance of an external adviser. Such reviews include an assessment of Group policies, procedures and controls in respect of SEE matters. Reports are regularly made to the Group’s Risk Management Committee and to the Board. The greatest SEE risks are judged to relate to the integrity of the merchandise and to the SEE standards in the Group’s supply chain (see above).

On 1 February 2007 the Association of British Insurers published updated guidelines on Socially Responsible Investment. In line with that guidance the Board confirms that it has identified and assessed the Group’s SEE risks and that these are being managed.

SEE matters are dealt with in more detail on pages 55 to 59 and in the CSR section on www.signetgroupplc.com.

Internal controls and systems
The Group is dependent on the suitability, reliability and durability of its systems and procedures, including its accounting, information technology, warehousing and distribution systems. As a company registered with the SEC in the US the Group is subject to Section 404 of the Sarbanes-Oxley Act, which requires management to perform appropriate due diligence to test the design and operating effectiveness of key internal controls over financial reporting and the safeguarding of assets.

The Group carries out evaluation, planning and implementation analysis before updating or introducing new systems that have an impact on a function critical to the Group. If support for a critical externally supplied software package ceased the Group would have to implement an alternative software package or begin supporting the software internally. Disruption to parts of the business could result and increased costs could be incurred. The Group has emergency procedures, which are periodically tested, that are designed to help minimise the impact on the business of any disruption (see page 53).

Regulatory requirements
Regulations govern various areas of business activity and changes in regulations can therefore influence the Group’s performance. For example, in the US approximately 50% of sales utilise the Group’s in-house credit programmes therefore any change in the regulations or application of regulations relating to the provision of credit and associated services could affect the Group’s results.

GAAP and Adopted IFRS
The presentation of the Group’s accounts can also be affected by changes to generally accepted accounting policies, such as the adoption of International Accounting Standards in 2005/06 and Adopted IFRS. Both GAAP and Adopted IFRS continue to be revised and subject to new interpretations. Such changes may influence the results reported and the valuation of the Group’s shares. For guidance independent external professional advice is available to management and the Audit Committee. The results of the Group are influenced by the application of GAAP and Adopted IFRS in areas involving significant subjectivity and judgement, such as tax and pensions.

Acquisitions
The Group may in the future make acquisitions or be involved in a business combination. Any difficulty integrating an acquisition or a business combination may result in expected returns and other projected benefits from such an exercise not being realised. A significant transaction could also disrupt the operation of the Group’s current activities. The Group’s growth strategy does not depend on an acquisition or business combination and a transaction would be intended to accelerate the implementation of that strategy.

Pensions
In the UK, the Group operates a closed defined benefit pension scheme. This closed Group Scheme ceased to admit new employees in 2004/05. The valuation of the Group Scheme’s assets and liabilities partly depends on assumptions based on the financial markets as well as longevity rates and staff retention rates. This valuation is particularly sensitive to material changes in the value of equity investments held by the Group Scheme, changes in the UK AA rated corporate bond yields which are used in the measurement of the liabilities, changes in market expectations for long term price inflation and new evidence on projected longevity rates. Funding requirements and the profit and loss items relating to this closed Group Scheme are also influenced by these factors. At 3 February 2007 there was a net pension asset of £1.3 million compared with a net pension liability of £10.9 million, at the prior year end (see pages 96 to 98 for more details).

A triennial valuation of the UK Scheme occurred as at 5 April 2006. There was a surplus and as a result no additional contributions were required as part of a recovery plan to eliminate a deficit.

Under the Pensions Act 2004 the Pensions Regulator has powers to vary and impose funding arrangements which could be more onerous than may be agreed with or proposed to the trustees. In addition, the provisions of the Pensions Act 2004 may restrict the freedom of the Group to undertake certain re-organisation steps or to effect returns on capital or unusual dividends without the prior agreement of the Group Scheme trustees, in consultation with the Pensions Regulator.

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Risk and other factors (continued)

Exchange rates between the pound sterling and the US dollar(1)

	Average	High	Low	At period end

Calendar year
2002	1.51	1.61	1.41	1.61
2003	1.62	1.79	1.55	1.77
2004	1.79	1.96	1.75	1.92
2005	1.90	1.93	1.85	1.88
2006	1.82	1.99	1.72	1.96
2007 (cumulative to 17 April)	1.96	2.01	1.92	2.01

Month
September 2006	1.89	1.91	1.86	1.87
October 2006	1.88	1.91	1.85	1.91
November 2006	1.91	1.97	1.88	1.97
December 2006	1.95	1.98	1.94	1.96
January 2007	1.96	1.99	1.93	1.97
February 2007	1.96	1.97	1.94	1.96
March 2007	1.95	1.97	1.92	1.97

(1)	Based on unweighted data points sourced from Reuters.

In the UK, the Group introduced a defined contribution plan in 2004, replacing the closed Group Scheme, for new employees. The US division also operates defined contribution plans in the form of a 401(k) Retirement Savings Plan and an unqualified deferred compensation plan.

Equity and debt financing
The Group is dependent upon the availability of equity and debt financing to fund its operations and growth. Therefore it prepares annual budgets, medium term plans and headroom models which help to identify the future capital requirements so that appropriate facilities can be put in place on a timely basis. If these models are inaccurate adequate facilities may not be available.

The Group’s reputation in the financial markets and its corporate governance practices can influence the availability of capital, the cost of capital and its share price.

Financial market risks
The Company redenominated its share capital and changed its functional currency to US dollars with effect from 5 February 2007. The Group will in future publish its consolidated annual accounts in US dollars. The Group held approximately 71% of its total assets in

US dollars at 3 February 2007 and generated approximately 75% of its sales and 79% of its operating profit in US dollars for the financial year then ended. The remainder of the Group’s assets, sales and profit are in the UK, therefore in translating the results of its UK operations, the Group’s results are subject to fluctuations in the exchange rate between the pound sterling and the US dollar. With the change in reporting currency the impact of movements in the exchange rate on the reported results of the Group will be opposite to that which it has been historically. Accordingly, any decrease in the weighted average value of the US dollar against the pound sterling could increase reported revenues and operating profit and any appreciation in the weighted average value of the US dollar against the pound sterling could decrease reported revenues and operating profit. The Board has chosen not to hedge the translation effect of exchange rate movements on the results of the Group given that there is little movement of cash between the Group’s two divisions.

As part of its long term strategy, the Group may seek, where appropriate, to finance its UK net assets with borrowings denominated in pounds sterling, as a hedge against the impact of exchange rate fluctuations on its UK operating profit. In cases where pounds sterling are used to fund cash flow requirements of

Fair value changes arising from:

	Estimated fair		10% weakening	Estimated fair
	value	1% decrease in	in £ against $	value at
	3 February	interest rates	(unfavourable)/	28 January
	2007	(unfavourable)	favourable	2006
	£m	£m	£m	£m

Borrowings	(195.7)	(6.6)	(22.1)	(151.1)
Foreign currency receivable	395.4	–	43.9	382.4
Foreign exchange contracts	(0.4)	–	3.1	0.5
Commodity hedging contracts	4.1	–	–	1.5

The analysis above should not be considered a projection of likely future events.

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the UK division or at a Corporate level, fluctuations in the exchange rate between the pound sterling and the US dollar will affect the amount of the Group’s consolidated borrowings.

In addition, the prices of materials and certain products bought on the international markets by the UK division are denominated in US dollars, and therefore the division has an exposure to exchange rates on the cost of goods sold. The Group does use hedging operations in respect of purchases of US dollars by its UK division, within treasury guidelines approved by the Group’s Board.

Cash dividends in respect of the Company’s ordinary shares will, in the future, be declared in US dollars. Fluctuations in the exchange rate between the pound sterling and the US dollar will affect the sterling amount received by shareholders who receive payment in pounds sterling.

Fluctuations in the exchange rate between the pound sterling and the US dollar will affect the US dollar equivalent of the pound sterling price of the shares on the London Stock Exchange and, as a result, are likely to affect the market price of the ADSs in the US.

The table on page 44 sets out, for the calendar years indicated, the average, high, low and period end exchange rates for the pound sterling expressed in US dollars per £1.

The Group’s policy is to manage financial risk resulting from exposure to currency and interest rate fluctuations. Interest rate exposure is managed through the use of swaps, caps and floors.

A committee of the Board is responsible for the implementation of treasury policies and guidelines which are considered to be appropriate by the Board for the management of financial risk. The Group’s funding, liquidity and exposure to interest rate and exchange rate risks are managed by the Group’s treasury department. The Group uses derivative instruments for risk management purposes only, and these are transacted by specialist treasury personnel.

For financial instruments held, the Group has used a sensitivity analysis technique that measures the change in the fair value of the Group’s financial instruments from hypothetical changes in market rates and this is shown in the table on page 44.

The amounts generated from the sensitivity analysis are forward-looking estimates of market risk assuming certain adverse market conditions occur. Actual results in the future may differ materially from those projected due to changes in the portfolio of financial instruments held and actual developments in the global financial markets. These may cause fluctuations in interest and exchange rates to exceed the hypothetical amounts disclosed in the table on the preceding page.

The example shown for changes in the fair values of borrowings and associated derivative financial instruments at 3 February 2007 is set out in the table on page 44. The fair values of borrowings and derivative financial instruments are estimated by discounting the future cash flows to net present values using appropriate market rates prevailing at the period end.

The estimated changes in fair values for interest rate movements are based on an instantaneous decrease of 1% (100 basis points) in the specific rate of interest applicable to each class of financial instruments from the levels effective at 3 February 2007 with all other variables remaining constant.

The estimated changes in the fair value for foreign exchange rates are based on an instantaneous 10% weakening of the pound sterling against the US dollar from the levels applicable at 3 February 2007 with all other variables remaining constant.

The estimated changes in fair values for interest rate movements are based on an instantaneous decrease of 1% (100 basis points) in the specific rate of interest applicable to each class of financial instruments from the levels effective at 3 February 2007 with all other variables remaining constant.

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Directors, officers and advisers

Directors
Malcolm Williamson*, 68, Chairman (since June 2006) appointed in 2005. He was President and CEO of Visa International between 1998 and 2004 before which he was Group Chief Executive of Standard Chartered PLC from 1993 to 1998. He is Chairman of National Australia Group Europe Limited (and a Principal Board member of National Australia Bank), CDC Group plc, Youth Business International Advisory Board and Deputy Chairman of Resolution PLC. He is also a non-executive director of JP Morgan Cazenove Holdings and Group 4 Securicor PLC and a non-executive member of the Board of Trustees for The Prince of Wales International Business Leaders Forum.

Robert Anderson, 48, appointed in 2005. He became Chief Executive of the Group’s UK division in January 2003 having joined the Group as Chief Operating Officer of the UK division in August 2000. Prior to joining the Group Mr. Anderson had worked at Marks & Spencer Plc for 19 years, latterly as Business Unit Director.

Robert Blanchard*, 62, appointed in 2000. He was a Group Vice President of Procter & Gamble and President of its Global Skin Care and Cosmetics business until his retirement in 1999. He was a non-executive director of Bandag Inc. until he retired from that board in May 2006. He was also a non-executive director of Best Buy Co. Inc. until June 2005.

Walker Boyd, 54, appointed Group Finance Director in 1995. He is a member of the Institute of Chartered Accountants of Scotland. From 1992 he was Finance Director of the Group’s UK division.

Terry Burman, 61, appointed Group Chief Executive in 2000. He was, until January 2006, also Chief Executive Officer of the Group’s US division. Mr. Burman was appointed to the Board in 1996. Prior to joining the Group in 1995 he was Chief Executive Officer of Barry’s Jewelers, Inc.

Dale W. Hilpert*, 64, appointed in 2003. He was Chief Executive of Williams-Sonoma, Inc. from April 2001 until his retirement in January 2003. Prior to this he was Chairman and Chief Executive of Foot Locker, Inc. which he joined as President and Chief Operating Officer in 1995.

Brook Land*, 58, appointed in 1995 and first elected to the Board in 1996. Until 1996 he was a senior partner of, and is now a consultant to, solicitors Nabarro. He is also non-executive Chairman of RPS Group plc and Medal Entertainment & Media plc. Mr. Land was nominated as the senior independent director of Signet in June 2002.

Mark Light, 46, appointed in January 2006. He became Chief Executive of the Group’s US division in January 2006 having been President and Chief Operating Officer of the US division from 2002. He joined the Group in 1978.

*	Non-executive directors, all of whom satisfied the definitions of independence in the revised Combined Code (“the Combined Code”) and are viewed as independent by the Board.

Robert Walker*, 62, appointed in 2004. He is non-executive Chairman of WH Smith PLC and a non-executive director of Wolseley Plc, Tate & Lyle PLC and Williams Lea Group Limited. He is also an adviser to Cinven. He was Group Chief Executive of Severn Trent Plc, from August 2000 until his retirement in February 2005. Prior to this Mr. Walker had been a Division President of PepsiCo International and had previously worked for McKinsey and Company and Procter & Gamble.

Russell Walls*, 63, appointed in 2002. He was Group Finance Director of BAA plc until his retirement in August 2002 and was the senior independent director of Hilton Group plc until May 2003 and Stagecoach Group plc until August 2006. Mr Walls is a non-executive director of Aviva plc and non-executive Chairman of Delphic Diagnostics Limited. He is a Fellow of the Association of Chartered Certified Accountants.

Committees
Remuneration Committee: Robert Blanchard (Chairman), Robert Walker, Russell Walls and Malcolm Williamson (with effect from 26 February 2007).

Audit Committee: Russell Walls (Chairman), Dale Hilpert and Brook Land.

Nomination Committee: Brook Land (Chairman), Robert Blanchard and Malcolm Williamson (with effect from 4 April 2006).

The Articles specify that every director is required to retire at the annual general meeting in the third calendar year after he was last elected or re-elected. Similarly the Combined Code requires non-executive directors who have served longer than nine years, if they are to continue to serve, to do so subject to annual re-election. Such directors may, in these circumstances, seek re-election.

Messrs. Blanchard, Boyd, Hilpert and Land retire from the Board at the forthcoming annual general meeting. Following consideration by the Board of the recommendations of the Nomination Committee they offer themselves for re-election.

Officers
Mark Jenkins, 49, Group Company Secretary, appointed in 2004. Previously he was a director and Company Secretary at COLT Telecom Group plc and Group Company Secretary at Peek plc. He is a barrister.

Liam O’Sullivan, 35, Group Treasurer, appointed in 2003. Previously he was Group Treasury Manager at Rank Group Plc. He is a member of the Institute of Chartered Accountants in England and Wales and a member of the Association of Corporate Treasurers.

No director or officer has any family relationship with any other director or officer.

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Advisers
Auditor
KPMG Audit Plc,
8 Salisbury Square, London EC4Y 8BB, United Kingdom.

Financial adviser
Lazard Brothers & Co. Limited,
50 Stratton Street, London W1J 8LL, United Kingdom.

Stockbrokers
Deutsche Bank AG,
Winchester House,
1 Great Winchester Street, London EC2N 2DB, United Kingdom.

JP Morgan Cazenove Ltd,
20 Moorgate, London EC2R 6DA, United Kingdom.

UK lawyer
Herbert Smith LLP,
Exchange House,
Primrose Street, London EC2A 2HS, United Kingdom.

US lawyer
Weil, Gotshal & Manges,
One South Place, London EC2M 2WG, United Kingdom.

Principal bankers
Barclays Bank PLC,
5 The North Colonnade, Canary Wharf, London E14 4BB, United Kingdom.

HSBC Bank plc,
8 Canada Square, Canary Wharf, London E14 5HQ, United Kingdom.

Royal Bank of Scotland plc,
135 Bishopsgate, London EC2M 3UR, United Kingdom.

Wachovia Bank N.A.,
1 Plantation Place, 30 Fenchurch Street, London EC3M 3BD, United Kingdom.

Registrar
Capita Registrars,
The Registry,
34 Beckenham Road, Beckenham, Kent BR3 4TU, United Kingdom.

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Report of the directors

Principal activities
The principal activity of the Group is the retailing of jewellery, watches and gifts with branches throughout the UK and the US. The subsidiaries principally affecting the profit or net assets of the Group are listed in note 29 on page 105.

Business review
The Board has prepared the reviews and descriptions in this document for the purpose of assisting shareholders to assess the position and strategies of the Group and the potential for those strategies to succeed. Section 234ZZB of the Companies Act 1985 requires that the Group produces a business review. The information that has been prepared to fulfil the requirements of that business review can be found in the Group Chief Executive’s review, the US and UK operating reviews, the Key performance indicators, the Financial review, the Social, ethical & environmental matters and the Risk and other factors (“the Reviews”) on pages 8 to 45 of this document, those pages being incorporated by reference into this Report of the directors. The reviews report on the Group’s development and performance during the past year together with its strategy and prospects with particular reference to stated key performance indicators (KPIs) (pages 25 to 28).

A review of the Group’s performance during the year, with comments on the financial results, details of the KPIs that management use, the principal risks and uncertainties facing the Group and likely future developments, are set out on pages 8 to 45 and form part of this Report. The directors, in preparing this review, took into account the guidance set out in the Accounting Standards Board’s Reporting Statement: Operating and Financial Review.

The Group collects performance indicator data for many management purposes, including environmental, employment and social factors for review by the Board. Due to the nature of the business, this information is not considered to be necessary for an understanding of the development, performance or position of the business of the Group, and is therefore not made publicly available. Further information on environmental, employment and social factors is set out in the Social, ethical and environmental matters on pages 55 to 59.

Cautionary statement
The Reviews incorporated by reference in this Report of the directors contain forward-looking statements which are subject to risk factors associated with, among other things, the economic and business circumstances occurring from time to time in the countries and markets in which the Group operates. It is believed that expectations reflected in these statements are reasonable but they may be affected by a wide range of factors which could cause actual results to differ materially from those currently anticipated.

Going concern
On the basis of current financial projections and facilities available, the directors have a reasonable expectation that the Group has adequate resources to continue in operational existence for the foreseeable future and, accordingly, consider that it is appropriate to continue to adopt the going concern basis in preparing its annual accounts.

Results and dividends
The results of the Group for the year appear on page 76. The directors recommend the payment of a final dividend of 6.317 cents per share, to be paid on 6 July 2007 to shareholders on the register of members at close of business on 1 June 2007. Those persons with a UK address or who so elect, will receive their dividends in pound sterling. Those shareholders with a US address or another address outside the UK will receive their dividends in US dollars. The equivalent pound sterling rate will be calculated by reference to the mid-point exchange rate for pound sterling with US dollars in London as derived from Reuters at 4.00 p.m. on 1 June 2007. An interim dividend of 0.4434p per share was paid in November 2006. See note 10 on page 89 for waiver of dividends.

Directors
The directors who served during the period were James McAdam, Robert Anderson, Robert Blanchard, Walker Boyd, Terry Burman, Dale Hilpert, Brook Land, Mark Light, Robert Walker, Russell Walls and Malcolm Williamson (Chairman). Details of the current directors are shown on page 46. James McAdam retired as a director and Chairman at the conclusion of the annual general meeting on 9 June 2006. Malcolm Williamson was appointed as Chairman in his place.

Independence of non-executive directors
The Board has considered the independence of all of the non-executive directors in relation to the Combined Code and has concluded that each is independent, including Mr. Land notwithstanding that he has served on the Board for longer than nine years. The non-executive directors and the Board as a whole have considered Mr. Land’s position and have concluded that he performs effectively and has demonstrated his objectivity and his commitment. The Board continues to value Mr. Land’s contribution. Mr. Land will therefore offer himself for re-election to the Board at the forthcoming annual general meeting, but has indicated his intention to retire from the Board at the conclusion of the annual general meeting to be held in 2008.

Directors’ remuneration, service contracts and share interests
Details of directors’ remuneration, service contracts and the interests in the share capital of the Company of the directors and their immediate families at 3 February 2007 are given in the Directors’ remuneration report on pages 60 to 73.

Allotment of equity securities
There were no equity securities allotted save in relation to the exercise of options as set out in note 28 on page 103.

Social, ethical and environmental matters
Matters relating to these issues, including employees, payment of creditors and charitable and political donations, are set out on pages 55 to 59.

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Substantial shareholdings and control of the Company
Details of substantial shareholdings and control of the Company are as set out on pages 119 and 120.

Purchase of own shares
At the annual general meeting of the Company held on 9 June 2006, the shareholders gave the Company authority to purchase, in the market, up to 174,013,800 shares of 0.5p each in the Company at a minimum price of 0.5p per share and a maximum price of 105% of the average of the market values derived from the London Stock Exchange Daily Official List for the preceding five business days. At the extraordinary general meeting held on 12 December 2006 to approve the redenomination of the Company’s share capital in US dollars, this authority was renewed for 171,400,507 shares of 0.9 US cents.

During the financial year the Company purchased 30,271,522 shares at a weighted average price of 111.5 pence. Since the year end, the Company has purchased a further 11.4 million shares at a weighted average price, excluding transaction costs, of 121 pence. The authority expires at the forthcoming annual general meeting and a resolution to renew it will be proposed at that meeting.

Pension funds
Information about the Group’s pension schemes is set out in the Financial review section on pages 33 and 34, the Risk and other factors section on page 43 and in note 21 on page 96. Information about pension arrangements for executive directors is set out in the Directors’ remuneration report on pages 60 to 73.

Indemnities
Certain US subsidiaries of the Company had constitutions and by-laws that provided indemnities to directors which although conforming to local laws and practice, in some respects exceeded what would be permitted under English law if they were UK companies. To ensure compliance with the UK Listing Rules the Company, following discussion with the UKLA, amended the existing constitutions and by-laws of all relevant US subsidiaries to cap any such indemnity (to the extent that it exceeds what is permitted under English law) at the lower of (a) 4.99% of the market capitalisation of the Company; and (b) 24.99% of the average profits of the Company for the last three years, each as calculated in accordance with the UK Listing Rules.

The Company has entered into contractual arrangements with each of its directors to provide indemnities to the extent permitted under English law.

Auditor
The auditor, KPMG Audit Plc, is willing to continue in office and a resolution for its re-appointment as auditor of the Company will be submitted to the annual general meeting.

Disclosure of information to auditors
Each of the directors at the date hereof confirms that:

(a)	so far as he is aware, there is no relevant audit information of which the Company’s auditor is unaware; and

(b)	he has taken all the steps that he ought to have taken as a director in order to make himself aware of any relevant audit information and to establish that the Company’s auditor is aware of that information.

New York Stock Exchange (“NYSE”)
The Company’s shares are listed on the NYSE in the form of an American Depositary Share (“ADS”). Each ADS represents ten ordinary shares.

A reconciliation between Signet’s corporate governance practices and those required by the NYSE are detailed on the corporate website.

Annual general meeting
The annual general meeting is to be held at 11.00 a.m. on 8 June 2007 at The Café Royal, 68 Regent Street, London W1B 5EL.

A description of the business to be transacted at the annual general meeting is included with the notice of the meeting.

By order of the Board
Mark Jenkins
Group Company Secretary
18 April 2007

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Corporate governance statement

The Board
The Board has as its prime objective the sustainable enhancement of business performance and shareholder value. It carries the responsibility for determining all major policies, for ensuring that effective strategies and management are in place, for assessing the performance of the Group and its senior management and for reviewing the system of internal controls, and setting policy relating to social, ethical and environmental matters (see pages 55 to 59). The Board also seeks to present to shareholders, potential investors and other interested parties a balanced and coherent assessment of the Company’s strategy, financial position and prospects. The Board retains responsibility for a range of specific matters including approval of the annual report and other documents circulated to shareholders by the Company; quarterly and annual results announcements; other trading statements; distribution policy; acquisitions, disposals, material agreements and capital expenditures outside predetermined limits set by the Board; risk management; budgets; long range plans; senior executive appointments; succession planning and corporate governance.

The Board monitors all developments in corporate governance, including the Combined Code and changes due to the Sarbanes-Oxley Act in the US. The Board reviews its performance and procedures in the light of changing expectations regarding best practice and makes amendments, where it believes appropriate, to take account of them.

The formal schedule of matters reserved for the Board is reviewed annually and the division of responsibilities between the Chairman and the Group Chief Executive is set out in writing and agreed by the Board. In summary, the Chairman is responsible for:

•	the effective running of the Board, including the evaluation of its performance and that of the individual directors, and the Board’s compliance with corporate governance;
•	the review, prior to their presentation to the Board by executive management, of strategy, medium term plans and annual budget;
•	reviewing, prior to their presentation to the Remuneration Committee, the recommendations of the Group Chief Executive regarding the remuneration of senior executives and for making a recommendation regarding that of the Group Chief Executive;
•	maintaining contact with major shareholders to understand directly their issues and concerns;
•	keeping the non-executive directors appropriately informed of developments within the business and shareholders’ attitude to the Group; and
•	the reputation of the Group, and representing it both internally and externally.

The Chairman is also a member of the Nomination and Remuneration Committees.

In summary, the Group Chief Executive is responsible for:

•	the executive leadership of the Group;
•	the development, and presentation to the Board, of strategy, medium term plans and budgets;
•	within this framework, the performance of the business;
•	compliance with legal and corporate governance requirements, together with the social, ethical and environmental principles of the Group; and
•	making recommendations on the appointment and remuneration of senior executives and management development.

The Board met nine times in 2006/07, including five extended sessions of more than one day. All directors attended all meetings of the Board with the exception of Messrs. Anderson, McAdam, and Walls each of whom was not present at one meeting.

The Board currently consists of ten directors: the Chairman, four executive directors (the Group Chief Executive, the Group Finance Director and the Chief Executives of the UK and the US divisions) and five independent non-executive directors, one of whom is nominated as the senior independent director. Incumbents are identified on page 46. Directors are subject to election at the first annual general meeting after appointment and then to re-election by shareholders at no more than three yearly intervals. Whilst the Board is of the view that fixed terms of appointment are not as important as the particular contributions being made by the individual non-executive directors in deciding their terms of office, the Board has applied fixed three year terms, on a staggered basis, to existing non-executive directors and will also do so for future appointments. Notwithstanding this, the performance of each director is reviewed annually. Any non-executive director who has served on the Board for nine years since first being elected as a non-executive director must stand for annual re-election; also any director over the age of seventy years must currently, in accordance with the Company’s Articles of Association, stand for re-election annually.

The mix of skills and business experience of the directors is considered to be appropriate for the proper and efficient functioning of the Board. The terms of reference of the Nomination Committee include the regular review of the composition and balance of the Board. No one individual has unfettered powers of decision and no individual or grouping is in a position to unduly influence the Board’s decision making. At least once a year the non-executive directors meet without the executive directors being present. They also meet, chaired by the senior independent director, occasionally without the Chairman being present.

On appointment new directors take part in an induction programme and are given an opportunity to familiarise themselves with the Group’s business, procedures and investor perceptions. In addition to meeting with management this process includes briefings from the Group’s external auditor, lawyers, financial advisers and stockbrokers. Directors are kept informed of the latest developments and best practice in corporate governance and attend relevant courses or receive appropriate training to equip them to carry out their duties. The non-executive directors are given regular opportunities to see the operations of the business and to meet management and staff.

All directors receive written reports in a timely manner prior to each meeting which enables them to make informed decisions on the issues under consideration.

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The performance of the Board, its Committees and individual members is rigorously monitored to ensure that each director continues to contribute effectively and demonstrates commitment to the role. The Board has a formal written procedure for the evaluation process which is conducted by the Chairman in conjunction with the senior independent director and the Group Company Secretary. It consists of a questionnaire, completed by the directors, followed by a structured discussion planned to explore the responses and any other matters raised during the process, all designed to help in assessing the future development needs of the Board and the directors. The performance evaluation of the Chairman is led by the senior independent director and takes into account the views of both the non-executive and executive directors. For 2006/07 only, as the Chairman was new to the particular role, the process undertaken was changed. It included an in-depth private meeting between each of the directors with the Chairman, to discuss the performance of the Board and the directors in order that the Chairman could form a view on the development needs of the Board in the near to medium term future.

The Group Company Secretary is responsible, through the Chairman, for advising the Board on all governance matters and ensuring that Board procedures are followed. All directors have access to his advice and service. There is also a procedure for directors to take independent advice in the course of their duties, if considered appropriate, at the Group’s expense.

Board committees
Certain matters are delegated to Board committees, each with defined terms of reference, procedures, responsibilities and powers. The principal committees are as follows:

The Audit Committee has written terms of reference which are available on request from the Group Company Secretary and on the Group’s website. The terms of reference are reviewed annually.

The Audit Committee’s responsibilities include the review of the appropriateness and effectiveness of the Group’s accounting policies and financial procedures and oversight of the external auditor’s work, including the scope and result of the audit. The Audit Committee also reviews the effectiveness of the internal auditors, the Disclosure Control Committee and the Group’s whistleblowing procedures. An extensive review of the internal audit function will be performed by an independent external party in 2007/08. The scope of this effectiveness review has been agreed with senior management and the Audit Committee and will be conducted in accordance with the guidelines set out by the Institute of Internal Auditors. Results will be communicated to all relevant parties upon completion of the fieldwork. As this external review is being undertaken during the early part of 2007/08 it was decided to defer the routine annual evaluation of internal audit for the year ended 2006/07. The Audit Committee reviews the whistleblowing procedures twice a year, which includes receiving reports on all matters raised and on actions taken. The Audit Committee also reviews the effectiveness of the Group’s internal control and risk management procedures and reports to the

Board on these matters. This review is based on a report submitted via the Risk Management Committee which includes the Group’s prioritised risk register, and annual written self-certification statements prepared by the operating divisions and head office departments, which confirm the extent of their compliance with all material internal financial operating and disclosure controls. These statements are prepared by the divisional finance directors on behalf of each operating division and are reviewed by senior divisional executives, Group management and the Audit Committee. In addition to the management self-certification process, the Audit Committee receives regular updates on divisional and Group based internal audit activity throughout the year and reviews reports submitted to the Board by the Group’s external auditor. Quarterly Risk Management Committee reports are also provided to the Chairman of the Audit Committee and a member of that Committee is in attendance at each Risk Management Committee meeting. The Audit Committee reviews, discusses with management and approves for submission to the Board, all Group audited accounts, trading statements and selected internal financial reports.

The external auditor’s objectivity and independence is monitored by the Audit Committee which also has the primary responsibility for making a recommendation on the appointment of the external auditor, the determination of its fees and making an annual assessment of its independence (including consideration of a written disclosure by the external auditor of all relationships that they have with the Group). The planned rotation of partners and staff of the external auditor, together with a cooling off period before anyone from the external auditor joins the Group, also assist in maintaining the independence of the external auditor. The Audit Committee has reviewed and approved a policy for the provision of audit and non-audit services by the external auditor which is compliant with the requirements of the Sarbanes-Oxley Act. The policy requires that the Audit Committee approves in advance all audit and non-audit work carried out by the external auditor (subject to a de minimis amount, this being then reported to the Audit Committee on a quarterly basis). The approval process requires disclosure of the objectives and scope of services to be performed in addition to the fee structure. The Audit Committee also reviews all approved services and fees at subsequent meetings. See page 86 for details of fees paid to the external auditor.

The Audit Committee has an established channel of direct communication with the external auditor who normally attends meetings except in relation to certain aspects of their own appointment, assessment of their independence and determination of their fees. The Chairman, the Group Chief Executive, the Group Finance Director and others attend the meeting by invitation. The Audit Committee meets at least once a year with both the external auditor and internal auditors without executive management being present. The Audit Committee also meets on two occasions during the year for the purpose of being briefed on business and technical developments and to meet with divisional management to assess the risk and internal audit functions of both of the divisions. The Business Risk Assurance Manager also reports to the Committee on the processes in relation to the review of business risks.

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Corporate governance statement (continued)

All members of the Audit Committee are independent, as defined by the Combined Code, the SEC and the NYSE and the only remuneration members of the Audit Committee receive, from the Group, is as directors. Russell Walls is Chairman and an “audit committee financial expert” as defined by the applicable SEC regulations. During the year the Audit Committee consisted of Dale Hilpert, Brook Land and Russell Walls all of whom have significant financial experience either as a result of positions held in other companies or from advising on such matters. The Group Company Secretary acts as secretary to the Audit Committee. The Audit Committee met eight times in 2006/07, including a meeting entirely dedicated to the consideration of corporate governance matters and there was full attendance at all meetings except on one occasion when Mr. Land was absent.

The Nomination Committee terms of reference are reviewed annually and are available on request from the Group Company Secretary and on the Group’s website. The Nomination Committee has responsibility for reviewing the composition and balance of the Board and its committees, as well as Board and senior management succession. It also makes recommendations to the Board on all new Board appointments and nominations for re-election as directors.

Once the Nomination Committee has agreed a job specification, the services of external recruitment agencies are used to identify suitable candidates for senior executive posts and for all Board appointments. The Nomination Committee carries out interviews with such individuals in accordance with a formalised process, particularly with regard to the performance evaluation procedures for individual directors. The review of any non-executive director, who is serving beyond six years from first being elected to the Board, is considered with particular care. No director is involved in any decision about his own re-appointment. The procedure for the election of directors is laid out on page 46.

When the role of the Chairman or any matter relating to succession to that role is discussed, the Chairman may be consulted, but the responsibility for preparing a job specification and making any recommendation to the Board rests solely with the independent non-executive directors of the Nomination Committee. The Nomination Committee also reviews a number of other senior appointments within the Group, such as that of the Group Company Secretary. The senior independent director chairs the Nomination Committee. During the year the Nomination Committee consisted of Robert Blanchard, Brook Land, James McAdam who retired on 9 June 2006 and Malcolm Williamson from 3 April 2006. The Group Company Secretary acts as secretary to the Nomination Committee. The Nomination Committee met four times in 2006/07 and there was full attendance at all meetings except on one occasion when Mr. McAdam was absent.

The role of the Remuneration Committee is discussed in the Directors’ remuneration report on page 60.

Further details regarding the chairmen and members of these Committees are set out on page 46.

Executive management
The Group comprises two separate operating divisions, one in the US and one in the UK, each with a separate executive committee which meets regularly. The Group Finance Director and the Chief Executives of the UK and US divisions report to the Group Chief Executive.

The executive management is responsible to the Board for the performance of the Group and its compliance with the internal policies and procedures set by the Board. As part of this responsibility the executive management regularly reports to the Board on the performance of the Group, the competitive environment and its relations with stakeholders.

Business strategies; long range plans; budgets; acquisitions, disposals, material agreements and capital expenditures outside predetermined limits set by the Board; and internal policies and procedures are presented to the Board by executive management for consideration. Within this approved framework the executive management is responsible for the day to day running of the business including: merchandising; store operations; human resource management and planning; marketing; real estate; financial reporting; treasury management; risk management; tax management; social, ethical and environmental matters; and communications with investors.

Business conduct and ethics
Signet strives to act in accordance with the laws and customs of each country in which it operates; to adopt proper standards of business practice and procedure; to operate with integrity; and to observe and respect the culture of each country in which it operates. To that end, the Group has adopted a Statement of social, ethical and environmental Principles described on pages 55 to 59 and supporting policies applicable to all officers and employees of the Group and substantially complies with the requirements of the NYSE. In addition, it has a policy on business integrity, as well as more detailed guidance and regulations in the Group’s staff induction, training and operational procedures. These policies meet the corporate governance requirements of the NYSE, and include a code of business conduct and ethics.

A code of ethics which meets the requirements of the Sarbanes-Oxley Act, covering the Chairman, the Group Chief Executive, the Group Finance Director and senior officers, is also in place. These codes are available on request from the Group Company Secretary and on the Group’s website.

Relations with shareholders
The Board recognises the importance of relations with shareholders and communicates regularly with them about the Group’s strategy, financial performance and prospects. It does this through documents distributed to shareholders, stock exchange announcements and in meetings. Presentations on quarterly and annual results and the Christmas trading statement are open to all interested parties, including private shareholders, through the use of teleconferences and web casting. Other presentations are available on the Group website.

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The Board recognises that the prime opportunity for private investors to question the Board is at a general meeting of shareholders. All of the directors are expected to attend the annual general meeting and the chairmen of the Audit, Nomination and Remuneration Committees, in addition to the Chairman of the Board, are required to be available to answer questions relating to the function of their respective Committees.

The Group Chief Executive, the Group Finance Director and the Investor Relations Director carry out an extensive programme of meetings with institutional investors. The Chairman and the senior independent director are also available to meet with investors from time to time. Major shareholders are offered an opportunity to meet new non-executive directors following the appointment of the individual.

The Board is kept informed of investment market attitudes to the Group by receiving regular reports on investor relations, copies of brokers’ research, press cuttings and third party surveys of investor perceptions.

Compliance statement and Combined Code
The NYSE corporate governance requirements are not mandatory for foreign issuer companies such as Signet, but the Group has chosen in general to comply as a matter of best practice.

In a limited number of areas the Group, as is permitted by the NYSE rules, has elected to defer to the UK corporate governance practices. This is permissible provided significant variations are explained. The explanation of those variations can be found on the Group’s website.

The Board considers that it has complied throughout the year with the provisions of the Combined Code required to be observed by companies.

Internal controls
The Combined Code requires that the directors review the effectiveness of the Group’s system of internal controls including the following areas:

•	Financial
•	Operational
•	Compliance
•	Risk management

Internal Control: Guidance for Directors on the Combined Code (“the Turnbull guidance”) was published in September 1999. The Board considers that it has complied with the Turnbull guidance throughout the year and up to the date of approval of this Annual Report & Accounts. In addition, during the year the Board continued to take steps to ensure compliance with the requirements of Section 404 of the Sarbanes-Oxley Act. The Group Chief Executive and the Group Finance Director will, as they did in previous years, sign the applicable certifications required by the Sarbanes-Oxley Act when the Annual Report on Form 20-F is filed with the SEC.

The Board exercises ultimate responsibility for the Group’s system of internal controls and for monitoring its effectiveness. The internal controls system is designed to safeguard shareholders’

investments and the Group’s assets, both tangible and intangible, including the reputation of the Group with its various stakeholders. Procedures are in place to ensure the maintenance of proper accounting records, the reliability of the financial information used within the business or for publication and the determination of disclosure obligations and of materiality. These procedures also cover disclosure on a timely basis of information to the investment markets. However, such procedures are designed to manage rather than wholly eliminate the risk of failure to achieve business objectives and can provide only reasonable, not absolute, assurance against material misstatement or loss.

Signet’s disclosure control procedures are designed to help ensure that processes and procedures for information management are in place at all levels of the Group. The disclosure control procedures aim to provide reasonable assurance that any information disclosed by the Group is recorded, processed, and summarised appropriately. The procedures are also designed to provide reasonable assurance that information is accumulated and communicated to management to allow timely decisions to be made regarding required disclosure. The Group’s Disclosure Control Committee consists of the Group Finance Director, the Group Company Secretary, the Investor Relations Director and the Group Financial Controller who consult with the Group’s external advisers and auditor, as necessary. These procedures are designed to enable Signet to make timely and accurate public disclosures.

Key procedures designed to provide effective internal controls are:

•	Control environment – control is exercised through an organisational structure with clearly defined levels of responsibility and authority together with appropriate reporting procedures, particularly with respect to financial information, capital expenditure, investment, granting of guarantees and the use of treasury products (see page 44 for more detail) as well as health, safety, environmental and customer service issues.

•	Reporting and information systems – the Group has a comprehensive budgeting and five year strategic planning system with an annual budget and strategic plan approved by the Board. Reported monthly trading results and balance sheets include the corresponding figures for the budget or revised forecast and for the previous year. Any significant variances are examined by divisional operating management and discussed with Group management, with action being taken as appropriate. A forecast of the full year’s results is updated regularly, based on performance to date and any changes in outlook. The executive directors regularly report to the Board on the development of the business, the competitive environment and any material breaches of procedure. Through these mechanisms, the Group’s performance is continually monitored, risks identified in a timely manner and their implications assessed.

The Group, as part of its continuous review of procedures, has taken steps to strengthen, as appropriate, resources committed to meeting the increasing demands of corporate governance, to comply with the Sarbanes-Oxley Act, to monitor and address evolving and more complex accounting standards, including changes in the application and interpretation of US GAAP. The Group has further

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Corporate governance statement (continued)

strengthened its Group Finance function reflecting the increasing demands of IFRS accounting and US GAAP requirements.

The Group issues both sales and financial results on a quarterly basis. The external auditor reviews the quarterly and half year statements and Christmas trading statement and presents reports to the Audit Committee for consideration.

•	Risk management – the identification of major business risks is carried out in conjunction with operational management and appropriate steps are taken to monitor and mitigate risks. The Business Risk Assurance Manager co-ordinates risk management information and processes; he is responsible for assessing the day to day risk management processes and internal control structure for the Group, ensuring such processes satisfy the applicable standards in the UK and US. His findings are reported to the Audit Committee. The Risk Management Committee has written terms of reference approved by the Board and is chaired by the Business Risk Assurance Manager. Its members include the Group Finance Director, senior divisional executives, the divisional heads of internal audit and a member of the Audit Committee and it meets at least four times a year. Matters considered by the Risk Management Committee include reviews of the Group’s risk register, emerging issues, new regulations and the activity of the internal audit function. The external auditor and the Chairman of the Audit Committee receive copies of the papers submitted to the Committee. A report from each Risk Management Committee meeting highlighting any material non-compliance or emerging issue, is considered by the Board in a timely manner. In order to provide a formal forum for risk assessment, risk and control committees have been established at both divisional and corporate level. The divisional committees are chaired by the divisional Chief Executives and the corporate committee is chaired by the Group Finance Director. Each committee has formalised terms of reference and involves participation by the executive management teams and the Business Risk Assurance Manager to ensure a consistent approach and provide a level of independent challenge.

•

Control procedures – each operating division maintains documented financial and operating controls as well as procedures appropriate to its own business environment and in conformity with Group guidelines. During the year documented Group policies and procedures were enforced. Each of the operating divisions has an internal audit function which primarily reviews the processes in the store operations but also reviews central service functions. Internal audit reviews of Group functions are carried out by an external company. The work of internal audit is monitored by senior divisional executives, and/or Group management, the Risk Management Committee and the Audit Committee.

There have been no changes in the Group’s internal controls over financial reporting during the period covered by this Annual Report & Accounts that have materially affected, or are reasonably likely to materially affect, those controls.

•	Reviews of effectiveness – the Board, in addition to receiving summaries of the Risk Management Committee reports, annually reviews the effectiveness of the internal controls system on the basis of a report from, and the recommendation of, the Audit Committee. The Disclosure Control Committee reports to the Audit Committee on a quarterly basis as to the effectiveness of the disclosure control procedures.

Based on their review of the Group’s disclosure controls and procedures, as of the end of the period covered by this Annual Report & Accounts, and in accordance with the requirements of Section 302 of the Sarbanes-Oxley Act the Group Chief Executive and Group Finance Director have concluded that the Group’s current disclosure controls and procedures are effective to provide reasonable assurance that information regarding the Group is recorded, processed, summarised and reported and that the information is accumulated and communicated to management to allow timely decisions regarding required disclosure.

Management’s annual report on internal
control over financial reporting
As a foreign private issuer, Signet is required to comply with applicable US regulations, including Section 404 of the Sarbanes-Oxley Act for fiscal years ending on or after 15 July 2006.

In accordance with the requirements of Section 404 of the Sarbanes-Oxley Act, management is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the US Securities Exchange Act of 1934, as amended. The Group’s internal controls over financial reporting are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with Adopted IFRS, including the reconciliation required under US GAAP. As a result of its inherent limitations, Signet’s internal control over financial reporting is not intended to provide absolute assurance that a misstatement of the financial statements would be prevented or detected.

Signet’s management conducted an evaluation of its internal control over financial reporting based on the framework in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organisations of the Treadway Commission. Based on this evaluation, management believe that Signet’s internal control over financial reporting was effective as of 3 February 2007.

KPMG Audit Plc, which has audited the consolidated financial statements of the Group for the fiscal year ended 3 February 2007, has also audited the effectiveness of internal control over financial reporting and management’s assessment of the effectiveness of internal control over financial reporting. An unqualified opinion has been issued thereon, the details of which are included within the Form 20-F.

Certifications by the Group Chief Executive and Group Finance Director as required by the Sarbanes-Oxley Act are submitted as exhibits to the Form 20-F.

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Social, ethical & environmental matters

Introduction
Signet recognises that many different stakeholders have an interest in its activities, and that the Group’s success is dependent on the strength and effectiveness of its relationship with those stakeholders. Signet’s approach to the governance of social, ethical and environmental (“SEE”) matters, its framework of principles and policies, its relationship with key stakeholder groups and major initiatives that have occurred in 2006/07 are set out below.

Governance of SEE matters
The Group has a formal SEE governance framework with SEE matters being included in the schedule of matters reserved for the Board. The Group Chief Executive has been designated as the director responsible for SEE matters and reports to the Board on a regular basis.

The Group SEE Committee (“SEE Committee”), chaired by the Group Company Secretary, and consisting of senior managers from the UK and US, has responsibility for the implementation of the various aspects of the SEE principles and policies through a programme approved by the Board. Both the US and UK have a divisional SEE committee, members of which make up the SEE Committee and are drawn from the merchandising and buying, human resource, corporate communication, finance and internal control functions. The SEE Committee meets at least four times a year. The Group Company Secretary reports to the Group Chief Executive regarding the Committee’s work.

Matters for which the SEE Committee has responsibility include:

•	identification of significant risks to the Company’s short and long term value arising from SEE matters;
•	ensuring that the Board has adequate information to take account of material SEE matters;
•	development of relevant SEE principles and policies for consideration and approval by the Board;
•	implementation of the SEE programme agreed by the Board;
•	reviewing systems for managing significant SEE risks;
•	benchmarking the SEE performance and reporting of the Group against other general retail sector companies; and
•	preparation, for review and approval by the Board, of public SEE disclosures and reporting.

The procedures for SEE risk management are embedded within the management structure of the Group. SEE risks are discussed in ‘Risk and other factors’ on pages 39 to 45.

Signet has important relationships with a wide range of different stakeholders, including shareholders, customers, employees, suppliers and communities. The Group engages with these stakeholders in a number of ways, including consumer research, customer service facilities, employee attitude surveys, supplier relationship management systems, investor relations programmes and participation in civic and community activities. In addition, Jewelers of America (the US speciality jewellery retail trade association) engages with stakeholders in the industry, including non-governmental organisations, trade unions, producers and manufacturers, governments and consumer groups, on major issues. The Group Chief Executive is on the Board of Jewelers of America and chairs its Ethical Initiatives Committee. He is also a director of the Council for Responsible Jewellery Practices, (as is the Group

Company Secretary), and chairs the World Diamond Council Consumer Awareness Advisory Committee.

Principles and policies framework
The Board has adopted a Statement of SEE Principles (“Principles”) outlining the Group’s policy to operate as a profitable and reputable speciality jewellery retailer, the Group’s responsibilities to various stakeholders and the SEE principles by which it operates.
The Principles cover the following areas:

•	accountability to stakeholders;
•	business integrity;
•	human rights;
•	labour standards;
•	health and safety;
•	the environment; and
•	community.

The Group has a Supplier Code of Conduct (“Supplier Code”) and policies on business integrity, health and safety, the environment and labour standards. The Principles, Supplier Code and other policies are now incorporated, as appropriate, into the Group’s staff induction process and operational procedures within the business. More detailed information is available on the Group’s website (www.signetgroupplc.com).

Signet’s principles and policies are intended to provide a framework with which the divisional policies and procedures conform. They do not replace detailed divisional policies and procedures.

Developments in 2006/07
During the year the Group:

•	enhanced its internal controls to ensure credible monitoring of the Kimberley Process Certification System and the World Diamond Council Voluntary Systems of Warranties which were designed to eliminate conflict diamonds from the legitimate diamond trade, details of which are set out on page 56;
•	continued the development of the formalised community affairs programme;
•	continued its active involvement with the Council for Responsible Jewellery Practices (“CRJP”) to ensure consumer confidence in the diamond and gold supply chain;
•	continued to enhance the collection of environmental data and the validation processes; and
•	continued to increase its communications with stakeholders on SEE matters, including employees, industry participants, investors and non-governmental organisations.

Our stakeholders
Signet’s commitments to various stakeholders are articulated in the Principles. These are summarised below:

Shareholders
Signet’s aim is to deliver an acceptable growth in value to shareholders which is sustainable, thereby protecting shareholders’ short and longer term interests. The Group’s responsibilities to shareholders are set out in more detail in the Corporate governance statement on page 52. The Group is committed to maintaining open dialogue with its shareholders on SEE and other matters. Signet has

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Social, ethical & environmental matters (continued)

been a member of the FTSE4Good UK Index (“Index”) since its launch and endeavours to meet the changing criteria of the Index. The Group has met the enhanced requirements of inclusion by strengthening its environmental management systems and data collection processes and the Index has recently added bribery and corruption and climate change requirements to its inclusion criteria.

Customers
Signet’s mission is to meet, and where possible exceed, customer expectations through a high standard of customer service, high store standards, and by offering real choice and value. In doing so the Group endeavours to maintain product integrity by ensuring the quality of Signet’s products and by offering merchandise that is responsibly sourced, and is in compliance with its obligations under the Kimberley Process Certification System.

The Group’s policy is that all customers should be treated with respect and warmth. Sales training programmes include modules on treating all customers with respect generally. The Group has customer service departments, complaint resolution processes, mystery shopper programmes and conducts market research to gain a better understanding of customer requirements and in the US division there is a monthly customer satisfaction index for each store.

Employees
Employees are key to Signet’s ability to achieve its objectives and mission. Therefore teamwork, integrity, communication, and fair treatment of employees all play an important part in the way the Group operates. Furthermore, Signet’s ability to operate in accordance with its Principles is dependent on its employees’ understanding of them and the way in which the Principles impact on their respective roles and responsibilities.

Signet considers its relationship with its employees to be excellent and values honest, open and constructive two-way communication throughout the organisation. This is achieved through store, area and regional management meetings in addition to staff opinion surveys, feedback reports and staff meetings. These procedures facilitate consultation during which the views of employees can be expressed and taken into account in decisions likely to affect their interests. Staff are kept informed of the Group’s performance and objectives through management contact supplemented by staff publications in both the UK and US. The involvement of employees in the Group’s performance is encouraged through participation in performance-related incentive payment schemes and savings-related share option schemes which cover all Group employees subject to minimum employment requirements. The Group does not restrict or discriminate against employees who wish to be covered by collective bargaining agreements.

The Group’s policy is not to tolerate any form of unlawful discrimination on any grounds or at any level. In respect of people with disabilities, full and fair consideration is given to employment, opportunities for training, career development and promotion according to their skills and capacity. The services of any existing employees who become disabled are, where possible, retained and appropriate training is arranged for them wherever possible. The Group assigns responsibility for human resource matters, including health and safety, to divisional executive management committees. Both the UK and US operations have established systems which include the provision of training and development opportunities at all levels of the organisation. See pages 11 and 12 for further details.

Performance indicators relating to employee relations have been agreed and baseline data will be collected in 2007/08.

Suppliers
The Group recognises that stakeholders expect companies to exert influence, where possible, over suppliers to ensure that SEE standards are upheld throughout the supply chain. The Supplier Code outlines Signet’s commitment to its suppliers and the expectations it has of them. It includes requirements relating to legal compliance, health and safety and labour conditions, freedom of association, the environment, ethics and conflict diamonds. This Code is available at www.signetgroupplc.com. The Supplier Code applies to suppliers and agents with whom Signet deals directly and Signet regularly discusses its implementation with them. Those suppliers and agents are encouraged to ensure that the Supplier Code is communicated throughout the supply chain. Signet has recently written to most of its suppliers of diamond and gold jewellery highlighting the importance it places on a responsibly managed supply chain and reminding them of the expectations it places on them as suppliers to Signet. The letter concluded that in the Group’s opinion the most efficient way of addressing supply chain issues is on an industry wide basis and that the best and most effective way of doing that is through the CRJP.

Most of the raw and processed materials for the merchandise sold by Signet are traded on commodity exchanges or through multiple brokers and traders thereby making the original source difficult to trace. Signet believes that SEE risks at the mining, trading and secondary processing phases of the supply chain are more effectively managed through co-operation within the industry. Signet therefore actively participates in the CRJP and Jewelers of America in considering what action can be taken to set SEE standards and influence matters throughout the supply chain. In 2002 Jewelers of America adopted a Statement of Principles relating to SEE matters and a programme to communicate those principles to its members. Jewelers of America has developed a supplier code for the industry that was launched in the first quarter of 2004.

Signet is also working, where appropriate, with other trade bodies such as the World Diamond Council (“WDC”) and the Jewelers Vigilance Committee to be better able to respond to SEE issues at an industry level.

Payment policy
In respect of supplier payment, Group policy is that the operating businesses are responsible for agreeing the terms and conditions under which business transactions with their suppliers are conducted, rather than following any particular code or standard on payment practice (see note 32(f) on page 115 regarding the number of days purchases outstanding). Accordingly suppliers are aware of the terms of payment and it is Group policy to ensure that payments to suppliers are made in accordance with these agreed terms.

Conflict diamonds
One of the specific issues facing the Group and the diamond sector is conflict diamonds. These are diamonds sold by rebel movements to fund military campaigns. The Group is a member of the WDC which, together with Jewelers of America and other industry members has worked with the United Nations, government bodies, commercial interests and civil society to introduce a workable system for the certification of the source of uncut diamonds. This system, known as the Kimberley Process Certification System

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(“KPCS”) was formally adopted in November 2002 and came into operation during 2003. Details regarding the KPCS are available at www.diamondfacts.org.

Following the adoption of the KPCS, Signet wrote to all of its trade diamond and diamond jewellery suppliers. The text requires them to supply the Group with merchandise that complies with the KPCS. Signet’s systems, procedures and documentation take account of the KPCS so that only diamonds that are warranted to comply with the KPCS on invoices, annual agreements, or both are accepted from trade suppliers. As the Group moves to develop further its rough diamond sourcing and manufacturing capabilities, it has enhanced its KPCS processes in accordance with the requirements relating to rough diamond sourcing.

The Group has also trained its buying staff with regard to the KPCS requirements and briefed its sales associates on its operation. An internal audit of these procedures is carried out every year, and again this year the audit results confirmed the Group’s compliance.

An internal audit of the Group KPCS is undertaken annually. A programme is developed each year before the audit commences and includes the verification of the WDC system of warranty statements. After the field work is completed a formal audit report is produced in a similar way to any other internal audit and any actions are logged in a management actions register for follow up and consideration by the Group’s Risk Management Committee at its quarterly meetings. At the same time any points from the previous audit will automatically be followed up when the next annual audit is performed. Ultimately a summary report is submitted and reviewed by the Audit Committee.

As part of the programme internal audit teams visit every store at least once a year and through Signet’s compliance programme ask questions related to conflict diamonds which are formulated in a very specific manner aimed at seeking verification, or otherwise, of designated aspects of compliance including training of store staff. These questions are updated periodically to reflect new processes adopted by stores in response to current events. A monthly report is also submitted to the divisional executive committees on compliance levels of stores and responses to customer questions on conflict diamonds, so that any corrective action that may be required can be taken in a timely manner.

As a result of the rough diamond sourcing initiatives implemented during 2006/07 the Group engaged a third party, to review its systems for compliance with the requirements of the KPCS. Although Signet was not required to do so, the same third party was also engaged to review compliance with the WDC system of warranties for polished stones and Signet’s internal training procedures and practices at both the US divisional office and stores.

To date a third party review has only been undertaken in the US division where rough diamond sourcing is carried out. In the UK in addition to the implementation of management’s own processes, including internal audit assessments, an exercise to assist the UK division to evaluate its controls with regard to the WDC system of warranties applicable to polished diamonds in the UK, is currently being undertaken with a third party.

Global Witness and Amnesty International noted that three industry leaders, including Signet, had taken stronger measures than industry practice to prevent conflict diamonds from entering the supply chain.

The US division also keeps its systems for compliance with the recently enacted US Patriot Act under regular review, updating its procedures where necessary.

In 2006, 71 countries (including the 25 members of the European Union) were participants in the KPCS and accounted for over 99% of world diamond production. Seven countries are seeking participant status and a further seven have been invited to do so. While the overwhelming proportion of trade in rough diamonds was between participants in the KPCS, it is difficult to assess the precise level of participation. However anecdotal evidence suggests that unscrupulous diamond dealers have found it more difficult to sell non-certified stones since KPCS came into force.

Since the formal adoption of the KPCS in November 2002, further steps to assist in its implementation have been taken. During 2006 the formal three year review of KPCS, envisaged when it was set up, was carried out prior to the plenary meeting. This provided the opportunity for the KPCS to be considered in a comprehensive manner.

The Plenary Meeting accepted all 46 recommendations of the three year review. These included issues relating to the financing of the KPCS, the collection and publication of statistics, the treatment of illegal shipments, the development of proposals relating to non-compliance, the creation of a working group on artisanal and alluvial production and effective and credible government oversight of the industry. Clearer guidance on implementing effective controls from mine to export were agreed for participants. It was also agreed that selected data should be made publicly available.

The Diamond Development Initiative
The Diamond Development Initiative aims to find sustainable methods to ensure that diamonds are mined and distributed for the benefit of local communities and governments. Signet has contributed to one such initiative.

The Council for Responsible Jewellery Practices
While Signet is the world’s largest speciality jeweller, its share of the worldwide jewellery and watch market amounts only to about 2% of the total. Therefore it is the Group’s belief that it can be most effective in influencing improvements to the supply chain by working with other industry representatives who together can, by concentration into a single industry voice, be representative of many aspects of the supply chain and use their combined influence in working to improve it as a whole.

During the year the Group continued to work actively with other companies and organisations representative of the industry, one of which is the CRJP. The CRJP is an industry group representing the entire length of the diamond and gold jewellery industry supply chain from the mine to retail. More information is available on the CRJP website (www.responsiblejewellery.com).

In 2004 Signet was one of the signatories to a Statement of Intent that formed the basis of an agreement for further co-operation to promote increased consumer confidence and integrity in the product by promoting responsible business practices throughout the industry. As a result, during 2005, the CRJP was formed as a

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Social, ethical & environmental matters (continued)

not-for-profit organisation whose members are participants in all aspects of the diamond and gold jewellery industry.

The CRJP for the first time seeks to bring together all participants of all aspects of the diamond and gold supply chain from mining to retail to promote responsible business practices. The CRJP aims to maintain consumer confidence in diamond and gold jewellery products and the trust of all interested stakeholders in their industry. The CRJP believes that a co-ordinated worldwide industry approach to improving business practices will provide increased clarity to the diamond and gold jewellery industry and be most effective in implementing the industry standards necessary to maintain consumer confidence and the integrity of the product.

The CRJP mission statement is to promote responsible, ethical, social and environmental practices throughout the diamond and gold jewellery supply chain, from mine to retail. It will endeavour to implement its mission statement and, in turn, will seek to reinforce confidence in the diamond and gold jewellery supply chain by:

•	developing a “Responsible Practices Framework”, in consultation with key stakeholder groups, that will define the ethical, social and environmental standards according to which all members commit to conduct their business;
•	making it a condition of membership that members apply the “Responsible Practices Framework” through an implementation model that will include self assessments and is evidenced through a system of independent third party monitoring;
•	working with industry participants to advise on business responsibility issues as they arise and by offering guidance on the use of the “Responsible Practices Framework” to implement responsible business practices;
•	promoting awareness and understanding of key ethical, social and environmental business responsibility issues by working with all stakeholders including, but not limited to, industry participants, trade organisations, governments, and civil society representatives;
•	acting as an advocate for business responsibility within the industry and developing initiatives to address ethical, social and environmental challenges through publicly and privately financed projects;
•	working with stakeholders and industry participants to continuously improve conformance with the standards and processes set out above and ensuring that they are relevant and achievable, while addressing key ethical, social and environmental challenges with due regard to the business objectives of the industry;
•	encouraging members to promote the adoption of the “Responsible Practices Framework” amongst their business partners; and
•	seeking to be inclusive and extending the opportunity for membership throughout the industry.

The CRJP remains dedicated to the objective of reinforcing consumer confidence in the diamond and gold supply chain. The Group believes it is in this forum that it can be most effective in considering environmental and supply chain issues and where, together with other industry constituents, it can more successfully promote responsible business practices in order to reinforce customer confidence and the integrity of the product. From an initial membership of fourteen companies there are now approximately seventy companies encompassing all aspects of the supply chain from the mining companies to retailers. A key membership requirement of the CRJP will be an independent assessment of compliance with the Code of Practices which was adopted after extensive consultation, in September 2006. The CRJP is currently developing an implementation system which will include the requirement for third party independent monitoring. In anticipation of and in preparation for this assessment the Group is progressing its corporate responsibility agenda by developing a self-assessment process against the Code of Practices during 2007.

Environment
The direct environmental impact of Signet’s operations is judged to be relatively low compared to many business sectors and to other retailers. An environmental impact review confirmed that:

•	jewellery has a very long life and is highly recyclable. Recycling takes place in respect of trade-ins, obsolete inventory, used watch batteries and certain packaging;

•	jewellery and watches have an extremely high value to weight ratio and value to volume ratio making transportation through the supply chain relatively low impact. The Group makes use of third party distributors and reusable containers for merchandise distribution;

•	the Group occupies relatively little space compared to other retailers of a similar market capitalisation and its sales density is above the jewellery sector average and, therefore, the Group has a smaller physical impact on the environment; and

•	Signet’s supply chain originates with the producers of the raw materials with whom the Group presently has little direct relationship but it is recognised that the extraction of minerals has an environmental impact that requires careful management by mining companies.

Notwithstanding the above, Signet takes its environmental performance seriously and seeks opportunities to improve it.

Understanding and quantifying our key environmental impacts
Since 2003/04 Signet has continued to develop and test its environmental performance indicators and environmental data collection systems in both the US and the UK.

In 2006/07 the Company continued to collect baseline data for energy usage and greenhouse gas emissions and to validate existing data for water usage. Through this process Signet aims to enhance its environmental management systems and validate the previous year’s results as a basis for setting credible future performance targets and identifying measures that can be taken to continue to improve environmental performance. For example, a review of the energy efficiency opportunities of the new model store designs in the UK was recently undertaken. The Group also undertook an energy audit in representative stores in the US.

Environmental data has been collated and trend data across environmental performance indicators is now available from 2002 to 2005 as Group and divisional data, both as absolute and ratio values. A decrease in energy use and greenhouse gas emissions per unit of turnover was achieved by the Group year on year from 2004 to 2005. A peer group benchmark exercise has demonstrated that the Group’s environmental performance is broadly in line with that of its peers both in the UK and international retail sector.

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Other environmental initiatives
The Group is committed to the process of collating and analysing its 2006 environmental performance data.

During 2007/08 the Group will continue to collect and assess baseline data for energy use, greenhouse gas emissions and water usage. It will also collect baseline data in relation to agreed social and ethical performance indicators related to employee health awareness standards, community affairs initiatives and workplace health and safety. In addition, it will set performance targets in areas of importance to the Group.

The US division has engaged a consulting firm to identify energy saving opportunities. A detailed lighting analysis has been conducted and as part of a store and real estate project, obsolete ballasts have been replaced with new electronic energy efficient ballasts. A light standard, based on industry standards, has been set for the US divisional office and a lighting retro fit began at the end of December 2006 for all three buildings at the US divisional office. Moisture sensors have been installed in the irrigation system to conserve water use. The US divisional office recycling programme has been expanded.

Although the Climate Change Criteria introduced by FTSE4Good in Febuary 2007 are not currently applicable to Signet because the business is not categorised as high or medium impact, given the seriousness of climate change as a global issue, Signet is currently assessing its position in relation to these criteria.

Further, the Group continues to work within the CRJP, the Jewelers of America, the Jewelers Vigilance Committee, the World Diamond Council and with other jewellery retailers in exploring ways in which the jewellery industry can use its influence to improve environmental performance related to mining.

Community
Signet’s prime benefit to society is through the contribution it makes to the success and efficiency of the economies in which it operates, through the employment it generates both within the business and throughout its supply chain, the taxes it pays and the value it creates for shareholders.

During 2006/07 community partnership initiatives were further increased, aimed at strengthening employment opportunities for disadvantaged citizens, and community affairs activities are continuing with the Group being committed to the support of charitable organisations. Signet believes it is best to give support to a small number of specific charities rather than fragment its charitable giving. In the US, support is primarily given to The United Way, St. Jude Children’s Research Hospital and The Jeweler’s Charity Fund. In the UK, the Group primarily supports the Princess Royal Trust for Carers. During the period the Group made provision for total charitable giving of £1,797,000 (2005/06: £1,584,000). This included direct charitable contributions of £408,000 (2005/06: £369,000), of which £129,000 (2005/06: £103,000) was in the UK and £279,000 (2005/06: £266,000) was in the US, and marketing initiatives on both sides of the Atlantic resulted in additional charitable contributions of £1,390,000 (2005/06: £1,215,000). Support is also given to the management of Carer Centres operated by the Princess Royal Trust for Carers. Assistance is also given to organisations that help the disadvantaged into employment in the vicinity of the Group’s US administrative and distribution centre in Northeast Ohio, such as United Disabilities Services, Mature Services and the Urban League.

No political donations were made in the US or the UK by the Group in the period (2005/06: £nil).

Human rights
Signet supports the Fundamental Conventions of the International Labour Organisation and the UN Declaration of Human Rights. The Group encourages the support and respect for the protection of human rights within its sphere of influence. The Supplier Code sets out the Group’s expectation that suppliers should respect the Fundamental Conventions of the International Labour Organisation and the UN Declaration of Human Rights. Signet is working at a senior executive level to address human rights in the jewellery supply chain on an industry wide basis, through the CRJP described above.

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Directors’ remuneration report

Information contained in sections and figures marked ß has been audited.

1.	The role of the Remuneration Committee

The primary purpose of the Remuneration Committee is to set the remuneration policy for executive directors and other senior executives and to ensure that they are fairly rewarded for their individual contribution to the Group’s overall performance, having due regard to the interests of shareholders, the financial and commercial health of the Group and pay and conditions throughout the Group.

The Company’s remuneration policy seeks, by application of the six principles detailed below, to provide an overall remuneration package to a value within a specific range. Due to the significant differences in remuneration practices in the two countries in which the Group operates, the level of remuneration is based upon and supported by separate and reliable independent market surveys which are undertaken in both the UK and the US, and therefore the way that individual packages are structured may differ.

None of the members of the Remuneration Committee has any personal financial interest (other than as shareholders) in matters decided by the Committee other than Mr. Williamson who absents himself from any discussion relating to his own remuneration. No executive director or senior manager is involved in determining their own remuneration.

The Remuneration Committee sets the remuneration of the Chairman of the Board and of the Group Chief Executive. It also sets the remuneration of the other executive directors and the Group Company Secretary based on recommendations made by the Group Chief Executive. The Committee also monitors and reviews the remuneration of certain other senior executives and sets performance targets. Where executive directors are involved in assisting the Remuneration Committee, care is taken to recognise and avoid possible conflicts of interest.

The Remuneration Committee takes external professional advice on a regular basis and has retained Towers Perrin as advisers to assist it and they are not retained in any other capacity within the Group. In addition Herbert Smith LLP (on UK aspects) and Weil, Gotshal & Manges (on US aspects) advise on legal matters. These firms also provide general legal advice to Signet.

The remuneration of the non-executive directors is determined by the Chairman and the executive members of the Board after consideration of, among other factors, external comparisons, the time commitment and responsibilities, and is not within the remit of the Remuneration Committee.

The Remuneration Committee consists of Robert Blanchard (Chairman), Robert Walker, Russell Walls and Malcolm Williamson (from 26 February 2007). The Committee met seven times during 2006/07 and there was full attendance at all meetings.

The terms of reference for the Remuneration Committee are available on request from the Group Company Secretary and on the Group’s website.

2.	Remuneration policy
The Remuneration Committee believes that the Group’s remuneration policy must be based on sound, clear principles which recognise the long term interests of the Group, its shareholders and employees. The Remuneration Committee continually reviews the Company’s remuneration policy to ensure that it remains effective and appropriate to the Company. In 2002/03 the Remuneration Committee formally adopted a set of six principles which, after careful consideration during a comprehensive review in 2005/06, were reconfirmed and remain unaltered. They are set out below:

(i)	Signet’s primary business objective is to deliver results which should consistently outperform the average of the industry sector.

(ii)	It is recognised that to consistently deliver above industry average performance Signet will need to retain, and where necessary attract, executives of well above industry average ability and leadership potential.

(iii)	It is also recognised that retaining, and where necessary recruiting, senior executives of this calibre will require that the Group provides above industry average total remuneration.

(iv)	Therefore, Signet’s executive directors and other senior executives should be remunerated in a range beginning with the 51st and ending with the 75th percentiles of industry total remuneration, based on current surveys of relevant companies appropriate to the executive’s position and geographic location. The remuneration of each executive within this range will be based on performance (both of the Group and the individual executive), potential (i.e. the executive’s potential to grow in responsibility and performance), and scarcity (i.e. the availability of candidates to replace the executive should he/she leave the Group).

(v)	Total remuneration for executive directors and other senior executives should be highly geared towards performance with the proportion of “at risk” pay increasing disproportionately according to: a) the level of performance achieved, and b) the seniority of the executives and their ability to influence results. Excluding pension contributions, the provision of a company car and private health insurance, base salary should be the only element of guaranteed remuneration.
The performance related portion of total remuneration should reward short term and long term performance separately, with the potential level of payment being heavily weighted in favour of the latter. Short term achievement should be recognised through the annual bonus plan with long term achievement being rewarded through executive share option awards and participation in long term incentive plans.

(vi)	Surveys will be undertaken on a regular basis to ensure that total remuneration packages remain in the percentile range described in (iv) above. Recognising that more than 70% of Signet’s sales and profits are generated in the US and that significant differences in remuneration practices exist between the US and the UK, separate surveys are conducted in each country.

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The components of total remuneration are:

(a)	Base salary

The base pay of each senior executive reflects the size and scope of that executive’s responsibilities and is reviewed annually, taking account of individual performance, experience, geographic location, relevant comparative data, and the general movement of base pay within the Group.

(b)	Annual bonus plan

Target annual bonus levels are set each year taking account of the role of the executive and current business plans. Annual bonus awards for executive directors are based on the achievement of growth in pre-tax profit, or operating profit of the division as appropriate, in the year at a rate above inflation measured using constant exchange rates. There is a maximum bonus level set each year on such awards, which is equal to twice the target level, and a threshold performance below which no payments are made. The bonus rate increases once target bonus is achieved.

(c)	Share option plans
The Remuneration Committee believes that an executive share option plan is an appropriate part of the total remuneration package necessary to execute the remuneration principles set out on page 60, and that a well constructed plan forms an important element in motivating executives to deliver the long term performance needed to generate strong returns to shareholders. As at 3 February 2007 there were 364 participants.

The Company operates the following executive share option plans:

The Signet Group plc 1993 Executive Share Option Scheme (the “1993 Scheme”) under which no further options may be granted but existing options are exercisable until the expiry of the 1993 Scheme in 2013.

In 2003 new Plans (the “2003 Plans”) were introduced replacing the 1993 Scheme and consist of:

The Signet Group plc UK Inland Revenue Approved Share Option Plan 2003; The Signet Group plc International Share Option Plan 2003; The Signet Group plc US Share Option Plan 2003.

Further details of the plans and the applicable performance conditions are set out on page 64.

It is the policy of the Remuneration Committee that all employees, including directors, who satisfy certain qualifying conditions, should have the opportunity to participate in the equity of the Company. This is achieved through a savings-related share option plan, for which annual invitations are normally made. Under the relevant legislation the exercise of these share options is not subject to performance criteria.

(d)	Long term incentive plan (“LTIP”)

The Remuneration Committee believes that it is also appropriate to operate an LTIP to encourage executive directors, and certain senior executives, to meet long term strategic and financial objectives set by the Board. As at 3 February 2007 there were 21 participants. The policy is to make annual awards subject to the general principles explained in paragraphs 2(iv) and 2(v) above. Vesting is dependent on the achievement of challenging performance conditions set by the Committee at the time the awards are made and such awards do not normally vest within three years from the date the award is granted.

(e)	Performance criteria
The Remuneration Committee believes that where performance criteria are used they should be:

•	easily understood;
•	able to be directly linked to the performance of the Group or relevant business unit and to be influenced by management’s own actions;
•	designed to motivate management to increase profitability significantly beyond the rate of inflation;
•	designed to incentivise senior management to make efficient use of capital and to increase shareholder value;
•	equity based for long term schemes; and
•	consistent with the overall objectives of the Group.

In assessing achievement of performance criteria the Remuneration Committee applies a constant rather than a fluctuating exchange rate so as to ensure that executives are neither unfairly rewarded nor penalised simply by movements in exchange rates. For 2005/06 onwards achievement of performance criteria has been calculated against previously reported measures restated for Adopted IFRS.

(f)	Pensions

(i)	UK executive directors

The Group Finance Director and the Chief Executive of the UK division are members of the UK Group Scheme, which is a funded, HMRC registered, final salary, occupational pension scheme and has a separate category of membership for directors. Pensionable salary is the member’s base salary, excluding all bonuses.

The main features of the UK Group Scheme for a director are:

(i)	a normal pension age of 60;
(ii)	pension at normal pension age of two-thirds of final pensionable salary, subject to completion of 20 years’ service;
(iii)	life assurance cover of four times pensionable salary; and
(iv)	spouse’s pension on death.

All UK Group Scheme benefits were until 5 April 2006 subject to Inland Revenue limits. Where such limitation was due to the Inland Revenue earnings cap the Signet Group Funded Unapproved Retirement Benefit Scheme (the “FURBS”) was, until April 2006 used to supplement pension benefits. This was a defined contribution arrangement.

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Directors’ remuneration report (continued)

As a result of the changes to pension taxation in the UK in force from 6 April 2006 the Remuneration Committee agreed that pension provision through the UK Group Scheme should continue broadly as before to ensure that pension benefit commitments continued to be met. Members should not benefit from a windfall gain through the removal of existing limits, and therefore a scheme specific earnings cap was maintained equivalent to the previous earnings cap, increased by RPI annually. As the tax treatment of FURBS and the other advantages of such a funding scheme have now been entirely eroded, the Group has ceased paying contributions to the FURBS; and in substitution pays a supplement of the same amount to the member. The Group will not compensate members for any increase in taxation that they may face as a result of the changes and members will not be protected by the Group from the consequences of the changes in taxation, but will be provided with a cash supplement in lieu of pension accrual once members reach the Lifetime Allowance limit set by the new legislation if they choose to exercise this option.

The UK Group Scheme does allow for the new range of flexibility in pension arrangements without additional cost or administrative burden. For example, the new flexibility on tax-free cash has been incorporated into the UK Group Scheme.

(ii)	US executive directors

In the US there are two savings vehicles by which provision for pension payments is made, the Sterling Jewelers Inc. 401(k) Retirement Savings Plan which is a qualified plan under Federal guidelines (the “401(k) Plan”) and the Deferred Compensation Plan (“DCP”) which is an unfunded, unqualified deferred compensation plan. These are defined contribution arrangements.

The primary retirement vehicle for US employees is the company sponsored 401(k) Plan. The company matches employee contributions to the plan at 25% of an employee’s contribution up to a maximum of 6% of an employee’s gross pay. Contribution levels are governed by Federal guidelines and are equalised so that in any given year, 401(k) Plan contributions by senior management may be reduced based on the participation levels of lower paid employees. Consequently a number of US companies including the Company have established supplemental plans for senior management to assist with pre-tax retirement savings.

The supplemental retirement plan, the DCP, exists for upper management employees. The DCP is considered to be an important savings vehicle in addition to the 401(k) Plan because of the restrictions placed on management contribution levels by the guidelines. The DCP was established in July 1996 and the employer generally makes a matched contribution to the plan equal to 50% of an employee’s contribution up to a maximum of 10% of the individual’s pre-tax base and bonus compensation although the rules allow for differing contractual matching arrangements without any effect to its tax beneficial status.

The Group Chief Executive has pension benefits provided via the 401(k) Plan and the DCP. At present the only contractual contribution matching arrangement is with the Group Chief

Executive with a contribution equal to 20% of base salary without any deferral being required.

The Chief Executive of the US division is a member of the 401(k) Plan and the DCP. His membership of the DCP is on a matched basis equal to 50% of the maximum of 10% of base salary and bonus.

(g)	Other policy matters
Apart from remuneration itself, there are certain other allied policy matters which are the concern of the Remuneration Committee.

These are:

(i)	Companies used for comparison

In assessing all aspects of remuneration, the Remuneration Committee considers comparative data from a range of companies from both within and outside the retail sector as appropriate. As a result of the significant differences in remuneration practices between the UK and the US, separate competitive surveys are conducted in each country to ensure that the executives are properly compensated relative to respective competitive environments. These companies are chosen on the basis of turnover, market capitalisation, profits, number of employees and the nature and geographic spread of their operations.

(ii)	Service contracts

It is the Remuneration Committee’s policy that an executive director’s contract should be a rolling contract with the period of notice to terminate the contract to be given by either side not exceeding one year and that, if it is necessary to grant a longer period of notice when recruiting from outside the Group, this should reduce to a maximum of one year after an initial period. No director has a service contract of more than one year.

(iii)	Early termination
Although the circumstances of early termination will vary, only in very exceptional circumstances will explicit terms for compensation for early termination be included in contracts for new directors. Where no explicit compensation terms are included, departing directors or senior managers are expected to mitigate their loss within the framework of individual circumstances.

(iv)	External appointments
The Group recognises the benefits to the individual and to the Group when executive directors of the Company also act as non-executive directors of other companies not associated with Signet. Subject to certain conditions, unless otherwise determined by the Board, executive directors are permitted to accept one appointment as a non-executive director of another company. The executive director is permitted to retain any fees paid for such service.

3.	Directors’ remuneration
The Remuneration Committee understands that the Group’s UK shareholders would like all aspects of the executive directors’ remuneration packages to be wholly compliant with what is

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Directors’ emolumentsß
Details of directors’ emoluments for the year to 3 February 2007 were as follows:

	Basic salary or fees		Benefits(1)		Short term bonuses			Total

	2007	2006	2007	2006	2007	2006	2007	2006
	£000	£000	£000	£000	£000	£000	£000	£000

Chairman:
Malcolm Williamson(2)	144	8	–	–	–	–	144	8
James McAdam(3)	127	346	14	30	–	–	141	376

Executive:
Robert Anderson(4) UK Chief Executive	300	246	29	27	128	–	457	273
Walker Boyd Group Finance Director	388	347	23	23	190	–	601	370
Terry Burman(5) Group Chief Executive	822	746	37	26	754	–	1,613	772
Mark Light(5)(6) US Chief Executive	385	18	19	1	188	10	592	29

Non-executive:
Robert Blanchard	51	51	–	–	–	–	51	51
Dale Hilpert	46	46	–	–	–	–	46	46
Brook Land	56	56	–	–	–	–	56	56
Robert Walker	46	46	–	–	–	–	46	46
Russell Walls	51	51	–	–	–	–	51	51

Total	2,416	1,961	122	107	1,260	10	3,798	2,078

(1)	Benefits incorporate all benefits arising from employment by the Group, which in the main relate to the provision of a company car and private health insurance.
(2)	Malcolm Williamson was appointed as Chairman on 9 June 2006, with fees of £200,000 per annum. Prior to his appointment as Chairman he was appointed as a non-executive director on 28 November 2005 with fees of £46,000 per annum.
(3)	James McAdam retired as a director on 9 June 2006. Prior to his retirement, his basic salary was £350,000 per annum. On his retirement from the Company, Mr. McAdam remains a member of the Signet Health Care Scheme but he fully reimburses the Company the premium paid on his behalf.
(4)	Emoluments in 2006 are from his appointment as a director on 6 April 2005.
(5)	Messrs. Burman and Light have their emoluments specified and paid in US dollars and an average exchange rate of US$1.88 was used (2005/06:US$1.80).
(6)	Appointed as a director on 12 January 2006.
The figures above represent emoluments earned as directors during the relevant financial year. Such emoluments are paid in the same financial year with the exception of bonus payments, which are paid in the year following that in which they are earned.

considered to be best practice in UK companies. However, the Remuneration Committee also recognises that the Company must remain adequately competitive in the US where more than 70% of sales and profits are derived and where failure to do so would lead to the loss of some of the Group’s most valuable US and Group executives, and inevitably damage the long term interests of the business and its shareholders. The Group, therefore, faces some unusual remuneration challenges in trying to meet the expectations of UK shareholders and still remain reasonably competitive in the US and the Remuneration Committee endeavours to find the appropriate balance between those differing factors.

(a)	Salary and benefits

The Group Chief Executive, the highest paid director, and the Chief Executive of the US division are US citizens residing in the US, and their remuneration packages are determined on that basis and are set in US dollars and not pounds sterling.

Details of the salaries received by executive directors are shown above.

The Remuneration Committee normally reviews the salary and benefits of executive directors annually. However following extensive consultation with major shareholders on the effect of the removal of the retesting provisions of share option awards and the resulting need to discount their expected value, modest base salary increases were made and target bonus levels adjusted during the year. These base salary increases were as follows: that of the Group Chief Executive from $1,435,000 to $1,477,000, and that of the Group Finance Director from £385,000 to £395,000 and the Chief Executive of the US division from $700,000 to $712,000. No increase was made to the base salary of the Chief Executive of the UK division.

Following the normal 2007 annual reviews the Remuneration Committee increased the Group Chief Executive’s basic salary from $1,477,000 to $1,575,000, that of the Group Finance Director from £395,000 to £425,000 and that of the Chief Executive of the UK division from £310,000 to £330,000. The basic salary of the Chief Executive of the US division was increased from $712,000, to $800,000. The increase in base salary for the Chief Executive of the US division reflects the fact that he did not receive an increase during the normal annual review process in 2006 as his remuneration had been reviewed during 2005 at the time of his promotion from Chief Operating Officer to Chief Executive officer

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Directors’ remuneration report (continued)

of the US division. The Remuneration Committee considers that this level of increase is justified in the circumstances as it reflects that he has now been in the role over a year, his performance, and the necessity to bring his remuneration in line competitively with the current US market. The Chairman of the Board receives a fee of £200,000 per annum and his fee will be reviewed upon the anniversary of his appointment as Chairman, in June 2007.

(b)	Annual bonus plan

(i)	Bonus plan 2006/07
In 2006/07 an annual bonus of 96% of base salary was paid to the Group Chief Executive (target is 100% and potential maximum is capped at 200% of base salary). The Group Finance Director received a bonus of 48% of base salary (target is 50% and potential maximum is capped at 100% of base salary). The bonus entitlements for the Group Chief Executive and the Group Finance Director were calculated for 2006/07 on the basis of the following formula:

2005/06 pre-tax profit + inflation: 0% of maximum bonus;
2005/06 pre-tax profit + 10%: 50% of maximum bonus; and
2005/06 pre-tax profit + 15%: 100% of maximum bonus.

Increase in pre-tax profit is calculated on a constant exchange rate basis and is earned on a pro-rata basis for performance between the targets. In 2006/07 an annual bonus of 41.3% of base salary was earned by the Chief Executive of the UK division (target is 50% and potential maximum is capped at 100% of base salary). An annual bonus of 49.7% of base salary (target is 60% and potential maximum is capped at 120% of base salary) was earned by the Chief Executive of the US division. The bonuses were calculated using the same formula as above, but based on operating profit of the respective divisions.

(ii)	Bonus plan 2007/08
The performance measure for the annual bonus plan for 2007/08 will be based on growth in profits. As shown below the specific targets agreed for the US division are identical to those set in 2006/07. The targets set for the UK division have been marginally reduced to reflect the lack of available store growth and the generally difficult retail market. The Group goals reflect the weighted average of the two divisions:

The US formula will be based upon divisional operating profit: 2006/07 operating profit + inflation: 0% of maximum bonus; 2006/07 operating profit + 10%: 50% of maximum bonus; and 2006/07 operating profit + 15%: 100% of maximum bonus.

The UK formula will be based upon divisional operating profit: 2006/07 operating profit + inflation: 0% of maximum bonus; 2006/07 operating profit + 8%: 50% of maximum bonus; and 2006/07 operating profit + 12%: 100% of maximum bonus.

The Group formula will be based upon Group pre-tax profit: 2006/07 pre-tax profit + inflation: 0% of maximum bonus; 2006/07 pre-tax profit + 9.4%: 50% of maximum bonus; and 2006/07 pre-tax profit + 14.1%: 100% of maximum bonus.

Increase in pre-tax profit is calculated on a constant exchange rate basis and is earned on a pro-rata basis for performance between the targets.

(c)	Share option and long term incentive plans
Share option and long term incentive plan grants to directors are set out on pages 70 to 72. See page 61 for the factors influencing the choice of performance criteria and for the basis of measurement.

(i)	Executive share option plans
In 2005, after consultation with shareholders, Signet discontinued retesting of options for future grants beginning with grants awarded in 2006. The Remuneration Committee historically took the position that the presence of retesting of performance conditions to determine the vesting of share option grants effectively eliminated the need for discounting the expected value of options. The elimination of the retesting of options means that the Remuneration Committee can no longer take that view. Towers Perrin analysed the Group’s performance to determine the probability that options granted without retests will fail to vest. The conclusion from their analysis was that there is a 35% probability that options granted in 2006 and beyond will fail to vest with a single test three years later. They therefore recommended the expected value of options be discounted by 35% which, they advised, is at the lower end of the discount range utilised by most UK public companies of between 30% and 70%.

In order to maintain market competitiveness, the Remuneration Committee developed proposals to restore the value lost by virtue of the elimination of the retesting of options. During December 2006 and January 2007 the Remuneration Committee consulted extensively with major shareholders, RREV and the ABI on proposals which comprised increases in the annual bonus opportunity and, where necessary, modest increases in base salary. These changes, which were broadly supported by shareholders, simply restored the exact total remuneration levels which were in place prior to the elimination of share option retesting.

For the Group Chief Executive, it was agreed that base salary would be increased by 2.9% and target annual bonus to move from 50% to 100% of base salary. For the Group Finance Director, base salary was increased by 2.6% with target annual bonus moving from 37.5% to 50% of base salary. The base salary for the Chief Executive of the US division was increased by 1.8% and target bonus moved from 40% to 60% of base salary. Finally, for the Chief Executive of the UK division, target bonus was increased from 37.5% to 50% of base salary. His base salary did not change.

These changes took effect from April 2006 when the retesting of share options and the reduction in the expected value took effect.

In addition to the four executive directors there are executives in both the UK and the US who participate in Signet’s share option plan, and who would also be subjected to the reduction in the value of the total packages. In addition the application of performance conditions to determine vesting is not competitive in the US.

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Therefore it has been agreed, on the basis of these two factors and after consultation with shareholders, who were broadly supportive of the proposal, to remove vesting conditions for future grants of share options to executives below Board level. However vesting conditions will be maintained for options granted to executive directors. In dropping vesting conditions for executives below the Board, it is believed that the Group will both improve competitiveness in the US and also avoid having to correct the value gap in the same way as has been done for executive directors.

The Remuneration Committee has made the 2007/08 option grants on the basis of the arrangements described above. Options granted under the executive share option plans that have passed the necessary performance conditions are normally only exercisable between three and ten years from the date of grant, after which the options lapse.

The conditions as they apply are set out below:

UK executives
For UK executives the personal performance of participants will be assessed on each occasion that share option grants take place and will be reflected in the level of the individual awards. In addition, grants awarded up until 2006 and all subsequent grants made to executive directors are subject to exercise conditions as follows:

Required annual rate of
compound growth in earnings
Level of grant	per share(1) above inflation(2)

Up to 200% of base salary	+3%
201% to 400% of base salary	+4%

(1)	Normalised earnings per share as defined by the Institute of Investment Management and Research.

(2)	Defined as the UK Retail Prices Index.

US executives
For US directors there is a pre-grant test based on both personal and corporate performance as described below. In addition grants awarded up until 2006 and all subsequent grants made to executive directors are subject to a post-grant exercise condition requiring that the annual compound growth in earnings per share be more than 3% above inflation.

UK and US executives
For grants made to both UK and US executives performance will be measured initially over three years from the start of the financial year in which the award is made. For grants awarded up until but not including those made in 2006, performance may be retested in accordance with the retest provisions. For grants beginning with those awarded in 2006/07 the post-grant performance condition will only be measured over three years from the start of the financial year in which the award is made, all retesting in the measurement of performance target achievement having been eliminated. As noted previously, all grants awarded to executives below the main board from 2007 and beyond are not subject to vesting conditions.

Grants to executive directors
Awards to the Group Chief Executive are based on principles 2(iv), 2(v), 2(vi) (set out on page 60), a comparative remuneration survey and a review of the performance of both the Group and the executive over the prior three years.

Before any share option grant is made to the Group Chief Executive, the Remuneration Committee has to satisfy itself that the demanding pre-grant conditions have been achieved. This requires affirmation: (i) that the Group’s business performance has been superior to that of its industry sector; and (ii) that the Group Chief Executive’s personal performance continues to be of the highest standard.

On the basis of sustained outperformance and with management achievements acknowledged by industry followers, the Committee concluded that the Group Chief Executive and Group Finance Director continued to merit total remuneration towards the upper end of the range determined by the remuneration principles. Based on the surveys conducted, this indicated a base salary increase as detailed on page 63 and a share option grant equivalent to four times base salary for the Group Chief Executive. Similar surveys undertaken in the UK indicated a base salary increase as detailed on page 63 for the Group Finance Director and options amounting to 120% of base salary. Similarly on the basis of survey data and performance the Chief Executives of the UK and the US divisions were awarded base salary increases as detailed on page 63 and were awarded options amounting to 80% and 160% of base salary respectively.

Scheme amendments
Certain provisions of the share option plans may be amended by the Board, although a number of basic provisions (and in particular most of the limitations on individual participation, the number of shares and the percentage of share capital that can be issued thereunder) cannot be altered to the advantage of the participants except with the approval of shareholders or in accordance with the adjustment provisions in the share option plans.

In 2007 the Remuneration Committee approved an amendment to the Share Option Plans to ensure compliance with UK age discrimination legislation contained in the Employment Equality (Age) Regulations 2006.

(ii)	All-employee share plans
In 1998/99 the Group introduced an Inland Revenue approved savings related share option scheme for UK employees (the “Sharesave Scheme”), a US Section 423 Plan (the “Employee Stock Savings Plan”) and a savings related share option scheme for employees in the Republic of Ireland (the “Irish Sharesave Scheme”). These schemes give those employees with qualifying service the opportunity to participate in the equity of the Company, with the aim of aligning the interests of employees with those of shareholders.

The options granted under the Sharesave Scheme and the Irish Sharesave Scheme are normally exercisable between 36 and 42 months from the date of the relevant savings contract. Options are

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Directors’ remuneration report (continued)

granted under these schemes at a price approximately 20% below the middle market price of the shares on the London Stock Exchange on the dealing day prior to the date that employees are invited to participate in them.

The options granted under the Employee Stock Savings Plan, for employees in the US, are normally exercisable between 24 and 27 months from the date of grant. The options under this plan are granted at a price approximately 15% below the middle market price of the shares on the London Stock Exchange on the date of grant. The period of exercise and the discount allowed vary from the UK due to different legal regulations in the US.

(iii)	Long term incentive plan
Shareholders gave approval, in December 2005, to the Signet Group plc 2005 Long Term Incentive Plan (“LTIP”) which was a replacement for the Signet Group plc 2000 Long Term Incentive Plan (“LTIP 2000”), that expired in June 2005.

The LTIP provides for the Remuneration Committee to make awards subject to performance targets which will normally be tested at the end of a fixed period of at least three years. To the extent the performance targets are satisfied the participant will receive a combination of the grant of an option over shares in the Company and cash on the basis of a mix of 50% cash and 50% share options. The share options will normally be exercisable within ten years of the original award date.

The performance conditions, set by the Remuneration Committee for the foreseeable future, are based on:

•	the compound annual growth in profit before tax of the Group or in operating profit of the relevant division as appropriate above a threshold inflation level; and

•	ROCE of the Group or relevant division as appropriate.

In determining the precise conditions that will apply to an award, the Remuneration Committee will specify, at the commencement of each three-year performance period, the compound annual growth in profit that it will be necessary to achieve over the performance period and the required ROCE for the performance period.

The LTIP contains no element to allow retesting of the performance targets and allows only a pro-rated release of an award, whether in the form of the grant of an option over shares or cash, where a participant leaves early for good reasons or there is a change of control. The performance targets must in any event be satisfied before any release is made in all cases.

Awards were made to executive directors and other senior executives in 2004/05 and 2005/06 under the LTIP 2000 and for 2006/07 and 2007/08 under the LTIP. All these awards are subject to the fulfilment of performance conditions based upon the two components described above.

In each case performance is measured over a fixed period of three successive financial years starting with the one in which the award is made. Nothing is payable under the award unless both minimum performance conditions are achieved. If the performance conditions are achieved the award will vest and its value will depend on the extent to which the minimum performance conditions are exceeded:

•	if Profit Growth exceeds the minimum threshold inflation level, the amount of the award will be calculated on a straight line basis from that level up to a specified inflection point, currently 10%, at which point 37.5% of the award will vest, and then at an accelerated rate on a straight line basis up to the maximum level of award at 15%. This maximum is equal to a specified percentage of base salary at the time at which the award vests.
The maximum award for the Group Chief Executive under the LTIP 2000 was equal to 70% of base salary at vesting, and for the Group Finance Director and the Chief Executive of the UK division 50% of base salary at vesting and for the Chief Executive of the US division 45% of base salary at vesting. The maximum award for the Group Chief Executive under the LTIP in 2007/08 (as in 2006/07) is equal to 158% of base salary at vesting and for the Group Finance Director in 2007/08 (as in 2006/07) 77.0% of base salary at vesting and the Chief Executive of the UK division in 2007/08 (as in 2006/07) 68.0% of base salary at vesting and for the Chief Executive of the US division in 2007/08 (as in 2006/07) 100% of base salary at vesting; and

LTIP performance criteria

	2007/08 award			2006/07 award			2005/06 award			2004/05 award
	Group	UK	US	Group	UK	US	Group	UK	US	Group	UK	US
	%	%	%	%	%	%	%	%	%	%	%	%

Minimum performance for any vesting:
Profit measure	Profit Growth in excess of threshold inflation level
ROCE measure	19.8	31.4	18.7	20.1	28.2	19.3	23.2	42.2	19.4	22.2	43.0	17.6

Profit Growth performance measure:
Profit measure	10.0	10.0	10.0	10.0	10.0	10.0	10.0	10.0	10.0	10.0	10.0	10.0
ROCE measure	15.0	15.0	15.0	15.0	15.0	15.0	15.0	15.0	15.0	15.0	15.0	15.0

ROCE performance measure:
Specified ROCE required	20.8	32.4	19.7	21.1	29.2	20.3	24.2	43.3	20.4	23.2	44.5	18.6

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•	if the minimum threshold inflation level of Profit Growth is achieved but the maximum award has not been earned, then the award may be increased on the basis of the ROCE growth. In the case of the Group Chief Executive, under the LTIP 2000 for each 0.5% by which the ROCE exceeds the level specified in the award, the amount of the award will increase by an amount equal to 5% of base salary (at vesting) up to a maximum increase equal to 35% of such base salary (i.e. 50% of the award). Similarly in the case of the Group Finance Director, for each 0.5% by which the ROCE exceeds the specified level the amount of the award will increase by an amount equal to 3% of base salary (at vesting) up to a maximum increase equal to 25% of such base salary(i.e. 50% of the award). In the case of the Chief Executive of the UK division the award will increase by 2% of such base salary (at vesting) up to a maximum increase equal to 25% of such base salary (i.e. 50% of the award) and in the case of the Chief Executive of the US division 3.6% of such base salary (at vesting) up to a maximum increase equal to 22.5% of such base salary (i.e. 50% of the award) for every 0.5% by which the ROCE exceeds the specified level. In the case of the Group Chief Executive, under the LTIP in 2007/08 (as in 2006/07) the maximum percentage of base salary that may be earned for each 0.5% by which the the ROCE exceeds its specified level is 11.3% which is in proportion to the increase in target LTIP award from 70% to 158% of base salary. Similarly in the case of the Group Finance Director, in 2007/08 (as in 2006/07) for each 0.5% by which the ROCE exceeds the specified level the amount of the award will increase by an amount equal to 4.6% of such base salary up to a maximum increase equal to 38.5% of such base salary and in the case of the Chief Executive of the UK division, in 2007/08 (as in 2006/07) 2.7% of such base salary up to a maximum increase equal to 34.0% of such base salary and for the Chief Executive of the US division, in 2007/08 (as in 2006/07) 8.0% of such base salary up to a maximum equal to 50% of such base salary.

In no event, however, can any such increase result in the applicable maximum award amount stated in the preceding paragraph being exceeded.

The table on page 66 shows the percentages and the inflection points which have been specified for the existing awards and indicates the relevant profits and ROCE to be used for measurement.

When the performance conditions have been satisfied, 50% of the amount which vests will be payable in cash and the other 50% will consist of the grant of an option to acquire shares in the Company, the number of shares being determined by using the middle market price on the day preceding the grant of the award. For the 2004/05, 2005/06 and 2006/07 awards, that share price was 112.50p, 112.60p and 106.00p respectively. Due to the deferred equity nature of the share linked element of the award, the exercise price of the total option grant under the LTIP 2000 is a nominal amount of £1 or $1, as appropriate (there is no nominal exercise price payable under the LTIP). The participants can normally exercise their option at any time after vesting until the tenth anniversary of the grant of the award.

The share price for the awards was fixed following the announcement of the preliminary results.

(d)	Employee trusts
The share option plans may be operated in conjunction with one or more employee share ownership trusts (the Signet Group plc Employee Share Trust (“ESOT”) or the Signet Group plc 2004 Employee Share Trust (“2004 ESOT”)). The Signet Group Qualifying Employee Share Trust (“QUEST”) was removed from the register of companies during the year as it no longer fulfilled the purpose for which it had been originally set up.

Both the LTIP 2000 and the LTIP (the “LTIPs”) operate in conjunction with the ESOT and the 2004 ESOT which may be funded by the Group to acquire shares in the Company for the purposes of meeting the Company’s obligation to provide shares on the exercise of options.

The trustees of the ESOT and 2004 ESOT have waived their rights to any dividends declared on shares held in the trusts.

(e)	Share scheme limits
The executive share option plans are subject to the following limits on the number of shares that may be issued:

(i)	the maximum number of shares that have been or may be issued pursuant to options granted under the executive share option plans and any other discretionary share option scheme adopted by the Company may not exceed 5% of the shares from time to time in issue in any ten year period;

(ii)	the maximum number of shares that have been or may be issued pursuant to options granted under the executive share option plans and any other employees’ share scheme adopted by the Company may not exceed 10% of the shares from time to time in issue in any ten year period; and

(iii)	the maximum of 171,376,839 shares (representing 10% of the issued share capital on 8 July 2003) may be issued pursuant to incentive options granted under the US Plan.

In any ten year period not more than 10% of the issued share capital of the Company from time to time may in aggregate be issued or issuable pursuant to options granted under the All-employee Schemes or any other employees’ share schemes adopted by the Company.

The number of shares which may be issued or issuable pursuant to the LTIPs (including to the ESOT and the 2004 ESOT), when aggregated with any shares issued or issuable by the Company in the preceding ten years under any employees’ share scheme, participation in which is at the discretion of the Board, is limited to 5% of the Company’s issued share capital from time to time. The number of shares which may be issued or issuable pursuant to the

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Directors’ remuneration report (continued)

LTIPs (including to the ESOT and the 2004 ESOT), when aggregated with all shares issued or issuable by the Company in the preceding ten years under any other employees’ share scheme, is limited to 10% of the Company’s issued share capital from time to time.

No more than 5% of the issued share capital of the Company may be held by the trustee of the ESOT or the 2004 ESOT without prior approval of shareholders.

(f)	Shareholding guidelines
Shareholding guidelines have been set for directors of the Group. The Group Chief Executive is expected to build a holding of shares equal to at least twice salary and the Group Finance Director and the Chief Executives of both the UK and US divisions to at least one times salary. Until these levels have been achieved, half of any post tax option gains under the 2003 Plans should be held in Signet shares. All non-executive directors are required to build a minimum holding of 10,000 shares within two years of appointment and maintain that holding whilst they remain a director of the Company.

(g)	Service contracts
The Group Chief Executive has a rolling service contract (dated 20 December 2000 and amended and restated in January 2006) with a US subsidiary with certain covenants given by Signet Group plc, which can be terminated on one year’s notice in writing by either party. The Group Finance Director has a rolling service contract (dated 14 June 1995 and amended on 15 May 2000) with the Company, which can be terminated on one year’s notice in writing by either party and which terminates on his 60th birthday.

The service contracts for the Group Chief Executive and the Group Finance Director provide for termination payments in the cases of early termination by the Group or in the event of certain changes of control. In these circumstances the amount of termination payments due to the Group Chief Executive would equal, in summary, the aggregate of (i) 100% of his base salary at the time of termination, (ii) 25% of his base salary in respect of pension and other benefits, (iii) his outstanding entitlement to a cash bonus under the annual bonus plan referred to on page 64 in respect of the proportion of the fiscal year prior to the effective date of termination, and (iv) a sum equal to a variable percentage (currently 74.4%) of the cash bonus to which he would have become entitled under the annual bonus plan during the notice period. If the Company reduces or eliminates the Directors’ and Officers’ liability insurance, although the Board has no intention of doing so, such that the Group Chief Executive does not have coverage which meets at least £100 million aggregate coverage limit and £50 million Side A aggregate dedicated coverage limits, then the Group Chief Executive may be permitted upon 90 days written notice to terminate his employment. In the event of such termination the Company will pay the Group Chief Executive his base salary and short term bonus pro-rated to the date of termination. Entitlement to any share options or LTIP awards is governed by the rules of the relevant scheme.

The amount of termination payments due to the Group Finance Director in the case of early termination by the Group in the event of certain changes of control would equal, in summary, the aggregate of (i) his annual salary at the time of termination, (ii) the market value of the contractual benefits in kind (including any pension contribution) to which he would have become entitled during the following 12 months, and (iii) all payments to which he would have become entitled under the annual bonus plan during the same 12 month period.

The Chief Executive of the UK division has a rolling service contract (dated 1 March 2003) with a UK subsidiary which can be terminated on one year’s notice in writing by either party or terminates on his 65th birthday. In the case of early termination, the contract provides for salary to be paid in lieu of notice, or where notice has been given, for any balance of the notice period.

The Chief Executive of the US division has a rolling service contract (dated 26 April 2002 and amended and restated in August 2004 and January 2006) with a US subsidiary. The Company may terminate the contract at any time by notice in writing. In the case of termination the Company is obligated to continue to pay salary for 12 months from the date of termination.

Entitlement to any share options or LTIP awards is governed by the rules of the relevant scheme, and these contracts all contain confidentiality and non-competition clauses.

The Chairman has a letter of appointment (dated 19 June 2006), for a fixed term of three years. The appointment does not provide for compensation for loss of office. Each non-executive director has a letter of appointment from the Company.

The Board has adopted the best practice corporate governance approach of appointing non-executive directors on a staggered basis for a specific three year period albeit with the ability to renew such appointments for longer periods. Therefore during the year letters of appointment were amended to reflect that change, with appointment now anticipated to run until each non-executive director is next due to retire by rotation in accordance with the Articles of Association. Letters of appointment were also updated to reflect changes to fees, committee membership, confidentiality undertakings and to include details of the Directors’ and Officers’ insurance cover. They do not provide for compensation for loss of office.

The letters of appointment are dated as set out below:

Robert Blanchard	20 June 2006
Dale Hilpert	20 June 2006
Brook Land	20 June 2006
Robert Walker	20 June 2006
Russell Walls	20 June 2006

(h)	Company pension
The Chairman does not receive any pension provision. The Group Chief Executive and the Chief Executive of the US division are members of both the 401(k) Plan and the DCP. Contributions made by Signet’s US division in respect of the Group Chief Executive during the period totalled £1,755ß (2005/06: £1,074ß) and £151,168ß (2005/06: £148,472ß) respectively and those for the

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Pension benefits for the UK based executive directorsß

	Robert Anderson Chief Executive UK division		Walker Boyd Group Finance Director

	2006/07	2005/06	2006/07	2005/06

Change in accrued benefits during the year (gross of inflation)	–	7,995	4,983	5,039
Change in accrued benefits during the year (net of inflation)	–	7,752	3,237	3,866
Accrued benefits at the end of the year	17,005	17,005	53,474	48,491
Transfer value of change in accrued pension (net of inflation)	n/a	90,804	41,892	58,987
Transfer value of accrued benefits at the beginning of the year	201,054	58,367	662,639	510,434
Transfer value of accrued benefits at the end of the year	189,799	201,054	698,295	662,639
Change in transfer value of accrued benefits(1)	(11,255)	141,837	35,656	152,205
Group payments to the FURBS/supplement	38,380	37,500	55,880	48,333
Life assurance contributions	521	737	539	1,100

(1)	Calculated in accordance with the Actuarial Guidance Note GN 11.

Chief Executive of the US division during the period totalled £1,755ß (2005/06: £50ß) and £36,952ß (2005/06: £11,544ß) from his appointment on 12 January 2006, respectively.

Pension benefits in respect of the UK based directors are set out above.

(i) Aggregate emoluments for the year to 3 February 2007
The total emoluments for directors of the Company and officers of the Group (excluding amounts due under the LTIP), as listed on page 46, for services in all capacities was £4,069,000 (2005/06: £2,270,000). The amounts due under the LTIP for directors of the Company and officers of the Group was £373,000 (2005/06: £532,000, restated to reflect the market value at vesting). Under the LTIP 50% of the amounts due are payable in cash and the other 50% consists of the grant of an option to acquire shares in the Company. Details of the directors’ emoluments are given on page 63.

Except as set out in tables (a), (b) and (c) on pages 70 to 73, or in the notes under these tables, no director nor any member of any director’s immediate family had an interest in, or was granted or exercised any right to subscribe for, shares or debentures of the Company or any subsidiary, nor did any such right to subscribe lapse during the financial year, nor was there any change between the end of the financial year and 17 April 2007 in the interests of any director of the Company disclosed to the Company under the provisions of Section 324 (duty of directors to disclose shareholdings in own company) as extended by Section 328 (extension of Section 324 to spouses and children) of the Companies Act 1985 and under the Disclosure and Transparency Rules nor in any right to subscribe for shares in, or debentures of, the Company.

At 28 January 2006, 3 February 2007 and 17 April 2007, according to the register kept by the Company under Section 325 of the Companies Act 1985 and under the Disclosure and Transparency Rules, the directors held interests in the shares of the Company as indicated in tables (a), (b) and (c) on pages 70 to 73. As explained on page 66 the value of the awards that vest under the LTIP depends upon the extent to which the performance conditions are met. The awards are also capped by reference to a percentage of the recipient’s base salary. Where the minimum performance conditions for the 2003/04 and 2004/05 awards have been exceeded, vesting will occur within 60 days of the preliminary results announcement for the year ended 3 February 2007.

The Group currently operates the ESOT and the 2004 ESOT. The QUEST, which was used in connection with the Sharesave Scheme was removed from the register of companies during the course of the year. Robert Anderson, Walker Boyd, Terry Burman, and Mark Light, at 28 January 2006, 3 February 2007 and 17 April 2007, were, in common with all other employees of the Group, deemed to have an interest in the shares held by the ESOT and the 2004 ESOT. The ESOT held 3,745,265 on 28 January 2006, 2,633,908 on 3 February 2007 and 2,618,492 on 17 April 2007. The 2004 ESOT held nil shares on 28 January 2006, nil shares on 3 February 2007 and nil shares on 17 April 2007. The QUEST held nil shares on 28 January 2006 and was dissolved on 1 August 2006.

No director had been granted any specific interest in such shares. The Company’s register of directors’ interests, which is open to inspection at the registered office, contains full details of directors’ shareholdings and share options.

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Directors’ remuneration report (continued)

4.	Directors’ interests in sharesß
(a)	Directors’ interest in share optionsß

	Number of shares under option

		At					At		Date from
		28 January					3 February	Exercise	which	Expiry
Director		2006	Granted	Forfeited	Exercised		2007	price	exercisable(1)	date(1)

Robert Anderson(2)	(3)	232,558	–	–	–		232,558	75.25p	2.5.04	2.5.11
	(3)	160,416	–	–	–		160,416	120.00p	11.4.05	11.4.12
	(3)	322,188	–	–	–		322,188	82.25p	25.4.06	25.4.13
	(4)	251,685	–	–	–		251,685	111.25p	5.4.07	5.4.14
	(5)	35,452	–	–	–		35,452	£1 in total	15.4.04	4.5.11
	(6)	10,985	–	–	–		10,985	86.25p	1.1.08	30.6.08
	(4)	261,989	–	–	–		261,989	112.60p	12.4.08	12.4.15
	(5)	23,140	–	–	–		23,140	£1 in total	15.4.05	26.4.12
	(4)	–	221,586	–	–		221,586	111.92p	11.4.09	11.4.16

Total		1,298,413	221,586	–	–		1,519,999	96.38p(7)

Walker Boyd(2)	(3)	429,648	–	–	(429,648	)(8)	–	49.75p	–	–
	(3)	611,842	–	–	–		611,842	57.00p	5.5.03	5.5.10
	(3)	179,401	–	–	–		179,401	75.25p	2.5.04	2.5.11
	(3)	225,000	–	–	–		225,000	120.00p	11.4.05	11.4.12
	(5)	133,484	–	–	(133,484	)(8)	–	£1 in total	–	–
	(4)	397,435	–	–	–		397,435	97.50p	14.7.06	14.7.13
	(4)	444,943	–	–	–		444,943	111.25p	5.4.07	5.4.14
	(6)	10,985	–	–	–		10,985	86.25p	1.1.08	30.6.08
	(5)	87,505	–	–	(87,505	)(8)	–	£1 in total	–	–
	(4)	466,252	–	–	–		466,252	112.60p	12.4.08	12.4.15
	(5)	68,182	–	–	–		68,182	£1 in total	12.4.05	26.4.12
	(4)	–	412,794	–	–		412,794	111.92	11.4.09	11.4.16
	(5)	–	61,407	–	–		61,407	£1 in total	28.4.06	30.4.13

Total		3,054,677	474,201	–	(650,637)		2,878,241	91.47p(7)

Terry Burman(2)	(3)	496,289	–	–	(496,289)	(9)	–	$1.08	–	–
	(3)	1,242,019	–	–	(1,242,019)	(9)	–	$1.72	–	–
	(4)	3,807,426	–	–	–		3,807,426	$1.59	14.7.06	14.7.13
	(4)	3,129,267	–	–	–		3,129,267	$2.05	5.4.07	5.4.14
	(6)	5,850	–	–	(5,850	)(10)	–	$1.64	–	–
	(5)	344,829	–	–	(344,829	)(11)	–	$1 in total	–	–
	(4)	3,193,395	–	–	–		3,193,395	$2.12	12.4.08	12.4.15
	(5)	254,485	–	–	(254,485	)(11)	–	$1 in total	–	–
	(6)	–	5,170	–	–		5,170	$1.86	1.11.08	31.1.09
	(4)	–	2,936,060	–	–		2,936,060	$1.96	11.4.09	11.4.16
	(5)	–	227,244	–	(227,244	)(12)	–	$1 in total	–	–

Total		12,473,560	3,168,474	–	(2,570,716)		13,071,318	$1.91(7)

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4.	Directors’ interests in sharesß
(a)	Directors’ interest in share optionsß (continued)

	Number of shares under option

		At					At		Date from
		28 January					3 February	Exercise	which	Expiry
Director		2006	Granted	Forfeited	Exercised		2007	price	exercisable(1)	date(1)

Mark Light(2)	(3)	92,764	–	–	(92,764	)(13)	–	$1.08	–	–
	(3)	290,191	–	–	–		290,191	$1.72	11.4.05	11.4.12
	(3)	472,476	–	–	–		472,476	$1.31	25.4.06	25.4.13
	(4)	329,267	–	–	–		329,267	$2.05	5.4.07	5.4.14
	(6)	5,850	–	–	(5,850	)(10)	–	$1.64	–	–
	(4)	339,032	–	–	–		339,032	$2.12	12.4.08	12.4.15
	(6)	–	5,170	–	–		5,170	$1.86	1.11.08	31.1.09
	(4)	–	572,889	–	–		572,889	$1.96	11.4.09	11.4.16
	(5)	–	96,632	–	(96,632	)(12)	–	$1 in total	–	–

Total		1,529.580	674,691	–	(195,246)		2,009,025	$1.81(7)

All options were granted to directors while they were directors apart from Messrs. Anderson and Light who were appointed as directors on 6 April 2005 and 12 January 2006 respectively. The performance conditions for grants made under the 2003 Plans are set out on page 65. The conditions set by the Remuneration Committee for exercise of options granted under the 1993 Scheme were that for vesting to take place, a post inflation minimum growth in earnings per share of 10% over any consecutive three year period had to be achieved. Under the 2003 Plans, for vesting to take place, a post inflation minimum growth in earnings per share of 10% from a fixed base year applied over a three year period, or 12.55% over a four year period, or 15.92% over a five year period has to be achieved. The performance conditions were chosen as the Remuneration Committee believed them to be in line with market practice. These conditions have been met in respect of the options granted between October 1997 and April 2004; the performance criteria having been satisfied in each case over the first three year period following the grant of the options apart from the options granted in April and July 2003 for which the performance criteria were satisfied in the fourth year of the grant. The Black-Scholes option-pricing model fair value is given on page 104 for options granted in the last three years.

(1)	The dates from which options are exercisable and the expiry dates are the dates that normally apply. Other dates apply in certain circumstances, such as an option holder ceasing to be employed. Options that have not already vested will only vest and become exercisable on the dates detailed subject to satisfaction of the specified performance criteria.
(2)	See page 65 regarding awards made in 2007/08.
(3),	(4), (5) and (6) The options marked (3) were granted under the 1993 Scheme, those marked (4) were granted under the 2003 Plans, those marked (5) were awarded under the LTIP 2000 and those marked (6) were granted under the terms of the Sharesave Scheme or, in the case of Terry Burman and Mark Light, the Employee Stock Savings Plan.
(7)	Weighted averages of the exercise prices per share for the options held at the year end.
(8)	Exercised on 12 January 2007, when the market price was 120.22p.
(9)	Exercised on 16 January 2007, when the market price was 119.65p.
(10)	Exercised on 23 November 2006, when the market price was 120.25p.
(11)	Exercised on 5 April 2006, when the market price was 110.00p.
(12)	Exercised on 15 June 2006, when the market price was 95.25p.
(13)	Exercised on 28 September 2006, when the market price was 110.00p.

The aggregate amount of gains made by directors on the exercise of options during the year amounted to £2,301,439 (2005/06: £613,983).

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Directors’ remuneration report (continued)

(b)	Directors’ interests in LTIPsß

	Awards subject to					Awards where the performance
	performance conditions					conditions have been satisfied(1)

										Option		Cash and		Cash and		Expiry of
		Cash		Option		Cash		Option		portion		options total		options		award or
	Date of	portion		portion		portion		portion		(current		current		total		vested
	award	(grant value)	(2)	(number)	(2)	(grant value)	(3)	(number)	(3)	value)	(4)	value	(4)(5)	vested	(6)	option
Director		£				£				£		£		£

Robert Anderson(7)
2003/04 award(8)	30.4.03	–		–		–		–		–		–		–		–
2004/05 award(8)	5.4.04	–		–		–		–		–		–		–		–
2005/06 award(8)	12.4.05	77,500		68,828		–		–		–		161,642		–		–	(9)
2006/07 award	–	105,400		94,174		–		–		–		220,528		–		–	(9)

Awards at end of year		182,900		163,002		–		–		–		382,170		–

Walker Boyd(7)
2003/04 award(8)	30.4.03	–		–		–		–		–		–		116,366		30.4.13
2004/05 award(8)	5.4.04	–		–		23,305		20,715		25,324		48,629		–		5.4.14
2005/06 award(8)	12.4.05	98,750		87,700		–		–		–		205,963		–		–	(9)
2006/07 award	28.4.06	152,075		135,878		–		–		–		318,186		–		–	(9)

Awards at end of year		250,825		233,578		23,305		20,715		25,324		572,778		116,366

Terry Burman(7)
2003/04 award(8)	30.4.03	–		–		–		–		–		–		407,560		30.4.13
2004/05 award(8)	5.4.04	–		–		65,228		62,354		76,228		141,456		–		5.4.14
2005/06 award(8)	12.4.05	262,411		243,944		–		–		–		559,072		–		–	(9)
2006/07 award	28.4.06	592,299		597,009		–		–		–		1,322,143		–		–	(9)

Awards at end of year		854,710		840,953		65,228		62,354		76,228		2,022,671		407,560

Mark Light(7)
2003/04 award(8)	30.4.03	–		–		–		–		–		–		173,309		30.4.13
2004/05 award(8)	5.4.04	–		–		81,320		77,737		95,033		176,353		–		5.4.14
2005/06 award(8)	12.4.05	81,320		75,597		–		–		–		173,737		–		–	(9)
2006/07 award	28.4.06	180,711		182,148		–		–		–		403,386		–		–	(9)

Awards at end of year		262,031		257,745		81,320		77,737		95,033		753,476		173,309

All grants were made to directors while they were directors, apart from Messrs. Anderson and Light who were appointed as directors on 6 April 2005 and 12 January 2006 respectively, and the performance conditions relating to the awards are set out on page 64.
(1)	In respect of the 2004/05 awards the Group performance achieved was a three year compound annual growth in profit before tax of 6.3% per annum and a three year average ROCE of 23.8%. The US division performance achieved was a three year compound annual growth in operating profit of 13.3% and a three year average ROCE of 22.0%. This resulted in 24.9% of the award vesting for the Group Chief Executive, 23.6% for the Group Finance Director and 100% for the Chief Executive of the US division. The UK division experienced a fall in three year annual profit and therefore no award is payable to the Chief Executive of the UK division.
(2)	Assumes maximum performance conditions are satisfied and is calculated using salary at 26 February 2007. For the cash portion an exchange rate of $1.97 has been used for Terry Burman and Mark Light. Options are calculated using a share price at the time of grant in 2005 of 112.60p and in 2006 of 111.92p and in the case of Terry Burman and Mark Light exchange rates of $1.88 in 2005 and $1.75 in 2006.
(3)	Calculated using a salary at 26 February 2007. For the cash portion an exchange rate of $1.97 has been used for Terry Burman and Mark Light. Options are calulated using a share price and exchange rate at the time of grant in 2004 of 112.50p and $1.83 respectively. The LTIP payment is made in the year following the last year in respect of which the performance condition was set.
(4)	Calculated using a share price as at 3 February 2007 of 122.25p.
(5)	Cash portion plus option portion value at 3 February 2007. For awards where the level of performance is currently unknown, no payment, or a reduced payment may be made. In respect of awards where the performance is known the base salary may be different at the date of vesting.
(6)	Vesting took place on 28 April 2006 and the cash portion was worth £51,275, £166,681 and £70,879 respectively, for Walker Boyd, Terry Burman and Mark Light. The option interest was over 61,407 shares for Walker Boyd, 227,244 shares for Terry Burman and 96,632 shares for Mark Light and are included in the table of directors’ interests in share options on pages 70 to 71. The share price on the day of vesting was 106.00p. For Terry Burman and Mark Light an exchange rate of $1.8253 was used. The Remuneration Committee confirmed that there was no entitlement earned under the LTIP by Robert Anderson.
(7)	The Remuneration Committee approved grants of LTIP awards to Terry Burman (maximum of 158% of salary at vesting), Mark Light (maximum of 100% of salary at vesting), Walker Boyd (maximum of 77% of salary at vesting) and Robert Anderson (maximum of 68% of salary at vesting) on 16 April 2007.
(8)	Awards at start of year.
(9)	Expiry dates of awards will be known within 60 days after the announcement of the preliminary results for the last financial year in the performance period.

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(c)	Directors’ interests in sharesß

	Number of shares

	At start	At end	At 17 April
Director	of year	of year	2007

Robert Anderson	19,000	19,000	19,000
Robert Blanchard	10,010	10,010	10,010
Walker Boyd	452,495	392,495	392,495
Terry Burman	710,601	710,601	710,601
Dale Hilpert	20,000	20,000	20,000
Brook Land	25,000	25,000	25,000
Mark Light	–	–	–
Robert Walker	19,308	19,308	19,308
Russell Walls	10,000	10,000	10,000
Malcolm Williamson	28,605	28,605	28,605

5.	Share price
The middle market price of a Signet share on the London Stock Exchange was 122.25p on 3 February 2007 and 104.25p on 28 January 2006. During the 53 weeks ended 3 February 2007, the middle market prices on the London Stock Exchange ranged between a low of 92.25p and a high of 127.0p. On 17 April 2007 the closing middle market price was 125.25p.

Five year historical TSR performance
Growth in the value of a hypothetical £100 holding over five years FTSE 350 (ex inv) comparison based on 30 trading day average values

6.	Total shareholder return (“TSR”)
The graph below (left) shows the cumulative annual total return (share price movement and dividends) to shareholders of the Group since 2 February 2002 based on the 30 day average of value of the share price compared to the FTSE 350 index. This index was chosen as a suitable comparator as it is a major market index of which the Group is a member. Also shown on a similar basis on the graph below (right), is the Group’s performance compared to the FTSE general retail sector.

Five year historical TSR performance
Growth in the value of a hypothetical £100 holding over five years FTSE general retailers index comparison based on 30 trading day average values

The Directors’ remuneration report was approved by the Board on 18 April 2007, and signed on its behalf by:

Robert Blanchard
Chairman
Remuneration Committee

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Statement of directors’ responsibilities

The directors are responsible for preparing the Annual Report & Accounts and the Group and parent company financial statements, in accordance with applicable law and regulations.

Company law requires the directors to prepare Group and parent company financial statements for each financial year. Under that law the directors are required to prepare the Group financial statements in accordance with IFRS as adopted by the EU and have elected to prepare the parent company financial statements in accordance with UK Accounting Standards.

The Group financial statements are required by law and IFRS defined in Note 1 on page 80 as adopted by the EU to present fairly the financial position and performance of the Group; the Companies Act 1985 provides in relation to such financial statements that references in the relevant part of that Act to financial statements giving a true and fair view are references to their achieving a fair presentation.

The parent company financial statements are required by law to give a true and fair view of the state of affairs of the parent company.

In preparing each of the Group and parent company financial statements, the directors are required to:

•	select suitable accounting policies and then apply them consistently;
•	make judgments and estimates that are reasonable and prudent;
•	for the Group financial statements, state whether they have been prepared in accordance with IFRS;
•	for the parent company financial statements, state whether applicable UK Accounting Standards have been followed, subject to any material departures disclosed and explained in the parent company financial statements; and
•	prepare the financial statements on the going concern basis unless it is inappropriate to presume that the Group and the parent company will continue in business.

The directors are responsible for keeping proper accounting records that disclose with reasonable accuracy at any time the financial position of the parent company and enable them to ensure that its financial statements comply with relevant Companies legislation and regulations. They have general responsibility for taking such steps as are reasonably open to them to safeguard the assets of the Group and to prevent and detect fraud and other irregularities.

Under applicable law and regulations, the directors are also responsible for preparing a Report of the directors, Directors’ remuneration report and Corporate governance statement that comply with that law and those regulations.

The directors are responsible for the maintenance and integrity of the corporate and financial information included on the Company’s website. Legislation in the UK governing the preparation and dissemination of financial statements may differ from legislation in other jurisdictions.

Duty of care and statutory safe harbour
The directors owe their duties to shareholders of Signet as a whole and undertake no duty of care to individual shareholders, other stakeholders or potential investors.

As a result of the “safe harbour” provisions introduced by section 463 of the Companies Act 2006, the directors shall not be subject to any liability to persons other than the Company resulting from reliance, by that person or another, on information contained in the Report of the directors’, the Directors’ remuneration report and any summary financial statements so far as derived from these reports.

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Independent auditor’s report to the members of Signet Group plc

We have audited the Group and parent company financial statements (the “financial statements”) of Signet Group plc for the 53 weeks ended 3 February 2007 which comprise the Group income statement, the Group and parent company balance sheets, the Group cash flow statement, the Group statement of recognised income and expense and the related notes. These financial statements have been prepared under the accounting policies set out therein. We have also audited the information in the Directors’ remuneration report that is described as having been audited.

This report is made solely to the Company’s members, as a body, in accordance with section 235 of the Companies Act 1985. Our audit work has been undertaken so that we might state to the Company’s members those matters we are required to state to them in an auditor’s report and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the Company and the Company’s members as a body, for our audit work, for this report, or for the opinions we have formed.

Respective responsibilities of directors and auditors
The directors’ responsibilities for preparing the Annual Report & Accounts in accordance with applicable United Kingdom law and International Financial Reporting Standards (IFRS) as adopted by the EU, and for preparing the parent company financial statements and the Directors’ remuneration report in accordance with applicable law and UK Accounting Standards (UK Generally Accepted Accounting Practice) are set out in the Statement of directors’ responsibilities on page 74. The directors have also presented additional information under US requirements.

Our responsibility is to audit the financial statements and the part of the Directors’ remuneration report to be audited in accordance with the relevant legal and regulatory requirements and International Standards on Auditing (UK and Ireland).

We report to you our opinion as to whether the financial statements give a true and fair view and whether the financial statements and the part of the Directors’ remuneration report to be audited have been properly prepared in accordance with the Companies Act 1985 and whether, in addition, the Group financial statements have been properly prepared in accordance with Article 4 of the IAS Regulation. We also report to you whether, in our opinion, information given in the Report of the directors is consistent with the financial statements. The information given in the Report of the directors includes that specific information presented in the Annual Report & Accounts that is cross referred from the Business review section given in the Report of the directors. In addition we report to you if, in our opinion, the Company has not kept proper accounting records, if we have not received all the information and explanations we require for our audit, or if information specified by law regarding directors’ remuneration and other transactions with the Group is not disclosed.

We review whether the corporate governance statement reflects the Company’s compliance with the nine provisions of the 2006 Combined Code specified for our review by the Listing Rules, and we report if it does not. We are not required to consider whether the Board’s statements on internal control cover all risks and controls, or form an opinion on the effectiveness of the Group’s corporate governance procedures or its risk and control procedures.

We read the other information contained in the Annual Report & Accounts and consider whether it is consistent with the audited financial statements. We consider the implications for our report if we become aware of any apparent misstatements or material inconsistencies with the financial statements. Our responsibilities do not extend to any other information.

Basis of audit opinion
We conducted our audit in accordance with International Standards on Auditing (UK and Ireland) issued by the Auditing Practices Board. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements and the part of the Directors’ remuneration report to be audited. It also includes an assessment of the significant estimates and judgements made by the directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the Group’s circumstances, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements and the part of the Directors’ remuneration report to be audited are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements and the part of the Directors’ remuneration report to be audited.

Opinion
In our opinion:
•	the Group financial statements give a true and fair view, in accordance with IFRS as adopted by the EU, of the state of the Group’s affairs as at 3 February 2007 and of its profit for the 53 week period then ended;

•	the Group financial statements have been properly prepared in accordance with the Companies Act 1985 and Article 4 of the IAS Regulation;

•	the parent company financial statements give a true and fair view, in accordance with UK Generally Accepted Accounting Practice, of the state of the parent company’s affairs as at 3 February 2007;

•	the parent company financial statements and the part of the Directors’ remuneration report to be audited have been properly prepared in accordance with the Companies Act 1985; and

•	the information given in the Report of the directors is consistent with the financial statements.

KPMG Audit Plc
Chartered Accountants, Registered Auditor
London, United Kingdom

18 April 2007

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Consolidated income statement
for the 53 weeks ended 3 February 2007

	53 weeks ended	52 weeks ended	52 weeks ended
	3 February 2007	28 January 2006	29 January 2005
	£m	£m	£m	Notes

Sales	1,893.2	1,752.3	1,615.5	2
Cost of sales	(1,644.9)	(1,516.3)	(1,371.8)

Gross profit	248.3	236.0	243.7
Administrative expenses	(75.6)	(74.1)	(69.8)
Other operating income	48.7	46.3	38.6	4

Operating profit	221.4	208.2	212.5	2,3
Finance expense	(18.2)	(11.4)	(11.6)	5
Finance income	10.0	3.6	3.0	5

Profit before tax	213.2	200.4	203.9
Taxation – UK	(14.8)	(12.9)	(20.5)	8
– US	(56.9)	(56.7)	(48.6)	8

Profit for the financial period	141.5	130.8	134.8

Earning per share – basic	8.2p	7.5p	7.8p	9
– diluted	8.2p	7.5p	7.8p	9

All of the above relate to continuing activities attributable to equity shareholders.

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Consolidated balance sheet
at 3 February 2007

	3 February 2007	28 January 2006
	£m	£m	Notes

Assets:
Non-current assets
Intangible assets	23.5	22.9	11
Property, plant and equipment	246.1	253.8	12
Other receivables	14.8	14.3	14
Retirement benefit asset	1.9	–	21
Deferred tax assets	14.7	17.4	19

	301.0	308.4

Current assets
Inventories	685.6	679.7	13
Trade and other receivables	441.2	430.4	14
Cash and cash equivalents	77.3	52.5	15

	1,204.1	1,162.6

Total assets	1,505.1	1,471.0

Liabilities:
Current liabilities
Borrowings due in less than one year	(2.8)	(151.1)	18
Trade and other payables	(199.2)	(204.7)	16
Deferred income	(62.3)	(62.8)	17
Current tax	(51.6)	(50.2)

	(315.9)	(468.8)

Non-current liabilities
Borrowings due in more than one year	(192.9)	–	18
Trade and other payables	(37.9)	(36.0)	16
Deferred income	(67.0)	(65.6)	17
Provisions	(5.1)	(6.2)	20
Retirement benefit obligation	–	(15.5)	21

	(302.9)	(123.3)

Total liabilities	(618.8)	(592.1)

Net assets	886.3	878.9

Equity:
Capital and reserves attributable to shareholders
Share capital	8.6	8.7	22
Share premium	77.0	71.7	23
Other reserves	142.3	142.2	23
Retained earnings	658.4	656.3	23

Total equity	886.3	878.9

These accounts were approved by the Board of Directors on 18 April 2007, and were signed on its behalf by:

Terry Burman Director

Walker Boyd Director

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Consolidated cash flow statement
for the 53 weeks ended 3 February 2007

	53 weeks ended	52 weeks ended	52 weeks ended
	3 February 2007	28 January 2006	29 January 2005
	£m	£m	£m	Notes

Cash flows from operating activities:
Profit before tax	213.2	200.4	203.9
Adjustments for:
Finance income	(10.0)	(3.6)	(3.0)
Finance expense	18.2	11.4	11.6
Depreciation of property, plant and equipment	49.0	45.0	41.5
Amortisation of intangible assets	1.3	1.2	0.2
Other non-cash movements	2.4	4.9	4.5
Loss on disposal of property, plant and equipment	0.4	–	–

Operating cash flows before movements in working capital	274.5	259.3	258.7
Increase in inventories	(62.8)	(72.8)	(52.3)
Increase in receivables	(54.0)	(51.4)	(44.5)
Increase in payables	24.5	53.0	10.7

Cash generated from operations	182.2	188.1	172.6
Interest paid	(16.7)	(11.4)	(11.6)
Taxation paid	(69.2)	(64.7)	(56.5)

Net cash from operating activities	96.3	112.0	104.5

Investing activities:
Interest received	9.0	2.4	1.8
Purchase of property, plant and equipment	(62.2)	(70.4)	(70.5)
Purchase of intangible assets	(4.0)	(5.5)	–
Proceeds from sale of property, plant and equipment	2.4	7.5	0.2

Net cash flows from investing activities	(54.8)	(66.0)	(68.5)

Financing activities:
Dividends paid	(57.8)	(52.7)	(43.8)
Proceeds from issue of shares	4.1	3.9	7.3
Purchase of own shares	(33.7)	(2.0)	(9.5)
Decrease in borrowings falling due within one year	(132.1)	(46.6)	(14.5)	18
Increase in borrowings falling due in more than one year	204.4	–	–	18

Net cash flows from financing activities	(15.1)	(97.4)	(60.5)

Cash and cash equivalents at beginning of period	52.5	102.4	128.0
Increase/(decrease) in cash and cash equivalents	26.4	(51.4)	(24.5)
Exchange adjustments	(1.6)	1.5	(1.1)

Cash and cash equivalents at end of period	77.3	52.5	102.4	18

Reconciliation of net cash flow to movement in net debt

	53 weeks ended	52 weeks ended	52 weeks ended
	3 February 2007	28 January 2006	29 January 2005
	£m	£m	£m	Notes

Net debt at beginning of period	(98.6)	(83.5)	(79.9)
Increase/(decrease) in cash and cash equivalents	26.4	(51.4)	(24.5)
Decrease in borrowings falling due within one year	132.1	46.6	14.5
Increase in borrowings falling due in more than one year	(204.4)	–	–
Exchange adjustments	26.1	(10.3)	6.4

Net debt at end of period	(118.4)	(98.6)	(83.5)	18

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Consolidated statement of recognised income and expense
for the 53 weeks ended 3 February 2007

	53 weeks ended	52 weeks ended	52 weeks ended
	3 February 2007	28 January 2006	29 January 2005
	£m	£m	£m

Exchange differences on translation of foreign operations	(63.4)	35.7	(18.6)
Effective portion of fair value movements on cash flow hedges	0.9	4.9	–
Actuarial gain/(loss) on retirement benefit obligation	16.2	(16.3)	(5.6)
Deferred tax on items recognised in equity	(5.5)	1.7	1.4

Net (expense)/income recognised directly in equity	(51.8)	26.0	(22.8)
Transfer to initial carrying value of inventory from cash flow hedges	0.8	(2.9)	–
Profit for the financial period	141.5	130.8	134.8

Total recognised income and expense attributable to shareholders	90.5	153.9	112.0

	53 weeks ended	52 weeks ended	52 weeks ended
	3 February 2007	28 January 2006	29 January 2005
	£m	£m	£m

Effects of changes in accounting policy
Fair value of cash flow hedges on adoption of IAS 39	–	(0.6)	–

Effect of change in total equity	–	(0.6)	–

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Notes to the accounts

1.   Principal accounting policies
The consolidated accounts of Signet Group plc and its subsidiary companies (“the Group”) are prepared in accordance with International Financial Reporting Standards as adopted by the European Union (“Adopted IFRS”). These principles differ in certain significant respects from generally accepted accounting principles in the US (“US GAAP”). Application of US GAAP would have affected shareholders’ equity and results of operations at and for the 53 weeks ended 3 February 2007, the 52 weeks ended 28 January 2006 and the 52 weeks ended 29 January 2005 to the extent summarised on pages 105 to 111.

Judgements made by the directors in the application of these accounting policies, assumptions that may have significant effect on the financial statements and estimates with a significant risk of material adjustment in the next year, are discussed in critical accounting policies in the Financial review on pages 29 and 38 and in Risk and other factors on pages 39 to 45. Actual results will differ from these estimates.

The Company has elected to prepare its parent company financial statements in accordance with UK GAAP, these are presented in note 32 on pages 112 to 116.

In relation to the accounts of the Group, the following accounting policies have, unless otherwise stated, been applied consistently in dealing with items which are considered material.

(a)   Basis of preparation
The Group is a speciality jewellery retailer in both the UK and the US.

The consolidated accounts have been prepared in accordance with Adopted IFRS and with those parts of the Companies Act 1985 applicable to companies reporting under Adopted IFRS. The consolidated accounts have been prepared under the historical cost basis except for the revaluation of derivative financial instruments assets and liabilities to their fair value.

(b)   Consolidation
The Group accounts include the accounts of the Company and its subsidiary undertakings made up for the 53 week period ended 3 February 2007 (the comparatives are for the 52 week periods ended 28 January 2006 and 29 January 2005).

Subsidiary undertakings are entities controlled by the Group. Control exists when the Group has the power, directly or indirectly, to govern the financial and operating policies of an entity so as to obtain benefits from its activities. In assessing control, potential voting rights that are currently exercisable or convertible are taken into account. The financial statements of subsidiary undertakings are included in the consolidated financial statements using the acquisition method of accounting. Under this method the results of subsidiary undertakings acquired or disposed of in the year are included from the date that control commences until the date that control ceases.

(c)   Foreign currency translation
The results of overseas subsidiary undertakings are translated at rates approximating to be the foreign exchange rate ruling at the dates of the transaction by using the weighted average rate of exchange during the period and their balance sheets and attributable goodwill at the rates at the balance sheet date. Exchange differences arising from the translation of the net assets of overseas subsidiary undertakings and matched foreign currency borrowings are charged or credited to reserves.

Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the foreign exchange rate ruling at that date. Exchange differences arising from foreign currency transactions are included in profit before tax.

(d)   Revenue recognition
Revenue is recognised only when all significant risks and rewards of ownership of goods have been transferred to the purchaser.

Repair revenues are recognised when the service is complete and the merchandise is delivered to the customer.

Where the contractual obligation is borne by the Group, revenue from the sale of extended service agreements is deferred and recognised, net of incremental costs arising from the initial sale, in proportion to anticipated claims arising. This period’s income is based on the historical claims experience of the business, which has been consistent since these products were launched. The Group reviews the pattern of claims at the end of each year to determine any significant trends that may require changes to revenue recognition rates.

Where the Group acts as agent for warranty sales the commission element only is recognised as revenue.

Interest receivable from the US in-house credit programme is classified as other operating income.

When vouchers issued on a purchase give a discount against a future purchase, to the extent that these represent an incentive to enter into a future purchase, the estimated fair value of those vouchers to the customer is treated as deferred revenue. This is recognised as these vouchers are redeemed over the period until voucher expiry in line with the prior years’ historic experience.

Provision is made for future sales returns expected within the stated return period, based on previous return rates experienced.

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(e)   Cost of sales and administrative expenses
Cost of sales includes all costs incurred in the purchase, processing and distribution of the merchandise and all costs directly incurred in the operation and support of the retail outlets including advertising and promotional costs. This includes inbound freight charges, purchasing and receiving costs, inspection and internal transfer costs. Administrative expenses include all costs not directly incurred in the purchase, processing and distribution of merchandise or support of the retail outlets. This includes administration, finance and management expenses.

(f)   Advertising and promotional costs
Advertising costs are expensed within cost of sales. Production costs are expensed at the first communication of the advertisements, whilst communication expenses are incurred each time the advertisement is communicated. For catalogues and circulars, costs are all expensed at the first date they can be viewed by the consumer. Point of sale promotional material is expensed when first displayed in the stores.

(g)   Goodwill
Goodwill represents the excess of the cost on acquisition over the Group’s interest in the fair value of the identifiable assets and liabilities of a subsidiary at the date of acquisition. Goodwill is stated at cost less any accumulated impairment losses.

In accordance with IFRS 3 ‘Business combinations’, goodwill is frozen at 31 January 2004, subject to exchange movements, and impairment reviews are carried out annually or more frequently when there are indications that the carrying value may not be recoverable. Any impairment write downs identified are charged to the income statement. An impairment loss in respect of goodwill is not reversed.

For impairment testing goodwill is allocated to the relevant cash generating units. The key assumptions for the value in the calculations are those regarding the discount rates, growth rates and expected changes to selling prices and direct costs during the period. Management estimate discount rates using pre-tax rates that reflect assessments of the time value of money and the risks specific to the Group. The Group calculates its fair values through discounting future cashflow forecasts, derived from the most recent financial results and budgets approved by management.

(h)   Intangible assets – software
Computer software that is not an integral part of the related hardware is classified as an intangible asset and is stated at cost less accumulated amortisation. Amortisation is charged on a straight line basis over periods from three to five years.

(i)   Property, plant and equipment
Property, plant and equipment are stated at cost or deemed cost less accumulated depreciation and impairment losses. Certain items of property, that had been revalued to fair value on or prior to 31 January 2004, the date of transition to IFRS, are measured on the basis of deemed cost, being the revalued amount at the date of that revaluation.

Maintenance and repair costs are expensed as incurred while major renewal and improvement costs are capitalised.

Depreciation is provided on freehold and long leasehold retail premises over an estimated useful life not exceeding 50 years. Long leaseholds relate to leases that have an original and unexpired lease term of greater than 25 years. Freehold land is not depreciated.

Depreciation on other fixed assets is provided on a straight line basis at the following annual rates:

Plant, machinery and vehicles
– 10%, 20%, 33 1/3%,

Shopfronts, fixtures and fittings
– rates up to 33 1/3%.

Where the renewal of a lease is reasonably assured, the depreciation period for shopfronts, fixtures and fittings may exceed the remaining lease term.

Where appropriate, provision is made on assets that have a recoverable amount less than book value. Potentially impaired assets are identified by reviewing the cash contribution of individual stores where trading since the initial opening of the store has reached a mature stage. Where such stores deliver a low or negative cash contribution, the related store assets are considered for impairment by reference to the higher of net realisable value and value in use. Additionally, provision is made against property, plant and equipment relating to stores planned for closure. Where quantifiable, the discounted cost of decommissioning assets installed in leasehold premises is included in the cost of the assets and appropriate decommissioning provisions are recognised.

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Notes to the accounts (continued)

(j)   Inventories
Inventories represent raw materials and goods held for resale and are valued at the lower of cost and net realisable value. Cost is determined using average cost and includes overheads directly related to bringing inventory to its present location and condition. These include relevant warehousing, distribution and certain buying, security and data processing costs. Net realisable value represents estimated selling price less all estimated costs of completion and costs to be incurred in marketing, selling and distribution. Provision is made for obsolete, slow moving or defective items.

(k)   Vendor contributions
Where vendor contributions are received in respect of identifiable promotional events, these are matched against the costs of these promotions. Vendor contributions which are received as general contributions and not against specific promotional events are allocated against inventories.

(l)   Trade receivables
Trade and other receivables are stated at their nominal amount less impairment losses which equates to their fair value.

(m)   Leases
Assets held under finance leases are leases where substantially all the risks and rewards of the asset have passed to the Group. All other leases are defined as operating leases.

Where operating leases include clauses in respect of predetermined rent increases, those rents are charged to the income statement on a straight line basis over the lease term, including any construction period or other rental holiday. Other rentals paid under operating leases are charged to the income statement as incurred. Premiums paid to acquire short leasehold properties and inducements to enter into a lease are recognised over the lease term. Amounts payable in respect of turnover leases are recognised in the period to which the turnover relates.

(n)   Taxation
Tax on the profit or loss for the year comprises current and deferred tax. Tax is recognised in the income statement except to the extent that it relates to items recognised directly in equity, in which case the related tax impact is recognised in equity.

Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at the balance sheet date, and any adjustment to tax payable in respect of previous years.

Deferred taxation is provided on all temporary differences arising between the tax bases of assets and liabilities and their carrying values for financial reporting purposes. Deferred tax assets are recognised to the extent that it is probable that future taxable profit will be available against which temporary differences can be utilised. Tax rates enacted or substantively enacted at the balance sheet date are used to determine deferred tax.

No temporary differences are recognised in respect of:

(a)	deferred tax in respect of the initial recognition of goodwill;
(b)	additional tax which would arise if profits of overseas subsidiaries were distributed to the extent that they would probably not reverse in the foreseeable future; and
(c)	the initial recognition of assets or liabilities that affect neither accounting nor taxable profit other than in a business combination.

(o)   Employee benefits
The Group operates a defined contribution pension scheme in the UK and sponsors a defined contribution 401(k) retirement savings plan in the US. Contributions made by the Group to these pension arrangements are charged to the income statement as incurred.

The Group also operates a defined benefit pension scheme (the “Group Scheme”) in the UK which ceased to admit new employees from April 2004.

The Group Scheme, covering two of the executive directors and participating eligible employees in the UK, provides benefits based on members’ salaries at retirement. The Group Scheme’s assets are held by the trustees and are completely separate from those of the Group. The pension cost is assessed in accordance with the advice of independent qualified actuaries.

Actuarial gains or losses are to be accounted for in the consolidated statement of recognised income and expense in the period in which they arise.

The full service cost of pension provisions relating to the period is charged to administrative expenses in the income statement. The net of the expected return on the Group Scheme’s assets and the interest element of the increase in the present value of the Group Scheme’s liabilities is credited to finance income in the income statement.

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The difference between the market value of the assets of the Group Scheme and the present value of accrued pension liabilities is shown as an asset or liability on the balance sheet. The difference between the expected return on assets and that actually achieved is recognised in the statement of recognised income and expense along with any differences that may arise from experience or assumption changes.

Where appropriate, supplementary pensions and life assurance benefits for UK directors and senior executives were until 5 April 2006 provided through the Signet Group Funded Unapproved Retirement Benefits Scheme (FURBS) and were charged to the income statement as incurred. The FURBS has now been closed and in substitution a supplement of the same amount is now paid directly to the members.

(p)   Derivative financial investments and hedge accounting
Changes in the fair value of financial instruments that are designated and effective as hedges of future cash flows are recognised directly in equity through the consolidated statement of recognised income and expense. Any ineffective portion of the gain or loss is recognised immediately in the income statement. For cash flow hedges that result in the recognition of a non-financial asset or liability, amounts previously deferred in equity are included in the measurement of the asset or liability. For cash flow hedges that result in the recognition of a financial asset or liability, amounts previously recognised in equity are recognised in the income statement in the same period in which the hedged item affects net profit or loss. The Group applies the hedge accounting provisions of IAS 39 as they relate to forward currency and commodity contracts in order to minimise future volatility.

Derivative financial instruments are recognised at fair value. The gain or loss on remeasurement to fair value is recognised immediately in the income statement. However, where derivatives qualify for hedge accounting, recognition of any resultant gain or loss depends upon the nature of the item being hedged.

Policy on transition to IFRS
The Group has taken the exemption not to restate 2005 comparatives for IAS 32 ‘Financial instruments: disclosure and presentation’ and IAS 39 ‘Financial instruments: recognition and measurement’. As a result, the comparative information in these financial statements for the 52 weeks ended 29 January 2005 is presented on the previously existing UK GAAP basis.

In that comparative period, other than the following exceptions, all financial assets and financial liabilities were carried at cost (amortised as appropriate) less, in the case of financial assets, provision for any permanent diminution in value. Gains and losses on forward foreign exchange contracts treated as hedging instruments were not recognised in the income statement. On recognition of the hedged transaction the unrecognised gains and losses arising on the instrument were recognised, either in the income statement or combined into the carrying value of the associated asset or liability.

The following adjustments necessary to implement the revised policy were made as at the beginning of the period ended 28 January 2006 with the net adjustment to net assets, after tax, taken through the statement of recognised income and expense. Corresponding amounts for the prior period ended 29 January 2005 were accounted for in accordance with the requirements of the Companies Act 1985, SSAP 20 and FRS 4 (as applicable in that prior period). The main difference between the 52 weeks to 29 January 2005 and subsequent period bases of accounting are shown and described below:

Effect on the opening balance sheet at 30 January 2005:	£m
Liabilities – Current liabilities
Commodity contract classified within trade and other payables	0.6

Equity – Capital and reserves attributable to equity shareholders
Cash flow hedging reserve	0.6

The nature of the main effects upon the opening balance sheet at 30 January 2005 and upon the subsequent period income statements, statement of recognised income and expense and cash flow statement are as follows:

In the 52 week period to 29 January 2005 hedging instruments were not recognised. From 30 January 2005 the hedging instruments are brought on to the balance sheet in accordance with the current period policy. In the subsequent period, hedging instruments are accounted for separately in the balance sheet. Gains and losses are included in profit for the period when the hedged transaction occurs having first recorded the hedging instrument in equity (to the extent effective). The cash flow statement is unaffected by this change in accounting policy.

(q)   Cash and cash equivalents
Cash and cash equivalents comprise money market deposits and amounts placed with external fund managers with an original maturity of three months or less, and are carried at cost which approximates to fair value.

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Notes to the accounts (continued)

(r) Borrowings
Borrowings comprise interest bearing bank loans, private placement loan notes, and bank overdrafts and are recorded at the proceeds received net of any transaction costs incurred. Interest bearing borrowings are stated at amortised cost with any difference between cost and redemption value being recognised in the income statement over the period of the borrowings on an effective interest basis.

(s) Share schemes
A charge to income is recognised in respect of the fair values of outstanding employee share options. The fair values have been calculated at the grant date using the Black-Scholes option pricing model up to 29 January 2005 and for the LTIP thereafter and a binomial valuation model from 30 January 2005 and are charged to the income statement over the relevant option vesting period based on the Group’s estimate of shares that will eventually vest. The optional transitional arrangements, which allow companies to apply IFRS 2 fully retrospectively to all options granted but not fully vested at the relevant reporting date, have been used.

For equity-settled transactions, the charge to the income statement is credited back to total equity.

The cost of the cash and share award elements of the LTIP is charged to the income statement evenly over the period from the award date to vesting, based on the level of award that is expected to be achieved. A liability equal to the portion of goods or services received is recognised at the current fair value determined at each balance sheet date for cash settled schemes.

(t) Provisions
A provision is recognised in the balance sheet when the Group has a present legal or constructive obligation as a result of a past event, and it is probable that an outflow of economic benefits will be required to settle the obligation. If the effect is material, provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and, where appropriate, the risks specific to the liability. Provision is made for future net lease obligations in respect of onerous leases of vacant, partially vacant or sublet properties.

(u) Share capital
When new shares are issued, they are recorded in share capital at their par value. The excess of the issue price over the par value is recorded in the share premium reserve.

The cost of own shares purchased to satisfy the exercise of employee share options is deducted from total equity and the proceeds of their onward transfer are credited to total equity.

(v) Dividends
Dividends are only provided for in the period in which they are formally approved.

(w) Adopted IFRS not yet effective
At the date of preparation of the financial statements as at 3 February 2007, the following Standards and Interpretations, which have not been applied in the financial statements, were in issue but not yet effective:

IFRS 7: Financial Instruments: disclosure.
IFRS 8: Operating Segments.
IFRIC 7: Applying the restatement approach under IAS 29.
IFRIC 8: Scope of IFRS 2.
IFRIC 9: Reassessment of embedded derivatives.
IFRIC 10: Interim financial reporting and impairment.
IFRIC 11: IFRS 2 group and treasury share transactions.
IFRIC 12: Service concession arrangements.

The directors anticipate that the adoption of these Standards and Interpretations in future periods will have no material impact on the financial statements of the Group except for additional disclosures on capital and financial instruments when the relevant standards come into effect.

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2.	Segmental information
The Group’s results derive from one business segment – the retailing of jewellery, watches and associated services. The Group is managed as two geographical operating segments, being the US and UK divisions. Both divisions are managed by executive committees, which report through the Group Chief Executive to the Group Board. Each divisional executive committee is responsible for operating decisions within guidelines set by the Group Board.

	2007	2006	2005
	£m	£m	£m

Sales by origin and destination:
UK trading	482.5	469.6	507.7
US trading	1,410.7	1,282.7	1,107.8

	1,893.2	1,752.3	1,615.5

Operating profit:
UK trading	55.0	49.1	76.9
Group function(1)	(7.4)	(8.0)	(6.8)

UK	47.6	41.1	70.1
US trading	173.8	167.1	142.4

	221.4	208.2	212.5

Depreciation and amortisation:
UK trading	17.7	17.7	17.4
US trading	32.6	28.5	24.3

	50.3	46.2	41.7

Capital additions:
UK trading	12.4	26.9	28.8
US trading	53.8	49.1	41.7

	66.2	76.0	70.5

Total assets:
UK trading	264.6	278.2	259.2
Group function	166.8	132.2	197.1

UK	431.4	410.4	456.3
US trading	1,073.7	1,060.6	854.0

	1,505.1	1,471.0	1,310.3

Total liabilities:
UK trading	(74.7)	(88.2)	(103.1)
Group function	(102.4)	(31.2)	(8.9)

UK	(177.1)	(119.4)	(112.0)
US trading	(441.7)	(472.7)	(426.6)

	(618.8)	(592.1)	(538.6)

(1)	Group function costs for 2006 included a net charge of £0.7 million (2005: £0.4 million) relating to property provisions.

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Notes to the accounts (continued)

3.	Operating profit
	2007	2006	2005
	£m	£m	£m

Operating profit is stated after charging:
Staff costs	366.7	345.0	314.2
Depreciation of property, plant and equipment	49.0	45.0	41.5
Amortisation of intangible assets	1.3	1.2	0.2
Fees payable to KPMG for the audit of the annual accounts	0.2	0.1	0.1
Fees payable to KPMG and their associates for:
– audit of subsidiary accounts	0.5	0.3	0.3
– other services pursuant to legislation(1)	–	0.4	0.2
– tax services	–	–	–
– other services(2)	0.1	0.1	0.1
Advertising	101.4	88.1	78.0
UK restructuring costs	–	–	1.7
Operating lease rentals – plant, machinery and vehicles	1.6	2.1	2.1
– property	153.3	153.8	133.9

(1)	For 2006 and 2005, relates to Section 404 of the Sarbanes-Oxley Act and IFRS implementation. For 2007, fees relating to Section 404 of the Sarbanes-Oxley Act are included within audit fees.
(2)	Relates to quarterly reviews and Christmas Trading review.

Other audit fees paid to KPMG in respect of the Signet Group plc pension scheme were £23,000 (2006: £23,000; 2005: £23,000).

4.	Other operating income
	2007	2006	2005
	£m	£m	£m

Other operating income:
– interest receivable from US in-house credit programme	49.7	45.5	38.6
– foreign currency exchange (losses)/gains	(1.0)	0.8	–

	48.7	46.3	38.6

5.	Finance income and expense
	2007	2006	2005
	£m	£m	£m

Interest payable on loans and overdrafts	(2.4)	(2.0)	(2.1)
Interest expense of US securitisation facility	(5.4)	(7.6)	(7.4)
Interest payable on loan notes	(8.7)	(0.3)	(0.9)
Facility fees and related costs	(1.7)	(1.5)	(1.2)

Finance expense	(18.2)	(11.4)	(11.6)

Interest income	8.9	2.4	1.8
Defined benefit pension scheme:
– expected return on scheme assets	7.8	6.9	6.6
– interest on pension liabilities	(6.7)	(5.7)	(5.4)

Finance income	10.0	3.6	3.0

Net finance charge	(8.2)	(7.8)	(8.6)

6.	Foreign currency translation
The exchange rates used for translation of US dollar transactions and balances in these accounts are as follows:

	2007	2006	2005

Income statement (average rate)	1.88	1.80	1.86
Balance sheet (period end rate)	1.97	1.77	1.89

Impact of translation on:
– Cash and cash equivalents less borrowings	(26.1)	10.3	(6.4)
– Foreign currency net assets	(63.4)	33.1	(18.9)

The exchange impact on foreign currency net assets has been taken to reserves in accordance with IAS 21 ‘The effects of changes in foreign exchange rates’.

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7.	Directors and employees
	2007	2006	2005
	£m	£m	£m

Directors’ emoluments	3.8	2.1	2.3
Directors’ LTIP – cash	0.2	0.2	0.3
Directors’ LTIP – share options (at fair value)	0.2	0.3	0.4
Contributions to pension schemes in respect of directors	0.3	0.2	0.2

Details of directors’ emoluments are shown in the Directors’ remuneration report on page 63.

The aggregate emoluments (excluding amounts due under the LTIP) of the highest paid director, Terry Burman, Group Chief Executive were £1,613,000 (2006: £772,000; 2005: £1,199,000). The amounts due to him under the LTIP were £141,000 (2006: £409,000; 2005: £523,000). For 2007, 50% of the amount due under the LTIP, £65,000 is payable in cash (2006: £172,000; 2005: £239,000) and the other 50% consists of the grant of an option to acquire shares in the Company (market value at 3 February 2007: £76,000). Additionally, pension contributions of £153,000 (2006: £150,000; 2005: £136,000) were made to money purchase schemes on his behalf. The gain made by him on the exercise of options in the Group was £1,589,648 (2006: £nil; 2005 £2,090,959).

	2007	2006	2005
	Number	Number	Number

Retirement benefits are accruing to the following number of directors under:
– Money purchase schemes	2	2	1
– Defined benefit schemes	2	2	1

The average number of full-time equivalent persons – employed (including directors) during the period, analysed by category and division
Group:
– Management	250	238	235
– Administration	1,747	1,764	1,599
– Distribution and sales staff	14,839	13,650	13,311

	16,836	15,652	15,145

UK:
– Management	78	85	91
– Administration	290	367	371
– Distribution and sales staff	3,796	3,834	4,015

	4,164	4,286	4,477

US:
– Management	172	153	144
– Administration	1,457	1,354	1,181
– Distribution and sales staff	11,043	9,859	9,343

	12,672	11,366	10,668

	£m	£m	£m

The aggregate of Group staff costs were as follows:
Wages and salaries	329.7	309.9	281.4
– Social security costs	27.6	25.4	23.2
– Pension costs	5.8	5.2	4.7
– Share-based payment expense	3.6	4.5	4.9

	366.7	345.0	314.2

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Notes to the accounts (continued)

8.	Taxation
	2007	2006	2005
	£m	£m	£m

Profit before tax:
– UK	63.5	51.1	75.7
– US	149.7	149.3	128.2

	213.2	200.4	203.9

Current taxation:
– UK	16.3	11.5	20.1
– US	56.3	60.0	27.1
Deferred taxation:
– UK	(1.5)	1.4	0.4
– US	0.6	(3.3)	21.5

	71.7	69.6	69.1

	2007	2006	2005
	£m	£m	£m

Sources of deferred taxation are as follows:
UK property, plant and equipment	(0.4)	1.3	0.4
US property, plant and equipment	(1.6)	(1.0)	4.1
Inventory valuation	8.8	4.8	2.5
Allowances for doubtful debts	(1.2)	(1.1)	(1.0)
Revenue deferral (extended service agreements)	(2.2)	(2.1)	13.3
Straight line lease payments	(1.3)	(1.1)	(1.2)
Deferred compensation	(0.8)	(0.9)	0.8
Retirement benefit obligations	(0.8)	–	–
Other temporary differences	(1.4)	(1.8)	3.0

	(0.9)	(1.9)	21.9

The differences between the standard rate of corporation tax in the UK and the current and effective tax rates for the Group are explained below:

	2007	2006	2005
	%	%	%

UK statutory tax rates	30.0	30.0	30.0
Expenditure permanently disallowable for tax purposes, net of permanent undercharges	0.3	1.5	1.1
Differences between UK and US (including state) standard tax rates	5.5	5.5	5.0
Over provision in respect of previous periods	(2.2)	(2.3)	(2.2)
UK property, plant and equipment	0.2	(0.6)	(0.2)
US property, plant and equipment	0.7	0.5	(2.0)
Inventory valuation	(4.1)	(2.4)	(1.2)
Allowances for doubtful debts	0.6	0.5	0.5
Revenue deferral (extended service agreements)	1.0	1.0	(6.5)
Straight line lease payments	0.6	0.5	0.6
Deferred compensation	0.4	0.5	(0.4)
Retirement benefit obligations	0.4	–	–
Other temporary differences	0.6	0.9	(1.5)

Current tax rate	34.0	35.6	23.2
Deferred tax rate	(0.4)	(0.9)	10.7

	33.6	34.7	33.9

The Group’s effective tax rate is higher than the UK statutory tax rate because the significant proportion of the Group’s business is conducted in the US where the combined federal and state tax rate approaches 40%. The Group’s future effective tax rate is dependent on changes in the geographic mix of profits and the movement in foreign exchange translation rates. It is likely that there will be greater volatility in the Group’s effective tax rate going forward owing to changes in the tax environment in both the UK and the US and recent developments in accounting for uncertain tax positions. It is anticipated that, subject to the outcome of various uncertain tax positions, the Group’s effective tax rate in 2007/08 may increase to a level of up to 37%, this being an approximation to the underlying effective tax rate for the Group.

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9.	Earnings per share

	2007	2006	2005

Earnings attributable to shareholders (£million)	141.5	130.8	134.8

Basic weighted average number of shares in issue (million)	1,727.6	1,736.6	1,731.6
Dilutive effect of share options (million)	6.8	3.3	3.6

Diluted weighted average number of shares in issue (million)	1,734.4	1,739.9	1,735.2

Earnings per share – basic	8.2p	7.5p	7.8p
Earnings per share – diluted	8.2p	7.5p	7.8p

The basic weighted average number of shares excludes shares held by the ESOT as such shares do not qualify for dividends. The effect of this is to reduce the average number of shares by 3,253,096 in the 53 week period ended 3 February 2007 (52 weeks ended 28 January 2006: 3,745,265).

10.	Dividends
In accordance with IAS 10 ‘Events after the balance sheet date’ proposed dividends are not provided for until they are formally approved.

	2007	2006	2005
	£m	£m	£m

Final dividend paid of 2.8875p per share (2006: 2.625p; 2005: 2.16p)	50.1	45.5	37.3
Interim dividend paid of 0.4434p per share (2006: 0.4125p; 2005: 0.375p)	7.7	7.2	6.5

	57.8	52.7	43.8

During 2006/07, a dividend of 2.8875p per share was paid on 7 July 2006 in respect of the final dividend declared for the year ended 28 January 2006. An interim dividend of 0.4434p for the year ended 3 February 2007 was also paid on 3 November 2006.

Subject to shareholder approval, a proposed final dividend of 6.317 cents per share (2005/06: 2.8875p) will be paid on 6 July 2007 to those shareholders on the register of members at the close of business on 1 June 2007. The accounts for the year ended 3 February 2007 do not reflect this proposed dividend, which will be treated as an appropriation of retained earnings in the year ended 2 February 2008.

Following the redenomination of the Company’s share capital on 5 February 2007, dividends are declared in US dollars. A letter has been sent to all shareholders on the register asking whether they wish to receive this, and future dividends, in US dollars or pounds sterling. Shareholders will in future be able to change their election by contacting the Company’s registrars. For shareholders who wish to receive the proposed final dividend in pounds sterling, the actual amount will be calculated using the exchange rate as derived from Reuters at 4.00 p.m. on the record date of 1 June 2007.

Dividends received by individual US shareholders from qualified foreign corporations are subject to US federal income tax at a reduced rate of 15%. Dividends paid by the Group to individual US holders of shares or ADSs should qualify for this preferential dividend treatment. This US tax legislation only applies to individuals subject to US federal income taxes and therefore the tax position of UK shareholders is unaffected. Individual US holders of shares and ADSs are urged to consult their tax advisors regarding the application of this US tax legislation to their particular circumstances.

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Notes to the accounts (continued)

11.	Intangible assets

	Computer	Purchased
	software	goodwill	Total
	£m	£m	£m

Cost:
At 29 January 2005	3.3	16.2	19.5
Additions	5.5	–	5.5
Translation differences	0.1	1.1	1.2

At 28 January 2006	8.9	17.3	26.2

At 28 January 2006	8.9	17.3	26.2
Additions	4.0	–	4.0
Disposals	(0.1)	–	(0.1)
Transfers	0.3	–	0.3
Translation differences	(0.6)	(1.8)	(2.4)

At 3 February 2007	12.5	15.5	28.0

Amortisation:
At 29 January 2005	(2.1)	–	(2.1)
Charged in period	(1.2)	–	(1.2)

At 28 January 2006	(3.3)	–	(3.3)

At 28 January 2006	(3.3)	–	(3.3)
Charged in period	(1.3)	–	(1.3)
Disposals	0.1	–	0.1
Transfers	(0.1)	–	(0.1)
Translation differences	0.1	–	0.1

At 3 February 2007	(4.5)	–	(4.5)

Net book value:

At 3 February 2007	8.0	15.5	23.5

At 28 January 2006	5.6	17.3	22.9

At 29 January 2005	1.2	16.2	17.4

The purchased goodwill above arose on the acquisition of Marks & Morgan on 31 July 2000. In accordance with Adopted IFRS, goodwill is carried at cost with impairment reviews carried out annually and when there are indications that the carrying value may not be recoverable. Under the transitional arrangements, Signet applied IFRS 3 ‘Business combinations’ from the transition date of 31 January 2004. Consequently, all prior purchased goodwill was frozen at £16.8 million at this date, subject to exchange rate movements and impairment testing. An impairment review was performed at 3 February 2007, concluding that the carrying value of £15.5 million does not require an impairment adjustment.

For the purpose of goodwill impairment testing, Marks & Morgan is regarded as a single cash generating unit. The recoverable amount is based on the value in use over ten years using the most recent financial results and budgets approved by management. A discount rate of 9% has been applied to the projected cash flows.

Computer software that is not an integral part of the related hardware is classified as an intangible asset and is stated at cost less accumulated amortisation. Amortisation charges are recorded in administrative expenses in the income statement.

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12.	Property, plant and equipment

	Land and buildings			Plant	Shopfronts
				machinery	fixtures and
	Freehold	Long leasehold	Short leasehold	and vehicles	fittings	Total
	£m	£m	£m	£m	£m	£m

Cost:
At 29 January 2005	17.4	1.9	132.6	66.7	289.6	508.2
Additions	–	–	1.3	3.1	66.0	70.4
Disposals	(7.0)	–	(1.3)	(11.8)	(52.3)	(72.4)
Transfers	–	–	(123.6)	(0.9)	124.5	–
Translation differences	0.1	–	6.3	3.1	13.8	23.3

At 28 January 2006	10.5	1.9	15.3	60.2	441.6	529.5

At 28 January 2006	10.5	1.9	15.3	60.2	441.6	529.5
Additions	–	–	2.6	4.3	55.3	62.2
Disposals	(0.3)	–	(0.3)	(1.3)	(14.3)	(16.2)
Transfers	–	–	–	(0.8)	0.5	(0.3)
Translation differences	(0.1)	–	(0.9)	(5.0)	(36.0)	(42.0)

At 3 February 2007	10.1	1.9	16.7	57.4	447.1	533.2

Depreciation:
At 29 January 2005	(1.9)	(0.1)	(72.2)	(46.2)	(162.1)	(282.5)
Charged in period	(0.2)	–	(1.1)	(6.4)	(37.3)	(45.0)
Disposals	0.5	–	1.3	11.7	51.6	65.1
Transfers	–	–	69.6	–	(69.6)	–
Translation differences	–	–	(3.4)	(2.2)	(7.7)	(13.3)

At 28 January 2006	(1.6)	(0.1)	(5.8)	(43.1)	(225.1)	(275.7)

At 28 January 2006	(1.6)	(0.1)	(5.8)	(43.1)	(225.1)	(275.7)
Charged in period	(0.2)	–	(1.2)	(6.8)	(40.8)	(49.0)
Disposals	0.3	–	0.2	0.4	12.5	13.4
Transfers	–	–	–	0.6	(0.5)	0.1
Translation differences	–	–	0.2	4.1	19.8	24.1

At 3 February 2007	(1.5)	(0.1)	(6.6)	(44.8)	(234.1)	(287.1)

Net book value:

At 3 February 2007	8.6	1.8	10.1	12.6	213.0	246.1

At 28 January 2006	8.9	1.8	9.5	17.1	216.5	253.8

At 29 January 2005	15.5	1.8	60.4	20.5	127.5	225.7

Property, plant and equipment are stated at cost with the exception of freehold and long leasehold properties which are stated at deemed cost on conversion to Adopted IFRS, based on their latest external professional valuation. An external valuation was undertaken by NAI Gooch Webster, Chartered Surveyors, at 2 February 2002. The valuation was in accordance with the Royal Institute of Chartered Surveyors’ Appraisal and Valuation Method. A total of 14 properties were valued on an existing use basis and are stated at net realisable value, and one was valued on an open market basis and is stated on that basis.

Freehold properties on the consolidated balance sheet include £4.2 million of depreciable assets (2006: £4.3 million). The net book value of shopfronts, fixtures and fittings held under finance leases is £nil (2006: £nil).

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Notes to the accounts (continued)

13.	Inventories

	2007	2006
	£m	£m

Raw materials	4.8	4.3
Finished goods	680.8	675.4

	685.6	679.7

Subsidiary undertakings held £104.4 million of consignment inventory at 3 February 2007 (2006: £99.2 million) which is not recorded on the balance sheet. The principal terms of the consignment agreements, which can generally be terminated by either side, are such that the Group can return any or all of the stocks to the relevant suppliers without financial or commercial penalties and the supplier can vary the inventory prices.

Inventory provisions
	Balance at	Charged		Balance at
	beginning of period	to profit	Utilised (1)	end of period
	£m	£m	£m	£m

52 weeks ended 29 January 2005	4.5	9.6	(9.2)	4.9
52 weeks ended 28 January 2006	4.9	12.9	(12.9)	4.9
52 weeks ended 3 February 2007	4.9	14.9	(14.5)	5.3

(1)	Including the impact of foreign exchange translation between opening and closing balance sheet dates.

Inventory provisions have been made for obsolete, slow-moving and damaged stock on a consistent basis.

14.	Trade and other receivables

	2007	2006
	£m	£m

Trade receivables
– US receivables programme	420.7	407.5
– Other	7.9	12.6

	428.6	420.1
Less: Provision for impairment of receivables	(26.5)	(26.5)

Trade receivables – net	402.1	393.6
Corporation tax recoverable	0.1	–
Other receivables	39.0	36.8

Trade and other receivables due within one year	441.2	430.4
Other receivables due in more than one year	14.8	14.3

	456.0	444.7

Other receivables due within one year includes £4.2 million (2006: £2.0 million) in respect of the unrealised gains arising on derivatives at the period end.

The directors consider that the carrying amount of trade and other receivables approximates to their fair value.

Provision for impairment of receivables
	Balance at	Charged		Balance at
	beginning of period	to profit	Utilised (1)	end of period
	£m	£m	£m	£m

52 weeks ended 29 January 2005	19.8	37.4	(35.6)	21.6
52 weeks ended 28 January 2006	21.6	45.1	(40.2)	26.5
52 weeks ended 3 February 2007	26.5	38.9	(38.9)	26.5

(1)	Including the impact of foreign exchange translation between opening and closing balance sheet dates.

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15.	Cash and cash equivalents

	2007	2006
	£m	£m

Bank deposits	76.7	51.9
Cash	0.6	0.6

	77.3	52.5

16.	Trade and other payables

	2007	2006
Current:	£m	£m

Trade payables	58.6	63.3
Social security and PAYE	5.9	3.8
Other taxes	21.6	22.3
Other creditors	10.0	8.6
Accruals	103.1	106.7

	199.2	204.7

	2007	2006
Non-current:	£m	£m

Other creditors	17.9	17.3
Accruals	20.0	18.7

	37.9	36.0

The directors consider that the carrying amount of trade and other payables approximates to their fair value.

Current other creditors includes £(0.4) million (2006: £nil) in respect of unrealised losses arising on derivatives held at period end.

17.	Deferred Income
Deferred income represents income under extended service agreements and voucher promotions in the US.

18.	Financial liabilities - borrowings

	Repayment	2007	2006
Current:	date	£m	£m

Borrowings due within one year or on demand:
Bank overdrafts	On demand	2.8	9.3
Bank loans		–	141.8

Short term borrowings		2.8	151.1

The weighted average interest rate on short term borrowings during the year was 5.4% (2006: 4.3%) .

	Repayment	2007	2006
Non-current:	date	£m	£m

Borrowings due in more than one year:
Bank loans	2009	–	–
US Private Placement	2013 to 2018	192.9	–

		192.9	–

On September 2004, the Group entered into an unsecured $390 million multi-currency revolving credit facility with a syndicate of banks for a period of five years at a variable interest rate at a maximum margin of 0.55% above LIBOR. From commencement, the applicable margin has been 0.40% above LIBOR. At 3 February 2007 and at 28 January 2006 the amount outstanding under this facility was $nil.

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Notes to the accounts (continued)

Commitment fees are paid on the undrawn portion of this credit facility at a rate of 40.0% of the applicable margin. The principal financial covenants on this facility are as follows:

•	the ratio of Consolidated Net Debt to Consolidated EBITDA (Earnings Before Interest, Tax, Depreciation and Amortisation) shall not exceed 3:1;

•	consolidated Net Worth (total net assets) must not fall below £400 million; and

•	the ratio of Consolidated EBITARR (Earnings Before Interest, Tax, Amortisation, Rents, Rates and Operating Lease Expenditure) to Consolidated Net Interest Expenditure plus Rents, Rates and Operating Lease Expenditure shall be equal to or greater than 1.4:1.

On 30 March 2006 Signet entered into a US Private Placement Note Term Series Purchase Agreement (“Note Purchase Agreement”) which was funded largely from US insurance institutional investors in the form of fixed rate investor certificate notes (“Notes”). These Notes represent 7, 10 or 12 year maturities, with Series (A) $100 million 5.95% due 2013; Series (B) $150 million 6.11% due 2016 and Series (C) $130 million 6.26% due 2018. The aggregate issuance was $380 million and the funding date was 23 May 2006. The proceeds from this debt issuance were used to refinance the maturing securitisation programme and for general corporate purposes. The Notes rank pari passu with the Group’s other senior unsecured debt. The principal financial covenants are in line with the syndicated bank credit facility described above.

In the US, in November 2001, the Company refinanced its private label credit card receivables programme through a privately placed receivables securitisation. Under this securitisation, interests in the US receivables portfolio held by a trust were sold principally to institutional investors in the form of fixed-rate Class A, Class B and Class C investor certificates. The certificates had a weighted average interest rate of 5.42% and interest was paid monthly in arrears from the finance charges collections generated by the receivables portfolio. The revolving period of the securitisation ended on March 2006, and the final principal payment was in November 2006.

Analysis of net debt

	At 28 January		Exchange	At 3 February
	2006	Cash flow	movement	2007
	£m	£m	£m	£m

Cash in hand	0.6	–	–	0.6
Short-term bank deposits	51.9	26.4	(1.6)	76.7

Cash and cash equivalents	52.5	26.4	(1.6)	77.3

Borrowings falling due within one year	(141.8)	130.2	11.6	–
Borrowings falling due in more than one year	–	(204.4)	11.5	(192.9)
Bank overdrafts	(9.3)	1.9	4.6	(2.8)

	(151.1)	(72.3)	27.7	(195.7)

Total	(98.6)	(45.9)	26.1	(118.4)

The carrying amounts of the Group’s borrowings are denominated in the following currencies:

	US dollar	Total
	£m	£m

At 3 February 2007
Bank overdraft	2.8	2.8
Borrowings falling due within one year	–	–
Borrowings falling due in more that one year	192.9	192.9

	195.7	195.7

At 29 January 2006
Bank overdraft	9.3	9.3
Borrowings falling due within one year	–	–
Borrowings falling due in more that one year	141.8	141.8

	151.1	151.1

Undrawn committed borrowing facilities

	2007	2006
	£m	£m

Expiring in 2009	198.0	220.3

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19.	Deferred taxation
	3 February 2007			28 January 2006

	Assets	(Liabilities)	Total	Assets	(Liabilities)	Total
	£m	£m	£m	£m	£m	£m

UK property, plant and equipment	–	(0.1)	(0.1)	–	(0.5)	(0.5)
US property, plant and equipment	–	(9.3)	(9.3)	–	(12.1)	(12.1)
Inventory valuation	–	(28.5)	(28.5)	–	(22.3)	(22.3)
Allowances for doubtful debts	9.6	–	9.6	9.4	–	9.4
Revenue deferral (extended service agreements)	20.6	–	20.6	20.6	–	20.6
Straight line lease payments	7.7	–	7.7	7.2	–	7.2
Deferred compensation	5.9	–	5.9	5.7	–	5.7
Retirement benefit obligations	–	(0.6)	(0.6)	4.6	–	4.6
Other temporary differences	9.4	–	9.4	5.5	(0.7)	4.8
UK property related, net	0.1	–	0.1	0.1	–	0.1
Value of UK capital losses	14.9	–	14.9	15.2	–	15.2

Total deferred tax asset/(liability)	68.2	(38.5)	29.7	68.3	(35.6)	32.7
Valuation allowance	(15.0)	–	(15.0)	(15.3)		(15.3)

Deferred tax asset/(liability)	53.2	(38.5)	14.7	53.0	(35.6)	17.4

UK			0.1			3.4
US			14.6			14.0

Deferred tax asset			14.7			17.4

The difference on translation in respect of deferred tax posted directly to equity in the period ended 3 February 2007 was £1.5 million charge (2006: £0.8 million credit).

Movement in deferred tax asset:

Total
£m

At 28 January 2006	17.4
Amounts recognised in equity:
– Retirement benefit obligations	(5.0)
– Other temporary differences	(0.2)
Credit in the period to the income statement	0.9
Transfers to current tax	3.1
Difference on translation	(1.5)

At 3 February 2007	14.7

20.	Provisions – non-current
Total
£m

At 28 January 2006	6.2
Credits in the period to the income statement	(0.8)
Utilisation	(0.3)

At 3 February 2007	5.1

The provisions are for onerous leases and include the discounted cash flows of future net obligations in respect of vacant properties and the rental shortfall on properties which are sublet at below the rent paid by the Group.

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Notes to the accounts (continued)

21.	Employee benefit costs - pension schemes
The Group operates one defined benefit pension scheme in the UK (the “Group Scheme”), which ceased to admit new employees from April 2004. The assets of the Group Scheme, which is a funded scheme, are held in a separate trustee administered fund which is independently managed. The trustees of the Group Scheme during the year were Walker Boyd, John Gillum, Noel Lyons and The Law Debenture Pension Trust Corporation p.l.c. (independent trustee). A process is in place for the nomination and election of trustees from the Group Scheme membership. Contributions to the Group Scheme were assessed as at 5 April 2006 in accordance with the advice of independent qualified actuaries using the attained age method of valuation. Where appropriate, supplementary pension and life assurance for UK directors and senior executives was provided until 5 April 2006 through the Signet Group Funded Unapproved Retirement Benefits Scheme (FURBS). The FURBS has now been closed and in substitution a supplement of the same amount as was paid on the member’s behalf to the FURBS, is now paid directly to the members.

An actuarial valuation of the Group Scheme was carried out as at 5 April 2006. Results of that valuation have been updated to 3 February 2007 by an independent qualified actuary. The next full actuarial valuation will be carried out as at 5 April 2009.

As the Group Scheme is closed to new entrants, the current service cost (calculated under the projected unit method, as required by IAS 19), will increase as a percentage of salaries as its members approach retirement.

In June 2004, the Group introduced a defined contribution plan which replaced the Group Scheme for new UK employees. The contributions to this scheme in the period were £0.1 million (2006: £0.1 million).

In the US, the Group sponsors a defined contribution 401(k) retirement savings plan for all eligible employees who meet minimum age and service requirements. The assets of this plan are held in a separate trust managed by KeyBank and under it, the Group matches 25% of up to the first 6% of employee elective salary deferrals. The Group has also established, in the US, an unfunded, unqualified deferred compensation plan which permits certain management employees to elect annually to defer all or a portion of their remuneration and earn interest on the deferred amounts. The plan also provides for a Group matching contribution based on each participant’s annual remuneration deferral. In connection with this plan, the Group has invested in trust-owned life insurance policies.

The main assumptions used by the actuary to calculate the Group Scheme liabilities were:

	2007	2006

Rate of increase in salaries	4.6%	4.3%
Rate of increase in deferred pensions during deferment	3.1%	2.8%
Rate of increase in pensions in payment(1)	3.1%	2.8%
Discount rate	5.2%	4.8%
Inflation assumptions	3.1%	2.8%
Expected return on Group Scheme assets	6.9%	6.2%
Longevity at age 65 for current pensioners:
– Male	21.8 years	21.3 years
– Female	24.7 years	24.2 years
Longevity at age 65 for future pensioners:
– Male	23.2 years	23.1 years
– Female	26.0 years	25.9 years

(1)	For the majority of members.

The mortality tables used to value the Group Scheme’s liabilities as at 3 February 2007 are PA92(year of birth)mc for current pensioners and future retirees. These tables give a life expectancy as set out in the table above. Based on the advice of an independent qualified actuary, the directors consider these mortality tables to make an appropriate allowance for future projected improvements in life expectancy.

The table below shows the sensitivity of the funded status of the Group Scheme to changes in the assumptions used in calculating the benefit obligations and scheme asset fair values:

		Fair value
	Benefit	of Scheme	Funded
	obligation	assets	status	Sensitivity
	£m	£m	£m	£m

Recognised as at 3 February 2007	(130.9)	132.8	1.9

Discount rate +0.05%	(129.8)	132.8	3.0	+ 1.1
Inflation –0.1%	(129.1)	132.8	3.7	+1.8
Life expectancy + 1 year	(134.4)	132.8	(1.6)	–3.5

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The Group expects to contribute a minimum of £3.9 million to the Group Scheme in 2007/08 based on funding rates agreed in the 5 April 2006 actuarial valuation.

	2007	2006
	£m	£m

The Group pension cost for the period comprises:
Charge to operating profit:
UK Group Scheme net service cost	(3.5)	(2.8)
UK defined contribution plan	(0.1)	(0.1)
US retirement savings plan	(2.2)	(2.3)

	(5.8)	(5.2)
Net credit to financing costs:
Expected return on Group Scheme assets	7.8	6.9
Interest on Group Scheme liabilities	(6.7)	(5.7)

	(4.7)	(4.0)

The assets in the Group Scheme and the expected rates of return (net of administration expenses) were:

	Long term rate		Long term rate
	of return		of return
	expected	Value at	expected	Value at
	2007	2007	2006	2006
	%	£m	%	£m

Equities and property	7.9%	98.3	7.0%	89.7
Bonds	4.7%	31.9	4.2%	31.6
Cash		2.6		5.0

Total market value of assets		132.8		126.3
Present value of Group Scheme liabilities		(130.9)		(141.8)

Surplus/(deficit) in the Group Scheme		1.9		(15.5)
Related deferred tax (liability)/asset		(0.6)		4.6

Net pension asset/(liability)		1.3		(10.9)

The Trustee’s investment strategy is set out in their Statement of Investment Principles. To guide them in their strategic management of the assets and control of the various risks to which the Group Scheme is exposed, the Trustees have adopted the following objectives:

•	To make sure that obligation to the beneficiaries of the Group Scheme can be met;
•	To acknowledge the Group’s interest on the size and incidence of its contribution payments.

The Trustees continue to monitor this investment strategy, after taking professional advice.

To develop the long term cost of return on asset assumptions, the Trustees considered the historical return and future expected returns for each asset class, as well as the target asset allocation of the pension portfolio. The expected return is then reduced by 0.3% per annum as an allowance for Group Scheme expenses. This resulted in the selection of the 6.17% per annum long term rate of return on assets assumption from 29 January 2006, and 6.9% per annum from 3 February 2007.

There is no investment by the Group Scheme in the shares of Signet Group plc or in property occupied by or other assets used by the Group.

Analysis of amount recognised in the consolidated statement of recognised income and expense (“SORIE”)

	2007	2006
	£m	£m

Actual return less expected return on Group Scheme assets	(1.1)	12.2
Experience gain/(loss) on liabilities including change in assumptions	17.3	(28.5)

Actuarial gain/(loss)	16.2	(16.3)
Deferred tax	(5.0)	4.9

Recognised in SORIE	11.2	(11.4)

The accumulated benefit obligation (defined as the projected unit liability with no allowance for future salary growth) of the Group Scheme at 3 February 2007 was £125.3 million (2006: £132.7 million).

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Notes to the accounts (continued)

The movement in Group Scheme benefit obligation during the financial year was as follows:

	2007	2006
	£m	£m

Benefit obligation at beginning of financial year	141.8	108.4
Current service cost	3.4	2.8
Past service cost	0.1	–
Benefits paid	(4.3)	(4.1)
Member contributions	0.5	0.5
Interest cost	6.7	5.7
Actuarial (gain)/loss	(17.3)	28.5

Benefit obligation at end of financial year	130.9	141.8

The movement in Group Scheme assets during the financial year was as follows:

	2007	2006
	£m	£m

Fair value of Group Scheme assets at beginning of financial year	126.3	106.5
Expected return on Group Scheme assets	7.8	6.9
Benefits paid	(4.3)	(4.1)
Member contributions	0.5	0.5
Employer contributions	3.6	4.3
Actuarial (loss)/gain	(1.1)	12.2

Fair value of Group Scheme assets at end of financial year	132.8	126.3

The actual return on Group Scheme assets was £6.7 million (2006: £19.1 million).

History of experience gains and losses

	2007	2006	2005

Difference between expected and actual return on Group Scheme assets (£ million)	(1.1)	12.2	(0.3)
Percentage of Group Scheme assets	(1)%	10%	0%
Experience gain/(loss) on Group Scheme liabilities (£ million)	17.3	(28.5)	(5.3)
Percentage of Group Scheme liabilities	13%	(20)%	(5)%
Total amount recognised in SORIE – gross (£ million)	16.2	(16.3)	(5.6)
Percentage of Group Scheme liabilities	13%	(11)%	(5)%

The cumulative actuarial losses reported in the consolidated statement of recognised income and expense since the IFRS transition date are £5.7 million.

Projected benefits payments are as follows:

£m

2007/08	4.8
2008/09	4.8
2009/10	5.2
2010/11	5.4
2011/12	5.5
2012 to 2016/17	33.1

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22.	Share capital

	2007	2006
	£m	£m

Authorised:
5,929,874,019 shares of 0.5p (2006: 5,929,874,019)	29.6	29.6

	Number of shares	£m

Allotted, called up and fully paid:
Shares of 0.5p each:
At 28 January 2006	1,738,843,382	8.7
Shares issued to 2004 ESOT	3,356,399	–
Share buyback	(30,271,522)	(0.1)
Other share options exercised	1,625,550	–

At 3 February 2007 total allotted, called up and fully paid	1,713,553,809	8.6

The consideration received in respect of the 4,981,949 shares issued during the year was £3.2 million (2006: £2.2 million). During the year, 30,271,522 shares were purchased by the Company for a consideration of £33.7 million.

The trustee of the QUEST, Signet Group QUEST Limited (a subsidiary of the Company), held nil shares at 28 January 2006. In the 53 weeks ended 3 February 2007 the trustees subscribed in cash for nil shares. The QUEST was dissolved, and removed from the Register of Companies in August 2006.

In the 53 weeks ended 3 February 2007 the trustee of the ESOT subscribed in cash for a total of 3,356,399 shares in order to provide shares to satisfy the exercise of executive share options granted to US employees. In aggregate the subscription monies amounted to £2.4 million at option prices between $0.7215 and $1.7230. The subscription prices were the market prices on the last business days before the dates on which the respective terms of issue were fixed, and varied between 92.25p and 125.75p per share.

On various dates during the year ended 3 February 2007 a total of 1,625,550 shares were subscribed for in cash by holders of options. In aggregate the subscription monies amounted to £1.4 million at option prices between 50p and 90p per share. The subscription prices were the market prices at the various times at which the options were granted. The market prices on the dates of issue varied between 95.5p and 123.0p per share. Details of options in respect of shares are shown in note 28 on page 103.

The trustee of the ESOT, Halifax EES Trustees International Limited, held 3,745,265 shares at 28 January 2006. In the year ended 3 February 2007 the trustee transferred 1,111,357 shares to the holders of executive share and LTIP options granted to UK employees. The trustee held 2,633,908 shares at 3 February 2007 and 2,618,492 shares at 17 April 2007.

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Notes to the accounts (continued)

23.	Share premium and reserves
			Other reserves			Retained earnings

		Share			Purchase
		premium	Capital	Special	of own	Hedging	Translation	Retained (1)
		account	redemption	reserves	shares	reserve	reserve	reserve	Total
		£m	£m	£m	£m	£m	£m	£m	£m

At 29 January 2005		68.0	–	142.2	(7.9)	–	(118.0)	678.7	763.0
Recognised income and expense:
–	profit for the financial period	–	–	–	–	–	–	130.8	130.8
–	cash flow hedges (net)	–	–	–	–	1.4	–	–	1.4
–	translation differences	–	–	–	–	–	33.1	–	33.1
–	actuarial loss (net)	–	–	–	–	–	–	(11.4)	(11.4)
Dividends		–	–	–	–	–	–	(52.7)	(52.7)
Equity settled transactions (net)		–	–	–	–	–	–	4.1	4.1
Share options exercised		2.3	–	–	1.6	–	–	–	3.9
Purchase of own shares by ESOT		–	–	–	(2.0)	–	–	–	(2.0)
Shares issued to ESOTs		1.4	–	–	–	–	–	(1.4)	–

At 28 January 2006		71.7	–	142.2	(8.3)	1.4	(84.9)	748.1	870.2
Recognised income and expense:
–	profit for the financial period	–	–	–	–	–	–	141.5	141.5
–	cash flow hedges (net)	–	–	–	–	1.2	–	–	1.2
–	translation differences	–	–	–	–	–	(63.4)	–	(63.4)
–	actuarial gain (net)	–	–	–	–	–	–	11.2	11.2
Dividends		–	–	–	–	–	–	(57.8)	(57.8)
Equity settled transactions (net)		–	–	–	–	–	–	4.3	4.3
Share options exercised		4.6	–	–	1.1	–	–	(1.6)	4.1
Purchase of own shares		–	0.1	–	–	–	–	(33.7)	(33.6)
Shares issued to ESOTs		0.7	–	–	–	–	–	(0.7)	–

At 3 February 2007		77.0	0.1	142.2	(7.2)	2.6	(148.3)	811.3	877.7

(1)	The retained reserve includes the unrealised surplus arising from revaluing freehold and long leasehold properties of £4.3 million (2005/06: £4.3 million; 2004/05: £4.3 million).

Following the 1997 capital reduction, the holding company, Signet Group plc, is permitted to make distributions (including dividends, share buy-backs and other transactions classed as distributions) out of profit earned after 2 August 1997, the end of its 1997/98 half year.

The undertakings given to the High Court at the time of the capital reduction included the requirement that the Company transfer to a new special reserve any dividend paid by a subsidiary undertaking from profits relating to prior to that date. The special reserve is, for as long as the Company is a public company, treated as a non-distributable reserve for the purposes of section 264 of the Companies Act 1985.

In accordance with undertakings given by the Company to the High Court in connection with previous reductions of the share premium account, an earlier special reserve is available to write-off existing goodwill resulting from acquisitions and otherwise only for purposes permitted in the case of the share premium account. Under English law, dividends can only be paid out of profits available for distribution (generally defined as accumulated realised profits less accumulated realised losses less net unrealised losses) and not out of share capital or share premium (generally equivalent in US terms to paid-in surplus).

The own shares reserve represents the cost of shares in Signet Group plc purchased in the market and held by ESOT to satisfy options under the Group’s share option schemes. The translation reserve represents exchange differences on translation of foreign operations. The hedging reserve comprises gains and losses in cash flow hedges net of related deferred taxation.

The capital redemption reserve has arisen on the cancellation of previously issued shares and represents the nominal value of those shares cancelled.

At 3 February 2007, after taking into account the recommended final dividend of 6.317 cents per share, the holding company had distributable reserves of £132.0 million (28 January 2006: £110.3 million). There are additional potentially distributable reserves held in subsidiary companies.

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24.	Post-balance sheet event
On 5 February 2007, the Company redenominated its share capital into US dollars by way of a reduction in capital and subsequent issue and allotment of new dollar ordinary shares, which had been approved by shareholders on 12 December 2006 and received Court approval on 31 January 2007.

The nominal value of each dollar denominated ordinary share is 0.9 cent, and shareholders received one new dollar denominated ordinary share for each sterling ordinary share held. The new shares have the same rights and restrictions as the previously issued ordinary shares and the existing share certificates remain valid.

Additionally, to comply with UK listing requirements, £50,000 of share capital is required to be held denominated in pounds sterling to which end 50,000 deferred shares of £1 each were allotted and issued and credited to the Company Secretary of the Company on 5 February 2007. These shares have limited and deferred rights.

	No. of shares	$m

Authorised at 5 February 2007:
Ordinary shares of 0.9 cent each	5,929,874,019	53.4
Deferred shares of £1 each	50,000	0.1

Allotted, called up and fully paid at 5 February 2007:
Ordinary shares of 0.9 cent each	1,713,533,809	15.4
Deferred shares of £1 each	50,000	0.1

25.	Commitments
Operating lease commitments – minimum lease payments

The Group occupies certain properties and holds plant, machinery and vehicles under operating leases. The property leases often allow renewal options and escalation clauses and in the US generally provide for contingent rentals based on a percentage of lease defined revenues.

The minimum payments in respect of operating leases for the 52 weeks to 2 February 2008 to which the Group was committed as at 3 February 2007 were as follows:

	Plant,
	machinery	Leasehold
	& vehicles	properties	Total
	£m	£m	£m

Operating leases which expire:
Within one year	0.6	5.2	5.8
Between one and five years	1.1	40.2	41.3
More than five years	–	95.2	95.2

At 3 February 2007	1.7	140.6	142.3

At 28 January 2006	1.9	145.8	147.7

The future minimum payments for operating leases having initial or non-cancellable terms in excess of one year are as follows:

£m

For financial periods:
2007/08	142.3
2008/09	135.8
2009/10	127.2
2010/11	117.4
2011/12	107.0
Thereafter	582.6

1,212.3

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Notes to the accounts (continued)

Capital and other financial commitments
Capital commitments at 3 February 2007 for which no provision has been made in these consolidated accounts were as follows:

	2007	2006
	£m	£m

Contracted	12.4	11.2

26.	Contingent liabilities
The Group is not party to any legal proceedings considered to be material to profit, financial position or cash flow including any bankruptcy, receivership or similar proceedings involving the Group or any of its significant subsidiaries. No director, officer or affiliate of the Group or any associate of any such director has been party adverse to the Group or any of its subsidiaries or has a material interest adverse to the Group or any of its subsidiaries.

The Group has assigned or sub-let UK property leases in the normal course of business. Should the assignees or sub-tenants fail to fulfil any obligation in respect of these leases, the Group may be liable for those defaults. The number of such claims arising to date has been small, and the liability, which is charged to the income statement as it arises, has not been material.

The Group’s US operation gives its customers the option of purchasing a lifetime service plan on most of the products sold. Such service plans cover the cost of repair, subject to certain terms and conditions.

27.	Financial instruments
Currency derivatives

The Group enters into the forward purchase of foreign currencies, principally the US dollar, in order to limit the impact of movements in foreign exchange rates on its forecast foreign currency purchases. It is the policy of the Group to ensure identified foreign currency exposures are hedged to at least the following levels:

Less than 3 months	100.0%
3 – 6 months	75.0%
6 – 12 months	50.0%

The Group also enters into forward purchase contracts for commodities in order that values of assets should not be unnecessarily exposed to significant movements in the price of the underlying precious metal raw material.

	Fair values as at		Fair values as at
	3 February 2007		28 January 2006
	Assets	Liabilities	Assets	Liabilities
	£m	£m	£m	£m

Cash flow hedges:
Forward foreign currency contracts	–	(0.4)	0.5	–
Forward commodity contracts	4.1	–	1.5	–

	4.1	(0.4)	2.0	–

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Foreign currency exchange contracts not designated as cash flow hedges are used to hedge currency flows through the Signet Group plc bank accounts to ensure the Group is not exposed to foreign currency exchange risk in its cash and borrowings. As at 3 February 2007 the fair value of outstanding cross currency swaps were £0.1 million.

The fair values of all financial instruments shown above are based on market value equivalents at the balance sheet date and are held as assets and liabilities within other receivables and other payables, and all contracts have a maturity of less than one year.

Amounts of £0.8 million have been transferred to inventories in respect of contracts that matured during the period. Changes in the fair value of non-hedging foreign currency financial instruments amounting to £0.1 million have been credited to the income statement during the period.

The Group does not currently designate its foreign currency borrowings as a hedging instrument for the purpose of hedging the translation of its foreign operations.

Interest rate swaps
The Group may enter into various interest rate protection agreements in order to limit the impact of movement in interest rates on its borrowings. The Group does not hold or issue derivative financial instruments for the purpose of trading those instruments. Details of borrowings are shown in note 18 on page 93 and 94.

The nominal value of the outstanding interest rate swap contract at 3 February 2007 was $nil (2006: $150 million).

28.	Share options
The Company operates several share option schemes which can be categorised as “Fixed Share Option Schemes”, “Executive Schemes”, and “Long Term Incentive Plans”.

Fixed Share Option Schemes
Three all-employee share option schemes comprising a savings related share option scheme for UK employees (the “Sharesave Scheme”), a US Section 423 Plan (the “Employee Stock Savings Plan”) and a savings related share option scheme for Republic of Ireland employees (the “Irish Sharesave Scheme”) are together referred to as “Fixed Share Option Schemes”. Options granted under the Sharesave Scheme and the Irish Sharesave Scheme are generally only exercisable between 36 and 42 months from commencement of the related savings contract. Options granted under the Employee Stock Savings Plan are generally only exercisable between 24 and 27 months of the grant date.

Executive Schemes
Under the 1993 Scheme, the performance condition will be measured over a consecutive three year period. Under the 2003 Scheme the performance condition will be measured over three years from the start of the financial period in which the award is made, and may then be measured from the last month of the year in which the award is made to the end of the fourth or fifth years, if not previously satisfied. For all grants beginning with those awarded in 2006/07, and all subsequent grants made to executive directors, the performance will only be measured over the three years from the start of the financial year in which the award is made. Additionally, for UK executives the personal performance of participants will be assessed on each occasion that the share grant takes place, whilst for US executives there is a pre-grant test based on both personal and corporate performance. Grants beginning with those awarded in 2007/08 (other than for executive directors) are not subject to performance conditions.

Long Term Incentive Plans
The “Signet Group plc 2000 Long Term Incentive Plan” which was replaced by the “Signet Group 2005 Long Term Incentive Plan” are together referred to as “Long Term Incentive Plans” (“LTIP”). LTIPs are subject to performance conditions, requiring compound annual growth in profit before tax at constant exchange rates of the Group, or for divisional executives growth in divisional operating profit, and in ROCE of the Group or related division as appropriate.

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Notes to the accounts (continued)

Option scheme status
	Fixed share option schemes		Executive schemes		LTIPs

	No. of shares	WAEP(1)	No. of shares	WAEP(1)	No. of shares	WAEP(1)
	millions	pence	millions	pence	millions	pence

At 31 January 2004	7.8	67	36.9	69	2.9	–
Movements in period
Granted	2.7	86	9.4	111	0.7	–
Exercised	(2.6)	51	(10.3)	47	(0.1)	–
Lapsed	(0.8)	73	(0.5)	87	(0.2)	–

At 29 January 2005	7.1	78	35.5	85	3.3	–
Movements in period
Granted	3.1	81	9.7	112	0.9	–
Exercised	(2.6)	68	(3.3)	61	(0.2)	–
Lapsed	(0.9)	82	(1.1)	103	(0.2)	–

At 28 January 2006	6.7	84	40.8	97	3.8	–
Movements in period
Granted	2.2	95	9.8	112	1.8	–
Exercised	(1.6)	84	(4.3)	88	(1.6)	–
Lapsed	(1.0)	84	(1.6)	103	(0.4)	–

At 3 February 2007	6.3	86	44.7	103	3.6	–

Options exercisable	0.3	88	6.8	90	0.2	–

(1)	Weighted Average Exercise Price

The weighted average share price at the date of exercise for share options exercised during the period was 114p.

The following tables summarise the information about share options outstanding at the close of business on 3 February 2007, and the inputs used in a binomial model for Fixed Share and Executive option schemes, and in a Black-Scholes model for LTIP option schemes, for the calculation of the fair value of options granted in the 2004/05, 2005/06 and 2006/07 financial periods:

	Fixed share option schemes			Executive schemes			LTIPs

	Shares	WACL(2)	WAEP(1)	Shares	WACL(2)	WAEP(1)	Shares	WACL(2)	WAEP(1)
Exercise price range	millions	years	pence	millions	years	pence	millions	years	pence

80p to 95p	6.3	8.8	86
33p to76p				3.6	3.4	63
76p to 120p				41.1	7.5	107
Nil							3.6	8.3	–

Nil to 120p	6.3	8.8	86	44.7	7.2	103	3.6	8.3

	Fixed share option schemes			Executive schemes			LTIPs

	2007	2006	2005	2007	2006	2005	2007	2006	2005

Share price at grant date(3)	120p	99p	107p	110p	112p	114p	110p	114p	116p
Exercise price(3)	95p	81p	86p	112p	112p	111p	nil	nil	nil
Risk free interest rate	4.91%	4.00%	4.75%	4.72%	4.15%	4.75%	4.80%	4.10%	3.30%
Expected life of options	2.6 years	2.7 years	3.0 years	4.3 years	4.3 years	4.0 years	3.5 years	3.5 years	3.5 years
Expected volatility	31%	38%	14%	34%	38%	14%	34%	38%	42%
Dividend yield	3.2%	2.2%	2.7%	2.8%	2.3%	2.7%	2.8%	2.3%	2.1%
Grant date fair value(3)	36p	33p	31p	29p	35p	23p	100p	105p	108p

(1)	Weighted Average Exercise Price
(2)	Weighted Average Remaining Contractual Life
(3)	Weighted average

The expected volatility was determined by calculating the historical volatility of the Group’s share price over the previous five years. The expected life used in the model has been based on the historical exercise behaviour of the main categories of option recipients. The Group recognised total share-based payment expenses of £3.6 million in the financial period ending 3 February 2007 (2006: £4.5 million).

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29.	Principal subsidiary undertakings

At 3 February 2007, the Company had the following subsidiary undertakings carrying on businesses which principally affected the profits and assets of the Group. They have the same year end date as the Company unless otherwise indicated, and have been included in the Consolidated Financial Statements.

The country of incorporation is also their principal place of operation.

		Country of
		incorporation	Percentage
	Principal activity	or registration	shareholdings

Ernest Jones Limited	Retail jeweller	UK	100%
H.Samuel Limited	Retail jeweller	UK	100%
Leslie Davis Limited	Retail jeweller	UK	100%
Signet Trading Limited	Retail jeweller	UK	100%
Sterling Inc.	Retail jeweller	US	100%
Sterling Jewelers Inc.	Retail jeweller	US	100%
Sterling Jewelers LLC	Retail jeweller	US	100%
Signet Holdings Limited	Holding company	UK	100%
Signet US Holdings, Inc.	Holding company	US	100%
Checkbury Limited	Property holding company	UK	100%

30.	Related party transactions
The Company has entered into contractual arrangements with each of its directors to provide indemnities to the extent permitted under UK law.

Certain US subsidiaries of the Company have constitutions and by-laws which provide indemnities to directors which conform to local laws and practices. In some respects these indemnities exceeded what would be permitted under English law if they were UK companies. In discussion with the UK Listing Authority the Company has amended the subsidiary company constitutions and by-laws to cap any existing indemnity to the extent that it exceeds that which is permitted under English law. The individuals receiving such an indemnity are Terry Burman, Walker Boyd, Mark Light, Robert Trabucco and George Frankovitch.

The are no other related party transactions which require disclosure in these accounts.

31.	Summary of differences between Adopted IFRS and US GAAP
The Group’s consolidated accounts are prepared in accordance with International Financial Reporting Standards as adopted by the European Union (“Adopted IFRS”), which differs in certain respects from generally accepted accounting principles in the United States (“US GAAP”). Differences which have a significant effect on the consolidated net profit and shareholders’ funds of the Group are set out below. While this is not a comprehensive summary of all differences between Adopted IFRS and US GAAP, other differences would not have a significant effect on the consolidated net profit or shareholders’ funds of the Group.

The differences have been shown as gross of tax with the related taxation shown separately.

Cost of sales
Under Adopted IFRS, selling costs have been included in cost of sales. Under US GAAP, gross profit is determined before deducting selling costs, as they are not included in cost of sales. Selling costs which have been included under Adopted IFRS for the 53 weeks ended 3 February 2007 were £439.4 million (52 weeks ended 28 January 2006: £416.7 million).

Goodwill
Prior to the adoption of Adopted IFRS,the Group applied UK GAAP FRS 10 ‘Goodwill and intangible assets’ in respect of acquisitions since 1 February 1998, amortising goodwill by equal annual instalments over its estimated useful life, normally 20 years. Under Adopted IFRS, goodwill is required to be carried at cost with impairment reviews carried out annually for impairment in lieu of amortisation.

Under US GAAP, prior to the issue of Statement of Financial Standards (“FAS”) 142, goodwill was capitalised and amortised through the consolidated income statement over its estimated useful life (not to exceed 40 years). FAS 142, effective for the Group from 3 February 2002, requires that goodwill be tested annually for impairment in lieu of amortisation.

A historical difference therefore remains between Adopted IFRS and US GAAP representing the unamortised balance of goodwill that was capitalised under US GAAP and arose on acquisitions made prior to 1 February 1998.

Impairment reviews are carried out annually at the reporting unit and cash generating unit levels using the two-step impairment test described in FAS 142 to ensure goodwill is not carried at above its recoverable level. Discounted cash flows are used in the determination of the fair value of the reporting unit, derived from the most recent financial results and plans approved by management.

At 3 February 2007, the Group had goodwill on its balance sheet of £15.5 million under Adopted IFRS and £282.3 million under US GAAP.

Sale and leaseback transactions
In the Group’s consolidated accounts prepared under Adopted IFRS, sale and leaseback transactions of freehold and long leasehold properties result in an operating lease established at fair value, and are accounted for by including in profit before taxation the full gain

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Notes to the accounts (continued)

arising in the financial year in which the transaction took place. Under US GAAP the gain arising is credited to the Consolidated income statement in equal instalments over the life of the lease.

Pensions
As at 3 February 2007, the Group adopted FAS 158 ‘Employers’ accounting for defined benefit and other post-retirement pension plans’, which requires the Group to fully recognise the Group Scheme’s funded status on the balance sheet. Changes in the funded status are recognised in the year they occur through other comprehensive income, other than the net periodic benefit cost pursuant to FAS 87 ‘Employers accounting for pensions’ which is reported within the income statement. This results in the Group Scheme asset on the balance sheet being equivalent between Adopted IFRS and US GAAP. However, differences remain within operating profit as US GAAP recycles actuarial gains and losses, outside the 10% corridor, from other comprehensive income to the income statement using the FAS 87 amortisation policy, which amortises these through operating profit over the average service lives of the employees. Additionally, US GAAP expected return on pension asset and interest charges are reported in operating profit but are included in finance income and expense under Adopted IFRS.

In 2005/06 prior to the adoption of FAS 158, the Group complied with FAS 87, 88 and 106 as amended by FAS 132(R) ‘Employers’ disclosure about pensions and other post-retirement benefits’. The Group recognised a pension liability in the financial statements when the accumulated benefit obligation exceeded the fair value of the plan assets to the extent this liability had not already been recognised. The Group Scheme had such a liability under US GAAP at 28 January 2006 but does not have such a liability at 3 February 2007. Consequently, the additional minimum liability above the intangible asset at 28 January 2006 is released through other comprehensive income during 2006 prior to application of FAS 158.

The pension asset at 3 February 2007 prior to application of FAS 158 is therefore £25.9 million (2006: £27.1 million), being the cumulative employer contributions in excess of net periodic benefit cost. Following application of FAS 158, the Group must record a pension asset as at 3 February 2007 of £1.9 million, being the funded status of the Group Scheme. To achieve this, FAS 158 requires a one-time adjustment at 3 February 2007 to accumulated other comprehensive income (AOCI) in shareholders’ equity (£24.O million before tax effect).

Share-based payment
For the year ended 28 January 2006, the Group accounted for the recognition of share options expenses based on APB 25 ‘Accounting for stock issued to employees’ (“APB 25”) as amended by FAS 148 ‘Accounting for stock-based compensation – transition and disclosure’ based on the intrinsic value of awards in the period. From 29 January 2006 the Group adopted FAS 123(R) “Share-based payment” (“FAS 123(R)”) using the ‘modified prospective application method’, recognising the fair value of option awards over the award vesting period.

The Group operates a number of employee share schemes, set out in note 28 on pages 103 to 104. The Executive and LTIP share schemes are subject to a condition that they may not vest unless the growth in related performance conditions exceeds the scheme target growth adjusted by movements in the relevant UK or US Retail Price Index over the same period. Under IFRS 2 ‘Share-based payment’ these awards are treated as equity awards, and for the 52 weeks ended 28 January 2006 under APB 25 and FAS 123 ‘Accounting for stock-based compensation’ were also treated as equity awards under US GAAP. On the application of FAS 123(R), the condition above is not regarded as a performance condition as the performance target is set by reference to an index, rather than being fixed at the date of the award. As the condition is not a service or market condition, the options are accounted for as liabilities under US GAAP from 29 January 2006 and revalued at every reporting date until the option has been settled or until equity-classified.

Employers’ payroll taxes in respect of share-based payment
Under Adopted IFRS, employers’ social security liability arising from share-based payment transactions is recognised over the same period or periods as the share-based payment charge. Under US GAAP, employers’ payroll taxes due on the exercise of share options are recognised as an expense when the liability arises, which is generally the option exercise date.

Earnings per share
Under IAS 33 ‘Earnings per share’ and FAS 128 ‘Earnings per share’, the computation of the weighted average number of shares and adjusted weighted average number of shares outstanding is generally consistent. The calculation of fully diluted EPS for the 53 weeks ended 3 February 2007 excludes options to purchase 17,846,848 shares (2006: 26,826,235 shares; 2005: 16,263,700 shares), on the basis that their effect on basic EPS was anti-dilutive. Each ADS represents ten ordinary shares.

Returns provision
The Group had not historically made provision for sales returns as the impact on profit and the impact on net assets was not material. The Group revised its policy on the adoption of Adopted IFRS and now recognises such a provision.

For the purposes of US GAAP reporting, the impact on net assets of this change in policy has been charged as an expense in the US GAAP income statement for 2005/06. The Group does not believe the impact of the change is material individually to any financial statement period presented. As a result, GAAP differences arise on the 2005/06 reconciliation of Adopted IFRS to US GAAP profit for the financial period, and in the reconciliation of net assets at 29 January 2005, representing the net asset impact of establishing returns provisions. The charge to US GAAP profit in 2005/06 for establishing returns provisions was £4.0 million net of tax.

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Asset retirement obligations
Where quantifiable, the discounted cost of decommissioning assets installed in leasehold premises is included in the cost of the asset and appropriate decommissioning provisions are recognised. As of 29 January 2006, this is consistent under both Adopted IFRS and US GAAP.

Revaluation of properties
Under Adopted IFRS, properties may be restated on the basis of appraised values in consolidated accounts prepared in all other respects in accordance with the historical cost convention. Increases in value are credited directly to the revaluation reserve. When revalued properties are sold the gain or loss on sale is calculated based on revalued carrying amounts. Under US GAAP, properties are only revalued if an impairment is deemed to have occurred. Upward revaluations are not permitted.

Depreciation of properties
Prior to the adoption of FRS 15 ‘Tangible fixed assets’ from 29 January 2000, the buildings element of certain freehold and long leasehold properties was not depreciated under UK GAAP. Subsequent to that date under UK GAAP and Adopted IFRS such property is depreciated, consistent with the requirements of US GAAP. The net difference arising between Adopted IFRS and US GAAP therefore represents depreciation charges applied under US GAAP prior to the adoption of FRS 15.

Securitised customer receivables
In 2006, under Adopted IFRS, securitised US receivables of £141.8 million were included within trade debtors and bank loans, as the related financing was of a revolving nature and therefore not considered to be an outright sale of such accounts receivable.

Under US GAAP these amounts qualified for off-balance sheet treatment. This was because the receivables were first sold to a special purpose entity, Sterling Jewellers Receivables Corporation (“the Transferor”), which then sold on the receivables to a qualifying special purpose unconsolidated trust, Sterling Jewellers Receivables Master Note Trust. The trust was legally isolated from the Group; the majority of the interest in the US receivables portfolio held by the trust were principally sold on to institutional investors in the form of fixed-rate investor certificates; and the Group did not maintain control over the receivables portfolio transferred to the trust.

This securitisation of US customer receivables ended on 6 November 2006 and as at 3 February 2007 all US customer receivables are included within trade debtors under Adopted IFRS and US GAAP.

The Group received servicing fees of £2.6 million (2006; £3.1 million; 2005: £2.9 million) which offset its costs of fulfilling its servicing responsibilities to the trust.

Consolidation
Except for the US securitised customer receivables qualifying for off-balance sheet treatment in 2005/06, there were no other differences in the consolidation treatment of Group assets and liabilities due to differences in Adopted IFRS and US GAAP consolidation standards.

Effect on profit for the financial period of differences between Adopted IFRS and US GAAP

	53 weeks ended	52 weeks ended	52 weeks ended
	3 February 2007	28 January 2006	29 January 2005
	£m	£m	£m

Profit for the financial period in accordance with Adopted IFRS	141.5	130.8	134.8

Pensions	(2.4)	(1.8)	(0.9)
Sale and leaseback transactions	0.8	0.8	1.0
Returns provisions	–	(6.0)	–
Share-based payment	(2.4)	4.4	–
Asset retirement obligations	–	(1.0)	–
Taxation	0.1	5.0	2.6

US GAAP adjustments before change in accounting principle	(3.9)	1.4	2.7
Cumulative effect of change in accounting principle	(3.2)	–	–

Retained profit attributable to shareholders in accordance with US GAAP	134.4	132.2	137.5

Basic earnings per ADS in accordance with US GAAP:
– Before change in accounting principle	79.7p	76.1p	79.4p
– Cumulative effect of change in accounting principle	(1.9)p	–	–
– After change in accounting principle	77.8p	76.1p	79.4p
Diluted earnings per ADS in accordance with US GAAP:
– Before change in accounting principle	78.0p	76.0p	79.1p
– Cumulative effect of change in accounting principle	(1.9)p	–	–
– After change in accounting principle	76.1p	76.0p	79.1p
Weighted average number of ADSs outstanding (million) – basic	172.8	173.7	173.2
Weighted average number of ADSs outstanding (million) – diluted	176.5	174.0	173.8

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Notes to the accounts (continued)

Effect on shareholders’ funds of differences between Adopted IFRS and US GAAP

	3 February 2007	28 January 2006
	£m	£m

Shareholders’ funds in accordance with Adopted IFRS	886.3	878.9

Goodwill in respect of acquisitions (gross)	462.4	501.0
Adjustment to goodwill	(53.7)	(59.7)
Accumulated goodwill amortisation	(142.0)	(153.0)
Sale and leaseback transactions	(6.2)	(7.1)
Pensions	–	14.4
Depreciation of properties	(2.5)	(2.5)
Revaluation of properties	(4.3)	(4.3)
Share-based payment	(10.8)	–
Taxation	1.7	(2.2)

US GAAP adjustments	244.6	286.6

Shareholders’ funds in accordance with US GAAP	1,130.9	1,165.5

Reconciliation of shareholders’ funds in accordance with US GAAP

Shareholders’ funds at beginning of period	1,165.5	1,056.0
Adoption of FAS 123(R)	(2.8)	–

	1,162.7	1,056.0
Retained profit attributable to shareholders	134.4	132.2
(Purchase)/issue of shares (net)	(29.6)	1.9
Increase/(decrease) in additional paid-in capital	1.2	(0.3)
Dividends paid	(57.8)	(52.7)
Other comprehensive income/(expense)	21.8	(18.1)
Translation differences	(85.0)	46.5

	1,147.7	1,165.5
Adoption of FAS 158	(16.8)	–

Shareholders’ funds at end of period	1,130.9	1,165.5

Employee share schemes
The following tables summarise the information used to calculate the fair value charge for share options accounted for as liability awards on adoption of FAS 123(R) on 29 January 2006 and as at 3 February 2007, and the comparison of compensation expense recognised in prior years under APB 25 against fair value:

	Executive schemes(1)		LTIPs (1)

	As at	As at	As at	As at
	3 February 2007	29 January 2006	3 February 2007	29 January 2006

Share price	122p	104p	122p	104p
Exercise price	106p	103p	nil	nil
Risk free interest rate	5.07%	4.42%	4.88%	4.44%
Expected life of options	2.1 years	3.2 years	2.1 years	1.6 years
Expected volatility	28%	36%	28%	36%
Dividend yield	3.0%	2.7%	3.0%	2.7%
Fair value	35p	27p	116p	100p

(1)	Weighted average
(2)	The fair value of fixed share option schemes is that determined at grant date.

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	2006	2005
	£m	£m

Net income in accordance with US GAAP:
As reported	132.2	137.5
Add: stock-based employee compensation expense	0.4	3.2
Deduct: stock-based employee compensation expense determined under fair value method for all
awards – net of tax	(2.5)	(2.6)

	130.1	138.1

Under FAS 123(R) £3.2 million has been charged in the income statement for the 53 weeks ended 3 February 2007 in respect of the cumulative effect of a change in accounting principle related to changes in classification of awards on adoption. Additionally, the charge for the 53 weeks ended 3 February 2007 in respect of option awards under FAS 123(R) was £6.0 million.

Post employment benefits
The following table shows a reconciliation of the opening and closing balances of the projected benefit obligation under the Group Scheme.

	2007	2006
	£m	£m

At beginning of period	141.8	108.4
Service cost	4.0	3.6
Past service cost	0.1	–
Interest cost	6.6	5.6
Members’ contributions	0.5	0.5
Actuarial gain	(17.8)	28.1
Benefits paid	(4.3)	(4.4)

At end of period	130.9	141.8

The following table shows the change in Group Scheme assets:

	2007	2006
	£m	£m

At beginning of period	126.3	106.5
Actual return on assets	6.7	19.4
Employer contributions	3.6	4.3
Members’ contributions	0.5	0.5
Benefits paid	(4.3)	(4.4)

At end of period	132.8	126.3

Funded status prior to application of FAS 158:

	2007 – before
	adoption of
	FAS 158	2006
	£m	£m

Funded status	1.9	(15.5)
Unrecognised prior service cost	4.8	5.3
Unrecognised net actuarial loss	19.2	37.3

Net amount recognised	25.9	27.1

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Notes to the accounts (continued)

Amounts reflected in statement of financial position prior to application of FAS 158:

	2007 – before
	adoption of
	FAS 158	2006
	£m	£m

Prepaid benefit cost	25.9	–
Accrued pension liability	–	(6.4)
Intangible asset	–	5.3
Accumulated other comprehensive income	–	28.2

	25.9	27.1

Amount recognised in the statement of financial position after application of FAS 158:

	2007 before	Incremental	2007 after
	adoption of	effect of	adoption of
	FAS 158	FAS 158	FAS 158
	£m	£m	£m

Prepaid benefit cost	25.9	–	25.9
Accumulated other comprehensive income	–	(24.0)	(24.0)

	25.9	(24.0)	1.9
Deferred tax liability	(7.8)	7.2	(0.6)

	18.1	(16.8)	1.3

The components of pension expense which arise under FAS 87 for the Group’s pension plans are estimated to be as follows:

	2007	2006	2005
	£m	£m	£m

Service cost	4.0	3.6	3.1
Interest cost	6.6	5.6	5.3
Expected return on Group Scheme assets	(8.2)	(7.2)	(6.9)
Amortisation of prior service cost	0.6	0.6	0.6
Recognised actuarial loss	1.8	0.9	0.5

Net periodic cost	4.8	3.5	2.6

	2007	2006
	£m	£m

Additional minimum liability (released)/included in other comprehensive income	(28.2)	28.2

Assumptions used to determine benefit obligations (at the end of the year):

	2007	2006
	£m	£m

Discount rate	5.20%	4.75%
Long term rate of return	7.20%	6.50%
Salary increases	4.60%	4.30%

Assumptions used to determine net periodic pension costs (at the start of the year):

	2007	2006
	£m	£m

Discount rate	4.75%	5.30%
Long term rate of return	6.50%	6.80%
Salary increases	4.30%	4.30%

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The composition of the assets in the Group Scheme was as follows:

	2007	2006
	£m	£m

Equities	74%	71%
Bonds	24%	25%
Cash	2%	4%

Total	100%	100%

The long term target allocation for the Group Scheme’s assets is: equities 70% and bonds 30%.

See note 21 for further information on the Group’s pension plans. For US GAAP purposes, the pension fund asset included in the Group’s consolidated balance sheet would be classified as a non-current asset.

New US accounting standards adopted
FAS 123 (revised 2004) ‘Share-based payment’ requires the compensation cost relating to share-based payment transactions be recognised in financial statements. The cost is measured based on the fair value of the equity or liability instruments issued. Details are given on page 108.

FAS 151 ‘Inventory costs – an amendment to ARB No. 43’ clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material requiring those items to be expensed in the current period and the allocation of fixed production overheads to the cost of conversion to be based on normal capacity of the production facility. There has been no impact on the results or net assets of Signet Group plc on adoption of this standard.

FAS 154 ‘Accounting changes and error correction – a replacement of APB Opinion No. 20 and FASB Statement No. 3’ requires retrospective application of prior periods’ financial statements for changes in accounting principle. There has been no impact on the results or net assets of the Group on adoption of this standard.

FAS 158 ‘Employer’s accounting for defined benefit pension and other post-retirement plans – an amendment to FASB statements No. 87, 88, 106, and 132(R)’ requires employers to recognise the overfunded or underfunded status of a defined benefit pension and other post-retirement plans as an asset or liability in its statement of financial position and to recognise changes in that funded status in the year in which the changes occur through comprehensive income other than the net periodic benefit cost which is recognised in the income statement. Details are given on page 109.

New US accounting standards not adopted
FAS 155 ‘Accounting for certain hybrid financial instruments – an amendment of FASB Statements No. 133 and 140’ was issued in February 2006 to amend certain aspects of FAS 133 ‘Accounting for derivative instruments and hedging activities’ and FAS 140 ‘Accounting for transfers and servicing of financial assets and extinguishments of liabilities’. This statement is effective for years beginning after 15 September 2006. The Group believes that the adoption of FAS 155 will not have a significant effect on its consolidated financial statements.

FAS 156 ‘Accounting for servicing of financial assets – an amendment of FASB Statement No. 140’ was issued in March 2006. This statement amends FASB Statement No. 140, ‘Accounting for transfers and servicing of financial assets and extinguishment of liabilities’, with respect to the accounting for separately recognised servicing assets and servicing liabilities. This statement is effective for fiscal years beginning after 15 September 2006. The Group believes that the adoption of FAS 156 will not have a significant effect on its consolidated financial statements.

FAS 157 ‘Fair value measurements’ was issued in September 2006. This standard defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This statement is effective for fiscal years beginning after 15 November 2007. The Group believes that the adoption of FAS 157 will not have a significant effect on its consolidated financial statements.

FAS 159 ‘The fair value option for financial assets and financial liabilities – Including an amendment of FASB Statement No. 115 was issued in February 2007 and permits entities to measure many financial instruments and certain other items at fair value. This statement is effective for fiscal years beginning after 15 November 2007. The Group believes that the adoption of FAS 159 will not have a significant effect on its consolidated financial statements.

FIN 48 ‘Accounting for uncertainty in income taxes – an interpretation of FASB statement no. 109’ was issued in June 2006. The interpretation establishes a two-step approach for recognising and measuring tax benefits, with tax positions only to be recognised when considered to be more likely than not sustained upon examination by the taxing authority. Disclosures are required at the end of each reporting period about uncertainties in the Group’s tax position. The Group is currently in the process of quantifying the effect of adoption of FIN 48 on its results and net assets. The Group believes that the adoption of FIN 48 will not have a significant effect on its consolidated financial statements.

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Notes to the accounts (continued)

32.	Company balance sheet
	3 February 2007	28 January 2006
	£m	£m	Notes

Fixed assets:
Tangible assets	–	74.9	32(c	)
Investments	766.8	766.8	32(k	)

	766.8	841.7

Current assets
Debtors	827.6	541.3	32(d	)
Cash at bank and in hand	55.8	21.9	32(e	)

	883.4	563.2
Creditors: amounts falling due within one year	(624.2)	(595.4)	32(f	)

Net current assets/(liabilities)	259.2	(32.2)

Total assets less current liabilities	1,026.0	809.5
Creditors: amounts falling due after more than one year	(192.9)	(2.1)	32(g	)

Net assets	833.1	807.4

Equity:
Capital and reserves
Share capital	8.6	8.7	22
Share premium	77.0	71.7	32(h	)
Capital redemption reserve	0.1	–	32(h	)
Special reserve	565.1	565.1	32(h	)
Retained earnings	182.3	161.9	32(h	)

Shareholders’ funds	833.1	807.4

These accounts were approved by the Board of Directors on 18 April 2007, and were signed on its behalf by:

Terry Burman Director

Walker Boyd Director

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(a) Principal accounting policies
The Company accounts of Signet Group plc are prepared in accordance with generally accepted accounting principles in the UK (“UK GAAP”). The following accounting policies are applied consistently in dealing with items which are considered material in relation to the accounts of the Company.

(i) Basis of preparation
The Company accounts have been prepared in accordance with applicable UK law and accounting standards and under the historical cost convention except for derivative financial instruments which are stated at fair value.

In accordance with section 230 of the Companies Act 1985, the Company is exempt from the requirement to present its own profit and loss account.

(ii) Foreign currency translation
Transactions in foreign currencies are recorded using the rate of exchange ruling at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are translated using the rate of exchange ruling at the balance sheet date and the gains or losses on translation are included in the profit and loss account.

The company has taken the exemptions granted by paragraph 3(c) of FRS 8 ‘related party disclosures’, not to disclose transactions with companies within the Group.

(iii) Depreciation and amortisation
Premiums paid and incentives received in order to acquire short leasehold properties are amortised over the lease term. Provision is made for future net lease obligations in respect of onerous leases of vacant, partially vacant or sublet properties. Depreciation on other fixed assets is provided on a straight line basis at the following annual rates:

Plant, machinery and vehicles
– 10%, 20%, 33 1/3%,
Shopfronts, fixtures and fittings
– rates up to 33 1/3%.

During the year the Company’s fixed assets were sold to other Group companies at their net book value.

Where the renewal of a lease is reasonably assured, the depreciation period for shopfronts, fixtures and fittings may exceed the remaining lease term.

Where appropriate, provision is made on assets that have a recoverable amount less than book value. Potentially impaired assets are identified by reviewing the cash contribution of individual stores where trading since the initial opening of the store has reached a mature stage. Where such stores deliver a low or negative cash contribution, the related store assets are considered for impairment by reference to the higher of net realisable value and value in use. Additionally, provision is made against tangible fixed assets relating to stores planned for closure.

(iv) Shares in subsidiary undertakings
Shares in subsidiary undertakings are stated at cost, less amounts written off for any impairment in value.

(v) Taxation
The charge for taxation is based on the profit for the year and takes into account taxation deferred because of timing differences between the treatment of certain items for taxation and accounting purposes. Deferred tax is recognised in respect of all timing differences between the treatment of certain items for taxation and accounting purposes which have arisen but not reversed by the balance sheet date, except as otherwise required by FRS 19.

(vi) Employee benefits
The Company participates in a defined benefit pension scheme (“the Group Scheme”) in the UK which ceased to admit new employees from April 2004. The Group Scheme, covering two of the executive directors and participating eligible employees in the UK, provides benefits based on members’ salaries at retirement. The Group Scheme’s assets are held by the trustees and are completely separate from those of the Group.

The Company is unable to identify its share of underlying assets and liabilities of the Group Scheme on a consistent and reasonable basis and therefore, as required by FRS 17 ‘Retirement benefits’, accounts for these as if it were a defined contribution scheme. As a result, the amount charged to the profit and loss account represents the contributions payable to the Group Scheme in respect of the accounting period. For details of the Group Scheme see note 21 on page 96.

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Notes to the accounts (continued)

Where appropriate, supplementary pensions and life assurance benefits for UK directors and senior executives were until 5 April 2006 provided through the Signet Group Funded Unapproved Retirement Benefits Scheme (“FURBS”) and were charged to the profit and loss account as incurred. The FURBS has now been closed and in substitution a supplement of the same amount is now paid directly to the members.

The parent company has issued shares to employees to satisfy the exercise of employee share options. Full details of shares issued to the ESOT and employees are disclosed in note 22 on page 99. No share options have been granted by the Company to its directors, with all grants being made though subsidiary companies.

(vii)	Financial instruments
Changes in the fair value of financial instruments that are designated and effective as hedges of future cash flows are recognised directly in equity. Any ineffective portion of the gain or loss is recognised immediately in the profit and loss account. For cash flow hedges that result in the recognition of a non-financial asset or liability, amounts previously deferred in equity are included in the measurement of the asset or liability. For cash flow hedges that result in the recognition of a financial asset or liability, amounts previously recognised in equity are recognised in the profit and loss account in the same period in which the hedged item affects net profit or loss. The Company applies the hedge accounting provisions of FRS 26 ‘Financial instruments’ as they relate to forward currency and commodity contracts in order to minimise future volatility.

Derivative financial instruments are recognised at fair value. The gain or loss on remeasurement to fair value is recognised immediately in the profit and loss account. However, where derivatives qualify for hedge accounting, recognition of any resultant gain or loss depends upon the nature of the item being hedged.

(viii)	Cash at bank and in hand
Cash at bank and in hand includes money market deposits and amounts placed with external fund managers with an original maturity of three months or less, and are carried at cost which approximates to fair value. For the purpose of these financial statements, bank overdrafts are included in ‘Creditors: amounts falling due within one year’.

(ix)	Borrowings
Borrowings comprise interest bearing bank loans, private placement loan notes and bank overdrafts and are recorded at the proceeds received net of any transaction costs incurred. Interest bearing borrowings are stated at amortised cost with any difference between cost and redemption value being recognised in the profit and loss account over the period of the borrowings on an effective interest basis.

(x)	Share capital
When new shares are issued, they are recorded in share capital at their par value. The excess of the issue price over the par value is recorded in the share premium reserve.

The cost of own shares purchased to satisfy the exercise of employee share options is charged to total equity and the proceeds of their reissue are credited to total equity.

(xi)	Dividends
Dividends are only provided for in the period in which they are formally approved.

(b)	Profit for the financial period
The profit attributable to shareholders dealt with in the accounts of the Company is £110.1 million (2006: £52.1 million). The profit is stated after foreign exchange losses of £3.2 million (2006: £0.5 million gains).

Audit and non-audit fees are disclosed in note 3 on page 86. Details of directors’ remuneration are given in the Directors’ remuneration report on pages 60 to 73. The Company has no employees.

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(c)	Tangible fixed assets
		Plant,	Shopfronts,
	Short leasehold	machinery	fixtures
	land and buildings	and vehicles	and fittings	Total
	£m	£m	£m	£m

Cost:
At 28 January 2006	5.9	14.8	101.4	122.1
Additions	0.1	3.0	5.7	8.8
Disposals	(6.0)	(17.8)	(107.1)	(130.9)

At 3 February 2007	–	–	–	–

Depreciation:
At 28 January 2006	3.7	7.0	36.5	47.2
Charged in the period	0.2	2.3	12.2	14.7
Disposals	(3.9)	(9.3)	(48.7)	(61.9)

At 3 February 2007	–	–	–	–

Net book value:

At 3 February 2007	–	–	–	–

At 28 January 2006	2.2	7.8	64.9	74.9

During the year all of the Company’s fixed assets were sold to other Group companies.

(d)	Debtors
	2007	2006
	£m	£m

Debtors recoverable within one year – amounts owed by subsidiary undertakings	823.4	539.3
Derivative fair values	4.2	2.0

	827.6	541.3

(e)	Cash at bank and in hand
	2007	2006
	£m	£m

Bank deposits	55.8	21.9

(f)	Creditors: amounts falling due within one year
	2007	2006
	£m	£m

Bank overdrafts	7.9	17.4
Amounts owed to subsidiary undertakings	605.7	570.5
Derivative fair values	0.4	–
Corporation tax	6.6	5.4
Accruals and deferred income	3.6	2.1

	624.2	595.4

The number of days’ purchases outstanding at 3 February 2007 was nil.

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Notes to the accounts (continued)

(g)	Creditors: amounts falling due after more than one year
	2007	2006
	£m	£m

US Private Placement	192.9	–
Deferred taxation	–	2.1

	192.9	2.1

Details of the Private Placement are given in note 18 on page 94.

(h)	Reserves
				Retained earnings

	Share	Capital
	premium	redemption	Special	Purchase of	Hedging	Profit and
	account	reserve	reserve	own shares	reserve	loss account
	£m	£m	£m	£m	£m	£m

At 28 January 2006	71.7	–	565.1	(8.3)	1.4	168.8
Profit for the period attributable to equity
shareholders	–	–	–	–	–	110.1
Effective portion of changes in fair value of cash flow hedges net of recycling	–	–	–	–	1.2	–
Dividends	–	–	–	–	–	(57.8)
Equity settled transactions	–	–	–	–	–	1.1
Share options exercised	4.6	–	–	1.1	–	(1.6)
Purchase of own shares	–	0.1	–	–	–	(33.7)
Shares issued to ESOTs	0.7	–	–	–	–	–

At 3 February 2007	77.0	0.1	565.1	(7.2)	2.6	186.9

Details of each of the reserves are given in note 23 on page 100.

(i) Commitments
The Company does not occupy any property or hold any plant, machinery and vehicles under operating leases.

Capital commitments at 3 February 2007 for which no provision has been made in these accounts were as follows:
	2007	2006
	£m	£m

Contracted	–	1.1

(j) Contingent liabilities
The Company is not party to any legal proceedings considered to be material to its profit, financial position or cash flow including any bankruptcy, receivership or similar proceedings involving the Company or any of its significant subsidiaries. No director, officer or affiliate of the Company or any associate of any such director, officer or affiliate has been a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

The Company has assigned or sub-let UK property leases in the normal course of business. Should the assignees or sub-tenants fail to fulfil any obligations in respect of these leases, the Company may be liable for those defaults. The number of such claims arising to date has been small and the liability, which is charged to the profit and loss account as it arises, has not been material.

Where the Company enters into financial guarantee contracts to guarantee the indebtedness of other companies within the Group, the Company considers these to be insurance arrangements, and accounts for them as such. In this respect, the Company treats the guarantee contract as a contingent liability until such time as it becomes probable that the Company will be required to make a payment under the guarantee.

(k) Investments
Shares in subsidiary
undertakings
£m

Cost at 3 February 2007 and 28 January 2006	766.8

A list of the principal subsidiaries is given in note 29 on page 105.

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Shareholder information

History
Signet Group plc, an English public limited company, has operations in the US and the UK. The Company was incorporated in England and Wales on 27 January 1950 under the name Ratners (Jewellers) Limited. The name of the Company was changed on 10 December 1981 to Ratners (Jewellers) Public Limited Company, on 9 February 1987 to Ratners Group plc and on 10 September 1993 to Signet Group plc and is governed by the Companies Acts 1985 and 2006.

The Company’s Memorandum and Articles of Association, which were adopted on 13 June 2002, are available on the Group’s website and a summary of them was filed with the SEC on a form 6-K on 30 July 2002. The Articles of Association were amended on 10 June 2005 and filed as an exhibit to the Group’s Form 20-F on 4 May 2006. The Company’s registered number is 477692. The Company’s registered office is 15 Golden Square, London W1F 9JG.

Significant events that have occurred in the last five years are detailed below:

13 Jun 2002	David Wellings retired as a non-executive director.

1 Aug 2002	Russell Walls was appointed to the Board as a non-executive director.

30 Sep 2002	Ian Dahl resigned from the Board and as Chief Executive Officer of the UK division.

9 Jan 2003	Robert Anderson was appointed as Chief Executive Officer of the UK division.

1 Sept 2003	Dale Hilpert was appointed to the Board as a non-executive director.

8 Jan 2004	Lee Abraham retired from the Board as a non-executive director.

28 Sept 2004	The Group entered into a $390 million unsecured multi-currency five year revolving credit facility agreement. This replaced the $410 million facility that was due to expire in August 2006. The terms of this agreement were broadly similar to those of the facility being replaced.

8 Oct 2004	The Group announced a change in its American Depositary Share Ratio from 30:1 to 10:1 to become effective from 18 October 2004.

18 Oct 2004	The Group announced its intention to list its ADSs on the NYSE from 16 November 2004, under the ticker symbol SIG. It was confirmed that the ADS ratio change had become effective on 18 October and that Deutsche Bank had recently been appointed as the depositary bank for Signet’s ADSs.

1 Nov 2004	Robert Walker was appointed to the Board as a non-executive director.

6 Apr 2005	James McAdam announced his intention to retire from the Board no later than at the conclusion of the annual general meeting on 9 June 2006. Robert Anderson was appointed to the Board.

7 Sept 2005	H. Samuel launched online shopping at its website www.hsamuel.co.uk.

28 Nov 2005	Malcolm Williamson was appointed to the Board as a non-executive director.

12 Jan 2006	Mark Light was appointed Chief Executive of the US Division and to the Board.

30 March 2006	The Group entered into a $380 million US Private Placement Note Term Series Purchase Agreement, funding date 23 May 2006, to refinance the maturing securitisation programme and for general corporate purposes.

5 April 2006	The Group announced the appointment of Malcolm Williamson as Chairman with effect from the annual general meeting on 9 June 2006 subject to his election as a director at that annual general meeting.

9 June 2006	James McAdam retired from the Board and Malcolm Williamson was appointed as Chairman

17 July 2006	The Group announced that it was commencing a buyback of up to £50 million of its ordinary shares. The shares would either be cancelled or held in treasury.

5 September 2006	Kay launched online shopping at its website www.kay.com

14 Sept 2006	Ernest Jones launched online shopping at its website www.ernestjones.co.uk

5 February 2007	The Group redenominated its share capital in US dollars. The nominal value of an ordinary share changed from 0.5 pence to 0.9 cents per share.

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Shareholder information (continued)

Nature of trading market
The shares of the Company are traded on the London Stock Exchange (symbol: SIG) and the American Depositary Shares (“ADSs”) representing the shares are quoted on the NYSE (symbol: SIG). Prior to 16 November 2004 the ADSs were traded on the Nasdaq (symbol: SIGY). The ADSs are evidenced by ADRs issued pursuant to an Amended and Restated Deposit Agreement, dated 23 September 2004, and made between the Company, Deutsche Bank Trust Company Americas, as depositary (the “Depositary”) and the holders from time to time of the ADRs. Each ADS represents ten shares. Prior to 18 October 2004 the ratio of shares per ADS had been 30:1.

The table below sets out, for the calendar years and quarters indicated, (i) the reported high and low middle market quotations for the shares of the Company based on the Daily Official List of the London Stock Exchange and (ii) the reported high and low closing sales prices of the ADSs on the Nasdaq or the NYSE, as applicable, as reported by Datastream.

At 17 April 2007, 15,412 shares and 5,189,625 ADSs (representing 51,896,250 shares) were held of record in the US. These shares and ADSs were held by 38 record holders and 841 record holders, respectively and collectively represented approximately 3.05% of the total numbers of shares outstanding. Since certain of the shares and ADSs are held by brokers or other nominees, the number of record holders in the US is not representative of the number of beneficial holders or of where the beneficial holders are resident.

			London Stock Exchange				Nasdaq/NYSE
			pence per share				US dollars per ADS

			High		Low		High		Low

Calendar 2002			132	1/4	65		19 1/4		10	1/4

Calendar 2003			114	1/2	66		19 7/8		10	3/4

Calendar 2004			119	3/4	93		22 1/4		17	1/4

Calendar 2005
First quarter			115	1/2	106	1/4	22		20	1/2
Second quarter			114	3/4	95		21 7/8		18	1/4
Third quarter			117	3/4	101		21 1/8		18	1/4
Fourth quarter			109		93	1/4	19 1/4		16	7/8

Calendar 2006
First quarter			110	1/4	99	3/4	20		17	1/2
Second quarter			112	1/2	92	1/4	19	7/8	17
Third quarter	–	July	101	1/4	94	1/4	18	7/8	17	1/4
	–	Aug	116	3/4	99	1/2	22	1/4	18	3/4
	–	Sept	112	1/4	105	1/2	21	1/8	19	3/4
Fourth quarter	–	Oct	122	1/2	110		23	1/4	20	3/4
	–	Nov	127		116	1/2	24	1/4	22	1/2
	–	Dec	121		115	1/4	23	7/8	23	1/8

Calendar 2007
First quarter	–	Jan	123		118	1/4	24	1/8	23	1/2
	–	Feb	124	1/2	116	1/2	24	5/8	22	7/8
	–	Mar	125	1/2	114	1/2	25		22
	–	(up to 17 April)	126	1/2	124		25	3/8	24	7/8

(1)   Following the change in the ADS ratio from thirty ordinary shares per ADS to ten ordinary shares per ADS on 18 October 2004, prior figures have been restated.

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Information on share buyback programme
Pursuant to approval given by shareholders at the EGM held on 12 December 2006, as at 3 February 2007 the Company retains the authority to purchase a further 169,360,507 of its own shares up to the end of the AGM to be held on 8 June 2007. On 19 July 2006, the Company announced its plans to buyback £50 million of its own shares, of which £16.4 million was still to be completed on 3 February 2007, and was substantially completed by 8 April 2007.

			Total cost of
		Average price	purchasing
	No of shares	paid per share	shares
Period	purchased	pence	£m

July 2006	3,680,310	98.6	3.6
August 2006	1,500,000	105.1	1.6
September 2006	11,365,000	108.9	12.4
October 2006	7,303,152	116.2	8.5
November 2006	4,383,060	119.7	5.2
January 2007	2,040,000	119.4	2.4

	30,271,522	111.5	33.7

Dividends
Under English law, dividends can only be paid out of profits available for distribution (generally defined as accumulated realised profits less accumulated realised losses less unrealised losses) and not out of share capital or share premiums (generally equivalent in US terms to paid-in surplus). At 3 February 2007, after taking into account the subsequently recommended final dividend of 6.317 cents per share, the holding company had a distributable reserves balance of £132.0 million (28 January 2006: £110.3 million).

In order to make further distributions in excess of this figure, the holding company would first need to receive dividends from its subsidiaries. In addition to restrictions imposed at the time of the 1997 capital reduction on the distribution of dividends received from subsidiaries, the payments of dividends from other tax jurisdictions, such as the US, may not be tax efficient. Furthermore, there may be other reasons why dividends may not be paid by subsidiaries to the holding company.

If resolved by the Board (and, in the case of a final dividend, if declared in general meeting) dividends are paid to holders of shares as at record dates that are decided by the Board.

Substantial shareholdings and control of the Company
So far as the Company is aware, it is neither directly nor indirectly owned by or controlled by one or more corporations or by any government.

As at 17 April 2007 the interests in the issued shares set out in the table on page 120 had been notified to the Company in accordance with sections 198 to 208 of the Companies Act 1985 (“1985 Act”) (including interests represented by the ADSs) and with the provisions of the Disclosure and Transparency Rules (“DTR 5”) that were brought into effect on 20 January 2007. Under the 1985 Act shareholders were obliged to notify the Company of their interests in such shares if they held 3.0% or more beneficially or 10.0% or more in the case of certain shareholders, such as investment managers. Under DTR 5 notification is based on direct or indirect control of voting rights attached to shares rather than the ‘interests in shares’ test set out in section 198. The disclosure threshold for a UK incorporated company remains the same at 3.0%, and then at each 1.0% change thereafter.

The Company’s major shareholders as listed in the table on page 120 do not have different voting rights per share than other holders of the Company’s shares.

The following shareholders had significant changes in their percentage ownership of the Company’s issued share capital since 31 January 2004. This is based on disclosure made in the accounts for each of the three years since 31 January 2004 and notification received by the Company.

•	The Capital Group Companies, Inc. had a beneficial holding of 12.2% on 24 March 2004, 12.97% on 6 April 2005, 11.98% on 5 April 2006 and, as stated in the table on page 120, 9.5% on 17 April 2007.
•	FMR Corp. and Fidelity International Limited had a non-beneficial holding of 3.3% on 24 March 2004, 5.98% on 6 April 2005 and fell below 3.0% on 12 January 2006.
•	Legal & General Investment Management Limited had a beneficial holding of 3.1% on 24 March 2004, 3.1% on 6 April 2005, 3.1% on 5 April 2006 and, as stated in the table on page 120, 3.1% on 17 April 2007.
•	Harris Associates L.P. had a beneficial holding of 4.0% on 24 March 2004, 6.03% on 6 April 2005, 10.02% on 5 April 2006 and, as stated in the table on page 120, 12.0% on 17 April 2007.
•	Schroder Investment Management Limited had a non-beneficial holding of 10.16% on 3 December 2004, and fell below 10.0% on 10 March 2005. On 22 January 2007 they had a non-beneficial holding of 6.396% and, as stated in the table on page 120, 6.4% on 17 April 2007.
•	Aviva plc and Morley Fund Management Limited had a beneficial holding of 3.12% on 8 November 2004, 3.12% on 6 April 2005 and fell below 3.0% on 24 May 2005.

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Shareholder information (continued)
Substantial shareholdings notified to the Company up to 17 April 2007

	Number of	Percentage of
	shares	issued shares
		at date of
		notification

Harris Associates L.P.	205,324,246	12.0
The Capital Group Companies, Inc.(1)	163,833,629	9.5
Schroder Investment Management Ltd	109,786,444	6.4
Baillie Gifford & Co	100,510,862	5.9
Sprucegrove Investment Management Ltd	72,452,187	4.2
Lloyds TSB Group Plc	68,498,046	3.9
BriTel Fund Trustees Ltd	62,920,098	3.7
Legal & General Investment Management Limited	53,017,838	3.1

(1)	Includes interest of Capital International Limited in 119,662,533 of such shares, notified on their behalf by the Capital Group Companies, Inc.

•	Lloyds TSB Group Plc had a beneficial holding of 3.11% on 14 March 2005, 3.11% on 6 April 2005, 3.94% on 5 April 2006 and, as stated in the table above, 3.9% on 17 April 2007.
•	Sprucegrove Investment Management Ltd had a non-beneficial holding of 3.1% on 5 December 2005, 3.1% on 5 April 2006 and, as stated in the table above, 4.2% on 17 April 2007.
•	Baillie Gifford & Co had a beneficial holding of 5.86% on 22 January 2007 and, as stated in the table above, 5.9% on 17 April 2007
•	BriTel Fund Trustees Ltd had a beneficial holding of 3.10% on 6 October 2006, and as stated in the table above, 3.7% on 17 April 2007

At 17 April 2007, the total amount of the Company’s voting securities owned by directors of the Company as a group was 1,235,019 all of which securities were shares.

The Company does not know of any arrangement the operation of which might result in a change of control of the Company.

Exchange controls and other limitations affecting security holders
There are currently no UK laws, decrees or regulations restricting the import or export of capital or (save as to taxation) affecting the remittance of dividends or other payments to holders of shares or ADSs who are non residents of the UK, subject to a few limited exceptions. Such exceptions apply where there are sanctions or similar orders issued by the United Nations, the European Union or the UK Government.

Subject to those exceptions, under English law and the Company’s Memorandum and Articles of Association, persons who are neither residents nor nationals of the UK may freely hold, vote and transfer shares (or other securities) in the same manner as UK residents or nationals. The Articles of Association provide that a shareholder with a registered address outside the UK is not entitled to receive notice of any general meeting of the Company unless the shareholder has provided the Company with a UK address, or (in the case of any notice issued electronically) an appropriate electronic address, at which notices may be delivered.

Taxation
Taxation for US residents
The following summary sets out the principal US federal and UK tax consequences of the purchase, ownership and disposition of the

Company’s shares or ADSs in respect of such shares by a “US holder” (as defined below) and is not intended to be a complete analysis or listing of all the possible tax consequences of such purchase, ownership or disposition.

As used herein, a US holder means a beneficial owner of the Company’s shares or ADSs that is: a citizen or resident of the US; a corporation (or other entity taxable as a corporation for US federal income tax purposes) created or organised in or under the laws of the US, or any state thereof; an estate whose income is includible in gross income for US federal income tax purposes regardless of its source; or a trust, if a court within the US is able to exercise primary supervision over the administration of the trust and one or more US persons have the authority to control all substantial decisions of the trust, or if the trust is subject to a valid election to be taxed as a US resident trust.

This summary deals only with shares and ADSs held as capital assets and does not address any special tax consequences that may be applicable to US holders who are subject to special treatment under the US Internal Revenue Code of 1986, as amended, such as dealers in securities or foreign currency, traders who elect mark-to-market accounting, financial institutions or financial services entities, insurance companies, persons subject to the alternative minimum tax, tax-exempt entities, persons that hold the shares or ADSs as part of a straddle, hedge, conversion or constructive sale transaction or other integrated financial transaction, persons whose functional currency is other than the US dollar, certain expatriates or former long term residents of the US, persons who alone, or together with one or more associated persons, control or controlled (directly, indirectly or constructively) 10% or more of the voting shares of the Company or persons who acquire shares or ADSs as compensation for services.

Prospective investors are advised to consult their tax advisers with respect to the tax consequences of the purchase, ownership and disposition of shares or ADSs, including specifically the consequences under state and local tax laws. The statements regarding US and UK tax laws set out below are based on US federal and UK tax laws and UK HM Revenue & Customs practice in force on the date of this Annual Report and are subject to change. This summary does not address the tax consequences to partnerships, other pass-through entities or persons who hold shares or ADSs through a partnership or other pass-through entity.

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US holders of ADSs will be treated as the owners of the underlying shares for purposes of the double taxation conventions relating to income and estate and gift taxes between the US and the UK and for the purposes of the US Internal Revenue Code of 1986, as amended.

In addition, the following summary assumes that US holders are residents of the US for purposes of the current convention relating to income taxes between the US and the UK (“the Convention”) and are entitled to the benefits of the Convention.

Taxation of dividends
Any dividend paid by the Company will generally be included in the gross income of a US holder as dividend income for US federal income tax purposes to the extent made from the Company’s current or accumulated earnings and profits, as determined under US federal income tax principles. Distributions in excess of such current and accumulated earnings and profits will be applied against and will reduce the US holder’s tax basis in the shares or ADSs and to the extent in excess of such tax basis will be treated as a gain from the sale or exchange of the shares or ADSs.

The amount of any dividend paid in pounds sterling will equal the US dollar value of the pounds sterling received calculated by reference to the exchange rate in effect on the day that the dividend is received by the US holder, in the case of shares, or by the Depositary (or its Custodian), in the case of ADSs, regardless of whether the dividend payment is converted into US dollars. Foreign currency exchange gain or loss, if any, realised on a subsequent sale or other disposition of pounds generally will be treated as US source ordinary income or loss to the US holder.

Dividends received on the shares or ADSs generally will be foreign source passive income for US foreign tax credit purposes and generally will not be eligible for the dividends received deduction allowed to US corporations under Section 243 of the US Internal Revenue Code.

A non-corporate US holder’s “qualified dividend income” is subject to tax at a reduced rate of tax of 15%. For this purpose, qualified dividend income includes dividends from foreign corporations received in tax years beginning before 1 January 2011 if (a) the shares of such corporation with respect to which such dividend is paid are readily tradeable on an established securities market in the US, or (b) such corporation is eligible for the benefits of a comprehensive tax treaty with the US that includes an information exchange programme and is determined to be satisfactory to the US Secretary of the Treasury. The US Secretary of the Treasury has indicated that the Convention is satisfactory for this purpose. Dividends will not however qualify for the reduced rate if such corporation is treated for the tax year in which dividends are paid (or in the prior year) as a “passive foreign investment company” for US federal income tax purposes. The Company does not believe it is a passive foreign investment company. Accordingly, dividend distributions with respect to the Company’s shares or ADSs should be treated as qualified dividend income and, subject to the US holder’s satisfaction of the requirements described below, should be eligible for the reduced 15% US federal income tax rate. A US holder will not be entitled to the reduced rate: (a) if the US holder has not held the shares or ADSs for at least 61 days of the 121-day period beginning on the date which is 60 days before the ex-dividend date; (b) to the extent the US holder is under an obligation to make related payments on substantially similar or related property; or (c) if the US holder elects to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the US Internal Revenue Code. Any days during which a US holder has diminished its risk of loss on the shares or ADSs are not counted towards meeting the 61-day holding period required by the statute.

The UK does not currently apply a withholding tax on dividends under its internal laws. If the UK were to impose a withholding tax, as permitted under the Convention, the rate of such withholding tax will not exceed 15% of the dividend paid to a US holder. In such circumstances, subject to applicable limitations, a US holder who was subject to any withholding should be entitled to claim a deduction for withheld tax or, subject to the holding period requirements mentioned below, a credit for such withholding tax, against the US holder’s federal income tax liability. The US foreign tax credit limitation may be reduced to the extent that dividends are eligible for the reduced rate described above. Special rules apply to foreign tax credits relating to qualified dividend income. US holders should consult their tax advisers as to the method of claiming such foreign tax credit or deduction and compliance with special tax return disclosure requirements that apply to US holders who claim the benefit of the foreign tax credit on such US holders’ US federal income tax returns.

A US holder will be denied a foreign tax credit (and instead allowed a deduction) for foreign taxes imposed on a dividend if the US holder has not held the shares or ADSs for at least 16 days in the 31-day holding period beginning 15 days before the ex-dividend date. Any days during which a US holder has substantially diminished its risk of loss on the shares or ADSs are not counted towards meeting the 16-day holding period required by statute. A US holder that is under an obligation to make related payments with respect to the shares or ADSs (or substantially similar or related property) also is not entitled to claim a foreign tax credit with respect to a foreign tax imposed on a dividend.

Taxation of capital gains
Upon a sale, exchange or other disposition of shares or ADSs, a US holder will recognise a gain or loss for US federal income tax purposes in an amount equal to the difference between the US dollar value of the amount realised and the US holder’s tax basis (determined in US dollars) in such shares or ADSs. Generally, such gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if the US holder’s holding period for such shares or ADSs exceeds one year. Any such gain or loss generally will be income or loss from sources within the US for foreign tax credit limitation purposes. Long term capital gains of a non-corporate US holder are generally subject to a maximum tax rate of 15%. The deductibility of a capital loss recognised on the sale or exchange of shares or ADSs is subject to limitations.

If the shares or ADSs are publicly traded, a disposition of such shares or ADSs will be considered to occur on the ‘trade date’, regardless of the US holder’s method of accounting. A US holder that uses the cash method of accounting calculates the US dollar value of the proceeds

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Shareholder information (continued)

received on the sale on the date that the sale settles. However, a US holder that uses the accrual method of accounting is required to calculate the value of the proceeds of the sale on the “trade date” and, therefore, may realise a foreign currency gain or loss, unless such US holder has elected to use the settlement date to determine its proceeds of sale for purposes of calculating such foreign currency gain or loss. In addition, a US holder that receives foreign currency upon the sale or exchange of the shares or ADSs and later converts the foreign currency into US dollars will recognise a foreign currency gain or loss on any appreciation or depreciation in the value of the foreign currency against the US dollar. A foreign currency gain or loss will generally be US source ordinary income or loss.

Generally a US holder who is neither resident nor ordinarily resident for tax purposes in the UK will not be liable for UK tax on capital gains realised on the sale or other disposal of shares or ADSs unless, in the year of assessment in which the gain accrues to such holder, that US holder has a permanent establishment in the UK and the shares or ADSs are or have been used by, held by, or acquired for use by, or for the purpose of, such permanent establishment. However, a US holder who has been resident in the UK for at least four years and held shares or ADSs at that time may, in certain circumstances, become liable to UK capital gains tax on his return to the UK following a disposal of such shares or ADSs. Any US holders whose circumstances are such that they may fall within such provisions are advised to consult their tax adviser.

Under the Convention, a US holder who is resident or ordinarily resident for tax purposes in the UK, a US corporation which is resident in the UK by reason of being managed and controlled in the UK, or a US holder who, or a US corporation which, has a permanent establishment, where shares or ADSs are or have been acquired, used or held for the purposes of such permanent establishment, may be liable for both UK tax and US federal income tax on a gain on the disposal of the shares or ADSs. Such US holders are advised to consult their tax adviser.

US information reporting and US backup withholding
Under US Treasury regulations, dividends paid on shares or ADSs may be subject to US information reporting requirements and backup withholding of tax (currently 28%). In addition, under US Treasury regulations, the payment of the proceeds of a sale, exchange or redemption of shares or ADSs to a US holder or non-US holder in the US, or through US or US-related persons, may be subject to US information reporting requirements and backup withholding of tax (currently 28%).

US holders generally can avoid the imposition of backup withholding by reporting their taxpayer identification number to their broker or paying agent on US Internal Revenue Service Form W-9. Non-US holders can avoid the imposition of backup withholding by providing a duly completed US Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY, as appropriate, to their broker or paying agent. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a refund or a credit against such holder’s US federal income tax liability, provided that the required returns are filed with US Internal Revenue Service on a timely basis.

Inheritance tax
Shares or ADSs held by an individual who is domiciled in the US for the purposes of the double taxation convention relating to estate and gift taxes between the US and the UK, and for the purposes of the convention is not a national of the UK, will not be subject to UK inheritance tax on the individual’s death or on a lifetime transfer of shares or ADSs, except in certain cases where the shares or ADSs are placed in trust (other than by a settlor domiciled in the US who is not a national of the UK) and where the shares or ADSs are part of the business property of a UK permanent establishment of an enterprise or pertains to a UK fixed base of an individual used for the performance of independent personal services.

The convention generally provides a credit for the amount of any tax paid in the UK against the US federal tax liability in a case where the shares or ADSs are subject both to UK inheritance tax and to US federal gift or estate tax. Further advice should be sought by any holder who is likely to need to rely upon the provisions of the convention.

UK stamp duty and stamp duty reserve tax
Stamp duty is (subject to certain exceptions including for charities) currently payable on any instrument transferring shares to the Custodian of the Depositary at the rate of 1.5% on the value of such shares. In accordance with the terms of the Deposit Agreement relating to the shares, any tax or duty payable by the Depositary or the Custodian of the Depositary on future deposits of shares will be charged by the Depositary to the party to whom ADSs are delivered against such deposits.

No UK stamp duty will be payable on transfer of an ADS, provided that the ADS (and any separate instrument of transfer) is executed and retained at all times outside the UK. A transfer of an ADS in the US will not give rise to UK stamp duty provided the instrument of transfer is not brought into the UK. A transfer of an ADS in the UK may attract stamp duty at a rate of 0.5% (rounded up to the nearest multiple of £5) of the consideration. Any transfer (which will include a transfer from the Depositary to an ADS holder) of the shares, including shares underlying an ADS, may result in a stamp duty liability at the rate of 0.5% (rounded up to the nearest multiple of £5) of the consideration. There is no charge to ad valorem stamp duty on gifts. On a transfer of shares from a nominee to the beneficial owner (the nominee having at all times held the shares on behalf of the transferee) under which no beneficial interest passes and which is neither on sale, nor arises under or following a contract of sale, nor is in contemplation of sale, a fixed stamp duty of £5 will be payable.

Stamp duty reserve tax generally at a rate of 0.5% of the consideration is currently payable on any agreement to transfer shares or any interest therein unless: (i) an instrument transferring the shares is executed; (ii) stamp duty, generally at a rate of 0.5%, is paid; and (iii) generally the instrument is stamped on or before the accountable date for stamp duty reserve tax. The duty will, however, be refundable if within six years the agreement is completed by an instrument which has been duly stamped, generally at the rate of 0.5% . Stamp duty reserve tax will not be payable on any agreement to transfer ADSs which represent interests in depositary receipts.

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Selected financial data

	2006/07(1)	2006/07(1)(2)	2005/06	2004/05
	£m	$m	£m	£m

Amounts under Adopted IFRS
Income statement:
Sales	1,893.2	3,729.6	1,752.3	1,615.5
Cost of sales(3)	(1,644.9)	(3,240.5)	(1,516.3)	(1,371.8)

Gross profit	248.3	489.1	236.0	243.7
Administrative expenses	(75.6)	(148.9)	(74.1)	(69.8)
Other operating income	48.7	96.0	46.3	38.6

Operating profit	221.4	436.2	208.2	212.5
Financing costs (net)	(8.2)	(16.2)	(7.8)	(8.6)

Profit before tax	213.2	420.0	200.4	203.9
Taxation	(71.7)	(141.2)	(69.6)	(69.1)

Profit for the period	141.5	278.8	130.8	134.8

Earnings per share – basic	8.2p	$0.16	7.5p	7.8p
Earnings per share – diluted	8.2p	$0.16	7.5p	7.8p
Earnings per ADS – basic	81.9p	$1.61	75.3p	77.8p
Earnings per ADS – diluted	81.6p	$1.61	75.1p	77.6p

Balance sheet (at period end):
Working capital(4)	888.2	1,749.8	693.8	726.0
Total assets	1,505.1	2,965.0	1,471.0	1,310.3
Cash and cash equivalents	77.3	152.3	52.5	102.4
Long-term debt	(192.9)	(380.0)	–	(132.8)
Total debt	(195.7)	(385.5)	(151.1)	(185.9)
Total equity	886.3	1,746.0	878.9	771.7

The Group took the exemption not to restate comparatives for IAS 32 ‘Financial instruments: disclosure and presentation’ and IAS 39 ‘Financial instruments: recognition and measurement’ in 2005/06.

	2006/07(1)	2006/07(1)(2)	2005/06	2004/05	2003/04	2002/03
	£m	$m	£m	£m	£m	£m

Amounts under US GAAP
Consolidated Statement of Income:
Operating income	216.9	427.3	203.8	211.5	206.6	198.7
Net income	134.4	264.8	132.2	137.5	127.4	119.5
Income per share – basic	7.8p	15.3¢	7.6p	7.9p	7.4p	7.0p
Income per share – diluted	7.6p	15.0¢	7.6p	7.9p	7.4p	6.9p
Income per ADS – basic	77.8p	153.3¢	76.1p	79.4p	74.1p	69.9p
Income per ADS – diluted	76.1p	150.0¢	76.0p	79.1p	73.6p	69.2p
Dividends proposed per share	3.6p	7.2¢	3.3p	3.0p	2.5p	2.1p

Balance sheet data (at period end):
Total assets	1,766.7	3,480.4	1,642.5	1,477.0	1,417.8	1,353.8
Cash and cash equivalents	77.3	152.3	52.5	102.4	128.0	89.2
Long term debt	(192.9)	(380.0)	–	–	(8.3)	(24.2)
Total debt	(195.7)	(385.5)	(151.1)	(53.1)	(70.0)	(76.3)
Shareholders’ equity	1,130.9	2,227.9	1,165.5	1,056.0	988.5	947.5

(1)	53 week year.
(2)	Amounts in pounds sterling are translated into US dollars solely for the convenience of the reader, at a rate of £1.00 to $1.97, the Noon Buying Rate on 3 February 2007.
(3)	Cost of sales includes all costs incurred in the purchase, processing and distribution of merchandise and in the operation and support of retail outlets.
(4)	Working capital represents current assets (excluding amounts recoverable after more than one year) less current liabilities.

The Group adopted FAS 158 ‘Employer accounting for defined benefit pension and other post-retirement plans’ on 3 February 2007 and FAS 123(R) ‘Share-based payment’ on 29 January 2006.

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Selected financial data (continued)

The selected consolidated financial data set out on the preceding page for 2004/05, 2005/06 and 2006/07 has been derived, in part, from the audited consolidated accounts for such periods included elsewhere in this Annual Report & Accounts. The selected consolidated financial data should be read in conjunction with the accounts, including the notes thereto, and the Financial review included on pages 29 to 38 of this Annual Report & Accounts.

The accounts of the Group have been prepared in accordance with Adopted IFRS which differ in certain respects from US GAAP.

See pages 105 to 111 for information on the material differences between Adopted IFRS and US GAAP that affect the Group’s profit and shareholders’ funds.

Results of operations
The following table sets out certain consolidated financial data as a percentage of reported sales:

	Percentage of sales

	2006/07 (1)	2005/06	2004/05
	%	%	%

Sales	100.0	100.0	100.0
Cost of sales(3)	(86.9)	(86.5)	(84.9)

Gross profit	13.1	13.5	15.1
Administrative expenses	(4.0)	(4.2)	(4.3)
Other operating income	2.6	2.6	2.4

Operating profit	11.7	11.9	13.2
Net financing costs	(0.4)	(0.4)	(0.5)

Profit before taxation	11.3	11.5	12.7
Taxation	(3.8)	(4.0)	(4.4)

Profit for the period	7.5	7.5	8.3

(1)	53 week year.
(2)	Cost of sales includes all costs incurred in the purchase, processing and distribution of merchandise and in the operation and support of retail outlets.

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Quarterly results (unaudited)

for the 53 week period ended 3 February 2007
	13 weeks ended	13 weeks ended	13 weeks ended	14 weeks ended	53 weeks ended
	29 April 2006	29 July 2006	28 October 2006	3 February 2007	3 February 2007
	£m	£m	£m	£m	£m

Sales	419.6	391.0	328.3	754.3	1,893.2

Operating profit	32.2	29.8	6.7	152.7	221.4
Net financing costs	(1.5)	(2.2)	(2.9)	(1.6)	(8.2)

Profit before taxation	30.7	27.6	3.8	151.1	213.2
Taxation	(11.0)	(9.8)	(1.3)	(49.6)	(71.7)

Profit for the financial period	19.7	17.8	2.5	101.5	141.5

for the 52 week period ended 28 January 2006
	13 weeks ended	13 weeks ended	13 weeks ended	13 weeks ended	52 weeks ended
	30 April 2005	30 July 2005	29 October 2005	28 January 2006	28 January 2006
	£m	£m	£m	£m	£m

Sales	369.2	353.7	310.5	718.9	1,752.3

Operating profit	29.5	26.0	5.5	147.2	208.2
Net financing cost	(1.6)	(1.8)	(2.5)	(1.9)	(7.8)

Profit before taxation	27.9	24.2	3.0	145.3	200.4
Taxation	(9.6)	(8.4)	(1.0)	(50.6)	(69.6)

Profit for the financial period	18.3	15.8	2.0	94.7	130.8

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Definitions

In this document the following words and expressions shall, unless the context otherwise requires, have the following meanings:

Administrative expenses	Costs not directly incurred in the purchase, processing and distribution of merchandise or support of retail outlets
Adopted IFRS	International Financial Reporting Standards as adopted by the European Union
ADR	American Depositary Receipt evidencing title to an ADS
ADS	American Depositary Share representing ten Signet Group plc shares
APB	Accounting Principles Bulletin (US)
Annual Report	Annual Report and Accounts
c.a.g.r.	Compound annual growth rate
Company	Signet Group plc
Depositary	Deutsche Bank Trust Company Americas, depositary under the amended and restated deposit agreement for the issue of ADRs
Directors	The directors of the Company
Earnings per share (EPS)	Profit attributable to shareholders divided by the weighted average number of shares in issue
ESOT	Signet Group Employee Share Trust
FAS	Statement of Financial Accounting Standards (US)
Fixed charge cover	The ratio of earnings before interest, tax, amortisation, rent, rates and operating lease expenditure to net finance income and expense plus rents, rates and operating lease expenditure.
FRS	Financial Reporting Standard (UK)
FURBS	Signet Group Funded Unapproved Retirement Benefit Scheme
GAAP (UK or US)	Generally Accepted Accounting Principles
Gearing	Net debt as a percentage of total equity
Group	Signet Group plc and its subsidiary undertakings
Historic UK GAAP	UK GAAP as at 29 January 2005
HMRC	HM Revenue and Customs
Holding company	Signet Group plc
IAS	International Accounting Standard
IFRS	International Financial Reporting Standard
Independent (directors)	Considered to be independent under the Combined Code
LIBOR	London Inter-Bank Offered Rate
LTIP	Long Term Incentive Plan
NASD	National Association of Securities Dealers
Nasdaq	National Association of Securities Dealers Automated Quotations
Net debt	Cash and cash equivalents, less borrowings falling due within one year and borrowings falling due in more than one year
NYSE	New York Stock Exchange
Pounds, £, pound sterling, pence or p	Units of UK currency
QUEST	Signet Group Qualifying Employee Share Trust
Return on capital employed (ROCE)	Operating profit divided by monthly average capital employed
RPI	Retail Price Index
Sarbanes-Oxley Act	Sarbanes-Oxley Act of 2002
SEC	Securities and Exchange Commission
Shares	Ordinary shares of 0.5 pence each in Signet Group plc to 4 February 2007; which were redenominated into ordinary shares of 0.9 cents of a US dollar on 5 February 2007
Signet	Signet Group plc and its subsidiary undertakings
SORIE	Statement of Recognised Income and Expense
SSAP	Statement of Standard Accounting Practice (UK)
UK or United Kingdom	United Kingdom, Channel Islands, Isle of Man and the Republic of Ireland
US or United States	United States of America
US dollar, $, ¢ or cents	Units of US currency

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Glossary of terms

Terms used in Annual Report & Accounts	US equivalent or brief description

Accounts	Financial statements

Allotted	Issued

Bank loans/loan notes	Long term debt

Capital allowances	Tax term equivalent to US tax depreciation allowances

Cash at bank and in hand	Cash and cash equivalents

Creditors	Payables

Debtors	Receivables

Finance expense	Interest expense

Finance income	Interest income

Finance lease	Capital lease

Freehold	Ownership with absolute rights in perpetuity

Like for like sales	Same store sales at constant exchange rates

Profit	Income

Profit and loss account	Income statement

Profit and loss account reserve	Retained earnings

Profit attributable to shareholders	Net income

Property, plant and equipment	Property and equipment

Share capital	Capital stock or common stock

Share option	Stock option

Shareholders’ funds	Shareholders’ equity/net assets

Share premium account	Additional paid-up capital or paid-in surplus (not distributable)

Shares in issue	Shares outstanding

Stocks	Inventories

Tangible fixed assets	Property and equipment

Value Added Tax (VAT)	UK sales tax

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Shareholder contacts

UK shareholders
Enquiries concerning the following matters should be addressed to:

Capita Registrars
The Registry
34 Beckenham Road
Beckenham
Kent BR3 4TU
Telephone: 0870 162 3100
Telephone (overseas): +44 208 639 2157
e-mail: ssd@capitaregistrars.com
website: www.capitaregistrars.com

•	Dividend payments;
•	Dividend mandate instructions;
•	Dividend reinvestment plan;
•	Loss of share certificates;
•	Notification of change of address or name;
•	Transfer of shares to another person; and
•	Amalgamation of shareholdings: if you receive more than one copy of the full Annual Report & Accounts, you may wish to amalgamate your accounts on the share register.

ADS information
The ADS programme is administered on behalf of the Company by Deutsche Bank Trust Company Americas. Any enquiries, including those to do with change of address or dividend payments, should be addressed to:

Deutsche Bank Trust Company Americas
85 Challenger Road
Ridgefield Park
New Jersey
NJ 07660
USA
Telephone toll-free from US: +1 866 249 2593
website: www.adr.db.com

The Company is subject to the regulations of the SEC as they apply to foreign private issuers and files with the SEC its Annual Report on Form 20-F and other information as required.

Registered office
15 Golden Square
London W1F 9JG, United Kingdom
Telephone: +44(0)870 909 0301

Group Company Secretary
Mark Jenkins
Telephone: +44(0)870 909 0301
e-mail: mark.jenkins@signet.co.uk

Investor Relations Director
Timothy Jackson
Telephone: +44(0)870 909 0301
e-mail: tim.jackson@signet.co.uk

Corporate website
Further information about the Group including the Annual and interim reports, public announcements and share price data are available in electronic format from the Group’s corporate website at www.signetgroupplc.com.

Unsolicited mail
As the Company’s share register is, by law, open to public inspection, shareholders may receive unsolicited mail from organisations that use it as a mailing list. To limit the amount of unsolicited mail you receive, write to:

Mailing Preference Service
FREEPOST 22
London W1E 7EZ

Documents on display
Documents referred to in this Annual Report are available for inspection at the registered office of the Company.

Signet Group plc Annual Report & Accounts 53 weeks ended 3 February 2007

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129

Index

	Page		Page
Accounting policies	80 -89	IFRS – adoption	29
Addresses for correspondence	128	Income statement – consolidated	76
Advisers	47	Information systems	53
Annual general meeting	49	Inventories	92
Audit Committee		Legal proceedings	116
– constitution	51	Marketing and advertising	16,22
– members of	46	Net debt	33,99
Auditor’s report to the members of Signet Group plc	75	Nomination Committee
Balance sheet		– constitution	52
– Company	112	– members of	46
– consolidated	77	Non-current assets
Board of directors		– intangible	90
– changes in constitution	50	– property, plant and equipment	91
– names and biographical details	46	Non-executive directors	46
Cash flow and funding	32	Notes to the accounts	80
Cash flow statement – consolidated	78	Officers	46
Chairman’s statement	2	Operating review
Charitable and community support	59	– US	8
Commitments		– UK	18
– capital	101	Pension schemes	96
– operating leases	101	Provisions – non-current	95
Competition	10,19	Quarterly results	125
Contingent liabilities	102	Regulation	17,23
Corporate governance statement	50 -54	Related party transactions	105
Deferred taxation	95	Remuneration Committee
Definitions	126	– constitution	60
Description of property	24	– members of	46
Directors		Report of the directors	48
– incentive plans	64	Reserves	100
– interests in shares	70	Risk and other factors	39 -45
– other information	46	ROCE	31
– pensions	68	Segment information	85
– remuneration	60 -73	Selected financial data	123
– remuneration policy	60	Share capital	99
– share option plans	64	Shareholder
Directors’ statements of responsibility in relation to the accounts	74	– contacts	128
Dividends	89	– information	117
Earnings per share	89	Share options	103
Employees		Share premium account	100
– costs	87	Share price	118
– numbers	87	Social, ethical & environmental matters	55 -59
Exchange controls	44	Statement of recognised income and expense	79
Exchange rates	44,86	Subsidiary undertakings	105
Financing costs	86	Substantial shareholdings	120
Financial instruments	102	Taxation	88
Financial liabilities	93	Trade and other payables	93
Financial review	29	Trade and other receivables	92
Financial summary	7	Treasury policies	32
Glossary of terms	126	US accounting principles
Group Chief Executive’s review	3	– summary of differences between IFRS and US GAAP	105

Signet Group plc Annual Report & Accounts 53 weeks ended 3 February 2007

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130

Cross reference to Form 20-F

The information in this document that is referenced on this page is included in Signet Group plc’s Form 20-F for 2006 and is filed with the Securities and Exchange Commission (SEC).

Item		Page
1	Identity of Directors	n/a

2	Offer statistics and expected timetable	n/a

3	Key Information

A	Selected financial data
	– Risk and other factors: financial market risks	44
	– Risk and other factors: exchange rates between the pound sterling and the US dollar	44
	– Selected financial data	123
B	Capitalization and indebtedness	n/a
C	Reasons for the offer and use of proceeds	n/a
D	Risk factors	39
4	Information on the Company

A	History and Development of the Company
	– Shareholder information: history	117
B	Business Overview
	– Chairman’s statement	2
	– Group Chief Executive’s review	3
	– US operating review	8
	– UK operating review	18
	– Regulation	17, 23
	– Financial review	29
	– Risk and other factors: Suppliers	42
	– Risk and other factors: Raw materials and the supply chain	42
	– Risk and other factors: Seasonality	42
	– Description of property & Group employees: Trademarks and trade names	24
	– Note 2: Segmental information	85
C	Organisational Structure
	– Note 29: Principal subsidiary undertakings	105
D	Property, plants and Equipment
	– Description of property and group employees	24
5	Operating and Financial Review and Prospects

A	Operating results
	– US operating review	8
	– UK operating review	18
	– Financial review	29
B	Liquidity and capital resources
	– Financial review: Liquidity and capital resources	32
	– Note 18: Financial Liabilities - borrowings	93
C	Research and development, patents and licenses, etc	n/a
D	Trend information
	– US operating review	8
	– UK operating review	18
	– Financial review	29
	– Risks and other factors	39
E	Off-balance sheet arrangements	n/a
F	Tabular disclosure of contractual arrangements
	– Financial review: Contractual obligations as at 3 February 2007	34
G	Safe Habor
	– Cautionary statement regarding forward-looking statements	1
	– Risk and other factors: Forward-looking statements	39
6	Directors, Senior Managers and Employees

A	Directors and Senior Management
	– Directors, officers and advisers	46
B	Compensation
	– Directors’ remuneration report	60
C	Board Practices
	– Corporate governance statement	50
	– Directors’ remuneration report: Service contracts	68
	– Directors, officers and advisers: Committees	46
D	Employees
	– Description of property & Group employees: Group employees	24
	– Note 7: Directors and employees	87
E	Share Ownership
	– Directors’ remuneration report: Directors’ interest in shares	70
	– Note 28 Share options	103
7	Major Shareholders and Related Party Transactions

A	Major Shareholders
	– Shareholder information: Nature of trading market	118
	– Shareholder information: Substantial shareholdings notified to the Company up to 17 April 2007	120
B	Related Party Transactions
	– Note 30: Related party transactions	105
C	Interests of Experts and Counsel	n/a
Item		Page
8	Financial Information

A	Consolidated Statement and Other Financial Information
	– Consolidated income statement	76
	– Consolidated balance sheet	77
	– Consolidated cash flow	78
	– Consolidated statement of recognised income and expenses	79
	– Notes to the accounts	80
B	Significant Changes	n/a
9	The Offer and Listing

A	Offer and Listing Details
	– Shareholder information: Nature of trading market	118
B	Plan of distribution	n/a
C	Markets
	– Shareholder information: Nature of trading market	118
D	Selling shareholders	n/a
E	Dilution	n/a
F	Expenses of the issue	n/a
10	Additional Information

A	Share capital	n/a
B	Memorandum and Articles of Association
	– Shareholder information: History	117
C	Material contracts	n/a
D	Exchange Controls
	– Shareholder information: Dividends	119
	– Shareholder information: Exchange controls and other limitations affecting security holders	120
E	Taxation
	– Shareholder information: Taxation	120
F	Dividends and paying agents	n/a
G	Statement by experts	n/a
H	Documents on Display
	– Shareholder contacts: Documents on display	128
I	Subsidiary information	n/a
11	Quantitative and Qualitative Disclosure about Market Risk

	– Financial review	29
	– Risk and other factors: Financial market risk	44
	– Risk and other factors: Fair value charges arising from	44
	– Note 27: Financial instruments	102
12	Description of Securities other than Equity Securities	n/a

13	Defaults, Dividend Arrearages and Delinquencies	n/a

14	Material modifications to the Rights of Security Holders and
	Use of Proceeds	n/a

15	Controls and Procedures

	– Corporate governance statement: Internal controls	53
	– Corporate governance statement: Management’s annual report on internal control over financial reporting	54
16	[Reserved]

A	Audit committee financial expert
	– Corporate governance statement: the audit committee	51
B	Code of ethics
	– Corporate governance statement: Business conduct and ethics	52
C	Principal accountant fees and services
	– Corporate governance statement: the audit committee	51
	– Note 3: Operating profit	86
D	Exemptions from the listing standard for audit committees	n/a
E	Purchase of equity securities by the issuer and affiliated purchasers
	– Information on share buyback programme	119
17	Financial Statements

	– Report of independent registered public accounting firm	n/a
	– Consolidated income statement	76
	– Consolidated balance sheet	77
	– Consolidated cash flow statement	78
	– Consolidated statement of total recognised income and expenses	79
	– Notes to the accounts including US GAAP reconciliation	80
18	Financial Statements	n/a

Signet Group plc Annual Report & Accounts 53 weeks ended 3 February 2007

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